As filed with the Securities and Exchange Commission on August 20, 2018
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED BANCORP, INC.
(Exact name of registrant as specified in its charter)

OHIO	6022	34-1405357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
201 South Fourth Street
Martins Ferry, Ohio 43935
(740) 633-0445
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Scott A. Everson
President and Chief Executive Officer
United Bancorp, Inc.
201 South Fourth Street
Martins Ferry, Ohio 43935
(740) 633-0445
(Address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:
David J. Mack, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 (419) 321-1396	William V. Busick President Powhatan Point Community Bancshares, Inc. 345 Highway 7 North Powhatan Point, Ohio 43942 (740) 795-5303	Christian Gonzalez, Esq. Dinsmore & Shohl LLP 191 West Nationwide Blvd Suite 300 Columbus, OH 43215 (614) 628-6921

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and all other conditions to the consummation of the transactions have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares, no par value per share	366,625 shares	N/A	$3,071,920	$383.00
(1)
Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the transaction, calculated as the product of (i) 52,955 (the aggregate number of shares of Powhatan Point common stock that may be outstanding when the transaction is consummated) and (ii) an exchange ratio of 6.9233 shares of the Registrant’s common stock for each share of Powhatan Point common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(f)(2) thereunder on the basis of the book value of Powhatan Point’s common stock to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of  (i) $96.76 on June 30, 2018 (the book value of Powhatan Point’s common stock as of the latest practicable date prior to filing this registration statement) and (ii) 52,955, (the aggregate number of shares of Powhatan Point common stock that may be outstanding when the transaction is consummated), less $2,052,006, (the amount of cash estimated to be paid by the Registrant to shareholders of Powhatan Point).

The Registrant hereby amends this Registration Statement on such date(s) as may be necessary to delay its effective date until the Registrant files a further amendment specifically stating that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

Information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the shares of United Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be issued prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED AUGUST 20, 2018, SUBJECT TO COMPLETION
UNITED BANCORP, INC. PROSPECTUS	POWHATAN POINT COMMUNITY BANCSHARES, INC. PROXY STATEMENT
For the issuance of up to 366,625 shares of United Bancorp, Inc. common stock	For the special meeting of shareholders to be held on , 2018 at : .m. local time
On June 14, 2018, United Bancorp, Inc. (“United Bancorp”) and Powhatan Point Community Bancshares, Inc. (“Powhatan Point”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger of Powhatan Point with and into United Bancorp (the “merger”). Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the Powhatan Point’s shareholders and the approval of the merger by various regulatory agencies. Powhatan Point is sending you this document to ask you to vote on the adoption of the Merger Agreement. This proxy statement/prospectus, dated            , 2018, and the form of proxy are first being mailed to Powhatan Point shareholders on or about            , 2018.
Subject to certain potential adjustments discussed more thoroughly herein, if the merger is completed, each share of Powhatan Point common stock issued and outstanding immediately prior to the effective time of the merger, except for shares owned by dissenting shareholders, will be converted into the right to receive (without interest) 6.9233 shares of the common stock of United Bancorp and $38.75 in cash. United Bancorp will not issue fractional shares to Powhatan Point shareholders. Instead, Powhatan Point common shareholders will receive for each fractional share an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of a share of United Bancorp common stock the Powhatan Point shareholder would otherwise have been entitled to receive by $13.06. In addition, the Merger Agreement provides for certain potential negative adjustment to the amount of aggregate cash consideration payable to Powhatan Point shareholders in connection with factors relating to: (i) the amount of Powhatan Point’s fees and other expenses related to the merger; (ii) the amount of certain compensation expense accruals required to account for the payment of executive bonuses prior to the merger’s closing and as otherwise needed to correct prior accounting inaccuracies; and (iii) the amount of Powhatan Point’s total shareholders’ equity as of the close of business on the merger closing date. See “The Merger — Terms of the Merger” beginning on page 34 and “The Merger — Conversion of Shares; Exchange of Certificates” beginning on page 37 for more information.
We cannot complete the merger unless the holders of at least 35,304 shares of Powhatan Point common stock, which is two-thirds of the issued and outstanding shares of Powhatan Point common stock on the record date,            , 2018, adopt and approve the Merger Agreement. The Powhatan Point board of directors has scheduled a special meeting for Powhatan Point shareholders to vote on the Merger Agreement and the transactions contemplated thereby, including the merger. At the special meeting, Powhatan Point shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement. Whether or not you plan to attend Powhatan Point’s special meeting, please take the time to vote by completing and returning the enclosed proxy card. The special meeting of Powhatan Point shareholders will be held on            , 2018 at   :00   .m. local time at Masonic Hall, 153 Main Street, Powhatan Point, Ohio 43942.
Shares of United Bancorp common stock are listed on The NASDAQ Capital Market under the symbol “UBCP.” On June 13, 2018, the trading day immediately preceding the public announcement of the merger, and            , 2018, the last practicable trading date before we printed this proxy statement/prospectus, the closing prices for United Bancorp common stock were $13.05 and $     per share, respectively.
This document, including the material incorporated by reference into this document, contains important information about Powhatan Point, United Bancorp, the merger and the conditions that must be satisfied before the merger can occur. We urge you to review this entire document, including the section titled “Risk Factors” beginning on page 11, carefully. You may also obtain information about United Bancorp and Powhatan Point from documents that each has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

WHERE YOU CAN FIND MORE INFORMATION
United Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document United Bancorp files with the Securities and Exchange Commission at its Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. In addition, United Bancorp’s reports can also be found on United Bancorp’s website at www.unitedbancorp.com. By making this reference to United Bancorp’s website, United Bancorp does not intend to incorporate into this report any information contained on that website, and it should not be considered as part of this document.
United Bancorp has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the shares of United Bancorp common stock to be issued in the merger. This proxy statement/prospectus is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.
These documents are available without charge to you upon written or oral request to United Bancorp’s principal executive office, as applicable. The address and telephone number of each principal executive office is listed below:
United Bancorp, Inc. 201 South Fourth Street Martins Ferry, Ohio 43935 Attention: Scott A. Everson (740) 633-0445	Powhatan Point Community Bancshares, Inc. 345 Highway 7 North Powhatan Point, Ohio 43942 Attention: William V. Busick (740) 795-5303
Requests for these documents must be received no later than            , 2018, which is five business days prior to the date of the Powhatan Point special meeting. You may also obtain copies of the documents from the Securities and Exchange Commission through its website at www.sec.gov.
You should rely only on the information contained in this proxy statement/prospectus. Neither United Bancorp nor Powhatan Point has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.
Following the merger, United Bancorp will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

POWHATAN POINT COMMUNITY BANCSHARES, INC.
345 Highway 7 North
Powhatan Point, Ohio 43942
(740) 795-5303
Notice of Special Meeting of Shareholders
           , 2018
To Our Shareholders:
Notice is hereby given that a special meeting of shareholders of Powhatan Point Community Bancshares, Inc., an Ohio corporation (“Powhatan Point”), will be held at Masonic Hall, 153 Main Street, Powhatan Point, Ohio 43942 on            , 2018 at   :     .m. local time for the purpose of considering and voting upon the following matters:
1.
a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 14, 2018 (the “Merger Agreement”), by and between United Bancorp, Inc. (“United Bancorp”) and Powhatan Point; and

2.
a proposal to approve the adjournment of the special meeting, if necessary, to allow for additional solicitation of shareholder votes to obtain the required vote to approve the Merger Agreement.

3.
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Powhatan Point is unaware of any other business to be transacted at the special meeting.

The Powhatan Point board of directors has established            , 2018, as the record date for the special meeting. Only record holders of shares of Powhatan Point common stock as of the close of business on that date will be entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of Powhatan Point common stock outstanding and entitled to vote at the special meeting is required to adopt and approve the Merger Agreement.
Your attention is directed to the proxy statement/prospectus accompanying this Notice for a more complete description of the matters to be acted upon at the meeting. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. A proxy card is also enclosed for the special meeting.
Your vote is very important, regardless of the number of shares of Powhatan Point common stock you own. Whether or not you expect to attend the special meeting, please vote your shares to assure the presence of a quorum by signing, dating and returning the enclosed proxy card promptly. A postage-paid envelope has been enclosed for your convenience. You may revoke your proxy at any time prior to the proxy being voted at the special meeting by delivering a signed revocation to Powhatan Point at any time prior to the special meeting, by submitting a later-dated proxy card, or by attending the special meeting and either giving notice of revocation in person or voting by ballot at the special meeting.
The Powhatan Point board of directors recommends that you vote (1) FOR the approval of the Merger Agreement and (2) FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies.
By Order of the Board of Directors

William V. Busick
President
Powhatan Point Community Bancshares, Inc.
Powhatan Point, Ohio
           , 2018

i

ii

iii

QUESTIONS AND ANSWERS
The following questions and answers summary highlights certain questions that you may have about the merger and the Powhatan Point special meeting and provides brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus, including all financial statements and annexes, because the information in this section does not provide all the information that may be important to you with respect to the merger and the matters to be voted upon at the Powhatan Point special meeting.
Q:
What is the merger?

A:
Powhatan Point and United Bancorp have entered into an Agreement and Plan of Merger, dated as of June 14, 2018, as such agreement may be amended from time to time (the “Merger Agreement”). Under the Merger Agreement, Powhatan Point will merge with and into United Bancorp, with United Bancorp continuing as the surviving company (the “merger”). Immediately following completion of the merger, Powhatan Point’s wholly owned subsidiary, The First National Bank of Powhatan Point (“First National”) will merge with and into Unified Bank (“Unified Bank”), a wholly owned subsidiary of United Bancorp, with Unified Bank continuing as the surviving bank (the “bank merger”). A copy of the Merger Agreement is attached to this document as Annex A.

The merger cannot be completed unless, among other conditions, including regulatory approval, the Powhatan Point shareholders approve the proposal to adopt the Merger Agreement.
Q:
Why am I receiving this document?

A:
Powhatan Point is sending this document to its shareholders to help them decide how to vote their shares of Powhatan Point common stock with respect to the merger and other related proposals to be considered at the special meeting. To vote upon adoption of the Merger Agreement and other related proposals, Powhatan Point has called a special meeting of its shareholders. Information about the special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

This document is both a proxy statement of Powhatan Point and a prospectus of United Bancorp. The Powhatan Point board of directors is using this document as a proxy statement to solicit proxies from its shareholders with respect to the special meeting. This document is also being used by United Bancorp as a prospectus to offer, in connection with the merger, shares of its common stock in partial exchange for outstanding shares of Powhatan Point common stock.
In order to complete the merger, shareholders of Powhatan Point must vote to adopt and approve the Merger Agreement (which sets forth the terms of the merger). The enclosed proxy card and voting materials allow you to vote your shares without actually attending the special meeting.
Q:
What will Powhatan Point shareholders receive in the merger?

A:
Subject to certain potential adjustments discussed more thoroughly herein, if the merger is completed, each share of Powhatan Point common stock issued and outstanding immediately prior to the effective time of the merger, except for shares owned by dissenting shareholders, will be converted into the right to receive (without interest) 6.9233 shares of the common stock of United Bancorp and $38.75 in cash.

However, the Merger Agreement provides for certain potential negative adjustment to the amount of aggregate cash consideration payable to Powhatan Point shareholders in connection with factors relating to: (i) the amount of Powhatan Point’s fees and other expenses related to the merger; (ii) the amount of certain compensation expense accruals required to account for the payment of executive bonuses prior to the merger’s closing and as otherwise needed to correct prior accounting inaccuracies; and (iii) the amount of Powhatan Point’s total shareholders’ equity as of the close of business on the merger closing date. See “The Merger — Terms of the Merger” beginning on page 34.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. In all likelihood, the value of the merger consideration received by Powhatan Point shareholders will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of United Bancorp common stock. Any fluctuation in the market price of United Bancorp common stock after the date of this proxy statement/prospectus will change the value of the United Bancorp common stock that Powhatan Point shareholders will receive and the total value of the consideration received in the merger. On June 13, 2018, which was the last business day on which shares of United Bancorp common stock traded preceding the public announcement of the proposed merger, the closing price of United Bancorp common stock was $13.05 which, after giving effect to the 6.9233 exchange ratio, has an implied value of approximately $129.10 per share. As of           , 2018, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of United Bancorp common stock was $    , which, after giving effect to the 6.9233 exchange ratio, has an implied value of approximately $    . The market price of United Bancorp common stock will likely fluctuate before the merger is completed. We urge you to obtain current market quotations for United Bancorp common stock, which can be found online at www.Nasdaq.com, among other places.
Q:
How will I receive United Bancorp common stock and cash for my Powhatan Point common stock?

A:
Each Powhatan Point shareholder of record will receive transmittal materials from Unified Bank in its capacity as the exchange agent shortly after the merger becomes effective. You should complete the transmittal materials and return them to the exchange agent, along with your Powhatan Point stock certificate(s), according to the instructions included with the transmittal materials. Transmittal materials and instructions will be mailed under separate cover within five business days after the effective time of the merger.

If you own shares of Powhatan Point common stock in “street name” through a bank, broker or other nominee, you should coordinate with the bank, broker or other nominee holding your shares on the exchange of your Powhatan Point common stock for the merger consideration.
Q:
How will the merger affect holders of options to purchase Powhatan Point common stock?

A:
Powhatan Point currently has no options issued with respect to Powhatan Point common stock.

Q:
What are the material U.S. federal income tax consequences of the merger to Powhatan Point shareholders?

A:
The obligation of Powhatan Point and United Bancorp to complete the merger is conditioned upon the receipt of a legal opinion from Shumaker, Loop & Kendrick, LLP (“Shumaker”), legal counsel to United Bancorp, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Provided that the merger qualifies as a “reorganization” for United States federal income tax purposes, the specific tax consequences of the merger to a Powhatan Point shareholder depend upon the form of consideration such Powhatan Point shareholder being received in the merger. A Powhatan Point shareholder should not recognize a gain or loss with respect to United Bancorp common stock received in exchange for Powhatan Point shares except with respect to cash received in lieu of a fractional United Bancorp share. A Powhatan Point shareholder who exchanges their common stock for a combination of United Bancorp common stock and cash may recognize a gain, but not any loss, on the exchange. A Powhatan Point shareholder who exchanges their common stock solely for cash, such as a shareholder exercising dissenters’ rights of appraisal under Section 1701.85 of the Ohio General Corporation Law (“OGCL”), should recognize a gain or loss on the exchange.
For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67.
The tax consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
When will the merger be completed?

A:
Powhatan Point and United Bancorp are working to complete the merger as soon as practicable. If the shareholders of Powhatan Point adopt the Merger Agreement, the parties currently expect that the merger will be completed in the fourth quarter of 2018. Neither Powhatan Point nor United Bancorp can predict, however, the actual date on which the merger will be completed (or whether it will be completed) because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. Such factors have been described more thoroughly in “The Merger Agreement — Conditions to the Merger” beginning on page 63.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Powhatan Point shareholders will not receive any consideration for their shares of Powhatan Point common stock in connection with the merger. Instead, Powhatan Point will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, Powhatan Point may be required to pay a termination fee. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What are Powhatan Point shareholders being asking to vote on at the special meeting?

A:
Powhatan Point is soliciting proxies from its shareholders with respect to the following proposals:

•
A proposal to adopt and approve the Merger Agreement, a copy of which is attached to this document as Annex A (the “merger proposal”); and

•
A proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “Adjournment Proposal”).

Q:
When and where is the Powhatan Point special meeting?

A:
The special meeting will be held at Masonic Hall, 153 Main Street, Powhatan Point, Ohio 43942 on             2018, at   :    Eastern Time.

Q:
Who can vote at the Powhatan Point special meeting?

A:
Only holders of record of Powhatan Point common stock at the close of business on            , 2018, the record date for the Powhatan Point special meeting (the “record date”), will be entitled to vote.

Q:
What constitutes a quorum for the special meeting?

A:
Two-thirds of the issued and outstanding shares of Powhatan Point common stock represented in person or by proxy at the special meeting will constitute a quorum for the purpose of considering and acting upon each of the proposals. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to approve each proposal at the special meeting?

A:
The merger proposal:

•
Standard:   Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Powhatan Point common stock.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as voting “AGAINST” the merger proposal.

The Adjournment Proposal:
•
Standard:   Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of votes cast at the special meeting.

•
Effect of abstentions and broker non-votes:   Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Powhatan Point to obtain the necessary quorum to hold its special meeting. In addition, failing to submit a proxy or vote in person, or failing to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares as soon as possible so that your shares will be represented at Powhatan Point’s special meeting. Please follow the instructions set forth on the proxy card included with this proxy statement/prospectus to vote your shares or, if your shares are held in the name of your broker, bank, or other nominee, please follow the instructions provided by such record holder to ensure that your shares are voted as desired. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:
How do I vote?

A:
If you are a Powhatan Point shareholder as of            , 2018, the record date, you may submit your proxy before the Powhatan Point’s special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person by attending the Powhatan Point special meeting. However, even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy.
If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Powhatan Point common stock, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (i) signing and returning a later dated proxy card, (ii) delivering a signed revocation to Powhatan Point at the below listed address at any time before the special meeting or (iii) attending the Powhatan Point special meeting and either giving notice of revocation in person or voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy.

A signed revocation or later-dated proxy received by Powhatan Point after the vote will not affect the vote. If you wish to revoke your vote through a signed revocation, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:
Powhatan Point Community Bancshares, Inc.
Attention: Theresa Stillion, Corporate Secretary
345 Highway 7 North
Powhatan Point, Ohio 43942

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.
Q:
If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:
If you are a Powhatan Point shareholder as of the record date for the special meeting, and you do not vote your shares in favor of the merger proposal and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the OGCL to demand the fair cash value for your shares of Powhatan Point common stock. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Powhatan Point a written demand for payment of the fair cash value of your shares of common stock before the vote on the merger proposal is taken at the special meeting. The demand for payment must include your address, the number and class of Powhatan Point common shares owned by you, and the amount you claim to be the fair cash value of your shares of Powhatan Point common stock, and should be mailed to: Powhatan Point Community Bancshares, Inc., Attention: Theresa Stillion, Corporate Secretary, 345 Highway 7 North, Powhatan Point, Ohio 43942.

Powhatan Point shareholders who wish to exercise their dissenters’ rights must: (i) either vote against the merger proposal or not return the proxy card, and (ii) deliver written demand for payment prior to the shareholder vote at the Powhatan Point special meeting. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” beginning on page 32 and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex C.
Q:
Should the Powhatan Point shareholders send in their stock certificates now?

A:
No. Please do not send in your Powhatan Point stock certificates with your proxy card. The exchange agent will send you separate instructions for exchanging Powhatan Point stock certifications or shares in book entry form for merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 37.

Q:
Whom should I contact if I have any questions about the proxy materials, voting, or the special meeting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Powhatan Point at (740) 795-5303.

For driving directions to            , the location of the special meeting, please contact Powhatan Point at the above number, or write to us at 345 Highway 7 North, Powhatan Point, Ohio 43942.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. To fully understand the merger, you should read this entire document carefully and the other documents to which we refer.
The Parties (page 33)
United Bancorp, Inc.
201 South Fourth Street
Martins Ferry, Ohio 43935
(740) 633-0445
United Bancorp is a bank holding company that conducts business through its wholly owned subsidiary, Unified Bank. United Bancorp had assets of  $514.8 million and shareholders’ equity of $45.0 million at June 30, 2018.
Unified Bank is an Ohio chartered bank, operating 18 full-service branches and numerous ATM locations in southeast Ohio and a loan production office in Wheeling, West Virginia. Unified Bank’s traditional banking activities include originating and servicing residential, non-residential real estate, commercial, home improvement and home equity and consumer loans and providing a broad range of depository and brokerage services. Unified Bank is a nonmember of the Federal Reserve System, is insured by the Federal Deposit Insurance Corporation (“FDIC”) and is regulated by the Ohio Division of Financial Institutions (“ODFI”).
Powhatan Point Community Bancshares, Inc.
345 Highway 7 North
Powhatan Point, Ohio 43942
(740) 795-5303
Powhatan Point is a bank holding company that conducts business through its wholly owned subsidiary, The First National Bank of Powhatan Point. At June 30, 2018, Powhatan Point had assets of $62.8 million and shareholders’ equity of  $5.1 million.
The principal business of Powhatan Point is to operate First National, which is its principal asset. First National functions as an independent community, nationally chartered bank. First National provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts and servicing of such accounts; commercial, consumer and real estate lending, including installment loans, and safe deposit and night depository facilities. First National is a member of the Federal Reserve System, is insured by the FDIC and is regulated by the Office of the Comptroller of the Currency. First National grants residential, installment and commercial loans to customers located primarily in Belmont County, Ohio and the surrounding area.
The Merger (page 34)
The Merger Agreement provides for the merger of Powhatan Point into United Bancorp and the subsequent merger of First National into Unified Bank. The mergers cannot be completed unless at least 35,304 shares of Powhatan Point common stock, which is two-thirds of the issued and outstanding Powhatan Point common stock on            , 2018, adopt and approve the merger. The Merger Agreement is attached to this document as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the merger.
What You Will Receive in the Merger (page 55)
Subject to certain potential adjustments discussed more thoroughly herein, if the merger is completed, each share of Powhatan Point common stock issued and outstanding immediately prior to the effective time of the merger, except for shares owned by dissenting shareholders, will be converted into the right to receive (without interest) 6.9233 shares of the common stock of United Bancorp and $38.75 in cash. However, the

Merger Agreement provides for certain potential negative adjustment to the amount of aggregate cash consideration payable to Powhatan Point shareholders in connection with factors relating to: (i) the amount of Powhatan Point’s fees and other expenses related to the merger; (ii) the amount of certain compensation expense accruals required to account for the payment of executive bonuses prior to the merger’s closing and as otherwise needed to correct prior accounting inaccuracies; and (iii) the amount of Powhatan Point’s total shareholders’ equity as of the close of business on the merger closing date.
The implied value of the merger consideration comprised of United Bancorp common stock that you will receive for each share of Powhatan Point common stock will depend on the price per share of United Bancorp common stock at the time you receive the shares of United Bancorp common stock. Therefore, the implied value of United Bancorp common stock received as merger consideration may be different than its estimated value based on the current price of United Bancorp common stock or the price of United Bancorp common stock at the time of the Powhatan Point special meeting. Based on the closing price of United Bancorp common stock on the NASDAQ on June 13, 2018, the last trading day before the announcement of the merger, of  $13.05, a share of Powhatan Point common stock entitled to receive 6.9233 shares of United Bancorp common stock would receive stock consideration valued at approximately $90.35. Based on the closing price of United Bancorp common stock on the NASDAQ on            , 2018, the latest practicable date before the printing of this document, a share of Powhatan Point entitled to 6.9233 shares of United Bancorp common stock would receive stock consideration valued at approximately $    .
Special Meeting of Powhatan Point Shareholders (page 28)
The Powhatan Point special meeting of shareholders will take place at Masonic Hall, 153 Main Street, Powhatan Point, Ohio 43942 on            , 2018 at   :00  .m. If you owned shares of Powhatan Point common stock on            , 2018, you are entitled to vote at the special meeting. The holders of at least 35,304 shares of Powhatan Point common stock, which is two-thirds of the issued and outstanding Powhatan Point common stock as of the record date, must vote to adopt and approve the Merger Agreement.
As of the record date, directors and executive officers of Powhatan Point and their affiliates collectively owned approximately     % of the outstanding Powhatan Point common stock. All of the directors of Powhatan Point entered into voting agreements with United Bancorp pursuant to which they agreed to vote all of their shares of Powhatan Point common stock in favor of the approval of the Merger Agreement.
Powhatan Point’s Reasons for the Merger; Board Recommendation (page 40)
The Powhatan Point board of directors believes that the terms of the Merger Agreement are fair and in the best interests of Powhatan Point and its shareholders. In reaching this decision, the board of directors considered several factors which are described in the section captioned “The Merger — Powhatan Point’s Reasons for the Merger; Board Recommendation” beginning on page 40 of this proxy statement/prospectus, as well as the opinion of its financial advisor. The Powhatan Point board unanimously recommends that you vote FOR the approval of the Merger Agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.
Opinion of Powhatan Point’s Financial Advisor (page 43)
In deciding to adopt and approve the merger, the Powhatan Point board of directors considered the opinion of its financial advisor, CAMELS Consulting Group LLC (“CAMELS”), dated June 14, 2018, to the effect that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the holders of Powhatan Point common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by CAMELS in preparing the opinion, is attached as Annex B to this document. Powhatan Point’s shareholders are encouraged to read the opinion carefully and in its entirety. The opinion was for the information of, and was directed to, the Powhatan Point board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Powhatan Point to engage in the merger or enter into the merger agreement or constitute a recommendation to the Powhatan Point board in connection with the merger, and it does not constitute a recommendation to any holder of Powhatan Point common stock as to how to vote in connection with the merger or any other matter (including, with respect to holders of Powhatan Point common stock, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof).
How to Cast Your Vote (page 29)
It is very important that you cast your vote as soon as possible so that your shares of Powhatan Point common stock may be represented at the Powhatan Point special meeting. To vote your shares, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR the merger proposal and FOR the Adjournment Proposal.
If your shares are held by your broker or other nominee in street name, your broker does not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send you a form to give instructions on voting or you may request such a form from your broker.
If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote Powhatan Point shares will have the same effect as voting against the merger proposal and will have no effect on the Adjournment Proposal.
Dissenters’ Rights (page 32)
If the Merger Agreement is approved by Powhatan Point shareholders, those shareholders who do not vote in favor of the merger proposal and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio General Corporation Law (“OGCL”). Section 1701.85 generally provides that Powhatan Point shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights.
Specifically, any holder of Powhatan Point common stock on            , 2018, the record date for the special meeting, whose shares are not voted in favor of the adoption of the merger proposal may be entitled to be paid the “fair cash value” of such shares of common stock after the effective time of the merger. To be entitled to such payment, a shareholder must deliver to Powhatan Point a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken, the shareholder must not vote in favor of the merger proposal, and the shareholder must otherwise comply with Section 1701.85 of the OGCL. A shareholder’s failure to vote against the merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights, as long as such shareholder does not vote in favor of the merger proposal. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of common stock.
See the text of Section 1701.85 of the OGCL attached as Annex C to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Powhatan Point shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights, due to the complexity of the appraisal process. For more information, see “Dissenters’ Rights.”
Regulatory Approvals Required for the Merger (page 52)
The merger must be approved by the Board of Governors of the Federal Reserve System (“Federal Reserve”), the ODFI and the FDIC. United Bancorp will file applications and notifications to obtain necessary regulatory approval from the Federal Reserve, the ODFI and the FDIC. Although United Bancorp is not aware of any reason why the Federal Reserve, the ODFI or the FDIC would not grant such approvals, United Bancorp and Powhatan Point cannot be certain when or if they will be obtained. For more information, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 52.

Conditions to the Merger (page 63)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the merger depends on the adoption and approval of the Merger Agreement by Powhatan Point’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although United Bancorp and Powhatan Point anticipate the closing of the merger will occur in the fourth quarter of 2018, neither United Bancorp nor Powhatan Point can be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 63 of this proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Merger (page 67)
United Bancorp and Powhatan Point intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of each of United Bancorp and Powhatan Point to complete the merger that it receives a legal opinion to that effect. If the merger is treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by United Bancorp or Powhatan Point as a result of the merger, (ii) Powhatan Point shareholders will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for Powhatan Point common stock in the merger (other than any cash received in lieu of a fractional United Bancorp common share, as discussed below under the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger — Cash in Lieu of Fractional Shares” beginning on page 67) and (iii) Powhatan Point shareholders who exercise dissenters’ rights and receive solely cash in exchange for United Bancorp common stock in the merger will, generally, recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.
All Powhatan Point shareholders should read carefully the description under the section captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters.
All Powhatan Point shareholders should consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.
Interests of Powhatan Point Directors and Executive Officers in the Merger (page 50)
Some of Powhatan Point directors and officers may have interests in the merger that are different from, or in addition to, the interests of Powhatan Point shareholders generally. These include:
•
Provisions in the Merger Agreement relating to the entry by officers of Powhatan Point into employment contracts for continued service with Unified Bank following the merger;

•
The payment to Powhatan Point officers of 2018 bonuses prior the closing of the merger, the amounts of which shall operate as a reduction to the cash compensation payable to Powhatan Point shareholders under the Merger Agreement;

•
The potential acceleration as a result of the merger of the vesting of death benefits payable to Powhatan Point officers under certain executive endorsement split dollar life insurance agreements;

•
The potential acceleration as a result of the merger of the vesting of retirement benefits payable to Powhatan Point officers under the First National Supplemental Income Defined Benefit Plan;

•
Provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Powhatan Point for events occurring before the merger; and

•
The appointment of one Powhatan Point director to the United Bancorp and Unified Bank boards of directors.

The Powhatan Point board of directors was aware of these interests and took them into account in approving the merger. See “The Merger — Interests of Powhatan Point Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement/prospectus.
Certain Differences in Shareholder Rights (page 71)
When the merger is completed, Powhatan Point shareholders will receive United Bancorp common stock and, therefore, will become United Bancorp shareholders. As United Bancorp shareholders, your rights will be governed by United Bancorp’s articles of incorporation and code of regulations, as well as Ohio law. Notably, Powhatan Point shareholders will own approximately 6% of the combined company and as such will have decreased voting power. See “Comparison of Rights of United Bancorp Shareholders and Powhatan Point Shareholders” beginning on page 71 of this proxy statement/prospectus.
Termination and Amendment of the Merger Agreement (page 64)
United Bancorp and Powhatan Point may agree to terminate the Merger Agreement and abandon the merger at any time before the effective time of the merger:
•
by the mutual written consent of United Bancorp and Powhatan Point;

•
by either United Bancorp or Powhatan Point if the merger is not completed on or before March 15, 2019;

•
by either United Bancorp or Powhatan Point if any event occurs that would prevent the satisfaction of certain conditions described in the Merger Agreement; or

•
by United Bancorp if the Powhatan Point board of directors does not recommend a vote for the Merger Proposal.

Under certain circumstances, if Powhatan Point enters into or closes an acquisition proposal with a company other than United Bancorp within 6 months after the Merger Agreement is terminated, Powhatan Point must pay United Bancorp a termination fee of  $300,000.
We may amend the Merger Agreement in writing at any time before or after the Powhatan Point shareholders approve the Merger Agreement. If the Powhatan Point shareholders have already approved the Merger Agreement, however, we will not amend it without shareholder approval if any such amendment would require further approval under applicable law. In addition, the Merger Agreement provides for certain amendments related solely to a change to the method of effecting the merger, but only insofar as such amendments do not alter the amount or type of consideration being received by Powhatan Point shareholders or otherwise have an adverse effect on the Powhatan Point shareholders.
Comparative Stock Prices (page 27)
The following table sets forth the closing sales prices per share of United Bancorp and Powhatan Point common stock on June 13, 2018, the last full trading day prior to the announcement of the merger and on            , 2018, the last practicable trading day prior to printing this proxy statement/prospectus. The table also presents the equivalent price per share of Powhatan Point, giving effect to the merger as of such dates. See “Unaudited Comparative Per Share Data” on page 27 of this proxy statement/prospectus for more information.
	United Bancorp		Powhatan Point		Powhatan Point equivalent per share price
June 13, 2018		$13.05		$100.00		$129.10(1)
, 2018	$		$		$

(1)
Based on the unadjusted per share cash consideration of  $38.75 and using the June 13, 2018 closing price of United Bancorp common stock multiplied by the 6.9233 exchange ratio to calculate the per share value of the stock consideration, the implied aggregate per share value of the merger consideration was $129.10 on June 13, 2018.

RISK FACTORS
In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the headings “Forward-Looking Statements” commencing on page 22, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.
Because the Market Price of United Bancorp Common Stock Will Fluctuate Before and After the Merger, Powhatan Point Shareholders Cannot Be Sure of the Implied Value of the stock portion of the Merger Consideration They Will Receive.
Pursuant to the terms of the Merger Agreement, in addition to a portion of merger consideration being paid to Powhatan Point shareholders in cash, each share of Powhatan Point common stock will be converted into merger consideration consisting of 6.9233 shares of United Bancorp common stock. On June 13, 2018, the day before the merger was announced, the closing price of a share of United Bancorp common stock was $13.05. On            , 2018, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $    . Based on these closing prices and the 6.9233 exchange ratio: (i) the implied value of the merger consideration consisting of United Bancorp common stock was $90.35 on June 13, 2018 and $     on            , 2018; and (ii) the implied value of the aggregate merger consideration was $129.10 on June 13, 2018 and $     on            , 2018.
The price of United Bancorp common stock may increase or decrease before and after completion of the merger. The implied value of the merger consideration consisting of United Bancorp common stock that each Powhatan Point shareholder will receive for each share of Powhatan Point common stock will depend on the price per share of United Bancorp common stock at the time the shares are received. The closing price of United Bancorp common stock on the date that the merger is completed may vary from the closing price of United Bancorp common stock on the date United Bancorp and Powhatan Point announced the merger, on the date that this document is being mailed to Powhatan Point shareholders, and on the date of the special meeting of Powhatan Point shareholders. Any change in the market price of United Bancorp common stock prior to completion of the merger will affect the implied value of the merger consideration that Powhatan Point shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in United Bancorp’s and Powhatan Point’s respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of United Bancorp and Powhatan Point.
The exchange ratio of 6.9233 is fixed and will not be adjusted based on changes in the price of shares of United Bancorp common stock or Powhatan Point common stock prior to the closing.
Because of Provisions in the Merger Agreement that Adjust the Cash Portion of the Merger Consideration Under Certain Circumstances, the Amount of Cash Consideration Received by Powhatan Point Shareholders Could be Less than $38.75 per Share.
Pursuant to the terms of the Merger Agreement, if the merger is completed, each Powhatan Point shareholder who has not properly exercised dissenters’ rights will receive in exchange for each Powhatan Point common share owned as of the effective date of the merger 6.9233 shares of the common stock of United Bancorp and $38.75 in cash. However, the Merger Agreement provides for certain potential negative adjustment to the amount of aggregate cash consideration payable to Powhatan Point shareholders in connection with factors relating to: (i) the amount of Powhatan Point’s fees and other expenses related to the merger; (ii) the amount of certain compensation expense accruals required to account for the payment of executive bonuses prior to the merger’s closing and as otherwise needed to correct prior accounting inaccuracies; and (iii) the amount of Powhatan Point’s total shareholders’ equity as of the close of business on the merger closing date. The adjustments provided for under the Merger Agreement could reduce the amount of the per share cash consideration that Powhatan Point shareholders will receive upon completion of the merger. Please see “The Merger — Terms of the Merger” beginning on page 34 for a description of these adjustments and related circumstances.
Powhatan Point Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger.
Powhatan Point shareholders currently have the right to vote in the election of the board of directors of Powhatan Point and on other matters affecting Powhatan Point. Upon the completion of the merger, each Powhatan Point shareholder who receives shares of United Bancorp common stock will become a shareholder of United Bancorp with a percentage ownership of United Bancorp that is smaller than the shareholder’s percentage ownership of Powhatan Point. It is currently expected that the former shareholders of Powhatan Point as a group will receive shares in the merger constituting approximately 6% of the outstanding shares of United Bancorp common stock immediately after the merger. Because of this, Powhatan Point shareholders will have less influence on the management and policies of United Bancorp than they now have on the management and policies of Powhatan Point.
The Market Price for United Bancorp Common Stock May Be Affected by Factors Different from Those that Historically Have Affected Powhatan Point.
Upon completion of the merger, holders of Powhatan Point common stock will become holders of United Bancorp common stock. United Bancorp’s business differ from that of Powhatan Point, and accordingly the results of operations of United Bancorp will be affected by some factors that are different from those currently affecting the results of operations of Powhatan Point. For a discussion of the businesses of United Bancorp and Powhatan Point and of some important factors to consider in connection with those businesses, see the headings “Information with Respect to United Bancorp” (page 77) and “Information with Respect to Powhatan Point” (page 115).
United Bancorp May Fail to Realize the Anticipated Benefits of the Merger.
The success of the merger will depend on, among other things, United Bancorp’s ability to combine the businesses of United Bancorp and Powhatan Point in a manner that permits growth opportunities and cost efficiencies, and does not materially disrupt the existing customer relationships of Powhatan Point nor result in decreased revenues due to any loss of customers. If United Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
United Bancorp and Powhatan Point have operated and, until the completion of the merger, will continue to operate, independently. In addition, employees of Powhatan Point that United Bancorp wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of United Bancorp’s or Powhatan Point ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of United Bancorp or Powhatan Point to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.
Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.
Before the transactions contemplated in the Merger Agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on United Bancorp following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, United Bancorp may elect not to complete the merger if any regulatory entity imposes any conditions, restrictions or requirements on United Bancorp that its board of directors reasonably determines would have a material adverse effect on United Bancorp and its subsidiaries, taken as a whole, giving effect to the merger or if there are any conditions, restrictions or requirements that are not customary and usual for approvals of this type and which the United Bancorp board of directors reasonably determines would be unduly burdensome.
The Combined Company Expects to Incur Substantial Expenses Related to the Merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although United Bancorp and Powhatan Point have assumed that a certain level of transaction and combination expenses will be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both United Bancorp and Powhatan Point could take charges against their earnings before and after the completion of the merger. Such charges taken in connection with the merger could be significant, although the aggregate amount and timing of such charges are uncertain at present.
The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.
The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of the Merger Agreement by Powhatan Point shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the shares of United Bancorp common stock to be issued to Powhatan Point shareholders for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by March 15, 2019, either United Bancorp or Powhatan Point may choose not to proceed with the merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. In addition, United Bancorp may elect to terminate the Merger Agreement in certain other circumstances. Please refer to “The Merger Agreement — Termination; Termination Fee” (page 65) for a description of these circumstances.
Termination of the Merger Agreement Could Negatively Impact Powhatan Point.
If the Merger Agreement is terminated and Powhatan Point’s board of directors seeks another merger or business combination, Powhatan Point shareholders cannot be certain that Powhatan Point will be able to find a party willing to offer equivalent or more attractive consideration than the consideration United Bancorp has agreed to provide in the merger. If the Merger Agreement is terminated under certain circumstances, Powhatan Point may be required to pay a termination fee of  $300,000 to United Bancorp. Please refer to “The Merger Agreement — Termination; Termination Fee” (page 65).
Powhatan Point Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Powhatan Point and consequently on United Bancorp. While the parties anticipate a smooth and stable transition, any uncertainty may impair Powhatan Point’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Powhatan Point to seek to change existing business relationships with Powhatan Point. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. United Bancorp is currently negotiating employment arrangements with key members of the Powhatan Point management team in order to ensure their retention. However, if key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, United Bancorp’s business following the merger could be negatively impacted. In addition, the Merger Agreement restricts Powhatan Point from making certain acquisitions and taking other specified actions until the merger occurs without the consent of United Bancorp. These restrictions may prevent Powhatan Point from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 58 for a description of the restrictive covenants applicable to Powhatan Point.

Powhatan Point Directors and Officers Have Interests in the Merger Different From the Interests of Powhatan Point Shareholders.
When considering the recommendation of Powhatan Point’s board of directors, you should be aware that the executive officers and directors of Powhatan Point have interests in the acquisition that are somewhat different from your interests. For example, certain executive officers of Powhatan Point will enter into employment agreements with Unified Bank as a term of the Merger Agreement, and the consummation of the merger will accelerate the potential vesting of certain retirement and death benefits payable to certain Powhatan Point officers. In addition, the Merger Agreement provides that directors and officers of Powhatan Point will be indemnified by United Bancorp for certain events occurring before the merger. These arrangements may create potential conflicts of interest. These and certain other additional interests of Powhatan Point’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder.
These interests are described in more detail in the section of this document entitled “The Merger —  Interests of Powhatan Point Directors and Executive Officers in the Merger” beginning on page 50.
Shares of United Bancorp Common Stock to Be Received by Powhatan Point Shareholders as a Result of the Merger Will Have Rights Different from the Shares of Powhatan Point Common Stock.
Upon completion of the merger, the rights of former Powhatan Point shareholders who become United Bancorp shareholders will be governed by the articles of incorporation and code of regulations of United Bancorp. The rights associated with Powhatan Point common stock are different from the rights associated with United Bancorp common stock. See “Comparison of Shareholders’ Rights” beginning on page 71 for a discussion of the different rights associated with United Bancorp common stock.
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Powhatan Point for Greater Merger Consideration.
The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Powhatan Point that might result in greater value to Powhatan Point’s shareholders than the merger. These provisions include a general prohibition on Powhatan Point from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Powhatan Point may be required to pay United Bancorp a termination fee of  $300,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement — Termination; Termination Fee” beginning on page 65.
The Opinion of Powhatan Point’s Financial Advisor Received by the Powhatan Point Board of Directors prior to Execution of the Merger Agreement Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.
The opinion of Powhatan Point’s financial advisor received by Powhatan Point’s board of directors was delivered on and dated June 14, 2018. Changes in the operations and prospects of Powhatan Point or United Bancorp, general market and economic conditions and other factors that may be beyond the control of Powhatan Point or United Bancorp, may significantly alter the value of Powhatan Point or the prices of the shares of United Bancorp common stock or Powhatan Point common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Powhatan Point does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Powhatan Point’s board of directors’ recommendation that Powhatan Point shareholders vote “FOR” adoption of the Merger Agreement, however, is made as of the date of this document. For a description of the opinion that the Powhatan Point board received from Powhatan Point’s financial advisor, please refer to “The Merger — Opinion of Powhatan Point’s Financial Advisor” beginning on page 40.

Risks Related to the Combined Company if the Merger is Completed
The integration of the banks will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.
The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of First National can be integrated in a timely and efficient manner with those of Unified Bank. Unified Bank may face challenges in consolidating its functions with those of First National, and integrating the organizations, procedures and operations of the two businesses. The integration of Unified Bank and First National will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Unified Bank and First National could result in the failure to fully achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and Unified Bank may not be able to capitalize on the existing relationships of First National to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of United Bancorp and/or Unified Bank after the transaction.
Unanticipated costs relating to the Merger could reduce United Bancorp’s future earnings per share.
United Bancorp and Unified Bank believe that each has reasonably estimated the likely costs of integrating the operations of Unified Bank and First National, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on United Bancorp’s earnings per share. In other words, if the merger is completed, the earnings per share of United Bancorp common stock could be less than anticipated or even less than they would have been if the merger had not been completed.
Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained in this proxy statement/prospectus.
Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by United Bancorp’s and Powhatan Point’s respective management or affiliates or others, without considering all of the information contained in this proxy statement/prospectus.
Following the merger, a high percentage of the combined company’s loan portfolio will remain in Ohio and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.
As of June 30, 2018 approximately $3.0 million, or 43.2%, of Powhatan Point’s loan portfolio was comprised of commercial and commercial real estate loans, and approximately $2.5 million, or 36.1%, of Powhatan Point’s loan portfolio was comprised of residential real estate loans. As of June 30, 2018, approximately $76.5 million, or 20.2%, of United Bancorp’s loan portfolio was comprised of residential real estate loans, and $291.6 million, or 76.8%, of United Bancorp’s loan portfolio was comprised of commercial and commercial real estate loans. As a result of the merger, the combined company’s loan portfolio, as of June 30, 2018, would have consisted of  $79.0 million, or 20.4%, of residential real estate loans and $294.5 million, or 76.2%, of commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of the economy can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions that may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.
The combined company’s CRE loan portfolio will continue to be concentrated in Ohio. There are a wide variety of economic conditions within the local markets of Ohio in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.
Risks Related to United Bancorp’s Business
United Bancorp’s business is subject to credit risk and the impact of nonperforming loans.
Extending credit is an essential element of Unified Bank’s business, and there is a risk that customer loans will not be repaid.. United Bancorp and Unified Bank face the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, could require additional increases in the allowance for loan losses. Additions to the allowance for loan losses would cause net income to decline and could have a material adverse impact on United Bancorp’s consolidated financial condition and results of operations. The risk of nonpayment is affected by a number of factors, including:
•
the duration of the loan;

•
credit risks of each particular borrower;

•
changes in unemployment, economic and industry conditions; and

•
in the case of a collateralized loan, the potential inadequacy of the value of the collateral in the event of default, such as has resulted from the deterioration in commercial and residential real estate values.

Management attempts to reduce Unified Bank’s credit exposure by carefully monitoring the concentration of its loans within specific industries and through the loan approval process. However, there can be no assurance that such monitoring and procedures will totally mitigate the risks. Credit losses can cause insolvency and failure of a financial institution and, in such event, its shareholders could lose their entire investment
Unified Bank’s allowance for loan losses may not be adequate.
United Bancorp and Unified Bank attempt to maintain an appropriate allowance for loan losses to provide for potential inherent losses in Unified Bank’s loan portfolio. Management periodically determines the amount of the allowance based on consideration of several factors including, among others, the ongoing review and grading of the loan portfolio, consideration of Unified Bank’s past loan loss experience as well as that of the banking industry, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, existing economic conditions, the fair value of underlying collateral, the size and diversity of individual credits, and other qualitative and quantitative factors which could affect probable credit losses. Management determines the amount of the allowance for loan losses by considering these factors and by using estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on Unified Bank’s historical loss experience with additional qualitative factors for various issues, and allocation of specific reserves for special situations that are unique to the measurement period with consideration of current economic trends and conditions, all of which are susceptible to significant change. As an integral part of their examination process, various federal and state regulatory agencies also review the allowance for loan losses. These agencies may require that certain loan balances be classified differently or charged off when their credit evaluations differ from those of management, based on their judgments about information available to them at the time of their examination. Although we believe the level of the allowance for loan losses is appropriate as recorded in the consolidated financial statements, because current economic conditions are uncertain and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the allowance, could change significantly.
United Bancorp and Unified Bank are subject to interest rate risk.
Earnings and cash flows are largely dependent upon Unified Bank’s net interest income. Net interest income is the difference between interest earned on interest earning assets such as loans and securities and interest paid on interest bearing liabilities such as deposits and borrowings. Interest rates are highly sensitive to many factors that are beyond Unified Bank’s control, including general economic and market conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could influence not only the interest Unified Bank receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect Unified Bank’s ability to originate loans and obtain deposits and the fair values of Unified Bank’s financial assets and liabilities. If the interest rates paid on deposits and other borrowings increase at a faster rate or decrease at a slower rate than the interest rates received on loans and investments, Unified Bank’s net interest income, and therefore its and United Bancorp’s earnings, could be adversely affected.
Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on Unified Bank’s results of operations, any substantial, unexpected, or prolonged change in market interest rates or in the term structure of interest rates could have a material adverse effect on Unified Bank’s, and United Bancorp’s, financial condition and results of operations.
Real estate market volatility and future changes in disposition strategies could result in net proceeds that differ significantly from other real estate owned (“OREO”) fair value appraisals.
Unified Bank’s OREO portfolio consists of properties that it obtained through foreclosure or other collection actions in satisfaction of loans. OREO properties are recorded at the lower of the recorded investment in the loans for which the properties served as collateral or estimated fair value, less estimated selling costs. Generally, in determining fair value, an orderly disposition of the property is assumed, except where a different disposition strategy is expected. Significant judgment is required in estimating the fair value of OREO property, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility. While the real estate market has stabilized and is no longer experiencing the rapid decreases in value and increases in inventory of foreclosed properties that occurred during 2008 through 2010, there remain substantial risks associated with real estate collateral values, particularly in Southeast Ohio.
In response to market conditions and other economic factors, Unified Bank may utilize alternative sale strategies other than orderly dispositions as part of its OREO disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from estimates used to determine the fair value of Unified Bank’s OREO properties.

United Bancorp and Unified Bank face the risk of cyber-attack to critical computer systems.
The computer systems, software and networks of United Bancorp and Unified Bank have been and will continue to be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber-attacks and other events. These threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. If one or more of these events occurs, it could result in the disclosure of confidential client information, damage to Unified Bank’s reputation with its clients and the market, additional costs to United Bancorp (such as repairing systems or adding new personnel or protection technologies), regulatory penalties and financial losses, to both Unified Bank and its clients and customers. Such events could also cause interruptions or malfunctions in the operations of Unified Bank (such as the lack of availability of our online banking system), as well as the operations of our clients, customers or other third parties. Although United Bancorp and Unified Bank maintain safeguards to protect against these risks, there can be no assurance that we will not suffer losses in the future that may be material in amount.
Unified Bank operates in a highly competitive industry.
Unified Bank faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include regional and national banks within Unified Bank’s market. Unified Bank also faces competition from many other types of financial institutions, including savings and loan institutions, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, and insurance. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of Unified Bank’s competitors have fewer regulatory constraints, and may have lower cost structures. Additionally, many competitors may be able to achieve economies of scale, and as a result, may offer a broader range of products and services as well as better pricing for those products and services than Unified Bank can. Increased competition could adversely affect Unified Bank’s growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.
United Bancorp and Unified Bank are subject to extensive government regulation and supervision.
Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole, not shareholders. These regulations affect Unified Bank’s lending practices, capital structure, investment practices, dividend policy, and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations, and policies for possible changes. Changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statutes, regulations, or policies, could affect us in substantial and unpredictable ways. Such changes could subject United Bancorp and Unified Bank to additional costs, limit the types of financial services and products United Bancorp and Unified Bank may offer and/or increase the ability of non-banks to offer competing financial products and services, among other things. Failure to comply with laws, regulations, or policies could result in sanctions by regulatory agencies, civil money penalties, and/or reputational damage, which could have a material adverse effect on our business, financial condition, and results of operations.
Recent economic conditions, particularly in the financial markets, resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by introducing various actions and passing legislation such as the Dodd-Frank Wall Street Reform and Consumer Protection Act. Such programs and legislation subject us and other financial institutions to restrictions, oversight and/or costs that may have an impact on our business, financial condition, results of operations, or the price of our common stock.

New proposals for legislation, regulations, and regulatory reform continue to be introduced that could further substantially change the regulation of the financial services industry. United Bancorp and Unified Bank cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation. Additional regulation could affect us in a substantial way and could have an adverse effect on Unified Bank’s and our business, financial condition, and results of operations.
The new Basel III Capital Standards may have an adverse effect on Unified Bank.
In 2013, the Federal bank regulatory released final rules to implement in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the final rules, minimum requirements increased for both the quality and quantity of capital held by banking organizations. Consistent with the international Basel framework, the rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets that will apply to all supervised financial institutions. The rule also, among other things, raises the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations.
If the concentration level of Unified Bank’s commercial real estate loan portfolio increases, we may be subject to additional regulatory scrutiny.
The FDIC, the Federal Reserve Board, and the Office of the Comptroller of the Currency have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and nonfarm non-residential properties, loans for construction, land development, and other land loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital and increased by 50% or more during the prior 36 months. The joint guidance requires heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment, and monitoring through market analysis and stress testing. As of December 31, 2017, Unified Bank did not meet the level of concentration in commercial real estate lending activity that would indicate a need under the regulatory guidance for increased risk assessment.
United Bancorp’s Articles of Incorporation Contain Certain Anti-Takeover Provisions
Provisions of United Bancorp’s Articles of Incorporation and Ohio law could have the effect of discouraging takeover attempts which certain stockholders might deem to be in their interest. These anti-takeover provisions may make United Bancorp a less attractive target for a takeover bid or merger, potentially depriving shareholders of an opportunity to sell their shares of common stock at a premium over prevailing market prices as a result of a takeover bid or merger.
Unified Bank is dependent upon outside third parties for processing and handling of its records and data.
Unified Bank relies on software developed by third party vendors to process various Bank transactions. In some cases, Unified Bank has contracted with third parties to run its proprietary software on behalf of Unified Bank. These systems include, but are not limited to, general ledger, payroll, employee benefits, loan and deposit processing, and merchant processing. While Unified Bank performs a review of controls instituted by the vendors over these programs in accordance with industry standards and performs its own testing of user controls, Unified Bank must rely on the continued maintenance of these controls by the outside parties, including safeguards over the security of customer data. In addition, Unified Bank maintains backups of key processing output daily in the event of a failure on the part of any of these systems. Nonetheless, Unified Bank may incur a temporary disruption in its ability to conduct its business or process its transactions, or incur damage to its reputation if the third party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such disruption or breach of security may have a material adverse effect on our financial condition and results of operations.

Unified Bank continually encounters technological change.
The banking and financial services industry continually undergoes technological changes, with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Unified Bank’s future success will depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that enhance customer convenience and that create additional efficiencies in Unified Bank’s operations. Many of Unified Bank’s competitors have greater resources to invest in technological improvements, and Unified Bank may not effectively implement new technology-driven products and services or do so as quickly, which could reduce its ability to effectively compete. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on Unified Bank’s business and, in turn, our financial condition and results of operations.
Consumers and businesses may decide not to use banks to complete their financial transactions.
Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. This could result in the loss of fee income as well as the loss of customer deposits and income generated from those deposits and could have a material adverse effect on United Bancorp’s consolidated financial condition and results of operations.
United Bancorp’s and Unified Bank’s controls and procedures may fail or be circumvented.
Management of United Bancorp and Unified Bank regularly review and update internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Unified Bank’s business, and in turn, United Bancorp’s consolidated results of operations and financial condition.
Financial services companies depend upon the accuracy and completeness of information about customers and counterparties.
In deciding whether to extend credit or enter into other transactions, Unified Bank may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. Unified Bank may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse effect on Unified Bank’s business and, in turn, United Bancorp’s consolidated financial condition and results of operations.
United Bancorp and Unified Bank are subject to risks arising from potential increases in FDIC insurance premiums.
The FDIC maintains a deposit insurance fund to resolve the cost of bank failures. The FDIC’s deposit insurance fund is funded by fees assessed on insured depository institutions including us. Future deposit premiums paid by us depend on the level of the deposit insurance fund and the magnitude and cost of future bank failures. As a consequence, Unified Bank may be required to pay significantly higher FDIC premiums in the event market developments significantly deplete the deposit insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.
United Bancorp and Unified Bank are subject to changes in federal and state tax laws and changes in interpretation of existing laws.
Our financial performance is impacted by federal and state tax laws. Given the current economic and political environment, and ongoing state budgetary pressures, the enactment of new federal or state tax legislation may occur. The enactment of such legislation, or changes in the interpretation of existing law, including provisions impacting tax rates, apportionment, consolidation or combination, income, expenses, and credits, may have a material adverse effect on United Bancorp’s consolidated financial condition and results of operations.

United Bancorp and Unified Bank are subject to changes in accounting principles, policies, or guidelines.
Our financial performance is impacted by accounting principles, policies, and guidelines. Changes in these are continuously occurring and, given the current economic environment, more drastic changes may occur. The implementation of such changes could have a material adverse effect on United Bancorp’s consolidated financial condition and results of operations.
United Bancorp and Unified Bank may not be able to attract and retain skilled people.
Our successful operation will be greatly influenced by our ability to retain the services of our existing senior management and to attract and retain qualified additional senior and middle management. The unexpected loss of the services of any of our key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.
United Bancorp is a bank holding company and our sources of funds are limited.
United Bancorp is a bank holding company, and its operations are primarily conducted by Unified Bank, which is subject to significant federal and state regulation. Cash available to pay dividends to our shareholders is derived primarily from dividends received from Unified Bank. Our ability to receive dividends or loans from Unified Bank is restricted. Dividend payments by Unified Bank to us in the future will require generation of future earnings by Unified Bank and could require regulatory approval if the proposed dividend is in excess of prescribed guidelines. Further, our right to participate in the assets of Unified Bank upon its liquidation, reorganization, or otherwise will be subject to the claims of Unified Bank’s creditors, including depositors, which will take priority.
Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact Unified Bank’s business.
Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on Unified Bank’s ability to conduct business. Such events could affect the stability of Unified Bank’s deposit base, impair the ability of borrowers to repay outstanding loans, reduce the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Unified Bank to incur additional expenses. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on Unified Bank’s business, which, in turn, could have a material adverse effect on United Bancorp’s consolidated financial condition and results of operations.
Managing reputational risk is important to attracting and maintaining customers, investors, and employees.
Threats to Unified Bank’s reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. Unified Bank has policies and procedures in place that seek to protect our reputation and promote ethical conduct. Nonetheless, negative publicity may arise regarding Unified Bank’s business, employees, or customers, with or without merit, and could result in the loss of customers, investors, and employees; costly litigation; a decline in revenues; and increased governmental regulation.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of United Bancorp and Powhatan Point after the merger and those statements proceeded by, followed by or that otherwise include the terms “should,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “continue,” “estimate” and other expressions that indicate future events and trends. Although United Bancorp and Powhatan Point believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated, depending on a variety of factors.
The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 11, as well as the following:
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the parties’ ability to promptly and effectively integrate the businesses of United Bancorp and Powhatan Point, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expense;

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expected cost savings, synergies and other financial benefits from the merger may not be fully realized or realized within the expected time frame;

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revenues following the merger may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;

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higher than expected loan losses following the merger;

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the risk that a regulatory approval that may be required for the proposed merger is obtained subject to non-standard conditions that are not anticipated;

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competition among depository and other financial services companies may increase significantly;

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general economic conditions, either nationally, in Ohio or in certain MSAs in Ohio that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

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material changes in the value of United Bancorp common stock;

•
the sale price of United Bancorp common stock could decline before the completion of the merger, including as a result of the financial performance of United Bancorp, or of Powhatan Point, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
adverse changes may occur in the securities market;

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changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

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the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

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legislation or changes in regulatory requirements may adversely affect the businesses in which United Bancorp is engaged;

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United Bancorp’s ability to integrate the Powhatan Point acquisition and any future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

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the impact on United Bancorp’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

You should understand that these factors, in addition to those discussed elsewhere in this document, could affect the future results of United Bancorp and Powhatan Point, and could cause those results to be substantially different from those expressed in any forward-looking statements. United Bancorp and Powhatan Point do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

MARKET PRICE AND DIVIDEND INFORMATION
United Bancorp common stock is listed on the NASDAQ Capital Market under the symbol “UBCP” and is held among approximately 2,000 shareholders of record and in street name. As of June 30, 2018, United Bancorp had 5,383,938 shares of its common stock issued and outstanding. The United Bancorp, Inc. Employee Stock Ownership Plan is the only shareholder of record that owns in excess of 5.0% of United Bancorp’s common stock. If the proposed merger is completed, its percentage of ownership of United Bancorp common stock will be reduced from approximately 7.5% to 6.9%. As of the record date of United Bancorp’s most recent annual meeting of shareholders, its directors and executive officers collectively owned approximately 8.6% of United Bancorp’s common stock, with only one member of that group, Scott A. Everson, beneficially owning in excess of 1.0% of United Bancorp’s common stock. If the proposed merger is completed, the percentage of ownership of United Bancorp common stock collectively held by directors and executive officers be reduced to approximately 6.7%, and Mr. Everson’s beneficial ownership will be reduced from approximately 2.1% to 1.9%.
Powhatan Point common stock is not listed on a stock market or quoted in the inter-dealer quotation or “over-the-counter” market, and there is no established trading market for its common stock. As of the record date, Powhatan Point had 145 shareholders of record. The following table lists the high and low prices per share for United Bancorp common stock and Powhatan Point common stock and the cash dividends declared by each company for the periods indicated.
	United Bancorp common stock			Powhatan Point common stock(1)
	High	Low	Dividends	High	Low	Dividends(4)
Quarter ended:
September 30, 2018 (through , 2018)
June 30, 2018	$14.00	$12.35	$0.13	$100.00	$100.00	$1.50
March 31, 2018	13.79	11.81	0.13	100.00	100.00	—
December 31, 2017	13.60	12.00	0.17(3)	—(2)	—(2)	2.25
September 30, 2017	12.20	11.55	0.12	100.00	100.00	—
June 30, 2017	12.25	11.35	0.11	—(2)	—(2)	1.50
March 31, 2017	13.44	11.74	0.11	—(2)	—(2)	—
December 31, 2016	13.50	10.45	0.16(3)	100.00	100.00	1.50
September 30, 2016	11.30	9.77	0.11	100.00	100.00	—
June 30, 2016	10.00	9.02	0.10	100.00	100.00	1.50
March 31, 2016	9.55	8.80	0.10	100.00	100.00	—

(1)
There is no established public trading market for Powhatan Point’s common stock. The stock prices above were prices reported to Powhatan Point by buyers and/or sellers of Powhatan Point common stock at the time transfers of record ownership were requested. While Powhatan Point has no knowledge that pricing information reported to it and described above is inaccurate, Powhatan Point has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to Powhatan Point. Powhatan Point believes that there were a total of 39 transactions involving Powhatan Point common stock during the periods reported above, and the pricing information for 8 of those transactions was not reported to Powhatan Point. The pricing of the unreported transactions may have been above the High or below the Low prices reported in the relevant period

(2)
No pricing information reported.

(3)
Includes a per share special cash dividend of  $0.05.

(4)
Powhatan Point paid a semi-annual dividend during each of the time periods indicated.

The market value of United Bancorp common stock to be issued in exchange for Powhatan Point common stock upon the completion of the merger will not be known at the time of the Powhatan Point shareholder meeting. The above tables show only historical comparisons. Because the market prices of United Bancorp common stock and Powhatan Point common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to United Bancorp and Powhatan Point shareholders in determining whether to adopt and approve the Merger Agreement. Shareholders are encouraged to obtain current market quotations for United Bancorp common stock and to review carefully the other information contained in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 2.
Following the merger, the declaration of dividends will be at the discretion of United Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of United Bancorp, applicable state law and government regulations and other factors deemed relevant by United Bancorp’s board of directors. Unified Bank is subject to certain restrictions on the amount of dividends that it may declare and pay to United Bancorp without prior regulatory approval. Generally, Unified Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Dividend payments to the stockholders may be legally paid from additional paid-in capital or retained earnings.
On June 13, 2018, the trading day immediately preceding the public announcement of the merger, and on            , 2018, the last practicable trading day before the printing of this document, the closing prices per share of United Bancorp common stock as reported on NASDAQ were $13.05 and $    , respectively.
The following table is a disclosure of securities authorized for issuance under United Bancorp equity compensation plans:
Equity Compensation Plan Information June 30, 2018
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	300,000	$10.23	500,000
Equity compensation plans not approved by security holders
Total	300,000	$10.23	500,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
UNITED BANCORP
The tables below contain information regarding the financial condition and earnings of United Bancorp for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, and the six months ended June 30, 2018 and 2017. This information is based on information contained in United Bancorp’s quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission. This information is only a summary. The selected operating data presented below for the six months ended June 30, 2018 and 2017 is not necessarily indicative of the results that may be expected for future periods. You should read it in conjunction with the historical financial statements (and related notes) contained elsewhere in this document.
United Bancorp consolidated statement of financial condition data:
	At June 30		At December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Unaudited)		(In thousands)
Total assets	$514,801	$448,672	$459,332	$438,108	$405,124	$401,812	$389,166
Loans held for investment, net	$377,433	$355,277	$366,467	$354,380	$327,226	$313,354	$306,608
Loans held-for-sale	—	—	—	—	—	—	—
Allowance for loan losses	$2,080	$2,292	$2,122	$2,341	$2,437	$2,400	$2,894
Non-performing assets (OREO, non-accruing loans, and loans more than 90 days past due)	$1,876	$1,898	$1,792	$1,932	$1,533	$2,225	$4,209
Securities available-for-sale	$86,212	$38,892	$44,959	$39,766	$34,623	$19,348	$26,564
Securities held-to maturity	—	—	—	—	—	$450	$955
Mortgage servicing rights	$26	$45	$42	$48	$60	$72	$87
Deposits and borrowers’ escrow balances	$415,634	$373,915	$385,966	$338,803	$323,622	$322,681	$310,641
FHLB advances	$33,768	$10,287	$10,022	$39,855	$26,530	$26,719	$26,991
Stockholders’ equity	$44,985	$43,653	$43,895	$42,641	$41,496	$40,390	$38,871
United Bancorp consolidated operating results:
	Six months ended June 30,		Year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Unaudited)		(In thousands, except per share data)
Interest income	$9,732	$8,474	$17,651	$16,635	$16,082	$16,377	$17,025
Interest expense	1,230	876	1,764	1,784	2,283	2,467	3,033
Net interest income	$8,502	$7,598	$15,887	$14,851	$13,799	$13,910	$13,992
Provision for loan losses	129	50	100	301	553	888	1,241
Non-interest income	1,768	1,701	3,452	3,681	3,802	3,698	4,212
Acquisition related charges	123	—	—	—	—	—	—
Other non-interest expense	7,210	6,699	13,649	13,071	12,490	13,146	13,995
Income before income taxes	$2,808	$2,550	$5,590	$5,160	$4,558	$3,574	$2,968
Income taxes	448	784	2,044	1,580	1,334	923	356
Net income	$2,360	$1,766	$3,546	$3,580	$3,224	$2,651	$2,612
Basic earnings per share	$0.46	$0.35	$0.72	$0.72	$0.65	$0.54	$0.53
Diluted earnings per share	$0.44	$0.35	$0.71	$0.71	$0.64	$0.53	$0.53

UNAUDITED COMPARATIVE PER SHARE DATA
The following table shows United Bancorp’s and Powhatan Point’s diluted income, dividends and book value per share of common stock, after giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that the merger has been completed on the dates or at the beginning of the periods indicated.
The information listed as “per equivalent Powhatan Point share” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 6.9233. We present this information to reflect the fact that Powhatan Point shareholders will receive shares of United Bancorp and cash for each share of Powhatan Point common stock exchanged in the merger. United Bancorp anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of United Bancorp following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of United Bancorp would have been had our companies been combined during these periods.
The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document.
	United Bancorp (historical)	Powhatan Point (historical)	Pro forma combined(1)(2)(3)	Per equivalent Powhatan Point common share(3)
Book value per share:
At June 30, 2018	$9.20	$96.76	$9.47	$65.56
Cash dividends declared per share:
Six months ended June 30, 2018	$0.26	$1.49	$0.26	$1.80
Year ended December 31, 2017	$0.51	$3.21	$0.51	$3.53
Diluted net income per share:
12 months ended June 30, 2018	$0.80	$6.65	$0.84	$5.83
Six months ended June 30, 2018	$0.44	$4.65	$0.49	$3.36
Year ended December 31, 2017	$0.71	$5.27	$0.72	$5.00

(1)
Pro forma dividends per share represent United Bancorp’s historical dividends per share.

(2)
The pro forma book value per share of United Bancorp is based on the pro forma common shareholders’ equity for United Bancorp and Powhatan Point divided by total pro forma common shares of the combined entities.

(3)
All pro forma combined and per equivalent data is based on the stated exchange ratio of 6.9233 shares of United Bancorp common stock per each Powhatan Point share and has not been adjusted to reflect the per share cash consideration payable to Powhatan Point shareholders.

THE SPECIAL MEETING OF SHAREHOLDERS OF POWHATAN POINT
This section contains information about the Powhatan Point special meeting at which Powhatan Point shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The Powhatan Point board of directors is mailing this proxy statement/prospectus to you, as a Powhatan Point shareholder, on or about            , 2018. Together with this proxy statement/prospectus, the Powhatan Point board of directors also is sending to you a notice of the Powhatan Point special meeting and a form of proxy that the board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date and Place of Meeting
The special meeting of shareholders of Powhatan Point is scheduled to be held at   :00  .m., on            , 2018, at Masonic Hall, 153 Main Street, Powhatan Point, Ohio 43942.
Matters to be Considered
At the special meeting, shareholders will be asked to consider and vote upon the following proposals:
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a proposal to adopt and approve the Merger Agreement;

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a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

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any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Powhatan Point board of directors is not aware, at this time, of any additional matters that may be presented for action at the special meeting of shareholders, other than those proposals set forth above. If any other matters are properly brought before the special meeting for consideration, however, shares of Powhatan Point common stock represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.
Recommendation of the Powhatan Point Board of Directors
The board of directors of Powhatan Point believes that the merger with Untied Bancorp is in the best interests of Powhatan Point shareholders and recommends that you vote (1)”FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of Powhatan Point shareholders, if necessary, to solicit additional proxies. See “The Merger — Powhatan Point’s Reasons for the Merger and Recommendation of the Powhatan Point Board of Directors.”
Shares Outstanding and Entitled to Vote; Record Date
Only shareholders of record on            , 2018, will be entitled to notice of and to vote at the special meeting of Powhatan Point shareholders. At the close of business on the record date,            , 2018, there were 52,955 shares of Powhatan Point common stock issued and outstanding and entitled to vote. Shares of Powhatan Point common stock were held of record by approximately 145 shareholders. Each share of Powhatan Point common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum
The following votes are required to approve each of the proposals to be considered at the special meeting:
Item	Vote Required
Approval of the Merger Agreement	Approval by two-thirds of the issued and outstanding shares of Powhatan Point common stock
Adjournment Proposal	Approval by a majority of shares of Powhatan Point common stock represented in person or by proxy at the special meeting
A quorum, consisting of the holders of two-thirds (2/3) of the outstanding shares of Powhatan Point common stock, must be present in person or by proxy at the special meeting of Powhatan Point shareholders before any action can be taken. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
Effect of Abstentions and Broker Non-Votes
Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable stock exchange rules. Under these rules, approval of the Merger Agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients. Because this proposal is required to be approved by the affirmative vote of two-thirds of the outstanding shares of Powhatan Point common stock, abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal. And for the same reason, the failure of a Powhatan Point shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against approval of the Merger Agreement.
With respect to the Adjournment Proposal, failure to vote by proxy or in person at the special meeting, abstentions and “broker non-votes” will not be counted in the voting results and will have no effect on the outcome of that proposal.
Shares Held by Officers and Directors
As of            , 2018, the directors and executive officers of Powhatan Point and First National and the affiliates of such directors and executive officers had sole or shared voting power with respect to 7,956 shares of Powhatan Point common stock, or approximately 15.02% of the outstanding shares of Powhatan Point common stock. The directors of Powhatan Point have agreed to vote their shares of Powhatan Point common stock for the approval of the Merger Agreement.
How to Vote Your Shares; Solicitation of Proxies
A proxy card for use at the special meeting accompanies each copy of this proxy statement/prospectus mailed to Powhatan Point shareholders. This proxy is solicited by the Powhatan Point board of directors. Whether or not you plan to attend the special meeting, the Powhatan Point board of directors urges you to return the enclosed proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:
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filing a written notice of revocation with Theresa Stillion, Corporate Secretary of the Company, at 345 Highway 7 North, Powhatan Point, Ohio 43942;

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executing and returning a later-dated proxy received by Powhatan Point prior to a vote being taken at the special meeting; or

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attending the special meeting and giving notice of revocation in person, and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.
If you are a Powhatan Point shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares in person at the special meeting. If you hold your Powhatan Point shares through a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Powhatan Point will initially pay all of the expenses incurred in connection with printing and mailing this proxy statement/prospectus and the accompanying proxy and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Powhatan Point board of directors. However, the Merger Agreement provides that all costs and expenses for the printing and mailing the proxy statement/prospectus up to $15,000 will not count toward the Powhatan Point transaction-related expenses for purposes of determining any adjustments to the amount of the cash consideration to be received by Powhatan Point shareholders in connection with the merger. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of Powhatan Point. Powhatan Point will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of shares of Powhatan Point common stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of shares of Powhatan Point common stock entitled to vote at the special meeting of Powhatan Point shareholders.
PROPOSALS SUBMITTED TO POWHATAN POINT SHAREHOLDERS
Merger Proposal
Powhatan Point is asking its shareholders to adopt and approve the merger proposal, a matter discussed in detail throughout this proxy statement/prospectus. Holders of Powhatan Point common stock should read through this document in its entirety, including any exhibits, and carefully consider the Merger Agreement and the merger. In particular, shareholders are directed to the Merger Agreement, a copy of which is attached to this document as Annex A.
Vote Required and Powhatan Point Board Recommendation
Approval of the merger proposal requires the affirmative vote of two-thirds of the issued and outstanding shares of Powhatan Point common stock.
The Powhatan Point board of directors recommends a vote “FOR” the merger proposal.
Adjournment Proposal
If, at the special meeting of Powhatan Point shareholders, the number of shares of Powhatan Point common stock present or represented and voting in favor of the merger is insufficient to approve the merger proposal, Powhatan Point intends to ask its shareholders to move to adjourn the special meeting to another time or place to allow for the solicitation of additional proxies to approve the merger proposal. In this event, Powhatan Point will request that the shareholders vote on the Adjournment Proposal and not the merger proposal.
Accordingly, Powhatan Point is asking its shareholders to authorize the holder of any proxy solicited by the Powhatan Point board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Powhatan Point special meeting to another time and place for the purpose of soliciting additional proxies. If Powhatan Point requests a vote on the Adjournment Proposal and the Powhatan Point shareholders approve this proposal, Powhatan Point could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.
Vote Required and Powhatan Point Board Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast at the special meeting.

The Powhatan Point board of directors recommends a vote “FOR” the Adjournment Proposal.
Other Matters to Come Before the Powhatan Point Special Meeting
No other matters are intended to be brought before the Powhatan Point special meeting by Powhatan Point, and Powhatan Point does not know of any matters to be brought before the Powhatan Point special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS
Rights of Dissenting Powhatan Point Shareholders
Shareholders of Powhatan Point are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 sets forth certain procedures by which shares must strictly comply to be entitled to such dissenters’ rights. Failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any shareholder who is a record holder of shares of Powhatan Point common stock on the record date and who does not vote in favor of the merger proposal or whose shares are not otherwise voted in favor of the merger proposal may be entitled to be paid the “fair cash value” of such shares of Powhatan Point common stock after the effective time of the merger.
To be entitled to such payment, a shareholder
•
must deliver to Powhatan Point a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken,

•
must not vote in favor of the merger proposal, and

•
must otherwise comply with Section 1701.85.

A shareholder’s failure to vote against the merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by such shareholder on the Powhatan Point record date, and the amount claimed as the “fair cash value” of such shares of Powhatan Point common stock. See the text of Section 1701.85 of the OGCL attached as Annex C to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.
If Powhatan Point so requests, dissenting shareholders must submit their share certificates to Powhatan Point within 15 days of such request, for endorsement on such certificates by Powhatan Point that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Powhatan Point. If Powhatan Point and any dissenting shareholder cannot agree upon the “fair cash value” of Powhatan Point’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Belmont County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares of Powhatan Point common stock. The fair cash value of a share of Powhatan Point common stock to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.
If a Powhatan Point shareholder exercises such shareholder’s dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s shares of Powhatan Point common stock will be suspended until Powhatan Point purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of shares of Powhatan Point common stock pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex C to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Powhatan Point shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

PARTIES TO THE MERGER AGREEMENT
United Bancorp
United Bancorp is a bank holding company that conducts business through its wholly owned subsidiary, Unified Bank. United Bancorp had assets of  $514.8 million and shareholders’ equity of $45.0 million at June 30, 2018.
Unified Bank is an Ohio chartered bank, operating 18 full-service offices and numerous ATM locations in southeast Ohio and a loan production office in Wheeling, West Virginia. Unified Bank’s traditional banking activities include originating and servicing residential, non-residential real estate, commercial, home improvement and home equity and consumer loans and providing a broad range of depository and brokerage services. Unified Bank is a nonmember of the Federal Reserve System, is insured by the FDIC and is regulated by the ODFI.
Powhatan Point
Powhatan Point is a bank holding company that conducts business through its wholly owned subsidiary, First National. At June 30, 2018, Powhatan Point had assets of  $62.8 million and Shareholders’ equity of  $5.1 million.
The principal business of Powhatan Point is to operate First National, which is a wholly-owned subsidiary, and its principal asset. First National functions as an independent community, nationally chartered bank. First National provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts and servicing of such accounts; commercial, consumer and real estate lending, including installment loans, and safe deposit and night depository facilities. First National is a member of the Federal Reserve System, is insured by the FDIC and is regulated by the OCC. First National grants residential, installment and commercial loans to customers located primarily in Belmont County, Ohio and the surrounding area.

THE MERGER
Terms of the Merger
Transaction Structure
United Bancorp’s and Powhatan Point’s boards of directors have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition of Powhatan Point by United Bancorp through the merger of Powhatan Point with and into United Bancorp, with United Bancorp continuing as the surviving corporation. Immediately following the merger, First National will merge with and into Unified Bank with Unified Bank being the surviving bank.
Merger Consideration
Subject to certain potential adjustments discussed more thoroughly below, if the merger is completed, each Powhatan Point shareholder who has not properly exercised dissenters’ rights will receive in exchange for each Powhatan Point common share owned as of the effective date of the merger 6.9233 shares of the common stock of United Bancorp and $38.75 in cash, without interest. United Bancorp will not issue fractional shares to Powhatan Point shareholders. Instead, Powhatan Point common shareholders will receive for each fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share (after taking into account all shares of Powhatan Point common stock held by such shareholder at the effective time of the merger) of United Bancorp common stock the Powhatan Point shareholder would otherwise have been entitled to receive under the Merger Agreement by (ii) $13.06.
As of the record date for the special meeting of Powhatan Point shareholders, Powhatan Point had 52,955 Powhatan Point Shares issued and outstanding, which, assuming the absence of dissenting shareholders, would result in aggregate merger consideration of approximately 366,600 shares of United Bancorp common stock and $2.05 million in cash consideration. However, the Merger Agreement provides for certain potential negative adjustments to the amount of aggregate cash consideration payable to Powhatan Point shareholders based on: (i) the amount of Powhatan Point’s fees and other expenses related to the merger; (ii) the amount of certain compensation expense accruals required to account for the payment of executive bonuses prior to the merger’s closing and as otherwise needed to correct prior accounting inaccuracies; and (iii) the amount of Powhatan Point’s total shareholders’ equity as of the close of business on the merger closing date. Each of these cash consideration adjustments are discussed more thoroughly below.
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Transaction-Related Expense Adjustment:   The Merger Agreement provides for a reduction in the amount of aggregate cash consideration payable to Powhatan Point shareholders by the amount of 50% of Powhatan Point’s transaction-related expenses up to $1.0 million and dollar-for-dollar for all amounts of Powhatan Point’s transaction-related expenses in excess of  $1.0 million (sometimes referred to herein as the “excess TRE adjustment”), less any after-tax benefit of such expenses as discussed below. The Merger Agreement defines transaction-related expenses as all transaction costs of Powhatan Point and its subsidiary necessary to consummate the merger, and it includes, but is not necessarily limited to, each of the following: (i) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors advising Powhatan Point or its subsidiary in connection with the merger; (ii) the aggregate vendor contract termination fees and data processing deconversion expenses that will result from the consummation of the merger; and (iii) all costs and expenses of printing and mailing the proxy materials to Powhatan Point shareholders in excess of  $15,000. The after-tax benefit is the value likely to be realized by United Bancorp that arises directly from the tax deductions associated with expenses underlying the excess TRE adjustment. The basis for this adjustment is primarily to compensate for an unforeseen transaction-related expense that was discovered by United Bancorp during the due diligence period beginning after the execution of the initial indication of interest letter between the parties on March 12, 2018 and prior to the execution by the parties of the definitive Merger Agreement, which expense relates to a fee, currently estimated at $680,000, for the early termination of a key vendor agreement that will result from the merger of First National with and into Unified Bank. This agreement was originally entered into between First National and Fiserv Solutions, Inc. (now Fiserv Solutions, LLC) on March 12, 2012, was amended and renewed on January 23, 2017, and is currently in the second year of a ten year renewal term.
Example 1:   In the event that Powhatan Point’s aggregate transaction-related expenses equal $900,000, the reduction in aggregate cash consideration under the excess TRE adjustment would equal $450,000, less an estimated after-tax benefit of  $94,500, which would result in a per share cash consideration reduction of approximately $6.71 to Powhatan Point shareholders, meaning that Powhatan Point shareholders would receive approximately $32.04 in cash (plus the stock consideration) in exchange for each share of Powhatan Point common stock, less any additional reductions.
Example 2:   In the event that Powhatan Point’s aggregate transaction-related expenses equal $1.4 million, the reduction in aggregate cash consideration under the excess TRE adjustment would equal $900,000 ($500,000 for the first $1.0 million in transaction-related expenses and dollar-for-dollar for everything in excess of  $1.0 million), less an estimated after-tax benefit of $189,000, which would result in a per share cash consideration reduction of approximately $13.43 to Powhatan Point shareholders, meaning that Powhatan Point shareholders would receive approximately $25.32 in cash (plus the stock consideration) in exchange for each share of Powhatan Point common stock, less any additional reductions.
As of the most recently practicable date, Powhatan Point estimates that the aggregate amount of transaction-related expenses will be $915,000, but this figure is likely to change between the date of this proxy statement/prospectus and the effective date of the Merger.
•
Compensation Expense Accruals Adjustment:   The Merger Agreement provides for a dollar-for-dollar reduction in the amount of aggregate cash consideration payable to Powhatan Point shareholders for any required compensation expense accruals incidental to the merger, including, but not necessarily limited to, bonus payments for the 2018 fiscal year payable to William Busick and Theresa Stillion, prorated through the effective date of the merger, as well as any additional accruals necessary to correct prior period errors or inaccuracies. The basis for this adjustment is to compensate for certain accounting inaccuracies that were discovered by United Bancorp during the due diligence period beginning after the execution of the initial indication of interest letter between the parties on March 12, 2018 and prior to the execution by the parties of the definitive Merger Agreement. As part of its due diligence review of Powhatan Point during that period, United Bancorp discovered that Powhatan Point had, over the course of a 3 year period, inadvertently neglected to accrue for accounting purposes certain expense related to the executive endorsement split dollar agreements in place between First National and Mr. Busick and Ms. Stillion, respectively. This adjustment also takes into account bonuses payable to senior officers of Powhatan Point for the 2018 fiscal year, prorated through the effective date of the merger, the pre-closing portion of which the parties have agreed should be borne by Powhatan Point.

Example 1:   In the event that Powhatan Point’s aggregate required compensation expense accruals equal $250,000, the reduction in aggregate cash consideration under this adjustment would equal $250,000, less an estimated after-tax benefit of  $52,500, which would result in a per share cash consideration reduction of approximately $3.73 to Powhatan Point shareholders, meaning that Powhatan Point shareholders would receive approximately $35.02 in cash (plus the stock consideration) in exchange for each share of Powhatan Point common stock, less any additional reductions.
As of the most recently practicable date, Powhatan Point estimates that the aggregate amount of the required compensation expense accruals will be $203,000. In addition, the board of directors of Powhatan Point will likely determine to pay Mr. Busick and Ms. Stillion bonus awards for 2018, currently estimated at $36,667 for Mr. Busick and $29,583 for Ms. Stillion, the aggregate amounts of which bonuses come to approximately $49,687 on a prorated basis, assuming a closing date for the merger of October 1, 2018.

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Total Shareholder Equity Adjustment:   The Merger Agreement provides for a dollar-for-dollar reduction in the amount of aggregate cash consideration payable to Powhatan Point shareholders for the amount, if any, by which Powhatan Point’s total shareholders’ equity is below $5.0 million, calculated as of the close of business on the merger closing date. Total shareholders’ equity is defined under the Merger Agreement to mean the total consolidated shareholders’ equity of Powhatan Point, calculated in accordance with United States generally accepted accounting principles (“GAAP”) and reflecting the required accruals for all expenses paid or incurred or projected to be paid or incurred by Powhatan Point or its subsidiary, but excluding, for purposes of this adjustment, all Powhatan Point transaction-related expenses and the required compensation expense accruals discussed above (which would otherwise count against total shareholders’ equity for accounting purposes). The basis of this adjustment is to incentivize management of First National to continue to operate the bank in the ordinary of course of business and to maintain its relative financial condition during the period between the execution of the Merger Agreement and the closing of the merger.

As of June 30, 2018, Powhatan Point’s total shareholders’ equity, not taking into account any adjustments for transaction-related expenses and required compensation expense accruals, was $5,043,910. Assuming Powhatan Point meets or exceeds this amount as of the close of business on the merger closing date and its current estimates for transaction-related expenses ($915,000) and required compensation expense accruals ($255,000) remain accurate, Powhatan Point does not anticipate any reduction in the aggregate amount of cash consideration payable to Powhatan Point shareholders related to this adjustment provision.
Any negative adjustments to the aggregate cash consideration payable to Powhatan Point shareholders related to the excess TRE adjustment, required compensation expense accruals and total shareholders’ equity are cumulative. In the event that Powhatan Point’s current estimates remain accurate through the closing date of the merger, Powhatan Point expects an aggregate negative adjustment to the cash consideration of approximately $709,216, less an estimated after-tax benefit of  $148,935, which would result in a per share cash consideration reduction of approximately $10.58 per share, meaning that Powhatan Point shareholders would receive approximately $28.17 in cash (plus the stock consideration) in exchange for each share of Powhatan Point common stock. However, any estimates provided in this discussion are only estimates. While management of Powhatan Point has used its best efforts to estimate the amounts of the adjustments discussed herein, the actual results may differ significantly from such estimates. As a result, the actual reduction to the cash consideration could be greater than management’s estimates, resulting in the amount of cash consideration payable to Powhatan Point shareholders in connection with the merger being significantly less than $38.75 per share.
As mentioned above, the Merger Agreement provides for a positive adjustment to the amount of aggregate cash consideration payable to Powhatan Point shareholders to reflect certain after-tax benefits related to the Merger that accrue to the benefit of United Bancorp. The after-tax benefit adjustment increases the aggregate cash consideration payable to Powhatan Point shareholders by an amount equal to the value of any tax benefits likely to be realized by United Bancorp that arise directly from tax deductions applicable to the excess TRE adjustment and the required compensation expense accruals. The Merger Agreement provides that the after-tax benefit adjustment will be calculated by United Bancorp, in consultation with its independent auditors, as reasonably agreed to by Powhatan Point in consultation with its independent auditors. In the examples outlined above, the after-tax benefit is estimated to be 21% of the excess TRE adjustment and the required compensation expense accruals. However, this estimate is only an estimate and has been provided for illustrative purposes only. The actual amount of the after-tax benefit may differ significantly from management’s estimates due to the uncertainty regarding the exact types and amounts of expenses and accruals that will be used to calculate this adjustment and the complex nature of determining any after tax benefits thereof. As a result, the actual after-tax-benefit adjustment to the cash consideration could be less than management’s estimates, resulting in the amount of cash consideration payable to Powhatan Point shareholders under the example scenarios outlined above being significantly less than the estimates provided.
If the merger is completed, no guarantee can be made with respect to either the amount of per share cash consideration that Powhatan Point shareholders will receive or the value at the time of the closing of the stock consideration that they will receive. The value of the merger consideration you will receive in the form of

United Bancorp common stock in exchange for your Powhatan Point common stock will depend on the market price of United Bancorp common stock on the date when you receive the shares of United Bancorp common stock.
Conversion of Shares; Exchange of Certificates
The conversion of Powhatan Point common stock into nothing more than the right to receive the merger consideration will occur automatically at the effective time of the merger. Within not more than five business days after the effective time of the merger, the exchange agent for the transaction will begin the process of exchanging shares of Powhatan Point common stock for the merger consideration to be received by Powhatan Point shareholders pursuant to the terms of the Merger Agreement.
Letters of Transmittal
Within five business days following the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a Powhatan Point shareholder at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Powhatan Point common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement. Most shareholders will need to complete the letter of transmittal and return the completed letter and the certificates representing their Powhatan Point common stock to the exchange agent. If a certificate for Powhatan Point common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the Merger Agreement upon receipt of  (i) appropriate evidence as to that loss, theft or destruction, (ii) appropriate evidence as to the ownership of the Powhatan Point common stock represented by that certificate by the claimant, and (iii) appropriate and customary indemnification. Once the exchange agent has received all documentation it needs from the former holder of Powhatan Point common stock, it will release and send the merger consideration payable to such person pursuant to the Merger Agreement.
Dividends and Distributions
Until Powhatan Point common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to United Bancorp common stock into which shares of Powhatan Point common stock may have been converted will accrue but will not be paid. United Bancorp will pay to former Powhatan Point shareholders any such unpaid dividends or other distributions, without interest, only after they have duly surrendered their Powhatan Point stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Powhatan Point of any shares of Powhatan Point common stock. If any certificates representing shares of Powhatan Point common stock are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for the merger consideration payable on account of the shares of Powhatan Point common stock represented by that certificate or evidence of book entry.
Dissenting Shares
Shares held by Powhatan Point shareholders who have perfected and not lost their dissenters’ rights in accordance with the procedures and requirements of Ohio law will not be converted into the right to receive the cash and stock consideration in accordance with the terms of the Merger Agreement, and will instead be entitled only to the rights granted by Ohio law. If any such Powhatan Point shareholder withdraws or loses his or her dissenters’ rights under Ohio law at or prior to the effective time of the merger, the shares of Powhatan Point common stock held by such shareholder will be converted into the right to receive the merger consideration as provided under the Merger Agreement. See section entitled “Rights of Dissenting Powhatan Point Shareholders.”
Background of the Merger
As part of Powhatan Point’s ongoing strategic planning process, the Powhatan Point board of directors regularly discussed issues impacting the future success of Powhatan Point. Among the issues discussed were the ability of Powhatan Point to compete against much larger banking institutions with greater financial resources and legal lending limits, the ability to grow or even maintain the earnings Powhatan Point had experienced based upon its current net interest margin in a low interest rate environment, management succession in all functional areas of Powhatan Point, including on the Powhatan Point board of directors, and the cost of complying with current and increasing banking and securities regulations. The directors also discussed the general limited liquidity in Powhatan Point’s common stock as a privately-held company with no listed or over-the-counter trading, and the importance of liquidity to its aging shareholder base.
Over the last several years, Powhatan Point had been approached from time to time by a number of financial institutions that inquired as to Powhatan Point’s interest in combining organizations including a general discussion between William Busick, Powhatan Point President, and Scott Everson, the CEO and President of United Bancorp, as discussed more fully below. None of those discussions resulted in specific definitive proposals and Powhatan Point continued to operate as an independent bank.
In February 2017, as part of the United Bancorp strategic planning process, the United Bancorp senior management team, consisting of Scott Everson, CEO, Matt Branstetter, COO, and Randy Greenwood, CFO, identified the First National Bank of Powhatan Point as being a potentially attractive target bank to acquire and requested that ProBank Austin, the financial advisor to United Bancorp, provide United Bancorp with an analysis and modelling of the relevant economic factors so that they could structure a potential offer. Shortly thereafter, the United Bancorp senior management team sought to schedule a meeting with representatives of the boards of directors of both Powhatan Point and First National, to discuss the potential merging of the banks.
On June 29, 2017, members of the United Bancorp senior management team had an initial meeting with Bill Busick, the President of First National, to discuss the potential of a business combination.
On July 26, 2017, Mr. Busick visited the main office of United Bancorp to meet with its senior management team. The discussion focused on more specific potential terms of an offer. At the conclusion of that meeting, Mr. Busick indicated that Powhatan Point’s next regular board meeting was scheduled for mid-August and that it would include, as an agenda item, a discussion of the potential opportunity with United Bancorp, and the board would determine whether there was any interest in furthering discussions. At that meeting, the members of the Powhatan Point board of directors determined not to pursue the potential transaction, and that it was in the best interest of Powhatan Point to remain independent at that time. On August 30, 2017, Mr. Busick contacted Mr. Everson via telephone to apprise him of the board’s determination.
In late 2017, the board of directors of Powhatan Point determined to secure a stock valuation to ascertain the fair market value of the company’s common stock. Based on those findings, coupled with the previously-mentioned issues of increased competition, bank operations, and limited stock liquidity, the board started to revisit the potential of seeking an affiliation with a larger institution.
No further discussions were held between the parties until late January, 2018 when Mr. Busick contacted Mr. Everson to indicate that Powhatan Point’s board had determined to reopen discussions regarding a potential merger of the two companies. Issues related to succession planning and the need for additional capital to support growth were significant factors in the board’s determination to reopen discussions.
On February 1, 2018, Mr. Busick, along with directors Dennis Hendershot and Carl “Doc” Novak, met with Mr. Everson and the other members of the United Bancorp senior management team at the main office of United Bancorp. The primary focus of the discussion at that meeting was the potential financial and organizational structures of the transaction. After that meeting, Mr. Everson and the other members of the United Bancorp senior management team requested that Craig Mancinotti of ProBank Austin assist in the development of an “indication of interest” letter outlining the basic terms of the proposed transaction.
On February 13, 2018, United Bancorp’s board met with its management team to review proposed indication of interest. The board approved management’s recommendation to submit the indication of interest. On February 14, 2018, United Bancorp submitted the indication of interest, offering to acquire Powhatan Point for a combination of cash and stock consideration pursuant to which Powhatan Point shareholders would receive 7.0161 shares of United Bancorp common stock and $39.27 in cash for each outstanding share of Powhatan Point common stock. The offer provided for a fixed exchange ratio. On February 14, 2018, Mr. Busick met with the United Bancorp senior management team to discuss the terms outlined in the indication of interest letter and indicated that he would present it to the Powhatan Point board of directors for its consideration.

On February 21, 2018, the board of directors of Powhatan Point held a meeting to review the proposed indication of interest letter submitted by United Bancorp. Overall, there was not unanimous support to accept the indication of interest letter at that time.
On February 22, 2018, Mr. Busick contacted Mr. Everson to indicate that the board of directors did not accept the terms of the proposed indication of interest letter. Mr. Busick indicated that he explained to the board of directors his belief that it was in the best interest of Powhatan Point to partner with United Bancorp, especially in light of the company’s most pressing concerns relating to succession planning and capital.
On March 1, 2018, Mr. Busick contacted Mr. Everson to request a meeting between the senior management team of United Bancorp and the board of directors of Powhatan Point to discuss the terms of the offer.
On March 5, 2018, Mr. Everson and the other members of the United Bancorp senior management team met with the Powhatan Point board of directors at the main office of First National. At that meeting, which lasted approximately one and a half hours, the United Bancorp management team reviewed the terms of the offer with the board and addressed their questions.
On March 12, 2018, the Powhatan Point board of directors adopted resolutions authorizing and directing Mr. Busick to accept and deliver the indication of interest to United Bancorp and to commence negotiation with United Bancorp of a definitive agreement consistent with the indication of interest.
March 12, 2018, Mr. Busick executed the letter of intent on behalf of Powhatan Point and delivered it Mr. Everson and the United Bancorp senior management team at the main offices of United Bancorp.
On March 29, 2018, Dinsmore & Shohl LLP (“Dinsmore”), counsel to Powhatan Point, had preliminary discussions with Mr. Busick regarding various factors to consider in connection with a potential transaction and the process for initiating such a transaction, including retaining an investment banking firm. On April 6, 2018, Dinsmore was engaged by the Powhatan Point board of directors to assist with matters associated with the potential merger.
On April 2, 2018, a representative from CAMELS met with members of the Powhatan Point board of directors so that the board could evaluate the firm’s qualifications to be retained as Powhatan Point’s financial advisor. At the conclusion of that meeting, the Powhatan Point board discussed the qualifications of the investment banking firm, deliberated and decided to retain CAMELS as financial advisor to assist Powhatan Point in evaluating its strategic options and negotiating with United Bancorp. The board authorized and directed Mr. Busick to negotiate an acceptable engagement letter to retain CAMELS. After negotiation of the engagement letter, CAMELS was subsequently engaged.
On March 21, 2018, Mr. Busick met with members of the United Bancorp senior management team to review a due diligence check list and to set the appropriate scope for the upcoming due diligence. On March 30, 2018, the United Bancorp senior management team held a conference call with Craig Mancinotti and Vince Van Nevel of ProBank Austin to discuss the engagement of ProBank Austin to assist in the due diligence process. ProBank Austin was thereafter engaged to perform the merger-related due diligence on behalf of United Bancorp, which was conducted over three day period in early April. They reviewed a number of documents including, business plans, budgets, minutes of the board of directors and various committees of Powhatan Point and First National, policies, financial projections and additional items. The due diligence review showed no specific areas of concern that called into question the ability of United Bancorp to consummate the transaction or the condition of United Bancorp generally. During this time, United Bancorp continued its due diligence review of Powhatan Point through the data room and conversations with Powhatan Point’s management. The due diligence review brought forth additional discussions focusing on Powhatan Point’s data processing agreement, accounting accruals and additional shares of outstanding Powhatan Point common stock requiring an adjustment to the proposed exchange ratio outlined in the indication of interest letter.
Shumaker, Loop & Kendrick, LLP (“Shumaker”), as counsel for United Bancorp, prepared a draft of the Merger Agreement and delivered it to Dinsmore, as counsel to Powhatan Point, on April 9, 2018.

During the end of April and month of May, Dinsmore and CAMELS had several discussions with Mr. Busick to review the results of the due diligence investigation of United Bancorp, an initial overview of the Powhatan Point merger agreement relative to the indication of interest letter and the likely process through signing of the merger agreement, employee meeting and announcement and reporting of the transaction.
The parties continued their negotiation of the Merger Agreement and exchanged numerous drafts of the Merger Agreement and their respective disclosure schedules regarding the same through June 11, 2018.
The board of directors of United Bancorp met on the morning of June 12, 2018 with Mr. Mancinotti of ProBank Austin and Mr. Mack of Shumaker to review the Merger Agreement. At this meeting, Mr. Mancinotti reviewed the financial aspects of the proposed transaction, and Mr. Mack discussed the structure of the Merger Agreement and discussed with the board the more significant terms of the Merger Agreement in greater detail. The board discussed the merger in detail and, then, the board unanimously approved the Merger Agreement.
The board of directors of Powhatan Point also met on June 12, 2018 starting at 1:00 PM. All of the members of the board of directors were present with Dr. Carl Novak participating by telephone. Representatives of Dinsmore and CAMELS were also in attendance. At this meeting, CAMELS reviewed the financial aspects of the proposed transaction and rendered to the Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by CAMELS as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Powhatan Point common stock. (See “The Merger Opinion of Powhatan Point’s Financial Advisor” below).
After the conclusion of CAMELS’s presentation, the board received the form of the Merger Agreement and, with the assistance of Dinsmore, reviewed it in significant detail, confirming that the form of the Merger Agreement corresponded to the terms established in the initial indication of interest and that it was typical for transactions of this type. The board reviewed the structure of the transaction, the representations and warranties, restrictions on the operations of Powhatan Point and First National between signing and closing, conditions to closing and related matters. After the review of the Merger Agreement, the board, with Dinsmore participating, discussed the transaction, posed questions to counsel and further deliberated. Thereafter, the board received and considered resolutions concerning the transaction. The members of the board unanimously approved the Merger Agreement and transactions set forth therein and authorized Mr. Busick to execute and deliver the Merger Agreement and take the other actions necessary to effect the transaction. The meeting was adjourned at approximately 3:00 PM.
The parties agreed to execute the Merger Agreement effective June 14, 2018. A meeting of the employees of First National was held at 5:00 PM on June 14 to announce the transaction to them. Mr. Everson and other members of United Bancorp’s management team were present for that meeting.
Powhatan Point’s Reasons for the Merger; Board Recommendation
Powhatan Point’s board of directors believes that the merger transaction with United Bancorp is consistent with Powhatan Point’s goal of enhancing shareholder value and providing liquidity for the holders of Powhatan Point common stock. In addition, the board of directors believes that the merger with United Bancorp addresses the board’s desire that any potential transaction be deemed in the best interest of the customers and employees of First National and the communities Powhatan Point serves.
In reaching its decision to adopt and approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger Agreement, Powhatan Point’s board of directors consulted with Powhatan Point management, as well as its financial and legal advisors, and considered a variety of factors, including the following:
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The increase in liquidity to Powhatan Point shareholders as a thinly traded company. United Bancorp stock is traded and listed on NASDAQ.

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The expected results to Powhatan Point shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by United Bancorp.

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That the majority of the merger consideration would be paid to Powhatan Point shareholders in the form of common stock of United Bancorp, which would provide those shareholders receiving such stock with an opportunity to participate in any possible future earnings and appreciation in the value of the combined company.

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The opinion, dated June 12, 2018, of CAMELS to the Powhatan Point Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Powhatan Point common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Powhatan Point’s Financial Advisor”;

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That the merger is intended to qualify as reorganization under Section 368 of the Internal Revenue Code.

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The expectation that the merger should result in economies of scale, cost savings, and efficiencies to the combined company.

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The board of directors’ view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry, generally, and each of Powhatan Point and United Bancorp in particular.

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The expected benefit to Powhatan Point customers resulting from the greater depth of banking services that would become available to them as a result of the combination with United Bancorp.

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The belief that United Bancorp shares Powhatan Point’s community banking philosophy.

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Powhatan Point’s favorable impressions of the experience and capability of United Bancorp’s management team.

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Satisfactory results of Powhatan Point’s summary due diligence review of United Bancorp.

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The anticipated effect of the acquisition on Powhatan Point’s employees;

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The anticipated effect on Powhatan Point’s customers and the communities served by Powhatan Point including the benefit of having a significantly larger lending limit with which to serve Powhatan Point customers;

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The belief, based on historical information with respect to United Bancorp’s business, earnings, operations, financial condition, prospects, capital levels, and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value.

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The expectation that the merger would likely be approved by the regulatory authorities and by the shareholders of Powhatan Point in a timely manner.

The foregoing discussion of the information and factors considered by the Powhatan Point board of directors is not intended to be exhaustive, but includes the material factors they considered in arriving at this determination to adopt and approve the Merger Agreement and the transactions it contemplates and recommend that the Powhatan Point shareholders vote to approve it. The Powhatan Point board did not assign any relative or specific weights to the above factors and individual directors may have given different weights to different factors.
Powhatan Point shareholders should be aware that Powhatan Point’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Powhatan Point shareholders. The board of directors of Powhatan Point was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the merger proposal be approved by the shareholders of Powhatan Point. See “The Merger — Interests of Certain Persons in the Merger” on page 50.
This summary of the reasoning of the board of directors of Powhatan Point and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 22.

For the reasons set forth above, the board of directors of Powhatan Point believes that the merger is fair to and in the best interests of Powhatan Point and its shareholders, and, as a result, the directors of Powhatan Point unanimously recommend that Powhatan Point shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.
United Bancorp’s Reasons for the Merger
In order to improve profitability and shareholder value, management believes United Bancorp needs to pursue growth both organically, by selling more products and services through its existing banking offices, as well as through acquisitions when prudent opportunities arise. In February 2017, as part of the United Bancorp strategic planning process, the United Bancorp senior management team, consisting of Scott Everson, CEO, Matt Branstetter, COO, and Randy Greenwood, CFO, identified the First National Bank of Powhatan Point as being a potentially attractive target bank to acquire. In pursuing its acquisition strategy with respect to Powhatan Point, United Bancorp was focused on seeking an opportunity in a geographic area complementary to its existing markets and in communities that management believes would be receptive to its traditional community banking approach. At that time, management requested that ProBank Austin, the financial advisor to United Bancorp, provide United Bancorp with an analysis and modelling of the relevant economic factors so that United Bancorp could structure a potential offer for submission to Powhatan Point.
United Bancorp senior management recognized the acquisition of Powhatan Point as an opportunity for it to solidify its branch presence within the Belmont County Ohio market through the acquisition of an existing brick and mortar office with approximately $45 million in deposits, a meaningful presence that would take a significant time to achieve through de novo branching. United Bancorp believes it can enhance the relationships already established by Powhatan Point by offering products and services not presently offered by Powhatan Point, including brokerage services. The expanded market presence that United Bancorp will derive from the merger also provides further opportunities for growth and profitability.
To assist the Board in analyzing the financial impact on United Bancorp of a possible Powhatan Point merger, United Bancorp retained ProBank Austin as its financial advisor. A number of possible pricing scenarios were developed by ProBank Austin to evaluate the impact of the potential Powhatan Point acquisition on United Bancorp’s future earnings per share, capital position and other items of significance to United Bancorp and its shareholders.
In deciding to approve the terms and conditions of the merger agreement with Powhatan Point, the United Bancorp Board consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:
(i)
The merger will facilitate the natural and logical expansion of United Bancorp’s business in southeastern Ohio;

(ii)
Powhatan Point’s consistent core profitability, strong regulatory capital levels, minimal nonperforming assets, and strong core deposit base;

(iii)
The merger will increase United Bancorp’s asset size by approximately $62.3 million on a pro forma basis (as of June 30, 2018), creating additional opportunities to benefit from economies of scale and provide opportunities for asset growth and earnings growth in an extremely competitive environment; and

(iv)
Powhatan Point’s management philosophies and its reputation of excellent customer service are consistent with United Bancorp’s emphasis on local decision-making, community banking, quality staff and a customer-centric service culture.

The United Bancorp Board considered many different factors in its evaluation and did not believe it was practical to, and did not quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination.

Opinion of Powhatan Point’s Financial Advisor
Powhatan Point’s board of directors engaged CAMELS Consulting Group, LLC (“CAMELS”) to render financial advisory and investment banking services to Powhatan Point, including an opinion to the Powhatan Point board of directors as to the fairness, from a financial point of view, to the holders of Powhatan Point common stock of the merger consideration to be received by such shareholders in the proposed merger of Powhatan Point with and into United Bancorp. Powhatan Point selected CAMELS because CAMELS is a recognized firm with substantial experience in transactions similar to the merger. As part of its investment banking business, CAMELS is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and establishing fair market value.
As part of its engagement, CAMELS’s principal attended the meeting of the Powhatan Point board held on June 12, 2018, at which the Powhatan Point board evaluated the proposed merger. At this meeting, CAMELS reviewed the financial aspects of the proposed merger and rendered to the Powhatan Point board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by CAMELS as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Powhatan Point common stock. The Powhatan Point board approved the Merger Agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by CAMELS in preparing the opinion.
CAMELS’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Powhatan Point board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Powhatan Point common stock. It did not address the underlying business decision of Powhatan Point to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Powhatan Point board in connection with the merger, and it does not constitute a recommendation to any holder of Powhatan Point common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Powhatan Point common stock, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
In connection with the opinion, CAMELS reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Powhatan Point and United Bancorp and bearing upon the merger, including, among other things:
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Initial draft of the Merger Agreement dated April 19, 2018 (the most recent draft then made available to CAMELS);

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the unaudited financial statements for the two fiscal years ended December 31, 2017 of Powhatan Point;

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the audited financial statements and the Annual Reports for the two fiscal years ended December 31, 2017 and 2016 of United Bancorp;

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certain publicly available regulatory filings of Powhatan Point, First National, United Bancorp and Unified Bank;

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certain other interim reports and other communications of Powhatan Point and United Bancorp to their respective shareholders; and

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other financial information concerning the businesses and operations of Powhatan Point and United Bancorp that was furnished to CAMELS by Powhatan Point and United Bancorp or which CAMELS was otherwise directed to use for purposes of CAMELS’s analyses.

CAMELS’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of Powhatan Point and United Bancorp;

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the assets and liabilities of Powhatan Point and United Bancorp;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial and stock market information specific to United Bancorp with similar information for certain other companies the securities of which were publicly traded; and

•
estimates regarding certain pro forma financial effects of the merger on United Bancorp based on, without limitation, the cost savings and related expenses determined by the management of United Bancorp, and used and relied upon by CAMELS based on such discussions, at the direction of Powhatan Point management and with the consent of the Powhatan Point board.

CAMELS also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. CAMELS also participated in discussions that were held with the respective managements of Powhatan Point and United Bancorp regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as CAMELS deemed relevant to its inquiry. In addition, CAMELS considered the results of other transactions of similar asset size of Powhatan Point in determination of identified transactional values.
In conducting its review and arriving at its opinion, CAMELS relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. CAMELS relied upon the management of Powhatan Point as to the reasonableness and achievability of the financial and operating forecasts and projections of Powhatan Point (and the assumptions and bases therefor) that were discussed with CAMELS and CAMELS assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. CAMELS further relied, with the consent of Powhatan Point, upon United Bancorp management as to the reasonableness and achievability of the publicly available operating projections of United Bancorp referred to above, as well as discussion of estimates regarding certain pro forma financial effects of the merger on United Bancorp (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above, and CAMELS assumed that all such information was reasonably assessed on bases reflecting, or in the case of the United Bancorp projections referred to above that such estimates were consistent with, the best currently available estimates and judgments of United Bancorp management and that the forecasts, projections and estimates reflected in such discussions would be realized in the amounts and in the time periods estimated.
CAMELS assumed, based on discussions with the respective managements of Powhatan Point and United Bancorp and with the consent of the Powhatan Point board, that all such information provided a reasonable basis upon which CAMELS could form its opinion and CAMELS expressed no view as to any such information or the assumptions or bases therefor. CAMELS relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
CAMELS also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Powhatan Point or United Bancorp since the date of the last financial statements of each such entity that were made available to CAMELS.

CAMELS assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which CAMELS assumed would not differ in any respect material to CAMELS’s analyses from the draft reviewed by CAMELS referred to above) with no adjustments to the merger consideration;

•
that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•
that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Powhatan Point, United Bancorp or the pro forma entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

CAMELS’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Powhatan Point common stock, of the merger consideration to be received by such holders in the merger. CAMELS expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the merger or any related transaction to Powhatan Point, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. CAMELS’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to CAMELS through such date. Developments subsequent to the date of CAMELS’s opinion may have affected, and may affect, the conclusion reached in CAMELS’s opinion and CAMELS did not and does not have an obligation to update, revise or reaffirm its opinion. CAMELS’s opinion did not address, and CAMELS expressed no view or opinion with respect to:
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the underlying business decision of Powhatan Point to engage in the merger or enter into the Merger Agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Powhatan Point or the Powhatan Point board;

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the fairness of the amount or nature of any compensation to any of Powhatan Point’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Powhatan Point common stock;

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whether United Bancorp has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of Powhatan Point common stock at the closing of the merger;

•
the actual value of United Bancorp common stock to be issued in the merger;

•
the prices, trading range or volume at which Powhatan Point common stock or United Bancorp common stock would trade following the public announcement of the merger or the prices, trading range or volume at which United Bancorp common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Powhatan Point, United Bancorp, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, CAMELS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of CAMELS, Powhatan Point and United Bancorp. Any estimates contained in the analyses performed by CAMELS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the CAMELS opinion was among several factors taken into consideration by the Powhatan Point board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Powhatan Point board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Powhatan Point and United Bancorp and the decision to enter into the Merger Agreement was solely that of the Powhatan Point board.
In connection with its opinion, CAMELS presented to the Powhatan Point board in summary form M&A transactions that have occurred within the Midwest over the course of approximately the past two years. The financial analysis within the table provided below sets forth a comparative transactional detail for similar asset sized institutions. The table alone does not constitute a complete description of the financial analyses performed. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, CAMELS did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CAMELS believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, CAMELS utilized an implied value of the merger consideration of  $129.17 per share of Powhatan Point common stock, comprised of both stock and cash. Price adjustments were made to the Indication of Interest due to a re-calculation of outstanding shares of Powhatan Point. Specifically outstanding shares were increased from 52,255 to 52,955. This resulted in a cash per share deal value of  $38.75, Stock Per Share Deal Value of  $90.42 for a combined Per Share Deal Value of  $129.17. Cash component consisting of the $38.75 per share of Powhatan common and the implied value of the stock consideration of 6.9233 shares of United Bancorp common stock for each share of Powhatan common stock, based on the closing price of United Bancorp common stock on February 14, 2018 of  $13.06 per share. Outstanding shares of Powhatan Point was calculated at 52,955. Aggregate deal value was calculated at $6,840,180. The formula for the exchange of Powhatan common shares for United Bancorp was set at $13.06 per share. Deal value to Powhatan shareholders is dependent on the closing price of United Bancorp (publicly traded on NASDAQ under the trading symbol UBCP). The value associated with the exchange of shares between Powhatan and United Bancorp is dependent on the trading value of UBCP, as a publicly traded stock. United Bancorp common stock on July 12, 2018 had a high of  $13.18, a low of  $13.10 and closed at $13.18.

Powhatan Point Selected Companies Analyses.   Using publicly available information, CAMELS compared the results of merger and acquisitions of twenty-one (21) announced transactions of similar sized institutions of Midwestern-based sellers under $100 million in assets and a positive trailing 12 month ROA for which pricing terms were disclosed. Powhatan Point is not a publicly traded company but privately held with limited information on internally managed stock trades. The small asset size of Powhatan (approximately $59,000,000 as of March 31, 2018) was also a determinant factor in utilizing an expanded Midwestern view of announced transactions (see table below) from January 1, 2016 to January 25, 2018 due to limited number of overall transactions in order to evaluate fairness of proposed transaction.
The following table represents selected bank and thrift M&A transactions in the Midwest announced during the period of 1/1/2016-1/25/2018. The representative transactions are for selling institutions of less than $100 million, LTM ROAA of greater than 0%, and excludes terminated deals and those of Bankers’ Banks. CAMELS identified the following financial measurements in listed comparative transactions.
Seller Financial Statistics; Deal Statistics; Deal Valuation
Buyer	Seller	State	Total Assets ($000)	LTM ROAA	LTM ROAE	Annc. Date	Deal Value ($Mil)	Type(1)	Tangible Book
Southern Missouri Bncp	Southern Missouri Bcshs	MO	$91,082	1.15%	1.15%	08/18/17	$14.9	C, CS	138%
First Savings Fncl Group	Dearmin Bancorp Inc.	IN	$99,228	0.74%	9.43%	07/21/17	$10.6	C	148%
Ozarks Heritage Finl Grp	Financial Enterprises	MO	$69,956	0.45%	3.44%	07/11/17	$7.4	C, CS, DS, U	111%
Royal Bancshares Inc.	St Bk of Cazenovia	WI	$37,461	0.36%	2.11%	04/04/17	$6.7	C	105%
Farmers Ntnl Banc Corp.	Monitor Bancorp Inc.	OH	$43,229	0.67%	4.96%	03/13/17	$7.8	C, CS	130%
Connections Bancshares	Kirksville Bancorp Inc.	MO	$57,958	0.88%	8.28%	02/22/17	$3.6	C, CS	89%
WB Bancorp Inc.	MC Bancorp Inc.	IL	$48,979	0.45%	4.46%	01/31/17	$5.5	C	115%
First Belleville Bcshs	Palco Bankshares Inc.	KS	$61,397	1.08%	7.88%	12/14/16	$8.0	C	106%
Merchants Bancorp	Bluestem Devl Corp.	IL	$43,330	0.58%	5.75%	11/15/16	$5.0	C	115%
Central Kansas Bncshrs	Roxbury Bank	KS	$15,654	0.48%	4.54%	10/28/16	$2.0	C	115%
Central Bancompany	Bank Star One	MO	$87,564	0.62%	5.21%	08/19/16	$13.5	C	129%
Horizon Bancorp	CNB Bancorp	IN	$56,413	0.26%	1.26%	07/12/16	$5.3	C, DS	108%
Mackinac Fncl Corp	Niagara Bancorp. Inc.	WI	$68,440	0.40%	3.82%	05/24/16	$3.6	C, DR	99%
HNB National Bank	Farmers St Stanberry	MO	$57,474	0.96%	7.17%	05/11/16	$9.0	C	113%
Lizton Financial Corp.	Indiana Business Bncp	IN	$63,274	0.99%	5.98%	04/26/16	$12.4	C	103%
Bellwood Cmnty Hldg Co.	Hassenstab Mgmt Co.	NE	$27,594	0.49%	4.61%	03/25/16	$4.4	C	132%
First State Bancorp Inc .	First Safety Bank	OH	$49,042	0.52%	2.56%	03/24/16	$12.2	C	119%
Columbia Bancshares	Clarence State Bank	MO	$20,076	0.60%	2.92%	03/16/16	$5.2	C	124%
First Cmnty Finl Partners	Mazon State Bank	IL	$84,590	0.12%	1.43%	03/14/16	$8.5	C	114%
Sandhills Fncl Svcs LLC	Keystone Investment	NE	$67,915	0.89%	7.86%	02/22/16	$11.0	C, DS	139%
Elkcorp Inc.	Baileyville Bancshares	KS	$42,854	0.46%	5.06%	02/01/16	$5.3	C	37%
	Average		$56,834	0.63%	5.19%				119%
	25th Percentile		$43,229	0.45%	3.44%		81.9%		108%
	Median		$57,474	0.58%	4.96%		76.4%		115%
	75th Percentile		$68,440	0.88%	7.17%		68.1%		130%
Powhatan Point Community Bancshares, Inc.(1)		OH	$56,319	0.53%	5.91%	06/12/18	$6.8	C, CS	133%

(1)
Deal Consideration Type based on the following: C = Cash, CS = Common Stock, DR = Debt Repaid, DS = Dividend to Seller, U = Unclassified

Note:   S-Corporation selling companies have been adjusted to C-Corporation status (including pricing multiples). Assumes 34% tax rate. For transactions with seller’s total assets under $1 billion, financial statistics may be reported for the lead bank subsidiary and may not reflect consolidated company performance.
Source:   All data from S&P Global Market Intelligence, a division of S&P Global (Based on price-to-core earnings multiple if available).and Industry Sector Sources
A review of the identified announced merger and acquisition transactions in the table above within the period described places Powhatan Point above the 75th percentile with a deal valuation of Price to Book of 133% and a total deal value of  $6,840,180. Comparison transactions are identified in the Deal Statistics and Deal Valuation columns in the table above. The Seller Financial Statistics column, which takes into account asset size, places Powhatan Point in the Median Percentile. A comparison of Return on Average Assets places Powhatan Point slightly above the 25th Percentile. However, correlating stock prices of privately held institutions is not feasible due to the fact that transactional pricing is not disclosed. Therefore, the primary benchmark available to CAMELS is Total Deal Value which offers shareholders of Powhatan Point a return in the upper percentile of known offered transactions.
To further expand on this analysis, CAMELS used key performance indicators (KPIs) associated with financial institutions and other financial information for, as of, or, in the case of latest 12 months (LTM) information, though, the most recent completed quarter (MRQ) available (which in the case of Powhatan Point was the fiscal quarter ended December 31, 2017. Where consolidated holding company level financial data for Powhatan Point was reported and supported with subsidiary bank level data, as utilized to calculate a per share common valuation value on a minority basis. Certain financial data prepared and utilized by CAMELS, may not correspond to the data presented in Powhatan Point’s historical financial statements as a result of the different periods, assumptions and methods used by CAMELS to compute the financial data presented. CAMELS relied on KPIs of institutions the asset size of Powhatan Point to include but not limited to return on assets (ROA), return on equity (“ROE”), loan to deposit (LTD), Efficiency Ratio, and Income Growth. CAMELS also utilized industry formulas associated with Shareholder Equity, Income and as feasible per share value. Each category utilized specific multiples representative of an institutions asset size, forward earnings, and market levels associated with respective common stock.
CAMELS’s analysis showed the following concerning the financial performance of Powhatan Point and the selected companies. The ROA for the twenty-one institutions was 0.63% and the average price to tangible book value (P/TBV) was 119%. The median ROA was 0.58% and median P/TBV was 115%. The 75th percentile ROA was 0.88% and the corresponding P/TBV was 130%. Powhatan Point has consistently performed around 0.50% ROA over the past number of years with year-end ROA of 0.53%. No company listed as a comparison in the above selected companies’ analysis is identical to Powhatan Point. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
No company used as a comparison in the above selected companies’ analysis from a position of acquirer is identical to United Bancorp. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Select Transactions Analysis.   CAMELS reviewed publicly available information on the transactions identified in the table above. The table is comprised of selected bank and thrift transactions announced since January 1, 2015 with transaction values were between $20 million and $100 million, acquired companies headquartered in the Midwest region and acquirers’ traded on NASDAQ, the New York Stock Exchange or the NYSE American Exchange. Acquisitions of distressed targets and merger of equals transactions were excluded from the selected transactions.
For each selected transaction, CAMELS derived the following implied transaction statistics, as summarized in the table above, based on the transaction consideration value paid for the acquired company:
•
Price per common share to LTM earnings per share (EPS) of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•
Price per common share to TBV per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity).

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value (cash and stock) for the proposed merger of  $129.17 per share of Powhatan Point common stock. and using historical financial information for Powhatan Point as of December 31, 2017.
No company or transaction used as a comparison in the above selected transaction analysis is identical to Powhatan Point or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Forecasted Pro Forma Financial Impact Analysis.   CAMELS performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of United Bancorp and Powhatan Point. Using balance sheets for fiscal year 2017 for United Bancorp and Powhatan Point, an assumed long-term earnings growth rate provided by United Bancorp management, financial and operating forecasts and projections of Powhatan Point prepared by Powhatan Point management and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by United Bancorp management, CAMELS analyzed the potential financial impact of the merger on certain projected financial results of United Bancorp. This analysis indicated the merger could be accretive to United Bancorp’s estimated 2018 EPS and estimated 2019 EPS and dilutive to United Bancorp’s estimated tangible book value per share, as of December 31, 2018. Furthermore, the analysis indicated that each of United Bancorp’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio, as of December 31, 2018 could be lower. For all of the above analysis, the actual results achieved by United Bancorp following the merger may vary from the projected results, and the variations may be material.
Miscellaneous.   CAMELS acted as financial advisor to Powhatan Point and not as an advisor to or agent of any other person. As part of its investment banking business, CAMELS is continually engaged in the valuation of bank and bank holding company securities in connection with negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, acquisitions, and valuations for various other purposes. As specialists in the securities of banking companies, CAMELS has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their valuation business, CAMELS is not a licensed broker-dealer and does not buy or sell securities. CAMELS does not hold long or short positions in either Powhatan Point or United Bancorp. CAMELS does not buy or sell, debt or equity securities of Powhatan Point or United Bancorp for its and their own accounts. CAMELS’s principal does not maintain individual positions in Powhatan Point common stock and United Bancorp common stock.
Pursuant to the CAMELS engagement agreement, Powhatan Point agreed to pay CAMELS a total cash fee not to exceed $35,000 of which became payable to CAMELS with the rendering of its opinion and preparation of the fairness opinion and the balance of which is payable in the completion of various merger processes. Powhatan Point also agreed to reimburse CAMELS for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify CAMELS against certain liabilities relating to or arising out of CAMELS’s engagement or CAMELS’s role in connection therewith. Other than in connection with this present engagement, CAMELS provided an independent stock valuation report of the fair market value (minority interest) of the common stock of Powhatan Point in November of 2017, at the request of the president/CEO of Powhatan Point. CAMELS in preparation of the report was not aware of merger discussions with United Bancorp. During the two years preceding the date of its opinion, CAMELS has not provided investment banking and financial advisory services to United Bancorp. CAMELS may in the future provide financial advisory services to United Bancorp and receive compensation for such services.

Management and Board of Directors of United Bancorp After the Merger
Upon completion of the merger, the directors and executive officers of United Bancorp are expected to continue in their current positions, with the exception of the addition of Dr. Carl A. Novak, DDS, a current director of Powhatan Point, who has been chosen by United Bancorp in consultation with Powhatan Point to be appointed as a director of both United Bancorp and Unified Bank pursuant to the Merger Agreement. Dr. Novak, age 73, graduated from The Ohio State University College of Dentistry in 1971 and has been practicing in Clarington, Ohio for 47 years. Dr. Novak has served as a director of Powhatan Point since October 17, 1979.
Dr. Novak has been deemed “independent” by the United Bancorp board of directors, according to NASDAQ listing standards. Following the merger, Dr. Novak, as a non-employee director of United Bancorp, will receive an annual retainer of  $7,500 and a fee of  $1,252 for each board meeting attended for either United Bancorp or Unified Bank and will also be eligible to participate in the United Bancorp and Affiliate Bank Directors and Officers Deferred Compensation Plan and the United Bancorp 2018 Stock Incentive Plan. Dr. Novak may also receive attendance fees for specific committee meetings depending upon any appointment to such committees. No determination has been made with respect to Dr. Novak’s committee appointments.
Interests of Powhatan Point Directors and Executive Officers in the Merger
In considering the recommendation of the board of directors of Powhatan Point to vote for the merger proposal, Powhatan Point shareholders should be aware that certain of Powhatan Point’s directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Powhatan Point. The Powhatan Point board of directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the merger. These interests are described below. For purposes of this disclosure, the merger constitutes a change in control, change of control or term of similar meaning.
Employment Agreements.   The Merger Agreement provides that United Bancorp shall negotiate in good faith with William Busick, Powhatan Point’s President, and Theresa Stillion, its Vice President and Secretary, toward the execution at or before the effective time of the merger, of written employment agreements, as agreed to by the respective parties. Except as disclosed below, neither Mr. Busick nor Ms. Stillion has any agreement with either Powhatan Point or First National with respect to employment. As of the date of this proxy prospectus, neither Mr. Busick nor Ms. Stillion has finalized a written employment with United Bancorp or Unified Bank.
Supplemental Income Defined Benefit Plan.   Each of William Busick and Theresa Stillion has executed participation agreements in connection with the First National Supplemental Income Defined Benefit Plan (the “Plan”). The Plan was adopted by the First National board of directors and currently remains in effect. The purpose of the plan is to provide the executives with a supplemental retirement or death benefit. The Plan and each of the agreements provides for the pre-retirement vesting of the executive’s retirement benefit in the event that his or her respective employment with either First National (or any successor thereto) terminates within two years after the occurrence of a change in control (as defined below) but prior to the executive attaining normal retirement age. Under the Plan, First National, or its successor, is obligated to pay the officer 180 monthly payments in an amount equal to his or her “change in control benefit,” which is defined in each participation agreement as the “normal retirement benefit” adjusted to reflect imputed 4.0% increases in annual compensation between the date of termination and the executive’s normal retirement date. The participation agreement provides that each executive’s normal retirement benefit is an amount equal to: (i) the executive’s highest annual salary during his or her last three years of service plus the average annual bonus paid to the executive over the same three year period; (ii) the sum of which is multiplied by 0.20; (iii) with the resulting product of that calculation divided by 12. The Plan provides that the monthly payments will begin on the later of: (a) the first day of the seventh month following the month of the executive’s termination; or (b) the first day of the month immediately following the month in which the executive attains normal retirement age, as defined under the agreement.
For purposes of the above employment agreements, a “change in control” occurs on the date of a transaction where (i) any person or group in a 12 month period becomes the beneficial owner, directly or indirectly, of securities of Powhatan Point representing more than 50% of the combined voting power of

Powhatan Point’s then outstanding securities; (ii) during any period of 12 consecutive months, a majority of members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of the appointment or election; or (iii) a merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of Powhatan Point immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than 50% of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity; or (iv) the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with Powhatan Point of assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of Powhatan Point immediately prior to such acquisition. The mergers of Powhatan Point and First National with and into United Bancorp and Unified, respectively, will constitute a change in control under the plan.
In the event that each officer remains in the employment of United Bancorp for the two year period following the merger, the Plan will continue in effect in accordance with its terms. For an estimate of the value of the payments and benefits described above that would be payable to each of the executive officers under the Plan in connection with a qualifying termination following the merger, see “Merger-Related Compensation for Powhatan Point’s Named Executive Officers” below.
Split Dollar Life Insurance Agreements.   The Company has entered into executive endorsement split dollar life insurance agreements with each of William Busick and Theresa Stillion. Under the terms of the agreements, each officer has the right to a death benefit in the amount of  $100,000 in the event of the officer’s death: (i) while under employment with First National (or its successor or assignee); (ii) after normal retirement; or (iii) after termination of employment due to disability or upon a change of control as defined under the agreements. Under the agreements, upon a change of control, if either officer’s employment is subsequently terminated, other than for cause, then the officer shall be 100% vested in the death benefit, and, upon his or her death, his or her designated beneficiaries shall receive the proceeds thereof. “Change of control” is defined under the agreement to mean: (1) the merger of the Bank with any other corporation or entity as a result of which the holders of the voting securities of First National outstanding immediately prior to such event would receive or retain less than 50% of the outstanding voting securities of the resulting or surviving entity of the such merger; (2) the acquisition of more than 50% of the outstanding voting securities of First National by any person; or (3) the sale of more than 50% in value of the assets of First National.
Annual Bonus Payments.   The Merger Agreement generally prohibits Powhatan Point and First National, without the prior consent of United Bancorp, from paying or awarding any bonuses or incentive compensation during the period from the date of the execution of the Merger Agreement through the effective time of the merger, other than bonuses or incentive compensation paid in the ordinary course of business consistent with past practice, and provided that the total amount of such bonuses and incentive compensation paid for 2018 does not exceed the amounts paid by Powhatan Point and First National for 2017. The board of directors of Powhatan Point will likely determine to pay Mr. Busick and Ms. Stillion bonus awards for 2018, currently estimated at $36,667 for Mr. Busick and $29,583 for Ms. Stillion, the aggregate amounts of which bonuses come to approximately $49,687 on a prorated basis, assuming a closing date for the merger of October 1, 2018, which bonuses shall be paid prior to the closing of the merger.
The Merger Agreement also provides that any bonuses paid to Mr. Busick and Ms. Stillion, prorated through the effective date of the merger, shall apply as a dollar-for-dollar reduction in the amount of aggregate cash consideration payable to Powhatan Point shareholders. Please see “The Merger — Terms of the Merger” beginning on page 34 for a description of the adjustment to the cash consideration payable to Powhatan Point shareholders under the Merger Agreement related to the payment of bonuses and related compensation expense accruals.
Board of Directors of United Bancorp Following the Merger.   Pursuant to the Merger Agreement, United Bancorp agreed to take all appropriate action so that, as of the effective time, one current director of Powhatan Point, who will be selected by United Bancorp in consultation with Powhatan Point, will be appointed as a director of both United Bancorp and Unified Bank. United Bancorp has selected Dr. Carl A. Novak, DDS to be appointed to the board following the completion of the merger.

Indemnification.   For six years following the effective time of the merger, United Bancorp has agreed to indemnify and hold harmless to the fullest extent permitted by applicable law, the Powhatan Point’s articles of incorporation and its code of regulations, each present director and officer of Powhatan Point and First National. United Bancorp has also agreed that for a period of six years following the effective time of the merger, it will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Powhatan Point or its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring at or before the effective time of the merger, including the transactions contemplated by the Merger Agreement.
Merger-Related Compensation for Powhatan Point’s Named Executive Officers
The table and footnotes below reflect the estimated amount of compensation that each of the named executive officers of Powhatan Point is entitled to receive upon a termination of such executive’s employment following a change in control under their compensation arrangements. The amounts shown assume a termination of employment as of November 1, 2018 and assume the merger is consummated. Amounts do not include compensation and benefits available to all of Powhatan Point’s general employees on a non-discriminatory basis. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name and Principal Position	Cash(1) ($)	Pension/Non- Qualified Deferred Compensation(2) ($)	Total ($)
William V. Busick President (PEO)	$100,000	$360,880.05	$460,880.05
Theresa L. Stillion, Vice President & Secretary (PFO)	$100,000	$284,433.56	$384,433.56

(1)
The amounts in this column reflect the value of the lump sum proceeds to be paid to each of Powhatan Point’s named executive officers upon a change of control pursuant to the split-dollar agreements. The payments made under this column are double-trigger benefit arrangements as they are only realized upon the named executive officer’s termination, without cause, concurrently with or subsequent to the completion of the Merger. All amounts paid may be reduced to avoid excess parachute payments under Section 280G of the Internal Revenue Code.

(2)
The amounts in this column reflect the total value of the monthly proceeds to be paid to each of Powhatan Point’s named executive officers upon a change of control pursuant to the supplemental income plan and individual participation agreements. The payments will be made in equal installments over 180 months. The payments made under this column are double-trigger benefit arrangements as they are only realized upon the named executive officer’s termination, without cause, within two years of the completion of the Merger. The first payment shall be made on the late of  (a) the first day of the seventh month after the month in which the executive officer’s termination occurs or (b) the first day of the month immediately after the month in which the executive officer turns 65. All amounts paid may be reduced to avoid excess parachute payments under Section 280G of the Internal Revenue Code.

Regulatory Approvals Required for the Merger
Completion of the merger and the bank merger are subject to the receipt of all approvals (and such approvals having remained in full force and effect) required to complete the transactions contemplated by the Merger Agreement from the ODFI, the FDIC and, possibly, the Federal Reserve, and the expiration of any statutory waiting periods. United Bancorp and Powhatan Point have agreed to use their respective commercially reasonable efforts to obtain all required regulatory approvals. United Bancorp, Powhatan Point and/or their respective subsidiaries have filed applications and notices to obtain these regulatory approvals.
Although United Bancorp believes it should be able to obtain all required regulatory approvals in a timely manner, it cannot be certain when or if it will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to United Bancorp after the completion of the merger or will contain a burdensome condition.
Federal Reserve Board.   United Bancorp is a bank holding company and its primary regulator is the Federal Reserve. United Bancorp will be requesting confirmation from the Federal Reserve that no application is required to the Federal Reserve under Section 3 of the BHC Act for the transactions contemplated by the Merger Agreement. United Bancorp expects such confirmation will be obtained, but if that were not the case, United Bancorp would need to obtain prior approval of the transactions contemplated by the Merger Agreement from the Federal Reserve. In considering the approval of a transaction such as the merger, the Bank Holding Company Act of 1956, as amended (the “BHC Act”) requires the Federal Reserve to review, with respect to the bank holding companies and the financial institutions concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with such a review, the Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.
FDIC.   The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge First National into Unified Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks parties to the bank merger, (3) the convenience and needs of the communities to be served, (4) the banks’ effectiveness in combating money laundering activities, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. As required by the Community Reinvestment Act (the “CRA”) and in reviewing the convenience and needs of the communities to be served, the Federal Reserve Board and the FDIC will consider the records of performance of the relevant insured depository institutions under the CRA. In their most recent respective CRA performance evaluations, both Unified Bank and First National received an overall “satisfactory” regulatory rating.
ODFI.   The prior approval of the ODFI will be required under Title XI of the Ohio Revised Code, which we refer to as the Ohio Banking Code, to merge First National into Unified Bank. In evaluating an application filed under the Ohio Banking Code, the ODFI generally considers the following factors: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks parties to the bank merger, (3) the convenience and needs of the communities to be served, and (4) whether, upon completion of the transaction, the resulting or surviving state bank will continue to meet the requirements of the Ohio Banking Code. Under the Ohio Banking Code, the superintendent of the ODFI may condition approval of an application in any manner he or she considers appropriate
Public Notice and Comments.   Furthermore, the BHC Act, the Bank Merger Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the Federal Reserve Board and the FDIC to hold a public hearing or meeting if the Federal Reserve Board or the FDIC determines that a hearing or meeting would be appropriate. The Federal Reserve Board and the FDIC take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board and the OCC.

Waiting Periods.   Transactions approved by the FDIC generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices.   Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of United Bancorp and Powhatan Point to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Accordingly, United Bancorp will record and assume the assets and liabilities of Powhatan Point on its books at estimated fair value at the time the merger is consummated. The excess of the estimated fair value of United Bancorp common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be amortizable for income tax purposes. Goodwill will be subject to an annual test for impairment, and the amount impaired, if any, will be charged as an expense at the time of the impairment.
Public Trading Markets
United Bancorp common stock is listed on the NASDAQ Capital Market under the symbol “UBCP.” Powhatan Point common stock is not registered with the SEC, listed on a national stock exchange, or traded in the over the counter markets. Upon completion of the merger, the United Bancorp common stock issuable in the merger will be listed on NASDAQ.
Resale of United Bancorp Common Stock
All shares of United Bancorp common stock received by Powhatan Point shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act, except for shares of United Bancorp common stock received by any Powhatan Point shareholder who becomes an “affiliate” of United Bancorp after completion of the merger. This document does not cover resales of shares of United Bancorp common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms are included to provide you with information regarding the general terms of the Merger Agreement. Factual disclosures about United Bancorp and Powhatan Point contained in this proxy statement/prospectus or in the public reports of United Bancorp filed with the SEC may supplement, update or modify the factual disclosures about United Bancorp and Powhatan Point contained in the Merger Agreement. The Merger Agreement also contains representations and warranties by United Bancorp, on the one hand, and by Powhatan Point, on the other hand. The representations, warranties and covenants made in the Merger Agreement by United Bancorp and Powhatan Point were qualified and subject to important limitations agreed to by United Bancorp and Powhatan Point in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties are also subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC. Further, some of the representations, warranties and covenants were qualified by the matters and other information contained in the confidential disclosure schedules that United Bancorp and Powhatan Point each delivered in connection with the Merger Agreement and certain documents filed by United Bancorp with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of United Bancorp or Powhatan Point or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document. United Bancorp will provide additional disclosures in their public reports filed with the SEC to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosures as required by federal securities laws.
Effects of the Merger
As a result of the merger, Powhatan Point will merge with and into United Bancorp, with United Bancorp as the surviving company. The articles of incorporation and the code of regulations of United Bancorp as in effect immediately prior to the merger will be the articles of incorporation and the code of regulations of the surviving company.
As a result of the merger, there will no longer be any issued and outstanding shares of Powhatan Point common stock. Because Powhatan Point shareholders will receive the majority of their merger consideration in the form of shares of United Bancorp common stock, they will be able to participate in the surviving company’s future earnings and potential growth through their ownership of United Bancorp common stock. All of the other incidents of direct stock ownership in Powhatan Point, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Powhatan Point, will be extinguished upon completion of the merger. Once Powhatan Point shareholders become holders of United Bancorp common stock, they will have the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from United Bancorp.
Effective Time of the Merger
The merger will occur at a mutually agreeable time and place after the satisfaction or waiver of the last closing condition to the merger, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will become effective at the time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this document, the parties expect that the merger will be effective during the fourth quarter of 2018. However, there can be no assurance as to when or if the merger will occur.
If the merger is not completed by the close of business on March 15, 2019, the Merger Agreement may be terminated by either Powhatan Point or United Bancorp, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement.
Merger Consideration
Under the terms of the Merger Agreement, if the merger is completed, shareholders of Powhatan Point will be entitled to receive 6.9233 shares of the common stock of United Bancorp and $38.75 in cash for each share of Powhatan Point common stock.
United Bancorp will not issue fractional shares to Powhatan Point shareholders. Instead, Powhatan Point common shareholders will receive for each fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share (after taking into account all shares of Powhatan Point common stock held by such shareholder at the effective time of the merger) of United Bancorp common stock the Powhatan Point shareholder would otherwise have been entitled to receive under the Merger Agreement by (ii) $13.06.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Powhatan Point and United Bancorp relating to their respective businesses and operations. The representations and warranties in the Merger Agreement will not survive the effective time of the merger.
Each of Powhatan Point and United Bancorp made representations and warranties relating to a number of matters, including the following:
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corporate matters, including due organization, qualification and corporate power of itself and its subsidiaries;

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capitalization;

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authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents, laws or certain other obligations as a result of the merger;

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required governmental and other regulatory filings, consents and approvals in connection with the merger;

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reports to the SEC (with respect to United Bancorp but not Powhatan Point) and other regulatory authorities;

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financial statements, internal controls, books and records, and accounting practices;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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compliance with applicable laws;

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certain material contracts;

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the absence of certain agreements with regulatory authorities;

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the absence of certain data breaches;

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related party transactions;

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the inapplicability of state takeover statutes;

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the absence of any action or fact or circumstance that could reasonably be expected to prevent the mergers of United Bancorp and Powhatan Point and their respective subsidiaries, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and

•
the adequacy of the allowance for loan losses.

United Bancorp also represented and warranted to Powhatan Point that: (i) it has, or will have available to it prior to the effective date of the merger, all funds necessary to satisfy its obligations under the Merger Agreement; and (ii) it has a sufficient number of authorized but unissued shares of common stock to satisfy its obligations under the Merger Agreement.
In addition, certain representations and warranties relating to a number of matters were made only by Powhatan Point, including:
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employee and employee benefits plan matters;

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environmental matters;

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investment securities;

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real property;

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intellectual property;

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the opinion from Powhatan Point’s financial advisor;

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loan portfolio;

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insurance matters;

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investment advisor subsidiaries;

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prohibited payments; and

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undisclosed liabilities.

Certain representations and warranties of Powhatan Point and United Bancorp are qualified as to knowledge of certain individuals within each organization, “materiality” or “material adverse effect.”
For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to Powhatan Point, United Bancorp, or the surviving company, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided, that, with respect to this clause (i), material adverse effect does not include the impact of  (A) changes, after the date of the Merger Agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the Merger Agreement, in laws, rules, or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or other governmental entities, (C) changes, after the date of the Merger Agreement, in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated by the Merger Agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, (F) actions or omissions taken pursuant to the written consent of United Bancorp, in the case of Powhatan Point, or Powhatan Point, in the case of United Bancorp; except, with respect to subclauses (A), (B), or (C) above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the Merger Agreement.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger.   Powhatan Point and United Bancorp have each agreed that, from the date of the Merger Agreement until the effective time of the merger, it will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships. Powhatan Point and United Bancorp have each also agreed to (and have agreed to cause each of their respective subsidiaries to) take no action that would reasonably be likely to adversely affect or delay the ability (i) to obtain any necessary approvals of any regulatory agency, (ii) to perform its covenants and agreements in the Merger Agreement, or (iii) to complete the merger and other transactions contemplated by the Merger Agreement on a timely basis.
In addition to the general covenants above, Powhatan Point has agreed that, from the date of the Merger Agreement until the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiary to, without the prior written consent of United Bancorp (which shall not be unreasonably withheld or delayed):
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other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

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adjust, split, combine or reclassify any of its capital stock;

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other than its regular semi-annual cash dividend of not more than $1.50 per share payable consistent with past practice (and provided that any such semi-annual dividend payable during the half-year period in which the merger closes is to be prorated accordingly to account for any similar-period dividends payable by United Bancorp following the completion of the merger), make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than dividends paid by any of its subsidiaries);

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

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sell, transfer, mortgage, encumber, or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material indebtedness to any person or any claims held by any person, other than in the ordinary course of business;

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except for transactions in the ordinary course of business, make any material investments;

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(i) terminate, amend, or waive any provision of certain contracts or agreements other than normal renewals in the ordinary course of business, (ii) make any change in any instrument or agreement governing the terms of any of its securities, or (iii) enter into certain contracts;

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except as required under applicable law or the terms of any of its existing benefit plans, (i) enter into, adopt or terminate any benefit plan, (ii) amend any benefit plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, (iii) other than in the ordinary course of business consistent with past practice increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (iv) other than in the ordinary course of business consistent with past practice pay or award, or commit to pay or award, any bonuses or incentive compensation (so long as the total amount of bonuses and incentive compensation paid by Powhatan Point and its subsidiary for 2018 does not exceed the amount of bonuses and incentive compensation paid by Powhatan Point and its subsidiary for 2017), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, or (viii) hire any officer, employee, independent contractor or consultant, other than as replacements for positions existing on the date of the Merger Agreement;
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except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of  $25,000 individually or $50,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Powhatan Point or its subsidiary in respect thereof) or that would impose any material restriction on the business of it or its subsidiary or United Bancorp;

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amend the its articles of incorporation, code of regulations, or the comparable governing documents of its subsidiary;

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merge or consolidate itself or its subsidiary with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or its subsidiary;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, by applicable laws, regulations, guidelines or policies imposed by any governmental entity, or requested by United Bancorp;

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enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

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(i) make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan, other than in the ordinary course of business and consistent with past practice and in any case with dollar amounts in excess of the amounts for originations set forth below;

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take any action that would change its loan loss reserves in a manner that is not in compliance with its loan loss reserve policy on the date of the Merger Agreement and past practices consistently applied and in material compliance with GAAP;

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make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceeds $30,000;

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(i) establish any new lending programs or make any changes in the policies of its subsidiary concerning which persons may approve loans; (ii) price or reprice any loans inconsistent with its current pricing methodology; or (iii) originate or issue any: (A) loans except in accordance with existing lending policies and lending limits and authorities; or (B) (1) unsecured consumer loans in excess of  $5,000; (2) individual commercial loans in excess of  $80,000; or (3) construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or Small Business Administration (“SBA”) loans, to any one borrower in excess of $50,000 in the aggregate;

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(i) make, change or revoke any tax election, (ii) change an annual tax accounting period, (iii) adopt or change any tax accounting method, (iv) file any amended tax return, (v) enter into any closing agreement with respect to taxes, (vi) settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes, (vii) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the merger, (viii) fail to pay any tax due (whether or not required to be shown on any tax return), (ix) consent to the extension or waiver of any statute of limitations with respect to taxes, or (x) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes or to file any amended tax return;
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(i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its subsidiary, (ii) other than in consultation with United Bancorp, make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

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foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” thereon that indicates that the property does not contain any “Recognized Environmental Conditions” (as defined in the ASTM-E1527-13 standard for Phase I assessments) regarding pollutants, contaminants or hazardous or toxic waste materials, including asbestos and petroleum products;

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incur any financial obligation to any financial advisor, valuation expert or similar consultant other than any such advisor or consultant which is engaged as of the date of the Merger Agreement, and so long as any fees or expenses associated therewith are paid on or before the merger closing date; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above prohibited actions.

United Bancorp has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, United Bancorp has agreed that, from the date of the Merger Agreement until the effective time of the merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Powhatan Point (which shall not be unreasonably withheld or delayed):
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amend its articles of incorporation or code of regulations in a manner that would adversely affect the former holders of Powhatan Point common stock relative to the other holders of United Bancorp common stock;

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adjust, split, combine or reclassify any of its capital stock;

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merge or consolidate itself or any of its subsidiaries with any other person (i) where it or its subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the necessary regulatory approvals to be prevented or materially delayed; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above prohibited actions.

Regulatory Matters.   United Bancorp and Powhatan Point have each agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this document is a part. United Bancorp has agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Powhatan Point has agreed to mail or deliver the proxy statement/prospectus to its shareholders. United Bancorp has also agreed to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the merger, and Powhatan Point has agreed to furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.
United Bancorp and Powhatan Point have each agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of United Bancorp and Powhatan Point have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of United Bancorp, Powhatan Point or any of their respective subsidiaries to any governmental entity in connection with the merger.
Shareholder Approval.   Powhatan Point’s board of directors has resolved to recommend to the Powhatan Point shareholders that they approve the Merger Agreement and the transactions contemplated thereby, except in the case of an adverse recommendation change (as defined below). However, if the Powhatan Point board of directors, after receiving the advice of its legal counsel, determines in good faith that it is reasonably required in order for it to comply with its fiduciary duties to withdraw or modify its recommendation, then it may submit the Merger Agreement to the Powhatan Point shareholders without its recommendation or may withhold or withdraw or modify its recommendation to the Powhatan Point shareholders (each of the foregoing is defined in this proxy statement/prospectus as an “adverse recommendation change”), in which event the board of directors may communicate the basis for its adverse recommendation change to the Powhatan Point shareholders in this proxy statement/prospectus or a supplemental amendment thereto, provided that (i) it gives United Bancorp at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of such acquisition proposal or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, the Powhatan Point board of directors takes into account any amendment or modification to the Merger Agreement proposed by United Bancorp and, after receiving the advice of its legal counsel, determines in good faith that it is reasonably required in order for it to comply with its fiduciary duties to continue to withhold or withdraw or modify its recommendation. Any material amendment to any acquisition proposal will require a new notice period.
Except in the case of an adverse recommendation change, Powhatan Point must postpone or seek shareholder approval to adjourn its shareholder meeting up to two times if there are insufficient shares of Powhatan Point common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such shareholder meeting, or if on the date of such meeting, Powhatan Point has not received proxies representing a sufficient number of shares necessary for adoption of the Merger Agreement.
All of the directors of Powhatan Point entered into voting agreements with United Bancorp under which they agreed to vote all of their shares of Powhatan Point common stock in favor of the approval of the Merger Agreement.
NASDAQ Listing.   United Bancorp will cause the shares of United Bancorp common stock to be issued as consideration in the merger to be authorized for listing on the NASDAQ stock exchange, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters.   The Merger Agreement provides that United Bancorp will provide the employees of Powhatan Point and its subsidiary who become employees of United Bancorp or Unified Bank at the effective time of the merger with benefits that are, in the aggregate, substantially the same as the benefits provided to similarly situated employees of United Bancorp. Further, any employee of Powhatan Point or First National who is not offered continued employment at a similar rate of compensation by United Bancorp or any of its subsidiaries for at least six months after the effective time of the merger will receive a cash payment in an amount equal to two weeks of the employee’s current base salary for each full year of service, with a minimum payment of four weeks of base pay and a maximum of 26 weeks of base pay; provided that such employee is not terminated for cause during that period.
Employment Contracts.   The Merger Agreements requires United Bancorp to negotiate in good faith toward the execution of employment agreements with William Busick and Theresa Stillion prior to the effective time of the merger.

Indemnification and Directors’ and Officers’ Insurance.   From and after the effective time of the merger, United Bancorp will indemnify and hold harmless, to the fullest extent permitted by applicable law and Powhatan Point’s articles of incorporation and code of regulations, each director and officer of Powhatan Point and First National on the date of the Merger Agreement for a period of six years following the effective time of the merger.
United Bancorp has also agreed that for a period of six years following the effective time of the merger, it will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Powhatan Point or its subsidiary, or a similar policy with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of Powhatan Point and its subsidiary arising from facts or events that occurred at or prior to the effective time of the merger. However, United Bancorp is not required to spend annually more than 125% of the current annual premium paid by Powhatan Point for such insurance as of the date of the Merger Agreement (the “premium cap”), and if the premiums for such insurance would at any time exceed that amount, then United Bancorp will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Powhatan Point, with the consent of United Bancorp, may (and, at United Bancorp’s request, will use its reasonable best efforts to) obtain at or prior to the effective time of the merger a six-year “tail policy” under Powhatan Point’s existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under its employee benefit plans providing equivalent coverage to that described above if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If such a “tail policy” is purchased, United Bancorp must maintain the policy in full force and effect and not cancel such policy.
Additional Director.   United Bancorp has agreed to take all action to appoint one current outside director of Powhatan Point to the boards of directors of both United Bancorp and Unified Bank at the effective time of the merger.
Agreement Not to Solicit Other Offers.   Under the terms of the Merger Agreement, Powhatan Point will not, and will cause its subsidiary and each of their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exclusions. For purposes of the Merger Agreement, an “acquisition proposal” means, other than the transactions contemplated by the Merger Agreement, any offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Powhatan Point and its subsidiary, or 25% or more of any class of equity or voting securities of Powhatan Point or its subsidiary, (ii) any tender offer or exchange offer that, if consummated, would result in such third-party beneficially owning more than 25% of any class of equity or voting securities of Powhatan Point or its subsidiary, or (iii) a merger, consolidation, share exchange or other business combination or reorganization involving Powhatan Point or its subsidiary, except in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.
However, in the event that prior to the adoption of the Merger Agreement by Powhatan Point’s shareholders, Powhatan Point receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiary and each of their officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its legal counsel) that such action is reasonably required for it to comply with its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Powhatan Point provides such information to United Bancorp and enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between United Bancorp and Powhatan Point, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Powhatan Point.
Powhatan Point agreed to, and agreed to cause its and its subsidiary’s officers, directors, agents, advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the Merger Agreement with any person other than United Bancorp with respect to any acquisition proposal. Powhatan Point will advise United Bancorp within two business days following receipt of any acquisition proposal, including the material terms and conditions of such acquisition proposal, and will keep United Bancorp reasonably informed of any material related developments, discussions, and negotiations on a current basis, including any material amendments to or revisions of the terms of such acquisition proposal. In addition, Powhatan Point has agreed to use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Powhatan Point board of directors, to enforce any existing confidentiality or standstill agreements to which it or its subsidiary is a party. Powhatan Point has also agreed that from the date of the Merger Agreement until the effective time of the merger, it will not and will cause its subsidiary and each of their officers, directors, agents, advisors, and representatives to not enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement permitted pursuant to the previous paragraph) relating to any acquisition proposal.
Certain Additional Covenants.   The Merger Agreement also contains additional covenants, including, among others, covenants relating to coordination with respect to litigation relating to the merger and further actions required to consummate the merger, advice relating to the occurrence of certain material changes, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the Merger Agreement, and the absence of control over the other party’s business.
Conditions to the Merger
United Bancorp’s and Powhatan Point’s respective obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including:
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the adoption of the Merger Agreement by Powhatan Point’s shareholders;

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the authorization for listing on NASDAQ of the United Bancorp common stock to be issued to Powhatan Point shareholders in connection with the merger;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

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the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the bank merger, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger;

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all regulatory authorizations, consents, orders or approvals (i) required from the federal banking agencies, (ii) required under the Hart-Scott-Rodino Antitrust Improvements Act and (iii) otherwise set forth in the Merger Agreement that are necessary to consummate the transactions contemplated by the Merger Agreement, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material adverse effect on United Bancorp or the surviving corporation, having been obtained and remaining in full force and effect and all statutory waiting periods having expired;

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the accuracy of the representations and warranties of the other party contained in the Merger Agreement as of the date of the Merger Agreement and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date);

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the performance by the other party in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the date on which the merger is completed and the receipt by each party of an officer’s certificate from the other party to such effect;

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the holders of not more than 10% of the outstanding shares of Powhatan Point common stock dissenting to the merger under Sections 1701.84 and 1701.85 of the OGCL;

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receipt by each party of an opinion of outside legal counsel to the effect that on the basis of the facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the absence of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on the other party.

Neither Powhatan Point nor United Bancorp can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Powhatan Point nor United Bancorp has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The Merger Agreement can be terminated at any time prior to effective time of the merger in the following circumstances:
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by mutual written consent of United Bancorp and Powhatan Point;

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by either United Bancorp or Powhatan Point if any governmental entity that must grant a necessary regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain such regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

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by either United Bancorp or Powhatan Point if the merger has not been completed on or before March 15, 2019 (the “termination date”), unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

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by either United Bancorp or Powhatan Point if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the Merger Agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of the termination date and 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period;

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by United Bancorp if, in its reasonable judgment, the evidence of title that Powhatan Point has provided to it regarding the real properties that it owns evidence a breach of the representations and warranties in the Merger Agreement regarding the ownership of the properties and such properties have an individual or aggregate fair market value in excess of  $100,000, and Powhatan Point is unwilling to cure such breach within 60 days;

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by United Bancorp if, prior to obtaining the approval of the Merger Agreement by Powhatan Point shareholders, (i) Powhatan Point or its board of directors (a) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation for approval as contemplated by the Merger Agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (b) materially breaches its obligations to hold a meeting of its shareholders to adopt and approve the Merger Agreement or not to solicit alternative acquisition proposals; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Powhatan Point common stock is commenced, and the Powhatan Point board of directors recommends that the shareholders of Powhatan Point tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act; or

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by United Bancorp if Powhatan Point’s or First National’s allowance for loan and lease losses (“ALLL”), calculated as of the effective time the merger, is less than $177,000. For purposes of this provision, ALLL shall be calculated by Powhatan Point consistent with past practices and in consultation with and as reasonably agreed to by United Bancorp and each party’s respective independent auditors.

Effect of Termination
If the Merger Agreement is validly terminated, it will become void without any liability on the part of any of the parties except for a party’s fraud or willful and material breach of the Merger Agreement. However, the provisions of the Merger Agreement relating to the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Termination Fee
Powhatan Point will pay United Bancorp a termination fee if the Merger Agreement is terminated in either of the following circumstances:
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In the event that after the date of the Merger Agreement and prior to its termination, a bona fide acquisition proposal has been made known to Powhatan Point or has been made directly to its shareholders generally, or any person shall have publicly announced (and not withdrawn) a bona fide acquisition proposal with respect to Powhatan Point and (i) thereafter, the Merger Agreement is terminated by either United Bancorp or Powhatan Point because the merger has not been completed prior to the termination date, and Powhatan Point has failed to obtain the required vote of its shareholders, or (ii) thereafter, the Merger Agreement is terminated by United Bancorp based on a breach of the Merger Agreement by Powhatan Point that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (iii) prior to the date that is 6 months after the date of such termination, Powhatan Point enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Powhatan Point will, on the date of consummation of such transaction or execution of such definitive agreement, pay United Bancorp a fee equal to $300,000 (the “termination fee”).

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In the event that United Bancorp terminates the Merger Agreement pursuant to the sixth bullet set forth under “The Merger Agreement — Termination of the Merger Agreement” above, Powhatan Point will, as promptly as reasonably practicable after the date of termination (and in any event, within ten business days thereafter), pay United Bancorp the termination fee.

Amendments, Extensions and Waivers
The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Agreement proposal by the Powhatan Point shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Powhatan Point shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that requires further shareholder approval under applicable law.
In addition, under the Merger Agreement, United Bancorp may at any time change the method of effecting the merger, and Powhatan Point agrees to enter into such amendments; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of consideration payable to Powhatan Point shareholders provided for in the Merger Agreement, (ii) adversely affect the tax treatment of the merger with respect to Powhatan Point’s shareholders, (iii) be reasonably likely to cause the closing to be materially delayed or the receipt of a necessary regulatory approval to be prevented or materially delayed, or (iv) otherwise adversely affect the Powhatan Point shareholders.
At any time prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Fees and Expenses
All fees and expenses incurred in connection with the merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.
Governing Law; Jurisdiction
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Ohio without regard to any applicable conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the Merger Agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in the State of Ohio.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes the intended, material U.S. federal income tax consequences of the merger to United Bancorp, Powhatan Point, and U.S. holders of Powhatan Point common stock who exchange their common stock for United Bancorp common stock, cash or a combination of United Bancorp common stock and cash pursuant to the merger. United Bancorp and Powhatan Point intend for the merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and United Bancorp and Powhatan Point intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. The closing of the merger is conditioned upon the receipt by Powhatan Point of an opinion of Shumaker, tax counsel to Powhatan Point, and the receipt by United Bancorp of an opinion of Shumaker, tax counsel to United Bancorp, each dated as of the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of United Bancorp and Powhatan Point), the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This section summarizes the matters addressed in the tax opinion of Shumaker filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
United Bancorp and Powhatan Point have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to United Bancorp, Powhatan Point, and the U.S. holders of Powhatan Point common stock described in this proxy statement/prospectus.
The following discussion is based on the Code, its legislative history, existing and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
For purposes of this discussion, the term “U.S. holder” means:
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a citizen or resident of the U.S.;

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a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

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a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Powhatan Point common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Powhatan Point common stock, you should consult your tax advisor.
Holders of Powhatan Point common stock that are not U.S. holders may have different tax consequences than those described above and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws.

This discussion is addressed only to those Powhatan Point shareholders who hold their Powhatan Point common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Powhatan Point shareholders in light of their individual circumstances or to Powhatan Point shareholders who are subject to special rules, such as:
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mutual funds, banks, thrifts or other financial institutions;

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S corporations or other pass-through entities (or investors in S corporations or other pass-through entities);

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retirement plans or pension funds;

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insurance companies;

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tax-exempt organizations;

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dealers or brokers in stocks and securities, or currencies;

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traders in securities that elect to use the mark-to-market method of accounting;

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regulated investment companies;

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real estate investment trusts;

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persons who exercise dissenters’ rights;

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persons who hold Powhatan Point common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

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persons who purchase or sell their Powhatan Point common stock as part of a wash sale;

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expatriates or persons who have a functional currency other than the U.S. dollar;

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persons who are not U.S. holders; and

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persons who acquired their Powhatan Point common stock through the exercise of an employee stock option or otherwise as compensation or through a tax qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to a holder of Powhatan Point common stock may be complex. All holders of Powhatan Point common stock should consult their tax advisors as to the specific tax consequences of the merger to them.
Reorganization Treatment
The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and United Bancorp and Powhatan Point are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the IRS and the courts, then the material federal income tax consequences described below are anticipated.
U.S. Tax Consequences to United Bancorp and Powhatan Point
Reorganization Treatment.   The merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and United Bancorp and Powhatan Point are each intended to be a “party to a reorganization” within the meaning of Section 368(b) of the Code. The obligation of Powhatan Point and United Bancorp to complete the merger is conditioned upon the receipt of opinions from the respective tax counsel of Powhatan Point and United Bancorp to the effect that the merger will for federal income tax purposes qualify as a “reorganization” based upon customary representations made by Powhatan Point and United Bancorp. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material U.S. federal income tax consequences described below are anticipated.
No Gain or Loss.   No gain or loss will be recognized by United Bancorp or Powhatan Point as a result of the merger.
Tax Basis.   The tax basis of the assets of Powhatan Point in the hands of United Bancorp will be the same as the tax basis of such assets in the hands of Powhatan Point immediately prior to the merger.
Holding Period.   The holding period of the assets of Powhatan Point to be received by United Bancorp will include the period during which such assets were held by Powhatan Point.
U.S. Federal Income Tax Consequences to U.S. Holders of Powhatan Point Common Stock Based Upon Merger Consideration Received
If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences are generally as follows:
A U.S. holder of Powhatan Point common stock will recognize gain (but not loss) with respect to the United Bancorp common stock and cash such U.S. holder receives pursuant to the merger, in an amount equal to the lesser of  (i) the amount by which the sum of the fair market value of the United Bancorp common stock and the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional United Bancorp common share), exceeds such U.S. holder’s basis in its Powhatan Point common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional United Bancorp common share, as discussed under “— Cash In Lieu of Fractional Shares” below). Subject to possible dividend treatment (as discussed below under “— Possible Dividend Treatment,” below), gain that U.S. holders of Powhatan Point common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their Powhatan Point common stock for more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate holders of Powhatan Point common stock, including individuals, is generally taxed at preferential rates.
The tax basis of the United Bancorp common stock received by a U.S. holder of Powhatan Point common stock in the merger (including a fractional United Bancorp common share, if any, deemed issued and redeemed by United Bancorp) will be the same as the basis of the Powhatan Point common stock surrendered in exchange for the United Bancorp common stock and cash, reduced by the amount of cash received by such U.S. holder in the merger (other than any cash received in lieu of a fractional United Bancorp common share), and increased by any gain recognized by such U.S. holder in the merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional United Bancorp common share). The holding period for United Bancorp common stock received by such U.S. holder (including a fractional United Bancorp common share, if any, deemed to be issued and redeemed by United Bancorp) will include such U.S. holder’s holding period for Powhatan Point common stock surrendered in exchange for the United Bancorp common stock. If a U.S. holder of Powhatan Point common stock acquired different blocks of Powhatan Point common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Powhatan Point common stock. In computing the amount of gain recognized, if any, a U.S. holder of Powhatan Point common stock may not offset a loss realized on one block of stock against the gain realized on another block of stock. U.S. holders of Powhatan Point common stock should consult their tax advisors regarding the manner in which United Bancorp common stock and cash received in the merger should be allocated among different blocks of Powhatan Point common stock and regarding their bases and holding periods in the particular shares of United Bancorp common stock received in the merger.
Cash in Lieu of Fractional Shares
A U.S. holder of Powhatan Point common shares who receives cash in lieu of a fractional share of United Bancorp common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Powhatan Point common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “— Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Powhatan Point common stock exceeds one year at the effective time of the merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Possible Dividend Treatment
In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Powhatan Point common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Backup Withholding and Reporting Requirements
Under certain circumstances, cash payments made to a U.S. holder of Powhatan Point common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability. A U.S. holder of Powhatan Point common stock who receives United Bancorp common stock as a result of the Merger should retain records pertaining to the Merger, including records relating to the number of shares and the basis of such U.S. holder’s Powhatan Point common stock. Each U.S. holder of Powhatan Point common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives United Bancorp common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Department regulations section 1.368-3 setting forth such U.S. holder’s basis in the Powhatan Point common stock surrendered, the fair market value of the United Bancorp common stock and cash received in the Merger, and certain other information.
The preceding discussion of material U.S. federal income tax consequences of the merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Each Powhatan Point shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local and foreign income and other tax laws.

COMPARISON OF RIGHTS OF UNITED BANCORP SHAREHOLDERS
AND POWHATAN POINT SHAREHOLDERS
General
Powhatan Point is incorporated under the laws of the State of Ohio and the rights of Powhatan Point shareholders are governed by Powhatan Point’s articles of incorporation, as amended, Powhatan Point’s code of regulations and by applicable provisions of the Ohio General Corporation Law (“OGCL”). United Bancorp is also incorporated under the laws of the State of Ohio and the rights of United Bancorp shareholders are governed by United Bancorp’s articles of incorporation, United Bancorp’s code of regulations and by the OGCL. If the merger is completed, Powhatan Point shareholders who receive shares of United Bancorp common stock will become United Bancorp shareholders. The rights of those Powhatan Point shareholders who become United Bancorp shareholders will likewise be governed by United Bancorp’s articles of incorporation and code of regulations. However, the rights of such shareholders will continue to be governed by the OGCL.
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of United Bancorp shareholders under the United Bancorp articles of incorporation and code of regulations (left column), and the rights of Powhatan Point shareholders under the Powhatan Point articles of incorporation, as amended, and code of regulations (right column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the United Bancorp articles of incorporation and code of regulations, and the Powhatan Point articles of incorporation, as amended, and code of regulations.
Authorized Stock
United Bancorp	Powhatan Point

•
The United Bancorp articles of incorporation authorize 12,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $1.00 par value, and 2,000,000 shares of preferred stock, no par value.

•
Shareholders do not have the preemptive right to subscribe to additional shares of common stock when issued by United Bancorp.

•
At            , 2018, there were             shares of United Bancorp common stock issued and outstanding.

•
As of            , 2018, there were no shares of preferred stock outstanding.

•
The Powhatan Point articles of incorporation, as amended, authorize 80,000 shares of capital stock, consisting of 80,000 shares of common stock, no par value, and no preferred stock.

•
Shareholders do not have the preemptive right to subscribe to additional shares of common stock when issued by Powhatan Point.

•
At            , 2018, there were 52,955 shares of Powhatan Point common stock issued and outstanding.

Voting Rights
United Bancorp	Powhatan Point

•
Shareholders are entitled to one vote per share.

•
Unless otherwise provided in the OGCL, code of regulations or the articles of incorporation, the affirmative vote of a majority of the voting power of United Bancorp is sufficient to pass on any matter before the shareholders.

•
Holders of common shares may not cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election.

•
Shareholders are entitled to one vote per share.

•
Unless otherwise provided in the OGCL or code of regulations, the act of the holders of record of a majority of the shares represented in person or by proxy and entitled to vote shall be the act of the shareholders.

•
Shareholders may cumulate their votes for the election of directors if notice in writing is given by any shareholder, indicating a desire to vote cumulatively at such election, to the president, a vice president, or the secretary of Powhatan Point not less than 48 hours before the shareholder meeting for the purpose of

Voting Rights
United Bancorp	Powhatan Point

electing directors if notice of such meeting is given at least ten days before such meeting, or otherwise not less than 24 hours before such meeting.
•
Directors are elected by a plurality of the votes cast at a shareholder meeting for the purpose of electing directors.

Quorum
United Bancorp	Powhatan Point

•
A majority of the outstanding shares of United Bancorp stock entitled to vote in an election of directors, represented in person or by proxy, constitutes a quorum for the transaction of business at a shareholder meeting.

•
The holders of two-thirds (2/3) of the issued and outstanding shares of Powhatan Point common stock, when present in person or by proxy, shall constitute a quorum for the transactions of business at a shareholder meeting.

Director Nominations
United Bancorp	Powhatan Point
• United Bancorp shareholders generally must submit director nominations not less than 40 days nor more than 60 days prior to the United Bancorp shareholders’ meeting.	• Only persons nominated as candidates shall be eligible for the board of directors.
Size of Board of Directors
United Bancorp	Powhatan Point

•
The code of regulations provides that the number of directors, to be fixed by shareholder resolution, shall not be less than 4 nor more than 25, the exact number to be determined from time to time by the majority vote of the directors then in office.

•
The board is not divided into classes.

•
The current board of directors consists of 4 directors, who are elected annually.

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The Powhatan Point board of directors currently consists of five directors.

•
Directors are divided into three classes and each holds office for a period of three years.

•
The shareholders may, by affirmative vote of two-thirds (2/3) of the outstanding shares, authorize the board to increase the size of the board, up to eleven directors.

Director Removal
United Bancorp	Powhatan Point
• The code of regulations provides that a director may be removed only for cause and only by the affirmative vote of 75% of the votes eligible to be cast by shareholders.	• The code of regulations provides that no director may be removed from office.
Required Vote for Business Combinations
United Bancorp	Powhatan Point

•
If a “business combination” involving a “interested shareholder” does not receive approval of the directors who are unaffiliated with such interested shareholder, at least 80% of the outstanding shares entitled to vote thereon. With the approval of the directors who are unaffiliated with the interested shareholders, the business combination must be approved by a majority of the outstanding shares entitled to vote thereon.

•
In addition to the foregoing voting and approval requirement, if a business combination does not receive the approval of either (i) the directors who are unaffiliated with such interested shareholder or

• Powhatan Point does not have a similar provision on its code of regulations or articles of incorporation.

Required Vote for Business Combinations
United Bancorp	Powhatan Point

(ii) “independent shareholders” owning not less than 66 2∕3% of the of the outstanding shares entitled to vote thereon, then all independent shareholders must receive consideration in connection with the business combination that satisfies the “fair price” provisions contained in the articles of incorporation.
•
The term “interested shareholder” is defined to include any individual, corporation, partnership, trust or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of United Bancorp common stock.

•
The term “independent shareholder” is defined to include any shareholder of United Bancorp other than the interested shareholder engaged in or proposing the business combination.

•
A “business combination” is defined to include:

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any merger or consolidation of United Bancorp with an interested shareholder, regardless of which is the surviving entity;

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any sale, lease, exchange, mortgage, transfer, or other disposition to or from an interested shareholder involving assets having an aggregate value of 20% or more of United Bancorp’s total shareholder’s equity;

•
the issuance of any securities of United Bancorp or its subsidiaries to a an interested shareholder;

•
the acquisition by United Bancorp or its subsidiaries of any securities of the interested shareholder;

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the adoption of any plan for the liquidation or dissolution of United Bancorp proposed by or on behalf of an interested shareholder;

•
any reclassification of the United Bancorp common stock, or any recapitalization involving the common stock of United Bancorp if the effect is to increase the relative voting power of the interested shareholder; and

•
any agreement, contract or other arrangement providing for any of the above transactions.

Special Meetings
United Bancorp	Powhatan Point
• Special meetings of shareholders may be called by (i) the president; or (ii) the board of directors; or (iv) the holders of a majority of all outstanding shares of United Bancorp common stock.
•
Special meetings of shareholders may be called by (i) a majority of the board of directors, (ii) the executive committee, (iii) the chairman of the board, (iv) the president, or (v) the holders of at least 50% of the outstanding shares entitled to vote at the meeting.

Notice of Shareholder Meetings
United Bancorp	Powhatan Point
• Written notice of a shareholder meeting must be mailed to shareholders of record entitled to vote at such meeting at least 7 days, but no more than 60 days, before the date fixed for the meeting
•
Written notice of the time, place, and purpose or purposes of each shareholder meeting must be given to shareholders of record entitled to vote at such meeting not more than 60 nor less than 7 days before the day of such meeting.

Action by Shareholders Without a Meeting
United Bancorp	Powhatan Point
• Any action required to be taken at an annual or special meeting of shareholders may alternatively be taken without a meeting by a signed written consent by all shareholders entitled to vote.	• Any action that may be authorized or taken at a meeting of the shareholders may be authorized without a meeting by a writing signed by all of the shareholders entitled to notice of such meeting.
Amendment of the Code of Regulations
United Bancorp	Powhatan Point

•
The code of regulations may be amended or repealed: (i) by the vote of the holders of not less than a majority of United Bancorp shares entitled to vote on the matter, or (ii) by the board of directors where the OGCL has not reserved the authority over such amendment to the shareholders. Amendments to specified sections of the code of regulations, including sections governing director removal and the election by United Bancorp regarding the coverage of the Ohio Control Share Acquisition statute discussed more thoroughly below, require the affirmative vote of holders of at least 80% of the of the outstanding shares entitled to vote thereon, unless such amendment has received the recommendation of at least two-thirds of the members of the of the board of directors

•
The code of regulations may be amended or new regulations may be adopted by the shareholders at a meeting duly called and held for such purpose by the affirmative vote of the shareholders entitled to exercise 90% of the voting power of the corporation or, if two-thirds of the directors approve the proposed amendment, by the affirmative vote of the shareholders entitled to exercise a majority of the voting power of the corporation.

•
The code of regulations cannot be amended without a meeting of the shareholders.

Amendment of the Articles of Incorporation
United Bancorp	Powhatan Point

•
The articles of incorporation may be amended or repealed upon approval by the affirmative vote of a majority of the voting power of United Bancorp, except for certain specified provisions.

•
Any amendment to the articles of incorporation that would be inconsistent with, or have the effect of altering or repealing any the following provisions contained in the code of regulations shall require the same affirmative vote needed to amend the applicable sections of the code of regulations:

•
Number, election, term and removal of directors;

•
The election made by United Bancorp regarding the application to it of the Ohio Control Share Acquisition statute; and

•
Requirements amending the code of regulations.

• The articles of incorporation may be amended or repealed by the affirmative vote of the shareholders entitled to exercise two-thirds (2/3) of the voting power of the corporation.
In addition, any amendment or alteration to the article governing supermajority voting and fair price provisions in connection with certain business

Amendment of the Articles of Incorporation
United Bancorp	Powhatan Point

combinations must either be: (i) recommended by the continuing directors and approved by a majority of the outstanding shares entitled to vote on such proposal; or (ii) approved by at least 80% of the outstanding voting shares of United Bancorp and 66 2∕3% of the outstanding voting shares held by independent shareholders.

The following section describes anti-takeover statues and other shareholder protections provided by Ohio law. Such protections apply to the shareholders of eligible corporations unless such corporation’s articles of incorporation or code of regulations provide otherwise.
Ohio Control Share Acquisition Statute
The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:
•
one-fifth or more, but less than one-third, of the voting power;

•
one-third or more, but less than a majority, of the voting power; or

•
a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.

United Bancorp	Powhatan Point
• Has opted out of the control share acquisition statute.	• Has not opted out of the control share acquisition statute.
Ohio Merger Moratorium Statute
Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership.
An interested shareholder is a person who either:
•
owns 10% or more of the shares of the corporation or

•
was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:
•
prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•
the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•
the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

United Bancorp	Powhatan Point
• Has not opted out of the Ohio merger moratorium statute.	• Has not opted out of the Ohio merger moratorium statute.

INFORMATION WITH RESPECT TO UNITED BANCORP
Description of the Business of United Bancorp
Business
United Bancorp is a bank holding company headquartered in Martins Ferry, Ohio. United Bancorp is an Ohio corporation which filed its initial articles of incorporation on July 8, 1983. At December 31, 2017 United Bancorp has one wholly-owned subsidiary bank, Unified Bank Bank, Martins Ferry, Ohio (Unified Bank, or the Bank).
Unified Bank serves customers in northeastern, eastern, southeastern and south central Ohio and is engaged in the business of commercial and retail banking in Belmont, Harrison, Jefferson, Tuscarawas, Carroll, Athens, Hocking, and Fairfield counties and the surrounding localities. The Bank provides a broad range of banking and financial services, which includes accepting demand, savings and time deposits and granting commercial, real estate and consumer loans. Unified Bank conducts its business through its main office and standalone operations center in Martins Ferry, Ohio and seventeen branches located in the counties mentioned above. Unified Bank operates a Loan Production Office in Wheeling, West Virginia. Unified Bank also offers full brokerage service through LPL Financial® member NASD/SIPC.
Unified Bank has no single customer or related group of customers whose banking activities, whether through deposits or lending, would have a material impact on the continued earnings capabilities if those activities were removed.
Competition
The markets in which Unified Bank operates continue to be highly competitive. Unified Bank competes for loans and deposits with other retail commercial banks, savings and loan associations, finance companies, credit unions and other types of financial institutions within the Mid-Ohio valley geographic area along the eastern border of Ohio including Belmont, Harrison and Jefferson counties and extending into the northern panhandle of West Virginia and the Tuscarawas and Carroll County geographic areas of northeastern Ohio. Unified Bank also encounters similar competition for loans and deposits throughout the Athens, and Fairfield County geographic areas of central and southeastern Ohio.
In its primary market, including the Ohio counties of Belmont, Harrison, Jefferson, Athens and Fairfield, Unified Bank ranks seventh in total deposit market share out of thirty-two non-credit union insured depository institutions operating in the market. The Bank’s market share, as reported by the FDIC, was 5.39% as of June 30, 2017. JPMorgan Chase Bank, NA, The Huntington National Bank and PNC Bank, NA are the top three in the Bank’s primary market, with each institution having in excess of 10% of the deposit market share. No other institution in the market had a deposit market share in excess of 10% as of June 30, 2017.
Supervision and Regulation
General
United Bancorp is a corporation organized under the laws of the State of Ohio. The business in which United Bancorp and its subsidiary are engaged is subject to extensive supervision, regulation and examination by various bank regulatory authorities. The supervision, regulation and examination to which United Bancorp and its subsidiary are subject are intended primarily for the protection of depositors and the deposit insurance funds that insure the deposits of banks, rather than for the protection of shareholders.
Several of the more significant regulatory provisions applicable to banks and bank holding companies to which United Bancorp and Unified Bank are subject are discussed below. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of United Bancorp and Unified Bank.

Regulatory Agencies
United Bancorp is a registered bank holding company and is subject to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended.
Unified Bank is an Ohio chartered commercial bank. It is subject to regulation and examination by both the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”).
Regulatory Reform
Overview.   Congress, the U.S. Department of the Treasury (“Treasury”), and the federal banking regulators, including the FDIC, have taken broad action since early September 2008 to address volatility in the U.S. banking system and financial markets. Beginning in late 2008, the U.S. and global financial markets experienced deterioration of the worldwide credit markets, which created significant challenges for financial institutions both in the United States and around the world. These actions included the adoption by Congress of both the Emergency Economic Stabilization Act of 2008 (“EESA”), and the American Recovery and Reinvestment Act of 2009 (“ARRA”). The most recent significant piece of legislation adopted in response to this crisis was the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), which was signed into law on July 21, 2010, and which is discussed more thoroughly below.
Dodd-Frank Wall Street Reform and Consumer Protection Act.   The Dodd-Frank Act created many new restrictions and an expanded framework of regulatory oversight for financial institutions, including insured depository institutions. Currently, federal regulators are still in the process of drafting the implementing regulations for many portions of the Dodd-Frank Act. Federal regulators continue to implement many provisions of the Dodd-Frank Act. The Dodd-Frank Act created an independent regulatory body, the Bureau of Consumer Financial Protection (“Bureau”), with authority and responsibility to set rules and regulations for most consumer protection laws applicable to all banks — both large and small. Oversight of Federal consumer financial protection functions have been transferred to the Bureau. The Bureau has responsibility for mortgage reform and enforcement, as well as broad new powers over consumer financial activities which could impact what consumer financial services would be available and how they are provided. The following consumer protection laws are the designated laws that fall under the Bureau’s rulemaking authority: the Alternative Mortgage Transactions Parity Act of 1928, the Consumer Leasing Act of 1976, the Electronic Fund Transfer Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act subject to certain exclusions, the Fair Debt Collection Practices Act, the Home Owners Protection Act, certain privacy provisions of the Gramm-Leach-Bliley Act, the Home Mortgage Disclosure Act (HMDA), the Home Ownership and Equity Protection Act of 1994, the Real Estate Settlement Procedures Act (RESPA), the S.A.F.E. Mortgage Licensing Act of 2008 (SAFE Act), and the Truth in Lending Act. Review and revision of current financial regulations in conjunction with added new financial service regulations will heighten the regulatory compliance burden and increase litigation risk for the banking industry.
The following discussion summarizes other significant aspects of the Dodd-Frank Act that may affect United Bancorp and the Bank:
•
The deposit insurance assessment base for federal deposit insurance has been shifted from domestic deposits to average assets minus average tangible equity;

•
The Dodd-Frank Act instructs appropriate federal banking agencies to make the capital requirements for banks and savings and loan holding companies and insured depository institutions countercyclical so that the amount of capital required to be maintained increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness;

•
The prohibition on the payment of interest on business demand deposits has been repealed, effective July 21, 2011, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•
The standard maximum amount of deposit insurance per customer has been permanently increased to $250,000;

•
Financial holding companies are required to be well-capitalized and well-managed and must continue to be both well-capitalized and well-managed in order to acquire banks located outside their home state;

•
The Dodd-Frank Act extended the application to most bank holding companies of the same leverage and risk-based capital requirements that apply to insured depository institutions, which, among other things, will disallow treatment of trust preferred securities as Tier 1 capital under certain circumstances;

•
New corporate governance requirements, which are generally applicable to most larger public companies, now require new compensation practices, including, but not limited to, providing shareholders the opportunity to cast a non-binding vote on executive compensation, to consider the independence of compensation advisors and new executive compensation disclosure requirements;

•
The Dodd-Frank Act amended the Electronic Fund Transfer Act to, among other things, give the FRB the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer; and

•
The authority of the FRB to examine financial holding companies and their non-bank subsidiaries was expanded.

Many aspects of the Dodd-Frank Act are still subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on United Bancorp, its subsidiaries, their respective customers or the financial services industry more generally. United Bancorp is closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with these regulatory requirements.
The Holding Company Regulation
As a holding company incorporated and doing business within the State of Ohio, United Bancorp is subject to regulation and supervision under the Bank Holding Act of 1956, as amended (the “Act”). United Bancorp is required to file with the Federal Reserve on quarterly basis information pursuant to the Act. The Federal Reserve may conduct examinations or inspections of United Bancorp and Unified Bank.
United Bancorp is required to obtain prior approval from the Federal Reserve for the acquisition of more than five percent of the voting shares or substantially all of the assets of any bank or bank holding company. In addition, United Bancorp is generally prohibited by the Act from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. United Bancorp may, however, subject to certain prior approval requirements of the Federal Reserve, engage in, or acquire shares of companies engaged in activities which are deemed by the Federal Reserve by order or by regulation to be financial in nature or closely related to banking.
On November 12, 1999, the Gramm-Leach-Bliley Act (the “GLB Act”) was enacted into law. The GLB Act made sweeping changes with respect to the permissible financial services which various types of financial institutions may now provide. The Glass-Steagall Act, which had generally prevented banks from affiliation with securities and insurance firms, was repealed. Pursuant to the GLB Act, bank holding companies may elect to become a “financial holding company,” provided that all of the depository institution subsidiaries of the bank holding company are “well capitalized” and “well managed” under applicable regulatory standards.
Under the GLB Act, a bank holding company that has elected to become a financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are “financial in nature” include securities underwriting, dealing and market-making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve has determined to be closely related to banking. No Federal Reserve approval is required for a financial holding company to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. As with bank holding companies, prior Federal Reserve approval is required before a financial holding company may acquire the beneficial ownership or control of more than five percent of the voting shares, or substantially all of the assets, of a bank holding company, bank or savings association. If any subsidiary bank of a financial holding company ceases to be “well capitalized” or “well managed” under applicable regulatory standards, the Federal Reserve may, among other actions, order United Bancorp to divest the subsidiary bank. Alternatively, the company may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of a financial holding company receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, the company will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations. United Bancorp is not a financial holding company and has no current intention of making such an election.
Control Acquisitions.   The Federal Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of United Bancorp unless the Federal Reserve has been notified and has not objected to the transaction. The acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as United Bancorp, is rebuttably presumed to constitute the acquisition of control of the bank holding company. In addition, a company is required to obtain the approval of the Federal Reserve under the Federal Bank Holding Company Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.
Liability for Banking Subsidiaries.   Under the current Federal Reserve policy, United Bancorp is expected to act as a source of financial and managerial strength to its subsidiary bank and to maintain resources adequate to support the Bank. This support may be required at times when United Bancorp may not have the resources to provide it. In the event of United Bancorp’s bankruptcy, any commitment to a U.S. federal bank regulatory agency to maintain the capital of the Bank would be assumed by the bankruptcy trustee and entitled to priority of payment.
Regulation of the Bank
General.   Unified Bank is an Ohio-chartered bank that is not a member of the Federal Reserve System. Unified Bank is therefore regulated by the ODFI as well as the FDIC. The regulatory agencies have the authority to regularly examine Unified Bank, which is subject to all applicable rules and regulations promulgated by its supervisory agencies. In addition, the deposits of Unified Bank are insured by the FDIC to the fullest extent permitted by law.
Deposit Insurance.   As an FDIC-insured institution, Unified Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.
The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of United Bancorp is not aware of any activity or condition that could result in termination of the deposit insurance of Unified Bank.

The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. Key requirements from the Dodd-Frank Act resulted in the FDIC’s adoption of new rules in February 2011 regarding Assessments, Dividends, Assessment Base, and Large Bank Pricing. The new rules implemented the following changes: (1) redefined the definition of an institution’s deposit insurance assessment base from one based on domestic deposits to one based on assets now defined as “average consolidated total assets minus average tangible equity”; (2) changed the assessment rate adjustments to better account for risk based on an institution’s funding sources; (3) revised the deposit insurance assessment rate schedule in light of the new assessment base and assessment rate adjustments; (4) implemented Dodd-Frank Act dividend provisions; (5) revised the large insured depository institution assessment system to better differentiate for risk and to take into account losses the FDIC may incur from large institution failures; and (6) provided technical and other changes to the FDIC’s assessment rules. Though deposit insurance assessments maintain a risk-based approach, the FDIC imposed a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk.
Regulatory Capital Requirements.   Unified Bank is required to maintain minimum levels of capital in accordance with FDIC capital adequacy guidelines. If capital falls below minimum guideline levels, a bank, among other things, may be denied approval to acquire or establish additional branches or organize or acquire other non-bank businesses. The required capital levels and the Bank’s capital position at December 31, 2017 and 2016 are summarized in the table included in Note 11 to the consolidated financial statements.
Beginning in 2015, bank holding companies and banks were required to measure capital adequacy using Basel III accounting. Basel III is a comprehensive set of reform measures, developed by the Basel Committee on Banking Supervision, to strengthen the regulation, supervision and risk management of the banking sector. Implementation of the rules will be overseen by the Federal Reserve, the FDIC and the OCC. Reporting under the new rules began with the March 2015 quarterly regulatory filings.
FDICIA.   The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and the regulations promulgated under FDICIA, among other things, established five capital categories for insured depository institutions-well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized-and requires U.S. federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. Unless a bank is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank must develop a capital restoration plan and its parent bank holding company must guarantee the bank’s compliance with the plan up to the lesser of 5% of the bank’s assets at the time it became undercapitalized and the amount needed to comply with the plan. As of June 30, 2018, the Bank was well capitalized pursuant to these prompt corrective action guidelines.
Dividends.   Ohio law prohibits Unified Bank, without the prior approval of the ODFI, from paying dividends in an amount greater than the lesser of its undivided profits or the total of its net income for that year, combined with its retained net income from the preceding two years. The payment of dividends by any financial institution or its holding company is also affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations. To this effect, the Board of Governors of the Federal Reserve has issued Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases by Bank Holding Companies (the “Policy Statement”). In the Policy Statement, the Federal Reserve stated that it is important for a banking organization’s board of directors to ensure that the dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios. As a general matter, the Policy Statement provides that the board of directors of a bank holding company should inform the Federal Reserve and should eliminate, defer, or significantly reduce its dividends if:
(1)
net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

(2)
the prospective rate of earnings retention is not consistent with the company’s capital needs and overall current and prospective financial condition; or

(3)
the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Failure to do so could result in a supervisory finding that the organization is operating in an unsafe and unsound manner. Moreover, the Policy Statement requires a bank holding company to inform the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the organization’s capital structure. Declaring or paying a dividend in either circumstance could raise supervisory concerns. As described above, Unified exceeded its minimum capital requirements under applicable guidelines as of December 31, 2017.
Branching Authority.   Ohio chartered banks have the authority under Ohio law to establish branches anywhere in the State of Ohio, subject to receipt of all required regulatory approvals. Additionally, in May 1997 Ohio adopted legislation “opting in” to the provisions of Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”) which allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. Effective with the enactment of The Dodd-Frank Act, the FDI Act and the National Bank Act have been amended to remove the expressly required “opt-in” concept applicable to de novo interstate branching and now permits national and insured state banks to engage in de novo in interstate branching if, under the laws of the state where the new branch is to be established, a state bank chartered in that state would be permitted to establish a branch.
Affiliate Transactions.   Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by holding companies and non-bank subsidiaries from affiliated insured depository institutions, and also limit various other transactions between holding companies and their non-bank subsidiaries, on the one hand, and their affiliated insured depository institutions on the other. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution’s loan to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured depository institution’s transactions with its non-bank affiliates be on arms-length terms.
Depositor Preference.   The Federal Deposit Insurance Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non deposit creditors and shareholders of the institution.
Privacy Provisions of Gramm-Leach-Bliley Act.   Under GLB, federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to non-affiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to non-affiliated third parties. The privacy provisions of GLB affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.
Anti-Money Laundering Provisions of the USA Patriot Act of 2001.   On October 26, 2001, the USA Patriot Act of 2001 (the “Patriot Act”) was signed into law. The Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence community’s ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide-ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including: (a) due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons; (b) standards for verifying customer identification at account opening; and (c) rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.
Fiscal and Monetary Policies.   Unified Bank’s business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Unified Bank is particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions’ deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to affect directly the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve have a material effect on the earnings of Unified Bank.
Additional and Pending Regulation.   Unified Bank is also subject to federal regulation as to such matters as the maintenance of required reserves against deposits, limitations in connection with affiliate transactions, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirement by Unified Bank of its own securities and other aspects of banking operations. In addition, the activities and operations of Unified Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.
Congress regularly considers legislation that may have an impact upon the operation of United Bancorp and Unified Bank. At this time, United Bancorp is unable to predict whether any proposed legislation will be enacted and, therefore, is unable to predict the impact such legislation may have on the operations of United Bancorp.
Employees
Unified Bank has 101 full time employees, with 25 of these serving in a management capacity, and 25 part time employees.
Properties
United Bancorp owns and operates its Main Office and stand alone operations center in Martins Ferry, Ohio and the following offices:
Branch Office Location	Owned or Leased	Location	Owned or Leased
Bridgeport, Ohio	Owned	Sherrodsville, Ohio	Owned
Colerain, Ohio	Owned	Glouster, Ohio	Owned
Jewett, Ohio	Owned	Amesville, Ohio	Owned
St. Clairsville, Ohio	Owned	Nelsonville, Ohio	Owned
Dover, Ohio	Owned	Lancaster, Ohio	Owned
Dellroy, Ohio	Owned	Lancaster, Ohio	Owned
New Philadelphia, Ohio	Owned
Strasburg, Ohio	Owned
Tiltonsville, Ohio	Owned
Dillonvale, Ohio	Leased
St. Clairsville, Ohio	Owned
Loan Production Office Location	Owned or Leased
Wheeling, West Virginia	Leased
Management believes the properties described above to be in good operating condition for the purpose for which they are used. The properties are unencumbered by any mortgage or security interest and are, in management’s opinion, adequately insured.

Legal Proceedings
There are no material legal proceedings, other than ordinary routine litigation incidental to its business, to which United Bancorp or its subsidiary is a party or to which any of its property is subject.
Changes In and Disagreements with Accountants
Not applicable.

UNITED BANCORP’S Management’s Discussion and Analysis of
financial condition and results of operation
Introduction
The following review presents management’s discussion and analysis of the consolidated financial condition of United Bancorp and its wholly owned subsidiaries. This review includes first a discussion of the current interim financial condition at June 30, 2018 compared to December 31, 2017, and the consolidated results of operations for the three and six-month periods ended June 30, 2018 compared to the same periods in 2017. Following that discussion is a review of the financial condition and results of operations at December 31, 2017 and 2016, and the consolidated results of operations for each of the years in the three-year period ended December 31, 2017. This entire discussion should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this proxy/prospectus.
This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.
When used in this discussion or future filings by United Bancorp with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. United Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect United Bancorp’s financial performance and could cause United Bancorp’s actual results for future periods to differ materially from those anticipated or projected.
United Bancorp is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. United Bancorp is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.
United Bancorp does not undertake, and specifically disclaims, any obligation to publicly release any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
Overview
Interim period ended June 30, 2018
United Bancorp reported diluted earnings per share of  $0.44 and net income of  $2,360,000 for the six months ended June 30, 2018, as compared to $0.35 and $1,766,000, respectively, for 2017. United Bancorp’s diluted earnings per share for the three months ended June 30, 2018 was $0.22 as compared to $0.18 to the same period in 2017. These year-over-year improvements in United Bancorp’s earnings are directly related to the lower base corporate tax rate resulting from the passage of the Tax Cuts and Jobs Act (“tax act”) in the fourth quarter of 2017 and the benefit of operational improvements on which the company is starting to see a positive return. Each of these realities should significantly benefit the company in future periods.
United Bancorp is excited to report on the solid performance it had for the six-month period ended June 30, 2018. Although the tax act has had a positive impact on our net income, this release will mainly focus on the strong growth of net income before taxes from operations. Overall, operational enhancements led to forty-four percent (44%) of the improvement in net income for the six months ended June 30, 2018. United Bancorp had a solid increase in net income before taxes of  $258,000, or 10.1%, for the six months ended June 30, 2018, over the six months ended June 30, 2017. The primary drivers of this year-over-year increase in net income before taxes were the increases in interest income and fees on loans, which were up by $781,000, or 9.6%, and interest income on securities, which was up by $477,000, or 131.6%. Relating to loan growth, United Bancorp had an increase in its gross loans of  $21.9 million, or 6.1%, from June 30, 2017 to June 30, 2018. While growing the loan portfolio, United Bancorp was able to maintain its overall stability in credit quality. Year-over-year, we continued to have very solid credit quality-related metrics supported by nonaccrual loans decreasing from a level of  $1.6 million to $1.2 million, a decline of  $400,000 or 24.9%. Further — net loans charged off, excluding overdrafts, was $121,000 for the six months ended June 30, 2018, which is a relatively modest increase of  $67,000 from the six months ended June 30, 2017. Annualized net charge offs to average loans was 0.09% for the six months ended June 30, 2018, as compared to 0.06% for the six months ended June 30, 2017. Due to the rising rate environment in which we are currently operating, we are seeing opportunities in the area of securities investments; whereby, we are finally seeing yields that are at acceptable levels, which is encouraging us to leverage-up to some degree. Since June 30, 2017, United Bancorp saw an increase in securities and other restricted stock of  $47.3 million, or 109.9%, from the prior year. With our quarter-ending securities and other restricted stock position of  $90.4 million being above the quarterly average of  $67.2 million, we strongly anticipate more contribution to interest income from this area in future periods. With the enhanced level of total interest income that we realized in the first six months of 2018, net interest income for the six months ended June 30, 2018 for United Bancorp increased by $904,000, or 11.9%, even as we focused on growing retail core deposits to fund our growth. Total deposits increased by $41.7 million, or 11.2%, to a level of  $415.6 million as of June 30, 2018. Even with this significant increase in total deposits, we were able to control our overall interest expense levels by attracting lower-cost retail funding to replace higher-cost wholesale funding advances that matured over the past 12 months. Overall, United Bancorp saw low-cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $37.4 million of its growth in retail deposits year-over-year. In addition, time deposits, which consist of certificate of deposit or term funding, increased by $4.3 million, or 6.7%, for the same period. This growth in retail core deposit funding (along with increased levels of wholesale borrowing) and the increasing interest rate environment in which we are currently operating led to a slight elevation in our interest expense levels and our interest expense to average assets, which increased from 0.40% for the six months ended June 30, 2017 to 0.51% for the six months ended June 30, 2018. Overall, with the growth in our interest income outpacing the increases that we experienced in our interest expense, we had an increase in our net interest margin, which went from 3.83% in 2017 to 3.90% as of the end of this most recent quarter.
United Bancorp’s total noninterest income increased $67,000, or 4.0%, year over year. A majority of this increase was realized in the area of service charges on deposit accounts, which is the area in which United Bancorp performs at a high level relative to peer. On the noninterest expense-side of the net noninterest margin (and, as budgeted), we experienced an increase in our noninterest expense of  $634,000 or 9.5%. Most of the increase in noninterest expense continues to be related to infrastructure enhancement and personnel-related expenses as we prepare for the future growth that we envision. Considering that most of the aforementioned expenses are “fixed,” we firmly believe that we have positive operating leverage, which should allow us to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing United Bancorp’s earnings and returns. Of material note in the most recent quarter, United Bancorp incurred approximately $123,000 in merger related and other one time expenses with a majority of these expenses relating to the June 14, 2018 announcement of a Definitive Agreement to acquire Powhatan Point Community Bancshares, Inc. These one time expenses decreased the diluted earnings per share for United Bancorp by $0.02 in the most recent quarter. It is anticipated that during the third and fourth quarters of 2018, United Bancorp will incur additional merger-related expenses in connection with this transaction.
United Bancorp continues to benefit from the enactment of the tax act, which has reduced the overall tax rate for companies, such as ours, from 35% to 21%. Overall, the tax act contributed fifty-six percent (56%) of our increase in net income for the six months ended June 30, 2018. We are also gratified to see that our investment in both the infrastructure and personnel of United Bancorp is producing a positive return for us. On an operating basis, we saw an improvement in our earnings before income taxes, which contributed forty-four percent (44%) of the increase that we had in our bottom line earnings! With our focus on continuing to enhance our lending platforms, we anticipate seeing stronger loan growth in the coming year. In addition, with the implementation of an investment strategy during the course of the first quarter of this year, we anticipate having more investment securities-based leverage on our balance sheet in the coming quarters. Each of these aforementioned items have led to year-over-year growth in earning assets (consisting of both loans and investment securities) of  $69.3 million or 17.3%. This realized growth in earning assets during the first half of this year, and the anticipation of additional growth in this area in the second half of 2018, should lead to the continuation of United Bancorp growing its level of earning assets and generating higher levels of interest income. Increasing leverage at an acceptable spread should allow United Bancorp to pay slightly higher rates to attract retail-based core funding to fund our growth, while maintaining our net interest margin and improving our overall level of net interest income. Year-over-year, we saw the net interest margin of United Bancorp improve by seven (7) basis points to a level of 3.90% as of June 30, 2018. Our enhanced net interest margin led to our net interest income improving on a year-over-year basis by $904,000 or 11.9%.
We have stated for many quarters that our goal is to grow United Bancorp if we can do it in a profitable fashion. We are glad that we are in a position, at present, to accomplish this. At this most recent quarter end, United Bancorp had total assets of  $514.8 million, which is an increase of  $66.1 million, or 14.7%, over the previous year. This is the highest level of total assets in United Bancorp’s history and, for the first time, we surpassed the $500.0 million total asset threshold during the second quarter. Our viewpoint is that profitable growth will lead to positive opportunities to further grow United Bancorp! In this area, we have very high expectations for United Bancorp over the course of the next three years. Our ultimate goal is to become a “hybrid or omnichannel” bank; whereby, we can serve our present and future customers on “their” terms. By having both exceptional “in-branch” and “virtual” service options for our customers, we believe that United Bancorp will have relevance within our industry for many years to come. In addition, we will be able to deliver on our current vision for growth, which is to have total assets greater than $1.0 billion. As previously announced United Bancorp and Powhatan Point Community Bancshares, Inc. (“Powhatan”), the holding company for First National Bank of Powhatan Point (“First National”), announced on June 14, 2018 that we have signed a definitive merger agreement; whereby, we will acquire Powhatan in a stock and cash transaction. Upon completion, First National will be merged into our subsidiary bank, Unified Bank. At that time, the main office of First National will become a full-service branch of Unified Bank. Powhatan operates one full-service office in Belmont County, Ohio and has approximately $62.8 million in assets, $6.7 million in loans, $57.6 million of deposits and $5.1 million in consolidated equity as of June 30, 2018. This transaction will develop a presence for United Bancorp in Southern Belmont County, which has seen nice growth in recent years relating to the oil and gas development in this area. In addition, this area has the potential for much more growth in the near to intermediate term with the expected announcement of the building of a much anticipated ethane cracker plant. This acquisition is expected to close in the fourth quarter of 2018 and is subject to Powhatan shareholder approval, regulatory approval, and other conditions set forth in the merger agreement.
As always, one of our primary focuses is to reward our valued shareholders by paying a solid cash dividend. With our improving earnings in 2018, we increased our cash dividend payout during the first quarter of this year. On a year-over-year basis as of June 30, 2018, United Bancorp paid cash dividends of $0.26, versus $0.22 in 2017, an increase of 18.2%. At our present cash dividend payout level of  $0.13, United Bancorp’s stock has a forward dividend yield of 3.85%, which is significantly higher than the average cash dividend yield seen within our industry. Our other primary focus continues to be growing our shareholders’ investment in United Bancorp through profitable operations and strategic growth. As of the most recent quarter end, our market value was $13.50, which is up from the same period in the previous year by $1.30 or 10.7%. We will continue to keenly focus on these two key areas to provide value for our loyal shareholders. Overall, we are pleased with the improving performance of United Bancorp during the first six months of 2018 and the direction that we are going. With the positive growth that we have experienced so far in 2018, and with the anticipated growth that will occur during the remainder of the current year, we are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!

Year ended December 31, 2017
United Bancorp reported diluted earnings per share of  $0.71 and net income of  $3,546,000 for the year ended December 31, 2017. In the fourth quarter and for the year ended December 31, 2017, United Bancorp recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Cuts and Jobs Act (“Tax Act”) enacted on December 22, 2017. The tax act lowers the base corporate tax rate from 35% to 21%. Without this charge, United Bancorp’s diluted earnings per share would be $0.75 compared to $0.71 for the year ended December 31, 2016, an increase of 5.63%, and $0.20 versus $0.18 in the fourth quarter, an increase of 11.1%. Lastly, exclusive of the net deferred tax asset revaluation taken in 2017, United Bancorp had net income of  $3,762,000, which represents record earnings for United Bancorp.
We are happy to report that United Bancorp had another solid year of performance this past year. While the tax act negatively impacted net income for 2017, the long term benefit of lower corporate tax rates outweighs this one-time write off. United Bancorp had a solid increase in net income before taxes for the year ended December 31, 2017. During this period, United Bancorp’s net income before taxes increased by $429,000, or 8.3%, from the previous year. The primary driver of this increase of United Bancorp’s net income before taxes was the increase in interest income on loans, which was up by $785,000, or 4.9%, year-over-year. For the year, United Bancorp had an increase in its average loans of  $13.0 million or 3.8%. While growing its loan portfolio, United Bancorp was able to maintain its overall stability in credit quality. Year-over-year, United Bancorp continued to have very solid credit quality-related metrics supported by nonaccrual loans and loans past due 30+ days decreasing from a level of  $3.1 million to $2.7 million, a decline of  $392,000 or 12.6%. Further — net loans charged off, excluding overdrafts, was $235,000 for 2017, which is a decrease of  $46,000, or 16.4%, from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.73%, versus 0.86% the prior year.
In addition, net charge offs to average loans was a very respectable 0.07% for 2017. The net interest income for United Bancorp increased year-over-year by $1.04 million, or 7.0%, even as we focused on growing retail core deposits to fund our growth. Total deposits increased by $47.2 million, or 13.9%, to a level of  $386.0 million as of December 31, 2017. United Bancorp was able to control its overall interest expense levels by attracting lower-cost retail funding to replace higher-cost wholesale funding advances that matured throughout this past year. Overall, United Bancorp saw low-cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $34.6 million of its growth in retail deposits year-over-year. In addition, United Bancorp’s time deposits, which consist of certificate of deposit or term funding, increased by $12.6 million, or 23.6%, for the same period. Even with the above peer growth in retail core deposit funding, United Bancorp experienced a decline in its overall interest expense to average assets, which decreased on a year-over-year basis from 0.43% to 0.39%. This decrease in the overall cost of funding is directly attributed to the repricing of  $20.0 million of United Bancorp’s fixed rate advances from the Federal Home Loan Bank (FHLB) during the course of this past year. Not having these higher-costing wholesale advances on its balance sheet should continue to provide benefit to United Bancorp in 2018.

The noninterest income of United Bancorp was down by $229,000 year-over-year. The majority of this decrease in noninterest income is related to a $162,000 non-recurring gain that United Bancorp realized on the sale of Bankers Bancshares, Inc. stock during 2016. On the noninterest expense-side of the net noninterest margin (and, as budgeted), United Bancorp saw an increase in its overall noninterest expense levels after several years of decline. United Bancorp saw its noninterest expense increase by $579,000 or 4.4%. Most of the increase in noninterest expense was related to infrastructure enhancement and personnel-related expenses as we prepare for the future growth that we envision and expenses related to our expansion into the Wheeling, West Virginia market with our new Loan Production Office, which should lead to United Bancorp realizing higher levels of revenue as we saw this past year. Also adding to noninterest expense was the renaming of our single bank charter, The Citizens Savings Bank and its two divisions — The Citizens Bank and The Community Bank — to Unified Bank, which became effective on October 10, 2017. While we will not have the rebranding-related expenses in 2018, United Bancorp will most likely dedicate to marketing-related expense a comparable amount of funding to better establish our new Unified Bank brand identity. Considering that most of the aforementioned expenses are “fixed,” we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing United Bancorp’s earnings and returns.
We are pleased to report the record level on net income realized by United Bancorp in 2017 (exclusive of the deferred tax write off), which came in at $3,762,000. Our previous best year was 2008, which was prior to our industry being negatively impacted by the effects of the Great Recession. In addition, we are also pleased to report that we are executing upon our growth strategy, Mission 2020, which calls for United Bancorp to grow its assets (in a profitable fashion) to a level of  $1.0 billion or greater by the end of 2020. This past year, a lot of our focus was on solidifying the base that will firmly support our envisioned growth in the coming years. Even though we realize that we have an extremely long way to go in order to achieve our ambitious growth goal, it is gratifying to see the progress that we made toward supporting this goal and the organic growth that we achieved year-over-year. Although we will need to have a compounded annual growth rate of approximately thirty percent from the beginning of 2018 to achieve the level of growth envisioned under Mission 2020, we firmly believe that it is achievable with the infrastructure that we continue to build and the present vision that we have (which includes both organic and acquisition-related growth). From an organic perspective this past year, United Bancorp grew its assets $21.3 million, or 4.9%, to an overall level of  $459.3 million as of December 31, 2017. Most of this growth in assets occurred in United Bancorp’s higher-yielding loan portfolio, which enhanced the overall interest income that we realized. In addition, the overall level of net interest income realized by United Bancorp increased year-over-year. United Bancorp was able to achieve this increase in net interest income by growing both its loans outstanding and lower-cost core deposit funding. We saw marginal growth in the net income that United Bancorp produced in the first two quarters of this year and are extremely pleased to see that our earnings growth level is back to double digits on a percentage basis in the third and fourth quarters of 2017 (exclusive of the deferred tax write off in the fourth quarter of 2017). After several years of containment, United Bancorp saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of United Bancorp; completing the renovation of our Main Office to support an enhanced loan origination platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce United Bancorp to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal and other expenses related to the renaming of United Bancorp’s single bank charter. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective. We firmly believe with our positioning over the course of the past year, United Bancorp has high operating leverage which should allow us to enhance our revenue, while controlling our noninterest expense levels — thus, leading to higher earnings and returns over the course of the next twelve to eighteen months. We continue to have extremely sound credit quality metrics, which should have a positive impact on our earnings for the foreseeable future. In addition, we continue to have a robust capital level, as evidenced by our overall equity to asset ratio of 9.56%, which will support our vision for growth in the intermediate term. United Bancorp continues to pay a generous cash dividend, which totals $0.51 on a trailing twelve month (TTM) basis (including the $0.05 special dividend paid this past December), which produces at TTM Yield of 3.9% as of year-end. At this level, United Bancorp’s cash dividend yield is significantly higher than that of the average bank in our country. With our recent focus of increasing the operating leverage and revenue of United Bancorp, we firmly believe that we will continue to generate higher levels of net income and reward our shareholders by paying higher dividends and having further appreciation in our market value. Our number one focus continues to be growing our shareholders’ investment in United Bancorp through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are pleased with the performance that United Bancorp had in 2017 and the direction that we are going. We are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!
Critical Accounting Policies
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make certain estimates, assumptions and judgements that affect the amounts reported in the financial statements and footnotes. These estimates, assumptions and judgements are based on information available as of the date of the financial statements, and as this information changes, the financial statements could reflect different estimates, assumptions, and judgements.

The procedures for assessing the adequacy of the allowance for loan losses reflect our evaluations of credit risk after careful consideration of all information available to management. In developing this assessment, management must rely on estimates and exercise judgement regarding matters where the ultimate outcome is unknown such as economic factors, development affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.
The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical losses, estimates for loan pools that are based on historical loss experience, and general loss estimates that are based on the size, quality and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions. Also considered as part of that judgement is a review of Unified Bank’s trends in delinquencies and loan losses, and economic factors.
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on management’s current judgement about the credit quality of the loan portfolio. While United Bancorp strives to reflect all known risk factors in its evaluation, judgement errors may occur.
Comparison of Financial Condition at June 30, 2018 and December 31, 2017
Earning Assets — Loans
Our focus as a community bank is to meet the credit needs of the markets we serve. At June 30, 2018, gross loans were $379.5 million, compared to $368.6 million at December 31, 2017, an increase of $10.9 million after offsetting repayments for the period. The overall increase in the loan portfolio was comprised of an $11.3 million increase in commercial and commercial real estate loans, a $623,000 increase in residential loans and a $1.0 million decrease in installment loans since December 31, 2017.
Commercial and commercial real estate loans comprised 76.8% of total loans at June 30, 2018, compared to 76.0% at December 31, 2017. Commercial and commercial real estate loans have increased $11.3 million, or 4.0%, since December 31, 2017. This segment of the loan portfolio includes originated loans in our market areas and purchased participations in loans from other banks.
Installment loans represented 3.0% of total loans at June 30, 2018 and 3.4% at December 31, 2017. Some of the installment loans carry somewhat more risk than real estate lending; however, it also provides for higher yields. Installment loans have decreased $1.0 million, or 8.0%, since December 31, 2017. The targeted lending areas encompass four separate metropolitan areas, minimizing the risk to changes in economic conditions in the communities housing United Bancorp’s banking locations.
Residential real estate loans were 20.2% of total loans at June 30, 2018 and 20.6% at December 31, 2017, representing an increase of  $623,000, or less than 1.0% since December 31, 2017. As of June 30, 2018, the Bank has approximately $4.7 million in fixed-rate loans that have been sold in the secondary market but still serviced by United Bancorp as compared to $5.3 million at December 31, 2017. The level of fixed rate mortgages serviced by United Bancorp will continue to decline as United Bancorp will not retain servicing rights on new sales going forward for these types of products. United Bancorp will continue to service these loans for a fee that is typically 25 basis points. At June 30, 2018, United Bancorp did not hold any loans for sale.
The allowance for loan losses totaled $2.1 million at June 30, 2018, which represented 0.55% of total loans, and $2.1 million at December 31, 2017, or 0.58% of total loans. The allowance represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses inherent in the loan portfolio. The allowance balance and the provision charged to expense are reviewed by management and the Board of Directors monthly using a risk evaluation model that considers borrowers’ past due experience, economic conditions and various other circumstances that are subject to change over time. Management believes the current balance of the allowance for loan losses is adequate to absorb probable incurred credit losses associated with the loan portfolio. United Bancorp had net charge-offs of $171,000 for the six months ended June 30, 2018 compared to $99,000 for the six months ended June 30, 2017.
Earning Assets — Securities
The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at June 30, 2018 increased approximately $41.3 from December 31, 2017 totals. Due to the rising rate environment in which we are currently operating, we are seeing opportunities in the area of securities investments; whereby, we are finally seeing yields that are at acceptable levels, which is encouraging us to leverage-up on state and political subdivision investments.
Sources of Funds — Deposits
United Bancorp’s primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing and noninterest-bearing deposits, excluding certificates of deposit greater than $250,000. For the period ended June 30, 2018, total core deposits increased approximately $29.2 million or 7.7%. United Bancorp’s savings accounts increased $1.7 million, or 2.0%, from December 31, 2017 totals. United Bancorp’s interest-bearing and non-interest bearing demand deposits increased $25.0 million, or 10.5%, while certificates of deposit under $250,000 increased by $2.5 million, or 4.2%. United Bancorp considers core deposit to be stable; therefore, the amount of funds anticipated to flow out in the next three to six months is not considered material to the overall liquidity position of United Bancorp.
United Bancorp has a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others that may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained fairly static balances with United Bancorp due to various funding and disbursement timeframes.
Certificates of deposit greater than $250,000 are not considered part of core deposits and, as such, are used to balance rate sensitivity as a tool of funds management. At June 30, 2018, certificates of deposit greater than $250,000 increased $483,000 or 9.1%, from December 31, 2017 totals.
Sources of Funds — Securities Sold under Agreements to Repurchase and Other Borrowings
Other interest-bearing liabilities include securities sold under agreements to repurchase and Federal Home Loan Bank (“FHLB”) advances. The majority of United Bancorp’s repurchase agreements are with local school districts and city and county governments. United Bancorp’s short-term borrowings increased approximately $1.3 million from December 31, 2017 totals.
Capital Resources
Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for United Bancorp. Stockholders’ equity totaled $45.0 million at June 30, 2018 compared to $43.9 million at December 31, 2017, a $1,090,000 increase. Total stockholders’ equity in relation to total assets was 8.74% at June 30, 2018 and 9.56% at December 31, 2017. United Bancorp’s Articles of Incorporation provides flexibility to create a class of preferred shares with 2,000,000 authorized shares. This enables United Bancorp, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to United Bancorp. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by United Bancorp. Although this preferred stock is a financial tool, it has not been utilized to date.
United Bancorp has offered for many years a Dividend Reinvestment Plan (“the Plan”) for shareholders under which United Bancorp’s common stock will be purchased by the Plan for participants with automatically reinvested dividends. The Plan does not represent a change in United Bancorp’s dividend policy or a guarantee of future dividends.

United Bancorp is subject to the regulatory requirements of The Federal Reserve System as a bank holding company. The Bank is subject to regulations of the FDIC and the State of Ohio, Division of Financial Institutions. The most important of these various regulations address capital adequacy.
On January 1, 2015, the final rules of the Federal Reserve Board went into effect implementing in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Under the final rule, minimum requirements increased for both the quality and quantity of capital held by banking organizations. The rule requires a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations.
As of June 30, 2018, United Bancorp continues to be well-capitalized in accordance with Federal regulatory capital requirements as the capital ratios below show:
Common equity tier 1 capital ratio	10.82%
Tier 1 capital ratio	11.79%
Total capital ratio	12.30%
Leverage ratio	10.18%
Liquidity
Management’s objective in managing liquidity is maintaining the ability to continue meeting the cash flow needs of its customers, such as borrowings or deposit withdrawals, as well as its own financial commitments. The principal sources of liquidity are net income, loan payments, maturing securities and sales of securities available for sale, federal funds sold and cash and deposits with banks. Along with its liquid assets, United Bancorp has additional sources of liquidity available to ensure that adequate funds are available as needed. These include, but are not limited to the ability to borrow funds under line of credit agreements with correspondent banks, a borrowing agreement with the Federal Home Loan Bank of Cincinnati and the adjustment of interest rates to obtain depositors. Management feels that it has the capital adequacy and profitability to meet the current and projected liquidity needs of its customers.
Inflation
Substantially all of United Bancorp’s assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. GAAP currently requires United Bancorp to measure the financial position and results of operations in terms of historical dollars, with the exception of securities available for sale, certain impaired loans and certain other real estate and loans that may be measured at fair value. Changes in the value of money due to rising inflation can cause purchasing power loss.
Management’s opinion is that movements in interest rates affect the financial condition and results of operations to a greater degree than changes in the rate of inflation. It should be noted that interest rates and inflation do affect each other, but do not always move in correlation with each other. United Bancorp’s ability to match the interest sensitivity of its financial assets to the interest sensitivity of its liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on United Bancorp’s performance.

Comparison of Results of Operations for the Six Months Ended June 30, 2018
Net Income
For the six months ended June 30, 2018 United Bancorp reported net earnings of  $2,360,000, compared to $1,766,000 for the six months ended June 30, 2017. On a per share basis, United Bancorp’s diluted earnings were $0.44 for the six months ended June 30, 2018, as compared to $0.35 for the six months ended June 30, 2017 an increase of 25.71%.
Net Interest Income
Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income after provision for loan losses increased 10.9%, or $825,000 for the six months ended June 30, 2018 compared to the same period in 2017. As previously mentioned, the strong growth of loans was the driver for the increase in net interest income.
Provision for Loan Losses
Year-over-year, United Bancorp maintained very solid credit quality-related metrics by having nonaccrual loans and loans past due 30+ days experience a modest increase from a level of  $2.59 million to $2.94 million, an increase of  $350,000. Net loans charged-off, excluding overdrafts, was $121,000 through June 30, 2018, which is a slight increase over net loans charged-off of  $54,000 from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.77% versus 0.72% the prior year. Net charge offs to average loans was 0.09% for the six months ended June 30, 2018. Overall, with the solid loan growth and not much movement in United Bancorp’s credit quality, United Bancorp modestly increased the provision for loan losses which was $50,000 for the six months ended June 30, 2017 to $129,000 for the six months ended June 30, 2017, an increase of  $79,000.
Noninterest Income
Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.
United Bancorp’s service charges on deposit accounts increased by $52,000 for the six months ended June 30, 2018 as compared to the same period in 2017.
Noninterest Expense
Noninterest expense increased on a year-over-year basis by $634,000 or 9.5%. United Bancorp is embarking upon a new period, whereby our exclusive focus is to grow our assets in a profitable fashion that will produce consistent and increasing earnings. As such certain expenses have increased year over year. During the six months ended June 30, 2018, United Bancorp also incurred professional fees mainly related to the announced acquisition with Powhatan and its affiliate of approximately $123,000.
Federal Income Taxes
The provision for federal income taxes was $448,000 for the six months ended June 30, 2018, a decrease of  $336,000 compared to the same period in 2017. The effective tax rate was 16.0% and 30.7% for the six months ended June 30, 2018 and 2017, respectively. As previously discussed, the effective tax rate is lower due to the passage of the Tax Act in the fourth quarter of 2017.

Comparison of Results of Operations for the Three Months Ended June 30, 2018
Net Income
For the three months ended June 30, 2018 United Bancorp reported net earnings of  $1,212,000, compared to $916,000 for the three months ended June 30, 2017. On a per share basis, United Bancorp’s diluted earnings were $0.22 for the three months ended June 30, 2018, as compared to $0.18 for the three months ended June 30, 2017.
Net Interest Income
Net interest income increased 14.3%, or $548,000 for the three months ended June 30, 2018 compared to the same period in 2017. This increase was mainly driven by an increase in loan interest income and loan fees of  $467,000 or 11.4% for the three months ended June 30, 2018 over the same period in 2017.
Provision for Loan Losses
The provision for loan losses was $72,000 for the three months ended June 30, 2018, compared to $25,000 for the same period in 2017. As previously discussed, the increase in the provision for loan losses was primarily due to the solid loan growth.
Noninterest Income
Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.
United Bancorp’s service charges on deposit accounts increased by $18,000 for the three months ended June 30, 2018 as compared to the same period in 2017.
Noninterest Expense
Noninterest expense was $3.8 million for the three months ended June 30, 2018, an increase of $389,000, compared to the three months ended June 30, 2017. During the three months ended June 30, 2018, United Bancorp also incurred professional fees mainly related to our announced pending acquisition with Powhatan of approximately $107,000.
Federal Income Taxes
The provision for federal income taxes was $250,000 for the three months ended June 30, 2018, a decrease of  $165,000 compared to the same period in 2017. The effective tax rate was 17.1% and 31.2% for the three months ended June 30, 2018 and 2017, respectively. As previously discussed, the effective tax rate is lower due to the passage of the Tax Act in the fourth quarter of 2017.
Comparison of Financial Condition December 31, 2017 and December 31, 2016
Earning Assets — Loans
United Bancorp’s gross loans totaled $368.6 million at December 31, 2017, representing a 3.3% increase over the $356.7 million at December 31, 2016. Average loans totaled $343.2 million for 2016, representing a 3.8% increase compared to average loans of  $356.2 million for 2017.
The increase in gross loans from December 31, 2016 to December 31, 2017 was primarily an increase in commercial and commercial real estate loans by $14.1 million which was offset by a decrease of  $1.9 million in installment loans and a decrease of  $301,000 in residential real estate.
United Bancorp’s commercial and commercial real estate loan portfolio represents 76.0% of the total portfolio at December 31, 2017, compared to 74.6% at December 31, 2016. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

United Bancorp’s installment lending portfolio represented 3.4% of the total portfolio at December 31, 2017, compared to 4.0% at December 31, 2016. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.
United Bancorp’s residential real estate portfolio represents 20.6% of the total portfolio at December 31, 2017, compared to 21.4% at December 31, 2016. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 year fixed rated loans used to finance 1-4 family units. United Bancorp also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, United Bancorp does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.
In 2017, the interest rate environment continued to be favorable to the secondary market fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While United Bancorp did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, United Bancorp did recognize a gain on the sale of secondary market loans of  $98,000 in 2017 and a gain of $97,000 in 2016.
The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is viewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers’ past due experience, coverage ratio to industry averages, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy liquidation is received. United Bancorp follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.
United Bancorp generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management; doubt exists as to collection on the loan. United Bancorp’s policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received if the loan is well secured. If the loan is not deemed well secured, payments are credited to principal.

Management and the Board of Directors believe the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Refer to the Provision for Loan Losses section for further discussion on United Bancorp’s credit quality.
Earning Assets — Securities and Federal Funds Sold
The securities portfolio is comprised of U.S. Government and agency obligations. United Bancorp does not hold any derivative securities.
Securities available for sale at December 31, 2017 increased $5.2 million, or 13.1%, from 2016. United Bancorp’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. However, given the recent increases in overall interest rates the extent of bonds called in 2018 should be minimal. Overall, the effective duration of the bond portfolio is less than two years from December 31, 2017.
Sources of Funds — Deposits
United Bancorp’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $47.2 million or 13.9% from $338.8 million at December 31, 2016 to $386.0 million at December 31, 2017. Overall total deposit growth was mainly focused on interest bearing money market accounts and certificate of deposit accounts.
United Bancorp has a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with United Bancorp due to various funding and disbursement timeframes.
Certificates of deposit greater than $250,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2017, certificates of deposit greater than $250,000 increased $4.0 million, from December 31, 2016 totals.
Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, United Bancorp does offer full service brokerage services through LPL Financial®.
Sources of Funds — Securities Sold Under Agreements to Repurchase and Other Borrowed Funds
Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase increased approximately $1.7 million from December 31, 2016 to December 31, 2017.
Advances from the Federal Home Loan Bank (FHLB) decreased $29.8 million from December 31, 2016 to December 31, 2017. During 2017, United Bancorp repaid $20.0 million of fixed rate advances from the Federal Home Loan Bank.

Capital Resources
Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for Unified Bank. United Bancorp’s stockholders’ equity was $43.9 million and $42.6 million at December 31, 2017 and 2016, respectively. Total stockholders’ equity in relation to total assets was 9.56% at December 31, 2017 and 9.74% at December 31, 2016.
	2017 Compared to 2016 Increase/(Decrease)
(In thousands)	Total Change	Change Due To Volume	Change Due To Rate
Interest and dividend income
Loans	$786	$612	$174
Taxable securities available for sale	156	95	61
Tax-exempt securities available for sale	(112)	(113)	1
Federal funds sold	115	27	88
FHLB stock and other	34	—	34
Total interest and dividend income	979	621	358
Interest expense
Demand deposits	359	48	311
Savings deposits	2	1	1
Time deposits	93	64	29
FHLB advances	(513)	(467)	(46)
Federal funds purchased	(10)	(28)	18
Trust Preferred debentures	22	—	22
Repurchase agreements	27	3	24
Total interest expense	(20)	(379)	359
Net interest income	$999	$1,000	$(1)

United Bancorp has established a Dividend Reinvestment Plan (“The Plan”) for stockholders under which United Bancorp’s common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Stockholders who do not wish to participate in The Plan continue to receive cash dividends, as declared in the usual and customary manner.
United Bancorp’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If, utilized, this will enable United Bancorp, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to United Bancorp. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by United Bancorp. As of December 31, 2017 United Bancorp has not issued any preferred shares.
In 2005, a Delaware statutory business trust owned by United Bancorp, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of United Bancorp’s subordinated debentures. United Bancorp’s subordinated debentures are the sole asset of Trust I. United Bancorp’s investment in Trust I is not consolidated herein as United Bancorp is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of United Bancorp’s Tier 1 Capital. The interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly.

The $4.1 million of net proceeds received by United Bancorp was primarily utilized to fund a $3.4 million note receivable from an Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of United Bancorp’s treasury stock.
Liquidity
Liquidity relates primarily to United Bancorp’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $59.3 million at December 31, 2017, compared to $51.3 million at December 31, 2016. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2017, $45.0 million of the securities portfolio was classified as available for sale. United Bancorp’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.
The Cash Flow Statements for the periods presented provide an indication of United Bancorp’s sources and uses of cash as well as an indication of the ability of United Bancorp to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2017 and 2016 follows.
Net cash provided by operating activities totaled $4.6 million and $4.2 million for the years ended December 31, 2017 and 2016, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.
Net cash used in investing activities totaled $18.0 million for the year ended December 31, 2017. For year ended December 31, 2016 net cash used by investing activities totaled $35.0 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $7.2 million and $36.4 million in 2017 and 2016, respectively.
Net cash provided by financing activities totaled $16.3 million and $29.7 for the years ended December 31, 2017 and 2016, respectively. The net cash provided by financing activities in 2017 was primarily attributable to an increase in deposits net of repayments in borrowings from the Federal Home Loan Bank. The net cash provided by financing activities in 2016 was primarily attributable to an increase in total deposits and FHLB advances.
Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.
Comparison of Results of Operations for the Three Years Ended December 31, 2017
Net Income
United Bancorp reported diluted earnings per share of  $0.71 and net income of  $3,546,000 for the year ended December 31, 2017. In the fourth quarter and for the year ended December 31, 2017, United Bancorp recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Cuts and Jobs Act (“tax act”) enacted on December 22, 2017. The tax act lowers the base corporate tax rate from 35% to 21%. Without this charge, United Bancorp’s diluted earnings per share would be $0.75 compared to $0.71 for the year ended December 31, 2016, an increase of 5.63%, and $0.20 versus $0.18 in the fourth quarter, an increase of 11.1%. Lastly, exclusive of the net deferred tax asset revaluation taken in 2017, United Bancorp had net income of  $3,762,000, which represents record earnings for United Bancorp.
Net Interest Income
Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2017 to 2016, United Bancorp’s net interest margin was 3.85% compared to 3.83%, an increase of 2 basis points.
Average interest-earning assets increased $24.0 million in 2017 as compared to 2016 while the associated weighted-average yield on these interest-earning assets decreased from 4.29% in 2016 to 4.28% for 2017. Average interest-bearing liabilities increased $28.3 million in 2017 as compared to 2016, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.59% in 2016 to 0.53% in 2017.
Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.
Provision For Loan Losses
The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate by Management and the Board of Directors to cover probable incurred losses in the portfolio.
Gross loans were up $11.9 million year-over-year to a level of  $368.6 million as of December 31, 2017. During this same period, United Bancorp’s credit quality remained relatively constant as non-accrual loans were up $34,000, or 2.5%, to a level of  $1.4 million and net loans charged off were down by $46,000, or 16.3%, to a level of  $235,000 (exclusive of overdraft charge off). With this overall improvement in credit quality, United Bancorp decreased the provision for loan losses which was $100,000 for the year ended December 31, 2017 compared to $301,000 for the year ended December 31, 2016, a decrease of  $201,000 year-over-year. Overall, the decreased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.58% and a total allowance for loan losses to nonperforming loans of 152.10% at year end 2017, compared to 0.66% and 171.99% at year end 2016.
Noninterest Income
Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.
Noninterest income for the year ended December 31, 2017 was $3.5 million, a decrease of  $229,000, or 6.2%, compared to $3.7 million for the year ended December 31, 2016. The majority of this decrease in noninterest income is related to a $162,000 non-recurring gain that United Bancorp realized on the sale of Bankers Bancshares, Inc. stock during 2016. United Bancorp’s service charges on deposit accounts decreased by $92,000 for 2017 as compared to 2016.
Noninterest Expense
After several years of containment, United Bancorp saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of United Bancorp; completing the renovation of our Main Office to support an enhanced loan origination platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce United Bancorp to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal and other expenses related to the renaming of United Bancorp’s single bank charter. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective. Overall noninterest expense for 2017 increased $579,000, or 4.4%, as compared to 2016. Specific areas of increase include the following.
Salaries and employee benefits increased $189,000, or 2.7%, from 2016 to 2017. As described above additional loan origination personnel were hired in 2017.

Occupancy and equipment expense increased $174,000, or 9.2%. The market expansion into Wheeling, West Virginia is the main driver for the increase.
Professional fees increased $105,000, or 14.6%, for 2017 as compared to 2016. This increase is due to increased regulatory costs and legal expenses to open the Loan Production Office (“LPO”) in Wheeling, West Virginia.
Marketing expense increased $102,000, or 31.5%, for 2017 as compared to 2016. The renaming process in 2017 to Unified Bank was the primary reason for this increase.
(In thousands)	2017	2016
Noninterest income
Customer service fee	$2,502	$2,594
Gains on sales of loans	98	97
Other income	852	990
Total noninterest income	$3,452	$3,681
Noninterest expense
Salaries and employee benefits	$7,210	$7,021
Occupancy and equipment	2,071	1,897
Provision for losses on foreclosed real estate	20	6
Professional services	825	720
Insurance	346	225
Deposit insurance premiums	185	198
Franchise and other taxes	347	325
Marketing expense	426	324
Printing and office supplies	112	117
Other expenses	2,107	2,238
Total noninterest expense	$13,649	$13,071

Other expenses decreased $131,000, or 5.9%. As reported in 2016, United Bancorp incurred fraud losses and card-related reissuance costs of approximately $208,000 ($138,000 after tax or approximately $0.025 per share dilution) were realized during the second quarter of 2016. During the three-months ended September 30, 2016, United Bancorp received an insurance refund on this fraud of  $50,000. Under consumer regulation, United Bancorp bears the financial loss relating to debit card fraud and its customers are made whole on the loss. During the third quarter of 2016, United Bancorp implemented newer fraud prevention technology relating to its debit cards that included a chip-enabled debit card and a smart phone app, “My Mobile Money,” that allows our customers to monitor and control their debit card usage by sending transaction alerts.
Income tax expense for 2017 was $2.0 million compared to $1.6 million in 2016, an increase of approximately $400,000. United Bancorp’s effective income tax rate was 36.6% in 2017 and 30.6% in 2016. In 2016, United Bancorp’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies. For 2017, United Bancorp recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Act enacted on December 22, 2017. Without this write-down United Bancorp’s effective tax rate would have been 32.7%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2017 and 2016.
	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2017
Total interest income	$4,184	$4,290	$4,586	$4,591
Total interest expense	438	438	449	439
Net interest income	3,746	3,852	4,137	4,152
Provision for losses on loans	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494
Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712
Net income	$850	$916	$1,000	$780
Earnings per share
Basic	$0.17	$0.18	$0.20	$0.17
Diluted	$0.17	$0.18	$0.20	$0.16

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2016
Total interest income	$4,038	$4,187	$4,166	$4,244
Total interest expense	475	437	432	440
Net interest income	3,563	3,750	3,734	3,804
Provision for losses on loans	71	105	131	(6)
Other income	867	902	1,056	856
General, administrative and other expense	3,141	3,251	3,345	3,333
Income before income taxes	1,218	1,296	1,314	1,333
Federal income taxes	373	389	386	432
Net income	$845	$907	$928	$901
Earnings per share
Basic	$0.18	$0.18	$0.18	$0.18
Diluted	$0.17	$0.18	$0.18	$0.18

Average Balances, Net Interest Income and Yields Earned and Rates Paid
The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2017 and 2016. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.
The average balance of available-for-sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include non-accruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax-equivalent basis.

(Dollars In thousands)	2017			2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets
Loans	$356,224	$16,827	4.72%	$343,243	$16,041	4.67%
Taxable securities – AFS	39,586	481	1.22	31,292	325	1.04
Tax-exempt securities – AFS	178	11	6.18	2,003	123	6.13
Federal funds sold	13,109	151	1.15	8,547	36	0.42
FHLB stock and other	4,165	209	5.02	4,169	175	4.20
Total interest-earning assets	413,262	17,679	4.28	389,254	16,700	4.29
Noninterest-earning assets
Cash and due from banks	6,880			4,972
Premises and equipment (net)	11,849			11,340
Other nonearning assets	18,688			13,955
Less: allowance for loan losses	(2,282)			(752)
Total noninterest-earning assets	35,135			29,515
Total assets	$448,397			$418,769
Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$154,661	$495	0.32%	$123,051	$136	0.11%
Savings deposits	81,874	38	0.05	78,811	36	0.05
Time deposits	62,744	686	1.09	54,954	593	1.08
FHLB advances	9,911	364	3.67	30,885	924	2.99
Federal funds purchased	4,296	37	0.86	—	—	—
Trust preferred debentures	4,124	104	2.52	4,124	82	1.99
Repurchase agreements	13,578	40	0.29	11,094	13	0.12
Total interest-bearing liabilities	331,218	1,764	0.53	302,919	1,784	0.59
Noninterest-bearing liabilities
Demand deposits	70,272			70,723
Other liabilities	2,446			2,493
Total noninterest-bearing liabilities	72,718			73,216
Total liabilities				376,135
Total stockholders’ equity	44,461			42,634
Total liabilities & stockholders’ equity	$448,397			$418,769
Net interest income		$15,915			$14,916
Net interest spread			3.75%			3.70%
Net yield on interest-earning assets			3.85%			3.83%

•
For purposes of this schedule, nonaccrual loans are included in loans.

•
Fees collected on loans are included in interest on loans.

Rate/Volume Analysis
The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2017. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:
•
Volume variance results when the change in volume is multiplied by the previous year’s rate.

•
Rate variance results when the change in rate is multiplied by the previous year’s volume.

•
Rate/volume variance results when the change in volume is multiplied by the change in rate.

NOTE: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.
Inflation
The majority of assets and liabilities of United Bancorp are monetary in nature and therefore United Bancorp differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is United Bancorp’s ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders’ equity.

Asset/Liability Management and Sensitivity to Market Risks
In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rate changes. As a result, United Bancorp must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.
The principal goal of asset/liability management — earnings management — can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of United Bancorp. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, and gap management and spread management.
By definition, liquidity is measured by United Bancorp’s ability to raise cash at a reasonable cost or with a minimum amount of loss. Liquidity planning is necessary so United Bancorp will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.
Capital planning is an essential portion of asset/liability management, as capital is a limited Bank resource, which, due to minimum capital requirements, can place possible restraints on Bank growth. Capital planning refers to maintaining capital standards through effective growth management, dividend policies and asset/liability strategies.
Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components — the asset component, the liability component, and the time component. Gap management involves the management of all three components.
Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.
A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. Generally, a negative gap position will cause profits to decline in a rising interest rate environment and cause profits to increase in a falling interest rate environment. Conversely a positive gap will cause profits to decline in a falling interest rate environment and increase is a rising interest rate environment. United Bancorp’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, United Bancorp attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.
Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between United Bancorp’s return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptable low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.
Management measures United Bancorp’s interest rate risk by computing estimated changes in net interest income and the Net Portfolio Value (“NPV”) of its cash flows from assets, liabilities and off-balance-sheet items in the event of a range of assumed changes in market interest rates. Unified Bank’s senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee (“ALCO”) review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.
NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items.
Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions United Bancorp may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in United Bancorp’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.
The following tables present an analysis of the potential sensitivity of United Bancorp’s net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.
The projected volatility of the net present value at both December 31, 2017 and 2016 fall within the general guidelines established by the Board of Directors. The 2017 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 10%, and with a 200 basis point change the NPV would decrease 24%. This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

(Dollars in Thousands)
Net Portfolio Value – December 31, 2017
Change in Rates	$ Amount	$ Change	% Change
+200	71,517	456	1%
+100	71,915	854	1%
Base	71,061
-100	64,069	(6,992)	-10%
-200	53,477	(17,584)	-24%
(Dollars in Thousands)
Net Portfolio Value – December 31, 2016
Change in Rates	$ Amount	$ Change	% Change
+200	70,162	3,255	5%
+100	69,310	2,403	4%
Base	66,907
-100	59,081	(7,826)	-12%
-200	48,596	(18,311)	-27%
In an upward change in interest rates, United Bancorp’s NPV would increase 1% with a 100 basis point interest rate increase. In a 200 basis point rate increase, United Bancorp’s NPV would increase 1%. This increase is attributable to a portion of United Bancorp’s loan portfolios that have variable rates but is somewhat offset by deposit pricing based on short term interest rates.
Statistical Disclosures by Bank Holding Companies
I. Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential
	2016 Compared to 2015 lncrease/(Decrease)
(In thousands)	Total Change	Change Due To Volume	Change Due To Rate
Interest and dividend income
Loans	$695	$1,174	$(479)
Taxable securities available for sale	(2)	20	(22)
Tax-exempt securities available for sale	(102)	(106)	4
Tax-exempt securities held to maturity	(14)	(14)	—
Federal funds sold	(25)	(55)	30
FHLB stock and other	(37)	(2)	(35)
Total interest and dividend income	515	1,017	(502)
Interest expense
Demand deposits	26	4	22
Savings deposits	2	2	—
Time deposits	(267)	(103)	(164)
FHLB advances	(85)	(110)	25
Trust Preferred debentures	(176)	—	(176)
Repurchase agreements	1	2	(1)
Total interest expense	(499)	(205)	(294)
Net interest income	$1,014	$1,222	$(208)

(Dollars In thousands)	2016			2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets
Loans	$343,243	16,041	4.67%	$318,337	15,346	4.82%
Taxable securities – AFS	31,292	325	1.04	29,427	327	1.11
Tax-exempt securities – AFS	2,003	123	6.13	3,733	225	6.03
Tax-exempt securities – HTM	—	—	—	195	14	6.99
Federal funds sold	8,547	36	0.42	25,523	61	0.24
FHLB stock and other	4,169	175	4.20	4,211	212	5.03
Total interest-earning assets	389,254	16,700	4.29	381,426	16,185	4.24
Noninterest-earning assets
Cash and due from banks	4,972			4,700
Premises and equipment (net)	11,340			10,422
Other nonearning assets	13,955			13,437
Less: allowance for loan losses	(752)			(2,634)
Total noninterest-earning assets	29,515			25,925
Total assets	418,769			407,351
Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$123,051	136	0.11%	$118,545	110	0.09%
Savings deposits	78,811	36	0.05	73,819	34	0.05
Time deposits	54,954	593	1.08	63,149	860	1.36
FHLB advances	30,885	924	2.99	26,623	1,009	3.79
Trust preferred debentures	4,124	82	1.99	4,124	258	6.25
Repurchase agreements	11,094	13	0.12	9,769	12	0.12
Total interest-bearing liabilities	302,919	1,784	0.59	296,029	2,283	0.77
Noninterest-bearing liabilities
Demand deposits	70,723			69,427
Other liabilities	2,493			3,554
Total noninterest-bearing liabilities	73,216			72,981
Total liabilities	376,135			369,010
Total stockholders’ equity	42,634			38,341
Total liabilities & stockholders’ equity	418,769			$407,351
Net interest income		14,916			$13,902
Net interest spread			3.70%			3.47%
Net yield on interest-earning assets			3.83%			3.64%

II. Investment Portfolio
The following table sets forth the carrying amount of securities at December 31, 2017, 2016 and 2015.
	December 31,
	2017	2016	2015
	(In thousands)
Available for sale (at fair value)
U.S. Government agencies	$44,959	$38,514	$31,961
State and political subdivision	—	1,252	2,662
Total securities availabe for sale	$44,959	$39,766	$34,623

Contractual maturities of securities at year-end 2017 were as follows:
	Amortized Cost	Estimated Fair Value	Average Tax Equivalent Yield
	(dollars in thousands)
Available for Sale
U.S. Government agencies
1 – 5 Years	45,249	44,959	1.53%
Total securities available for sale	$45,249	$44,959	1.53%

Excluding holdings of U.S. Government agency obligations, there were no investments in securities of any one issuer exceeding 10% of United Bancorp’s consolidated shareholders’ equity at December 31, 2017.
III. Loan Portfolio
The amounts of gross loans outstanding at December 31, 2017, 2016, 2015, 2014 and 2013 are shown in the following table according to types of loans:
	December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Commercial loans	$81,327	$74,514	$67,247	$52,286	$55,136
Commercial real estate loans	198,936	191,686	163,459	158,314	144,972
Residential real estate loans	75,853	76,154	81,498	83,870	82,832
Installment loans	12,473	14,367	17,459	21,284	26,562
Total loans	$368,589	$356,721	$329,663	$315,754	$309,502

Construction loans were not significant at any date indicated above.
The following is a schedule of commercial and commercial real estate loans at December 31, 2017 maturing within the various time frames indicated:
	One Year or Less	One Through Five Years	After Five Years	Total
	(In thousands)
Commercial loans	$9,976	$42,374	$28,977	$81,327
Commercial real estate loans	3,385	8,486	187,065	198,936
Total	$13,361	$50,860	$216,042	$280,263

The following is a schedule of fixed-rate and variable-rate commercial and commercial real estate loans at December 31, 2017 due to mature after one year:
	Fixed Rate	Variable Rate	Total > One Year
	(In thousands)
Commercial loans	$38,117	$33,234	$71,351
Commercial real estate loans	10,378	185,173	195,551
Total	$48,495	$218,407	$266,902

Variable rate loans are those loans with floating or adjustable interest rates.
The following schedule summarizes nonaccrual loans, accruing loans which are contractually 90 days or more past due, impaired loans and newly classified troubled debt restructurings at December 31, 2017, 2016, 2015, 2014 and 2013:
	December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Nonaccrual basis	$1,395	$1,361	$1,044	$958	$2,880
Accruing loans 90 days or greater past due	—	236	132	127	189
Total Impaired loans	1,008	4,652	1,410	1,868	6,330
Impaired loan with related allowance for unconfirmed losses	410	693	822	1,067	5,306
Impaired loan without related allowance for unconfirmed losses	598	3,959	588	801	1,024
Troubled debt restructurings	228	133	102	155	3,243
The additional amount of interest income that would have been recorded on nonaccrual loans, had they been current, totaled approximately $284,000 for the year ended December 31, 2017. Interest income that was recorded for the year on nonaccrual loans, totaled $243,000 for the year ended December 31, 2016.
United Bancorp’s policy is to generally not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. Interest income is not reported when full loan repayment is doubtful, typically when the loan is impaired. Payments received on such loans are reported as principal reductions.
United Bancorp had no potential problem loans as of December 31, 2017 which have not been disclosed in Table C 1., but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans into one of the problem loan categories.
The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. United Bancorp accounts for impaired loans in accordance with ASC 310-10-35-16, “Accounting by Creditors for Impairment of a Loan.” ASC 310-10-35-16 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral. A loan is defined under ASC 310-10-35-16 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of ASC 310-10-35-16, United Bancorp considers its investment in one-to-four family residential loans and consumer installment loans to be homogenous and therefore excluded from separate identification for evaluation of impairment. With respect to United Bancorp’s investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the fair value of the collateral.
Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under ASC 310-10-35-16 at that time. For additional explanation of factors which influence management’s judgment in determining amounts charged to expense, refer to “Management’s Discussion and Analysis” and Notes to Consolidated Financial Statements.
The following schedule presents an analysis of the allowance for loan losses, average loan data and related ratios for the years ended December 31, 2017, 2016, 2015, 2014 and 2013:
	2017	2016	2015	2014	2013
	(In thousands)
Loans
Gross loans outstanding	$368,589	$356,721	$329,663	$315,754	$309,502
Average loans outstanding	$356,224	$343,243	$318,337	$313,691	$297,821
Allowance for Loan Losses
Balance at beginning of year	$2,341	$2,437	$2,400	$2,894	$2,708
Loan charge-offs:
Commercial	49	2	117	337	645
Commercial real estate	81	108	152	555	130
Residential real estate	78	143	42	235	59
Installment	230	417	400	388	399
Total loan charge-offs	438	670	711	1,515	1,233
Loan recoveries
Commercial	52	78	27	4	2
Commercial real estate	2	102	15	35	14
Residential real estate	20	22	42	8	5
Installment	45	71	111	86	157
Total loan recoveries	119	273	195	133	178
Net loan charge-offs	319	397	516	1,382	1,055
Provision for loan losses	100	301	553	888	1,241
Balance at end of year	$2,122	$2,341	$2,437	$2,400	$2,894
Ratio of net charge-offs to average loans outstanding for the year	0.09%	0.12%	0.16%	0.44%	0.35%

The following table allocates the allowance for loan losses at December 31, 2017, 2016, 2015, 2014 and 2013. Management adjusts the allowance periodically to account for changes in national trends and economic conditions in the Bank’s service areas. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the probability of losses being incurred within the following categories of loans at the dates indicated:
	2017		2016		2015		2014		2013
	Allowance Amount	% of Loans to Total Loans	Allowance Amount	% of Loans to Total Loans	Allowance Amount	% of Loans to Total Loans	Allowance Amount	% of Loans to Total Loans	Allowance Amount	% of Loans to Total Loans
	(In thousands)
Loan type
Commercial	$537	22.06%	$495	20.89%	$184	20.40%	$254	16.56%	$412	17.82%
Commercial real estate	843	53.97%	804	53.73%	597	49.58%	1,116	50.14%	1,609	46.84%
Residential real estate	436	20.58%	591	21.35%	170	24.72%	92	26.56%	90	26.76%
Installment	218	3.39%	107	4.03%	113	5.30%	147	6.74%	141	8.58%
General	88	N/A	344	N/A	1,373	N/A	791	N/A	642	N/A
Total	$2,122	100.00%	$2,431	100.00%	$2,437	100.00%	$2,400	100.00%	$2,894	100.00%

IV. Deposits
At December 31, 2017, the time to remaining maturity for time deposits in excess of  $250,000 was:
2017
(In thousands)
Three months or less	$252
Over three through six months	798
Over six through twelve months	252
Over twelve months	3,772
Total	$5,074

V. Return on Equity and Assets
Our dividend payout ratio and equity to assets ratio were as follows:
	December 31,
	2017	2016	2015
Dividend Payout Ratio	63.89%	58.33%	56.92%
Equity to Assets	9.56%	9.73%	10.31%
Return on Average Assets	0.79%	0.86%	0.79%
Return on Average Equity	8.03%	8.40%	7.73%

VI. Short-Term Borrowings
Information concerning securities sold under agreements to repurchase is summarized as follows:
	2017	2016	2015
	(Dollars in thousands)
Balance at December 31,	$10,022	$9,393	$5,691
Weighted average interest rate at December 31	0.28%	0.12%	0.12%
Average daily balance during the year	$13,578	$11,058	$9,769
Average interest rate during the year	0.28%	0.12%	0.12%
Maximum month-end balance during the year	$17,033	$14,200	$12,934
Securities sold under agreements to repurchase are financing arrangements whereby United Bancorp sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices.
No other individual component of borrowed funds with the exception of borrowings from the Federal Home Loan Bank comprised more than 30% of shareholders’ equity and accordingly is not disclosed in detail.

INFORMATION WITH RESPECT TO POWHATAN POINT
Business
Powhatan Point is a bank holding company that conducts business through its wholly owned subsidiary, The First National Bank of Powhatan Point. At June 30, 2018, Powhatan Point had assets of $62.784 million and shareholders’ equity of  $5.124 million.
The principal business of Powhatan Point is to operate First National, which is its principal asset. First National functions as an independent, community, nationally chartered bank. First National operates out of its main office located in Powhatan Point, Ohio and has eight employees. First National provides customary retail and commercial banking services to its customers, including acceptance of deposits for demand, savings and time accounts, individual retirement accounts and servicing of such accounts; commercial, consumer and real estate lending, including installment loans; and safe deposit and night depository facilities. First National is a member of the Federal Reserve System, is insured by the FDIC and is regulated by the Office of the Comptroller of the Currency. First National grants residential, installment and commercial loans to customers located primarily in Belmont County, Ohio and the surrounding area.
Security Ownership of Certain Beneficial Holders of Powhatan Point
The following table sets forth information with respect to the Powhatan Point common stock beneficially owned by each director of Powhatan Point, by certain executive officers of Powhatan Point and by persons known to us who may be beneficial owners of more than 5% of Powhatan Point common stock. The table also shows the number of shares owned by the directors and executive officers as a group as of            , 2018. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the shares of common stock indicated. The business address of each director and executive officer of Powhatan Point is 345 Highway 7 North, Powhatan Point, Ohio 43942.
Name and Position(s)of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
H. Melvin Bigler, Jr. Director	560	1.06%
William V. Busick Director, President	453	0.86%
Dennis D. Hendershot Director	3,750	7.08%
Dr. Carl A. Novak, DDS Director, Vice President	2,943	5.56%
Theresa L. Stillion Director, Secretary	250	0.47%
Directors and Executive Officers as a Group (5 persons)	7,956	15.02%
Beneficial Owners of More than 5%
Dennis D. Hendershot	3,750	7.08%
Lynda Hendershot	4,100	7.74%
Dr. Carl A. Novak, DDS	2,943	5.56%
James A. Tonkovich	5,200	9.82%
Kathryn B. Snively	3,950	7.46%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the shares of Powhatan Point common stock reflected in the table.

(2)
Based on the sum of 52,955 shares of common stock outstanding.

Changes in or Disagreements with Accountants on Accounting and Financial Disclosure
There were no changes in or disagreements with Powhatan Point’s independent accountants on accounting and financial disclosures.
LEGAL MATTERS
Shumaker has rendered an opinion that the shares of United Bancorp common stock to be issued to the Powhatan Point shareholders in connection with the merger have been duly authorized and, if issued pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Shumaker has delivered an opinion regarding the federal income tax consequences of the merger to United Bancorp, Powhatan Point and the Powhatan Point shareholders.
EXPERTS
United Bancorp’s consolidated financial statements included in this document for the years ended December 31, 2017 and 2016, have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon included with such consolidated financial statements. Such consolidated financial statements are provided herewith in reliance upon such report of BKD, LLP given as experts in auditing and accounting.

INDEX TO UNITED BANCORP FINANCIAL INFORMATION
The following consolidated financial statements of United Bancorp and notes thereto, together with the related report of United Bancorp’s independent registered public accounting firm appear on the pages specified below:

United Bancorp, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and due from banks	$4,611	$4,662
Interest-bearing demand deposits	11,697	9,653
Cash and cash equivalents	16,308	14,315
Available-for-sale securities	86,212	44,959
Loans, net of allowance for loan losses of $2,080 and $2,122 at June 30, 2018 and December 31, 2017, respectively	377,433	366,467
Premises and equipment	11,817	11,740
Federal Home Loan Bank stock	4,164	4,164
Foreclosed assets held for sale, net	615	397
Accrued interest receivable	1,275	993
Deferred income taxes	495	349
Bank-owned life insurance	12,263	12,114
Other assets	4,219	3,834
Total assets	$514,801	$459,332
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$262,953	$237,980
Savings	83,838	82,169
Time	68,843	65,817
Total deposits	415,634	385,966
Securities sold under repurchase agreements	12,346	11,085
Federal Home Loan Bank advances	33,768	10,022
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	3,944	4,240
Total liabilities	469,816	415,437
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2018 – 5,560,304 shares, 2017 – 5,435,304 shares; outstanding 2018 – 5,383,938, 2017 – 5,244,105	5,560	5,435
Additional paid-in capital	17,927	18,020
Retained earnings	24,177	23,260
Stock held by deferred compensation plan; 2018 – 170,622 shares, 2017 – 185,355 shares	(1,579)	(1,671)
Unearned ESOP compensation	(543)	(683)
Accumulated other comprehensive loss	(511)	(420)
Treasury stock, at cost
2018 – 5,744 shares, 2017 – 5,744 shares	(46)	(46)
Total stockholders’ equity	44,985	43,895
Total liabilities and stockholders’ equity	$514,801	$459,332

United Bancorp, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Interest and dividend income
Loans, including fees	$4,562	$4,095	$8,893	$8,112
Taxable securities	181	109	355	212
Non-taxable securities	281	1	313	7
Federal funds sold	24	36	51	47
Dividends on Federal Home Loan Bank stock and other	59	49	120	96
Total interest and dividend income	5,107	4,290	9,732	8,474
Interest expense
Deposits
Demand	302	115	544	187
Savings	9	10	19	19
Time	222	170	427	318
Borrowings	174	143	240	352
Total interest expense	707	438	1,230	876
Net interest income	4,400	3,852	8,502	7,598
Provision for loan losses	72	25	129	50
Net interest income after provision for loan losses	4,328	3,827	8,373	7,548
Noninterest income
Service charges on deposit accounts	650	632	1,281	1,229
Realized gains on sales of loans	23	29	37	44
Other income	215	208	450	428
Total noninterest income	888	869	1,768	1,701
Noninterest expense
Salaries and employee benefits	1,876	1,824	3,708	3,592
Net occupancy and equipment expense	547	510	1,087	1,033
Professional services	297	194	489	395
Insurance	105	72	208	139
Deposit insurance premiums	26	44	75	88
Franchise and other taxes	102	96	198	180
Advertising	125	100	262	209
Stationery and office supplies	38	33	74	69
Net realized (gain) loss on sale of other real estate and repossessions	5	(4)	5	(4)
Other expenses	633	496	1,227	998
Total noninterest expense	3,754	3,365	7,333	6,699
Income before federal income taxes	1,462	1,331	2,808	2,550
Federal income taxes	250	415	448	784
Net income	$1,212	$916	$2,360	$1,766
EARNINGS PER COMMON SHARE
Basic	$0.24	$0.18	$0.46	$0.35
Diluted	$0.22	$0.18	$0.44	$0.35
DIVIDENDS PER COMMON SHARE	$0.13	$0.11	$0.26	$0.22

United Bancorp, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$1,212	$916	$2,360	$1,766
Unrealized holding gains (losses) on securities during the period, net of tax (benefits) of $21, $48, ($26) and $128 for each respective period	79	93	(91)	248
Comprehensive income	$1,291	$1,009	$2,269	$2,014

United Bancorp, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended June 30,
	2018	2017
Operating Activities
Net income	$2,360	$1,766
Items not requiring (providing) cash
Accretion of premiums and discounts on securities, net	36	—
Depreciation and amortization	476	453
Expense related to share based compensation plans	124	52
Expense related to ESOP	140	140
Provision for loan losses	129	50
Increase in value of bank-owned life insurance	(149)	(154)
Gain on sale of loans	(37)	(44)
Proceeds from sale of loans held for sale	1,800	2,050
Originations of loans held for sale	(1,763)	(2,006)
(Gain) Loss on sale or write down of foreclosed assets	13	(4)
Amortization of mortgage servicing rights	15	3
Net change in accrued interest receivable and other assets	(838)	(1,464)
Net change in accrued expenses and other liabilities	(296)	501
Net cash provided by operating activities	2,010	1,343
Investing Activities
Securities available for sale:
Maturities, prepayments and calls	—	1,249
Purchases	(41,403)	—
Net change in loans	(11,309)	(866)
Purchases of premises and equipment	(552)	(429)
Proceeds from sale of foreclosed assets	15	—
Net cash used in investing activities	(53,249)	(46)
Financing Activities
Net change in deposits	$29,668	$35,112
Net change in securities sold under repurchase agreements	1,261	3,596
Net change in FHLB overnight borrowings	23,800	(19,500)
Repayments of long-term borrowings	(54)	(10,068)
Cash dividends paid on common stock	(1,443)	(1,194)
Net cash provided by financing activities	53,232	7,946
Increase in Cash and Cash Equivalents	1,993	9,243
Cash and Cash Equivalents, Beginning of Period	14,315	11,541
Cash and Cash Equivalents, End of Period	$16,308	$20,784
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$1,176	$906
Federal income taxes paid	$65	$278
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Transfers from loans to foreclosed assets held for sale	$250	$41

United Bancorp, Inc.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
Note 1:   Summary of Significant Accounting Policies
These interim financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of United Bancorp, Inc. (“Company”) at June 30, 2018, and its results of operations and cash flows for the interim periods presented. All such adjustments are normal and recurring in nature. The accompanying condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not purport to contain all the necessary financial disclosures required by accounting principles generally accepted in the United States of America that might otherwise be necessary in the circumstances and should be read in conjunction with the Company’s consolidated financial statements and related notes for the year ended December 31, 2017 included in its Annual Report on Form 10-K. Reference is made to the accounting policies of the Company described in the Notes to the Consolidated Financial Statements contained in its Annual Report on Form 10-K. The results of operations for the three months and six months ended June 30, 2018, are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet of the Company as of December 31, 2017 has been derived from the audited consolidated balance sheet of the Company as of that date.
Principles of Consolidation
The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank”). All intercompany transactions and balances have been eliminated in consolidation.
Nature of Operations
The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Bank also operates a Loan Production Office in Wheeling, West Virginia.
The Company’s primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate and are not considered “sub prime” type loans. The targeted lending areas of our Bank operations encompass four separate metropolitan areas, minimizing the risk to changes in economic conditions in the communities housing the Company’s branch locations.
Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary and fiscal policies, that are outside of management’s control.
Revenue Recognition
Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, investment securities, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.
Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our income statements as components of non-interest income are as follows:
Service charges on deposit accounts — these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied.
Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.
For all loan portfolio segments except residential and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges-off residential and consumer loans when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 120 days past due, charge-off of unsecured open-end loans when the loan is 120 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.
For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.
When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior three years. Management believes the three year historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogenous type loans such as commercial, non-owner residential and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Company utilizes the discounted cash flows to determine the level of impairment, the Company includes the entire change in the present value of cash flows as bad debt expense.
The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted generally 10% – 35% based on the age of the appraisal, condition of the subject property, and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values is considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies, etc. and the related qualitative adjustments assigned by the Company.
Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Company do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.
It is the Company’s policy to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.
With regard to determination of the amount of the allowance for credit losses, trouble debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.
Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards and are determined using the treasury stock method.

Treasury stock shares, deferred compensation shares and unearned ESOP shares are not deemed outstanding for earnings per share calculations.
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In thousands, except share and per share data)
Basic
Net income	$1,212	$916	$2,360	$1,766
Dividends on non-vested restricted stock	(27)	(9)	(53)	(17)
Net income allocated to stockholders	$1,185	$907	$2,307	$1,749
Weighted average common shares outstanding	4,990,904	4,847,884	4,986,290	4,839,725
Basic earnings per common share	$0.24	$0.18	$0.46	$0.35
Diluted
Net income allocated to stockholders	$1,185	$907	$2,307	$1,749
Weighted average common shares outstanding for basic earnings per common share	4,990,904	4,847,884	4,986,290	4,839,725
Add: Dilutive effects of assumed exercise of stock options and restricted stock	226,030	119,102	224,998	119,102
Average shares and dilutive potential common shares	5,216,934	4,966,986	5,211,288	4,958,827
Diluted earnings per common share	$0.22	$0.18	$0.44	$0.35

Income Taxes
The Company is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for the years before 2014.
Recently Adopted Accounting Pronouncements
ASU No. 2018-02 was issued in February 2018 to provide guidance to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Act and will improve usefulness of information reported to financial statement users. The amendments in this ASU will also require certain disclosures about stranded tax effects and is effective for fiscal years beginning after December 31, 2018. The Company early adopted ASU 2018-02 effective January 1, 2018 and reclassified approximately $48,000 in stranded tax effects in the adoption using the portfolio method.
ASU No. 2017-09 was issued in May 2017 and provides guidance about which changes to the terms or condition of a share-based payment award require and entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company has adopted ASU 2017-09 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
ASU No. 2017-07 was issued in March 2017 and applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost, as defined, are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The amendments in ASU No. 2017-07 are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this update are to be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement. The Company has adopted ASU 2017-07 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-15 “Statement of Cash Flows (Topic 230) — Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 provides cash flow statement classification guidance for certain transactions including how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company has adopted ASU 2016-15 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
ASU No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” ASU No. 2016-01 was issued in January 2016 and applies to all entities that hold financial assets or owe financial liabilities. ASU 2016-01 is intended to improve the recognition and measurement of financial instruments by requiring equity investments to be measured at fair value with changes in fair value recognized in net income; requiring public entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured and amortized at cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 is effective for annual periods and interim periods within those periods, beginning after December 15, 2017. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity instruments that exist as of the date of adoption. The amendments will have an impact on certain items that are disclosed at fair value that are not currently utilizing the exit price notion when measuring fair value. The Company has adopted ASU 2016-01 on January 1, 2018 and it did not have a material effect on its fair value disclosures and other disclosure requirements. For additional information on fair value of assets and liabilities, see Note 16.
In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 — Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. Originally, the amendments in ASU 2014-09 were effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. In July 2015, the FASB extended the implementation date to annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. Transitional guidance is included in the update. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim periods within that reporting period. The Company’s revenue is comprised of net interest income, which is explicitly excluded from the scope of ASU 2014-09, and non interest income. The Company has adopted ASU 2014-09 on January 1, 2018 and it did not identify any changes in the timing of revenue recognition when considering the amended accounting guidance. The Company included additional disclosures beginning in the first quarter of 2018 as required by the guidance.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 eliminate the probable incurred loss recognition in current GAAP and reflect an entity’s current estimate of all expected credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.
For purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (“PCD assets”) that are measured at amortized cost, the initial allowance for credit losses is added to the purchase price rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses on PCD assets are recognized through the statement of income as a credit loss expense.
Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security.
ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to work with an outside vendor on data collection and reviewing segmentation to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.
On February 25, 2016, the FASB issued ASU 2016-02 “Leases (Topic 842).” ASU 2016-02 is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment.
Under the current accounting model, an organization applies a classification test to determine the accounting for the lease arrangement:
(a)
Some leases are classified as capital whereby the lessee would recognize lease assets and liabilities on the balance sheet.

(b)
Other leases are classified as operating leases whereby the lessee would not recognize lease assets and liabilities on the balance sheet.

Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.

However, unlike current GAAP — which requires only capital leases to be recognized on the balance sheet — the new ASU will require both types of leases to be recognized on the balance sheet.
For public companies, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Thus, for a calendar year company, it would be effective January 1, 2019. The impact is not expected to have a material effect on the Company’s financial position or results of operations since the Company does not have a material amount of lease agreements.
Future Acquisition
The Company and Powhatan Community Bancshares, Inc. (“Powhatan”), the holding company for First National Bank of Powhatan Point (“First National”), announced on June 14, 2018 they have signed a definitive agreement whereby the Company will acquire Powhatan in a stock and cash transaction. Upon completion, First National will be merged into the Company’s subsidiary bank, Unified Bank. At that time, the main office of First National will become a full-service branch of Unified Bank. Powhatan operates one full-service office in Belmont County, Ohio and has approximately $62.8 million in assets, $6.7 million in loans, $57.6 million of deposits and $5.1 million in consolidated equity as of June 30, 2018.
The acquisition is expected to close in the fourth quarter of 2018 and is subject to Powhatan shareholder approval, regulatory approval, and other conditions set forth in the merger agreement. Subject to the terms of the merger agreement, which has been unanimously approved by the Board of Directors of each company, Powhatan shareholders will receive 6.9233 shares of the Company’s common stock plus $38.75 in cash for each outstanding share of Powhatan common stock, subject to adjustment based on closing equity and other factors. Based on our closing share price prior to the announcement of  $13.05 on June 13, 2018, the transaction is valued at $129.10 for each Powhatan share or approximately $6.836 million in aggregate.
The acquisition will be accounted for in accordance with applicable accounting guidance. Accordingly, the assets and liabilities of Powhatan will be recorded at their estimated fair values at the acquisition date. The excess of the estimated fair value of the Company’s common shares issued and cash paid over the net fair values of the assets acquired, including identifiable intangible assets and liabilities assumed, will be recorded as goodwill. The results of operations will be included in the consolidated income statement from the date of the acquisition. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment. The estimated fair values of the assets and liabilities have not yet been determined. During the six months ended June 30, 2018, the Company incurred $123,000 of merger related expenses.
Note 2:   Securities
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale Securities:
June 30, 2018:
U.S. government agencies	$45,250	$—	$(669)	$44,581
State and political subdivisions	41,366	271	(6)	41,631
	$86,616	$271	$(675)	$86,212
Available-for-sale Securities:
December 31, 2017:
U.S. government agencies	$45,249	$—	(290)	$44,959
	$45,249	$3	$(290)	$44,959

The amortized cost and fair value of available-for-sale securities at June 30, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)
Within one year	$—	$—
One to five years	45,250	44,580
Five to ten year	—	—
Due after ten years	41,366	41,632
Totals	$86,616	$86,212

The carrying value of securities pledged to secure public deposits and for other purpose, was $42.6 million and $41.5 million at June 30, 2018 and December 31, 2017, respectively.
Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at June 30, 2018 and December 31, 2017, was $47.7 million and $44.9 million, which represented approximately 55.2% and 100.0%, respectively, of the Company’s available-for-sale investment portfolio.
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary and are a result on an general increase in longer term interest rates.
Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2018 and December 31, 2017:
	June 30, 2018
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
U.S. Government agencies	$12,094	$(156)	$32,487	$(513)	$44,581	$(669)
State and Political Subdivisions	3,081	(6)	—	—	3,081	(6)
Total	$15,175	$(162)	$32,487	$(513)	$47,662	$(675)

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
U.S. Government agencies	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

The unrealized losses on the Company’s investments in U.S. Government agencies were caused primarily by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018 and December 31, 2017.

There were no investment sales for the six months ended June 30, 2018 and 2017.
Note 3:   Loans and Allowance for Loan Losses
Categories of loans include:
	June 30, 2018	December 31, 2017
	(In thousands)
Commercial loans	$84,772	$81,327
Commercial real estate	206,795	198,936
Residential real estate	76,476	75,853
Installment loans	11,470	12,473
Total gross loans	379,513	368,589
Less allowance for loan losses	(2,080)	(2,122)
Total loans	$377,433	$366,467

The risk characteristics of each loan portfolio segment are as follows:
Commercial
Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Commercial Real Estate
Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.
Residential and Installment
Residential and installment loans consist of two segments — residential mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some installment personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Allowance for Loan Losses and Recorded Investment in Loans
As of and for the three and six month periods ended June 30, 2018
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, April 1, 2018	$522	$671	$446	$400	$86	$2,125
Provision charged to expense	22	(17)	137	16	(86)	72
Losses charged off	—	—	(79)	(55)	—	(134)
Recoveries	1	—	1	15	—	17
Balance, June 30, 2018	$545	$654	$505	$376	$—	$2,080
Balance, January 1, 2018	$537	$843	$436	$218	$88	$2,122
Provision charged to expense	6	(190)	146	255	(88)	129
Losses charged off	—	—	(79)	(124)	—	(203)
Recoveries	2	1	2	27	—	32
Balance, June 30, 2018	$545	$654	$505	$376	$—	$2,080
Allocation:
Ending balance: individually evaluated for impairment	$—	$75	$—	$—	$—	$75
Ending balance: collectively evaluated for impairment	$545	$579	$505	$376	$—	$2,005
Loans:
Ending balance: individually evaluated for impairment	$58	$577	$—	$98	$—	$733
Ending balance: collectively evaluated for impairment	$84,714	$206,218	$76,476	$11,372	$—	$378,780

Allowance for Loan Losses and Recorded Investment in Loans
As of and for the three and six month periods ended June 30, 2017
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, April 1, 2017	$498	$793	$583	$162	$297	$2,333
Provision charged to expense	33	56	(137)	193	(120)	25
Losses charged off	—	(5)	—	(77)	—	(82)
Recoveries	1	1	1	13	—	16
Balance, June 30, 2017	$532	$845	$447	$291	$177	$2,292
Balance, January 1, 2017	$495	$804	$591	$107	$344	$2,341
Provision charged to expense	36	44	(150)	287	(167)	50
Losses charged off	—	(5)	—	(127)	—	(132)
Recoveries	1	2	6	24	—	33
Balance, June 30, 2017	$532	$845	$447	$291	$177	$2,292
Loans:
Ending balance: individually evaluated for impairment	$129	$841	$—	$462	$—	$1,432
Ending balance: collectively evaluated for impairment	$51,732	$216,508	$75,158	$12,739	$—	$356,137

Allowance for Loan Losses and Recorded Investment in Loans
As of December 31, 2017
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$—	$73	$—	$—	$—	$73
Ending balance: collectively evaluated for impairment	$537	$770	$436	$218	$88	$2,049
Loans:
Ending balance: individually evaluated for impairment	$83	$619	$—	$306	$—	$1,008
Ending balance: collectively evaluated for impairment	$81,244	$198,317	$75,853	$12,167	$—	$367,581

The following tables show the portfolio quality indicators.
	June 30, 2018
Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$84,701	$203,010	$76,476	$11,371	$375,558
Special Mention	—	2,943	—	—	2,943
Substandard	71	842	—	99	1,012
Doubtful	—	—	—	—	—
	$84,772	$206,795	$76,476	$11,470	$379,513

	December 31, 2017
Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$78,652	$195,063	$75,853	$12,167	$361,735
Special Mention	20	3,066	—	—	3,086
Substandard	2,655	807	—	306	3,768
Doubtful	—	—	—	—	—
	$81,327	$198,936	$75,853	$12,473	$368,589

To facilitate the monitoring of credit quality within the loan portfolio, and for purposes of analyzing historical loss rates used in the determination of the ALLL, the Company utilizes the following categories of credit grades: pass, special mention, substandard, and doubtful. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis.
The Company assigns a special mention rating to loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the loan or the Company’s credit position.
The Company assigns a substandard rating to loans that are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. Substandard loans have well defined weaknesses or weaknesses that could jeopardize the orderly repayment of the debt. Loans and leases in this grade also are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies noted are not addressed and corrected.
The Company assigns a doubtful rating to loans that have all the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage of and strengthen the credit quality of the loan or lease, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceeding, capital injection, perfecting liens on additional collateral or refinancing plans.

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the current and past year to date periods presented.
Loan Portfolio Aging Analysis
As of June 30, 2018
	30 – 59 Days Past Due and Accruing	60 – 89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$35	$—	$57	$—	$92	$84,680	$84,772
Commercial real estate	997	—	—	486	1,483	205,312	206,795
Residential	611	18	—	659	1,288	75,188	76,476
Installment	13	—	—	59	72	11,398	11,470
Total	$1,656	$18	$57	$1,204	$2,935	$376,578	$379,513

Loan Portfolio Aging Analysis
As of December 31, 2017
	30 – 59 Days Past Due and Accruing	60 – 89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$56	$—	$—	$83	$139	$81,188	$81,327
Commercial real estate	262	—	—	500	762	198,174	198,936
Residential	559	306	—	760	1,625	74,228	75,853
Installment	61	40	—	52	153	12,320	12,473
Total	$938	$346	$—	$1,395	$2,679	$365,910	$368,589

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Impaired Loans
	As of June 30, 2018			For the three months ended June 30, 2018		For the six months ended June 30, 2018
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$58	$58	$—	$59	$2	$60	$2
Commercial real estate	168	168	—	583	1	582	5
Residential	—	—	—	—	—	—	—
Installment	98	98	—	99	1	100	2
	324	324	—	741	4	742	9
Loans with a specific valuation allowance:
Commercial	—	—	—	—	—	—	—
Commercial real estate	409	409	75	421	1	422	1
Residential	—	—	—	—	—	—	—
Installment	—	—	—	—	—	—	—
	409	409	75	421	1	422	1
Total:
Commercial	$58	$58	$—	$59	$2	$60	$2
Commercial real estate	$577	$577	$75	$1,004	$2	$1,004	$6
Residential	$—	$—	$—	$—	$—	$—	$—
Installment	$98	$98	$—	$99	$1	$100	$2

Impaired Loans
	As of December 31, 2017			For the three months ended June 30, 2017		For the six months ended June 30, 2017
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$83	$83	$—	$131	$1	$128	$2
Commercial real estate	209	317	—	808	3	825	5
Residential	—	—	—	—	—	—	—
Installment	306	306	—	463	3	477	3
	598	706	—	1,402	7	1,430	10
Loans with a specific valuation allowance:
Commercial	—	—	—	—	—	—	3
Commercial real estate	410	410	73	489	6	498	12
Residential	—	—	—	—	—	—	—
Installment	—	—	—	—	—	—	—
	410	410	73	489	6	498	15
Total:
Commercial	$83	$83	$73	$131	$1	$128	$5
Commercial real estate	$619	$727	$—	$1,297	$9	$1,323	$17
Residential	$—	$—	$—	$—	$—	$—	$—
Installment	$306	$306	$—	$463	$3	$477	$3

Interest income recognized on a cash basis was not materiality different than interest income recognized.
For the TDRs noted in the tables below, the Company extended the maturity dates and granted interest rate concessions as part of each of those loan restructurings. The loans included in the tables are considered impaired and specific loss calculations are performed on the individual loans. In conjunction with the restructuring there were no amounts charged-off.
Three months ended June 30, 2018
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(In thousands)
Commercial	—	$—	$—
Commercial real estate	—	—	—
Residential	—	—	—
Installment	—	—	—

Three months Ended June 30, 2018
	Interest Only	Term	Combination	Total Modification
(In thousands)
Commercial	$—	$—	$—	$—
Commercial real estate	—	—	—	—
Residential	—	—	—	—
Consumer	—	—	—	—
Six months ended June 30, 2018
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(In thousands)
Commercial	—	$—	$—
Commercial real estate	—	—	—
Residential	—	—	—
Installment	—	—	—
Six months Ended June 30, 2018
	Interest Only	Term	Combination	Total Modification
(In thousands)
Commercial	$—	$—	$—	$—
Commercial real estate	—	—	—	—
Residential	—	—	—	—
Consumer	—	—	—	—
Three months ended June 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(In thousands)
Commercial	—	$—	$—
Commercial real estate	2	127	103
Residential	—	—	—
Installment	—	—	—
Three months Ended June 30, 2017
	Interest Only	Term	Combination	Total Modification
(In thousands)
Commercial	$—	$—	$—	$—
Commercial real estate	—	103	—	103
Residential	—	—	—	—
Consumer	—	—	—	—

Six months ended June 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(In thousands)
Commercial	—	$—	$—
Commercial real estate	2	127	103
Residential	—	—	—
Installment	—	—	—
Six months Ended June 30, 2017
	Interest Only	Term	Combination	Total Modification
(In thousands)
Commercial	$—	$—	$—	$—
Commercial real estate	—	103	—	103
Residential	—	—	—	—
Consumer	—	—	—	—
During the six months ended June 30, 2018 troubled debt restructurings did not have an impact on the allowance for loan losses. During the six months ended June 30, 2017 troubled debt restructurings described above increased the allowance for loan losses by 24,000. At June 30, 2018 and 2017 and for three and six month periods then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.
Note 4:   Benefit Plans
Pension expense includes the following:
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In thousands)
Service cost	$76	$68	$152	$136
Interest cost	55	50	110	100
Expected return on assets	(111)	(90)	(222)	(180)
Amortization of prior service cost and net loss	(10)	(6)	(20)	(12)
Pension expense	$10	$22	$20	$44

Note 5:   Off-balance-sheet Activities
Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contracts are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at the indicated dates is as follows:
	June 30, 2018	December 31, 2017
	(In thousands)
Commercial loans unused lines of credit	$27,089	$25,814
Commitment to originate loans	15,909	15,350
Consumer open end lines of credit	37,971	36,938
Standby lines of credit	46	—
Note 6:   Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:
	June 30, 2018	December 31, 2017
	(In thousands)
Net unrealized loss on securities available-for-sale	$(405)	$(290)
Net unrealized loss for unfunded status of defined benefit plan liability	(242)	(289)
	(647)	(579)
Tax effect	136	159
Net-of-tax amount	$(511)	$(420)

Note 7:   Fair Value Measurements
The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company also utilizes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2018 and December 31, 2017:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
June 30, 2018
U.S. government agencies	$44,581	$—	$44,581	$—
State and political subdivisions	41,631	—	41,631	—
December 31, 2017
U.S. government agencies	$44,959	$—	$44,959	$—
Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Impaired Loans (Collateral Dependent)
Collateral dependent impaired loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, impaired loans are classified within Level 3 of the hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Company’s Chief Lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Company’s Chief Lender by comparison to historical results.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed, and current and past offers. Due to the nature of the valuation inputs, foreclosed assets held for sale are classified within Level 3 of the hierarchy.
Appraisals of foreclosed assets held for sale are obtained when the real estate is acquired and subsequently as deemed necessary by the Company’s Chief lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender and are selected from the list of approved appraisers maintained by management.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2018 and December 31, 2017.
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
June 30, 2018
Collateral dependent impaired loans	$334	$—	$—	$334
Foreclosed assets held for sale	250	—	—	250
December 31, 2017
Collateral dependent impaired loans	$336	$—	$—	$336
Foreclosed assets held for sale	34	—	—	34
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.
	Fair Value at 6/30/18	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$334	Market comparable properties	Marketability discount	10% – 25%
Foreclosed assets held for sale	$250	Market comparable properties	Selling costs	10% – 35%
	Fair Value at 12/31/17	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$336	Market comparable properties	Marketability discount	10% – 25%
Foreclosed assets held for sale	$34	Market comparable properties	Selling costs	10% – 35%
There were no significant changes in the valuation techniques used during 2018 and 2017.

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
June 30, 2018
Financial assets
Cash and cash equivalents	$16,308	$16,308	$—	$—
Loans, net of allowance	377,433	—	—	373,437
Federal Home Loan Bank stock	4,164	—	4,164	—
Accrued interest receivable	1,275	—	1,275	—
Financial liabilities
Deposits	415,634	—	354,553	—
Short term borrowings	12,346	—	12,346	—
Federal Home Loan Bank Advances	33,768	—	33,762	—
Subordinated debentures	4,124	—	3,733	—
Interest payable	122		122	—
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2017
Financial assets
Cash and cash equivalents	$14,315	$14,315	$—	$—
Loans, net of allowance	366,467	—	—	368,033
Federal Home Loan Bank stock	4,164	—	4,164	—
Accrued interest receivable	993	—	993	—
Financial liabilities
Deposits	385,966	—	358,722	—
Short term borrowings	11,085	—	11,085	—
Federal Home Loan Bank Advances	10,022	—	10,012	—
Subordinated debentures	4,124	—	3,590	—
Interest payable	70	—	70	—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock
The carrying amounts approximate fair value.
Loans
For June 30, 2018, fair values of loans and leases are estimated on an exit price basis incorporating discounts for credit, liquidity and marketability factors. This is not comparable with the fair values disclosed for December 31, 2017, which were based on an entrance price basis. For that date, fair values of variable rate loans and leases that reprice frequently and with no significant change in credit risk were based on carrying values. The fair values of other loans and leases as of that date were estimated using discounted cash flow analyses which used interest rates then being offered for loans and leases with similar terms to borrowers of similar credit quality.
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.
Interest Payable
The carrying amount approximates fair value.
Short-term Borrowings, Federal Home Loan Bank Advances and Subordinated Debentures
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at June 30, 2018 and December 31, 2017.
Note 8:   Repurchase Agreements
Securities sold under agreements to repurchase (“repurchase agreements”) with customers represent funds deposited by customers, generally on an overnight basis that are collateralized by investment securities owned by the Company.
At June 30, 2018 and December 31, 2017, repurchase agreement borrowings totaled $12,346,000 and $11,085,000, respectively and are included in short-term borrowings on the consolidated condensed balance sheets. All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings, consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:
Remaining Contractual Maturity of the Agreement
(In thousands)
June 30, 2018	Overnight and Continuous	Up to 30 Days	30 – 90 Days	Greater than 90 Days	Total
Repurchase Agreements
U.S. government agencies	$12,346	$—	$—	$—	$12,346
Total	$12,346	$—	$—	$—	$12,346

December 31, 2017	Overnight and Continuous	Up to 30 Days	30 – 90 Days	Greater than 90 Days	Total
Repurchase Agreements
U.S. government agencies	$11,085	$—	$—	$—	$11,085
Total	$11,085	$—	$—	$—	$11,085

These borrowings were collateralized with U.S. government and agency securities with a carrying value of  $18.2 million at June 30, 2018 and $18.4 million at December 31, 2017. Declines in the fair value would require the Company to pledge additional securities.

Report of Independent Registered Public Accounting Firm
To the Shareholders, Board of Directors and Audit Committee
United Bancorp, Inc.
Martins Ferry, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.
We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2007.
Cincinnati, Ohio
March 20, 2018

United Bancorp, Inc.

Consolidated Balance Sheets
December 31, 2017 and 2016
(In thousands, except share data)
	2017	2016
Assets
Cash and due from banks	$4,662	$4,233
Interest-bearing demand deposits	9,653	7,308
Cash and cash equivalents	14,315	11,541
Available-for-sale securities	44,959	39,766
Loans, net of allowance for loan losses of $2,122 and $2,341 at December 31, 2017 and 2016, respectively	366,467	354,380
Premises and equipment	11,740	11,884
Federal Home Loan Bank stock	4,164	4,164
Foreclosed assets held for sale, net	397	335
Accrued interest receivable	993	840
Deferred federal income taxes	349	850
Bank-owned life insurance	12,114	11,822
Other assets	3,834	2,436
Total assets	$459,332	$438,018
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$237,980	$203,745
Savings	82,169	81,825
Time	65,817	53,233
Total deposits	385,966	338,803
Securities sold under repurchase agreements	11,085	9,393
Federal Home Loan Bank advances	10,022	39,855
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	4,240	3,202
Total liabilities	415,437	395,377
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2017 – 5,435,304 shares, 2016 – 5,425,304 shares; outstanding 2017 – 5,244,105, 2016 – 5,208,015	5,435	5,425
Additional paid-in capital	18,020	18,024
Retained earnings	23,260	22,483
Stock held by deferred compensation plan; 2017 – 185,355 shares, 2016 – 211,509 shares	(1,671)	(1,880)
Unearned ESOP compensation	(683)	(911)
Accumulated other comprehensive income loss	(420)	(454)
Treasury stock, at cost 2017 – 5,744 shares, 2016 – 5,744 shares	(46)	(46)
Total stockholders’ equity	43,895	42,641
Total liabilities and stockholders’ equity	$459,332	$438,018

United Bancorp, Inc.

Consolidated Statements of Income
Years Ended December 31, 2017 and 2016
(In thousands except per share data)
	2017	2016
Interest and Dividend Income
Loans	$16,803	$16,018
Securities
Taxable	481	325
Tax-exempt	7	81
Federal funds sold	151	36
Dividends on Federal Home Loan Bank and other stock	209	175
Total interest and dividend income	17,651	16,635
Interest Expense
Deposits	1,219	765
Borrowings	545	1,019
Total interest expense	1,764	1,784
Net Interest Income	15,887	14,851
Provision for Loan Losses	100	301
Net Interest Income After Provision for Loan Losses	15,787	14,550
Noninterest Income
Customer service fees	2,502	2,594
Net gains on loan sales	98	97
Earnings on bank-owned life insurance	471	463
Other	381	527
Total noninterest income	3,452	3,681
Noninterest Expense
Salaries and employee benefits	7,210	7,021
Net occupancy and equipment expense	2,071	1,897
Provision for losses on foreclosed real estate	20	6
Professional fees	825	720
Insurance	346	225
Deposit insurance premiums	185	198
Franchise and other taxes	347	325
Marketing expense	426	324
Printing and office supplies	112	117
Other	2,107	2,238
Total noninterest expense	13,649	13,071
Income Before Federal Income Taxes	5,590	5,160
Provision for Federal Income Taxes	2,044	1,580
Net Income	$3,546	$3,580
Basic Earnings Per Share	$0.72	$0.72
Diluted Earnings Per Share	$0.71	$0.71

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2017 and 2016
(In thousands)
	2017	2016
Net income	$3,546	$3,580
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) on available-for-sale securities during the period, net of taxes (benefits) of $24 and $(159) for each respective period	89	(310)
Change in funded status of defined benefit plan, net of (benefits) $(20) and taxes of $22 for each respective period	(40)	42
Amortization of prior service included in net periodic pension expense, (benefits) of $(30) and $(30) for each respective period	(59)	(59)
Amortization of net loss included in net periodic pension cost, net of tax of $21 and $27 for each respective period	44	54
Comprehensive income	$3,580	$3,307

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2017 and 2016
(In thousands except per share data)
	Common Stock	Additional Paid-in Capital	Treasury Stock and Deferred Compensation	Shares Acquired By ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2016	$5,385	$18,245	$(2,125)	$(1,271)	$21,443	$(181)	$41,496
Net income	––	––	––	––	3,580	––	3,580
Other comprehensive loss	––	––	––	––	––	(273)	(273)
Cash dividends – $0.47 per share	––	––	––	––	(2,540)	––	(2,540)
Shares purchased for deferred compensation plan	––	(199)	199	––	––	––	––
Expense related to share-based compensation plans	––	147	––	––	––	––	147
Restricted stock activity	40	(40)	—	––	––	––	—
Amortization of ESOP	––	(129)	––	360	––	––	231
Balance, December 31, 2016	5,425	18,024	(1,926)	(911)	22,483	(454)	42,641
Net income	––	––	––	––	3,546	––	3,546
Other comprehensive income	––	––	––	––	––	34	34
Cash dividends – $0.51 per share	––	––	––	––	(2,769)	––	(2,769)
Shares purchased for deferred compensation plan	––	(209)	209	––	––	––	––
Expense related to share-based compensation plans	––	163	––	––	––	––	163
Restricted stock activity	10	(10)	––	––	––	––	––
Amortization of ESOP	––	52	––	228	––	––	280
Balance, December 31, 2017	$5,435	$18,020	$(1,717)	$(683)	$23,260	$(420)	$43,895

United Bancorp, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016
(In thousands)
	2017	2016
Operating Activities
Net income	$3,546	$3,580
Items not requiring (providing) cash
Depreciation and amortization	918	819
Provision for loan losses	100	301
Provision for losses on foreclosed real estate	20	6
Amortization of premiums and discounts on securities-net	(1)	(1)
Realized gains on sale of Great Lake Bankers Bank stock	—	(162)
Amortization of mortgage servicing rights	6	12
Deferred income taxes	545	82
Originations of loans held for sale	(4,424)	(4,451)
Proceeds from sale of loans held for sale	4,522	4,548
Net gains on sales of loans	(98)	(97)
Amortization of ESOP	280	231
Expense related to share-based compensation plans	163	147
Loss on sale of real estate and other repossessed assets	24	4
Increase in cash surrender value of bank-owned life insurance	(292)	(313)
Changes in
Accrued interest receivable	(153)	(37)
Other assets	(1,627)	(34)
Interest payable and other liabilities	1,038	(458)
Net cash provided by operating activities	4,567	4,177
Investing Activities
Purchases of available-for-sale securities	(12,248)	(42,000)
Proceeds from maturities of available-for-sale securities	7,249	36,389
Net change in loans	(12,336)	(27,468)
Proceeds from sale of Great Lake Bankers Bank stock	—	208
Purchases of premises and equipment	(782)	(2,257)
Proceeds from sales of foreclosed assets	71	124
Net cash used in investing activities	(18,046)	(35,004)
Financing Activities
Net increase in deposits	47,163	15,181
Proceeds of Federal Home Loan Bank advances	11,000	19,500
Repayments of Federal Home Loan Bank advances	(40,833)	(6,175)
Net change in securities sold under repurchase agreements	1,692	3,701
Cash dividends paid	(2,769)	(2,540)
Net cash provided by (used in) financing activities	16,253	29,667
Increase (decrease) in Cash and Cash Equivalents	2,774	(1,160)
Cash and Cash Equivalents, Beginning of Year	11,541	12,701
Cash and Cash Equivalents, End of Year	$14,315	$11,541
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$1,807	$1,796
Federal income taxes paid	$1,575	$1,133
Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$149	$111

Note 1:
Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.
Nature of Operations
The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Bank also operates a Loan Production Office in Wheeling, West Virginia.
The Company’s primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.
Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2017 and 2016, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.
Currently, the FDIC’s insurance limits are $250,000. At December 31, 2017 and 2016, none of the Company’s cash accounts exceeded the federally insured limit of  $250,000.
Securities
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost, when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2017 and 2016, the Company did not have any loans held for sale.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.
For all loan portfolio segments except residential and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.
The Company charges-off residential and consumer loans when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 120 days past due, charge-off of unsecured open-end loans when the loan is 120 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.
When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a monthly basis by Bank management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior five years. Management believes the five year historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogenous type loans such as commercial, non-owner residential and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Company utilizes the discounted cash flows to determine the level of impairment, the Company includes the entire change in the present value of cash flows as bad debt expense.

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted generally 10% -35% based on the age of the appraisal, condition of the subject property, and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values is considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies, etc. and the related qualitative adjustments assigned by the Company.
Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Company do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.
It is the Company’s policy to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.
With regard to determination of the amount of the allowance for credit losses, trouble debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.
Premises and Equipment
Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. An accelerated method is used for tax purposes.
Federal Home Loan Bank Stock
Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Bank-Owned Life Insurance
The Company and the Bank have purchased life insurance policies on certain key executives. Company and bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
Treasury Stock
Common shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the weighted average cost.
Restricted Stock Awards
The Company has a share-based employee compensation plan, which is described more fully in Note 14.
Income Taxes
The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if based on the weight of evidence available it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2017, the Company had no uncertain tax positions. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Company’s impact of this Tax Act resulted in a charge against net income of approximately $216,000. This is primarily due to the write down of its deferred tax assets as a result of the Tax Act’s reduction in the base corporate tax rate from 35% to 21%.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2014.
Deferred Compensation Plan
Directors have the option to defer all or a portion of fees for their services into a deferred stock compensation plan that invests in common shares of the Company. Officers of the Company have the option to defer up to 50% of their annual incentive award into this plan. The plan does not permit diversification and must be settled by the delivery of a fixed number of shares of the Company stock. The stock held in the plan is included in equity as deferred shares and is accounted for in a manner similar to treasury stock. Subsequent changes in the fair value of the Company’s stock are not recognized. The deferred compensation obligation is also classified as an equity instrument and changes in the fair value of the amount owed to the participant are not recognized.
Stockholders’ Equity and Dividend Restrictions
The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Dividend payments to the stockholders may be legally paid from additional paid-in capital or retained earnings.
Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards and are determined using the treasury stock method.
Treasury stock shares, deferred compensation shares and unearned ESOP shares are not deemed outstanding for earnings per share calculations.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.
Advertising
Advertising costs are expensed as incurred.
Note 2:
Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2017 and 2016, was $3.5 million and $2.8 million, respectively.
Note 3:
Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2017:
U.S. government agencies	$45,249	$—	$(290)	$44,959
	$45,249	$—	$(290)	$44,959
Available-for-sale Securities:
December 31, 2016:
U.S. government agencies	$39,000	$—	$(486)	$38,514
State and political subdivisions	1,249	3	—	1,252
	$40,249	$3	$(486)	$39,766

The amortized cost and fair value of available-for-sale securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.
	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)
One to five years	$45,249	$44,959
Totals	$45,249	$44,959

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $41.5 million and $27.9 million at December 31, 2017 and 2016, respectively.
Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2017 and 2016, was $44.9 million and $38.5 million, which represented approximately 100% and 96.8%, respectively, of the Company’s available-for-sale investment portfolio.
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.
The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:
	December 31, 2017
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
US Government agencies	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)
Total temporarily impaired securities	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
US Government agencies	$38,514	$(486)	$—	$—	$38,514	$(486)
Total temporarily impaired securities	$38,514	$(486)	$—	$—	$38,514	$(486)

U.S. Government Agencies
The unrealized losses on the Company’s investments in direct obligations of U.S. Government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Note 4:
Loans and Allowance for Loan Losses

Categories of loans at December 31, include:
	2017	2016
	(In thousands)
Commercial loans	$81,327	$74,514
Commercial real estate	198,936	191,686
Residential real estate	75,853	76,154
Installment loans	12,473	14,367
Total gross loans	368,589	356,721
Less allowance for loan losses	(2,122)	(2,341)
Total loans	$366,467	$354,380

The risk characteristics of each loan portfolio segment are as follows:
Commercial
Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Commercial Real Estate
Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.
Residential and Consumer
Residential and consumer loans consist of two segments — residential mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2017 and 2016:
	2017
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$495	$804	$591	$107	$344	$2,341
Provision charged to expense	39	118	(97)	296	(256)	100
Losses charged off	(49)	(81)	(78)	(230)	––	(438)
Recoveries	52	2	20	45	––	119
Balance, end of year	$537	$843	$436	$218	$88	$2,122
Ending balance: individually evaluated for impairment	$—	$73	$––	$––	$––	$73
Ending balance: collectively evaluated for impairment	$537	$770	$436	$218	$88	$2,049
Loans:
Ending balance: individually evaluated for impairment	$83	$619	$––	$306	$––	$1,008
Ending balance: collectively evaluated for impairment	$75,205	$195,108	$76,501	$12,567	$––	$359,381

	2016
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$184	$597	$170	$113	$1,373	$2,437
Provision charged to expense	235	213	542	340	(1,029)	301
Losses charged off	(2)	(108)	(143)	(417)	––	(670)
Recoveries	78	102	22	71	––	273
Balance, end of year	$495	$804	$591	$107	$344	$2,341
Ending balance: individually evaluated for impairment	$11	$108	$––	$––	$––	$119
Ending balance: collectively evaluated for impairment	$484	$696	$591	$107	$344	$2,222
Loans:
Ending balance: individually evaluated for impairment	$3,148	$1,178	$––	$326	$––	$4,652
Ending balance: collectively evaluated for impairment	$71,366	$190,508	$76,154	$14,041	$––	$352,069

To facilitate the monitoring of credit quality within the loan portfolio, and for purposes of analyzing historical loss rates used in the determination of the allowance for loan loss estimate, the Company utilizes the following categories of credit grades: pass, special mention, substandard, and doubtful. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis.
The Company assigns a special mention rating to loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the loan or the Company’s credit position.
The Company assigns a substandard rating to loans that are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. Substandard loans have well defined weaknesses or weaknesses that could jeopardize the orderly repayment of the debt. Loans and leases in this grade also are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies noted are not addressed and corrected.
The Company assigns a doubtful rating to loans that have all the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage of and strengthen the credit quality of the loan or lease, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceeding, capital injection, perfecting liens on additional collateral or refinancing plans.
The following table shows the portfolio quality indicators as of December 31, 2017:
Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$78,652	$195,063	$75,853	$12,167	$361,735
Special Mention	20	3,066	––	––	3,086
Substandard	2,655	807	––	306	3,768
Doubtful	––	––	––	––	––
	$81,327	$198,936	$75,853	$12,473	$368,589

The following table shows the portfolio quality indicators as of December 31, 2016:
Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$71,302	$187,255	$76,154	$14,041	$348,752
Special Mention	64	3,253	––	––	3,317
Substandard	3,148	1,178	––	326	4,652
Doubtful	––	––	––	––	––
	$74,514	$191,686	$76,154	$14,367	$356,721

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2017 and 2016.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2017:
	30 – 59 Days Past Due and Accruing	60 – 89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$56	$—	$—	$83	$139	$81,188	$81,327
Commercial real estate	262	—	––	500	762	198,174	198,936
Residential	559	306	—	760	1,625	74,228	75,853
Installment	61	40	––	52	153	12,320	12,473
Total	$938	$346	$—	$1,395	$2,679	$365,910	$368,589

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2016:
	30 – 59 Days Past Due and Accruing	60 – 89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$153	$105	$75	$49	$382	$74,132	$74,514
Commercial real estate	—	55	––	335	390	191,296	191,686
Residential	805	135	161	922	2,023	74,131	76,154
Installment	213	8	––	55	276	14,091	14,367
Total	$1,171	$303	$236	$1,361	$3,071	$353,650	$356,721

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.
The following table presents impaired loans for the year ended December 31, 2017:
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$83	$83	$––	$90	$5
Commercial real estate	209	317	––	635	13
Installment	306	306	––	312	3
	598	598	––	1,037	21
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$—	$7
Commercial real estate	410	410	73	392	14
Installment	—	—	—	—	—
	410	410	73	392	21
Total:
Commercial	$83	$83	$—	$90	$12
Commercial Real Estate	$619	$619	$73	$1,027	$27
Installment	$306	$306	$—	$312	$3

Thee following table presents impaired loans for the year ended December 31, 2016:
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$2,975	$2,975	$––	$2,930	$142
Commercial real estate	658	766	––	1,176	43
Installment	326	326	––	328	13
	3,959	4,067	––	4,434	198
Loans with a specific valuation allowance:
Commercial	173	173	11	188	8
Commercial real estate	520	520	108	586	26
Installment	––	––	––	––	2
	693	693	119	774	36
Total:
Commercial	$3,148	$3,148	$11	$3,118	$150
Commercial Real Estate	$1,178	$1,286	$108	$1,762	$69
Installment	$326	$326	$—	$328	$15

At December 31, 2017 and 2016, the Company had certain loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.
The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2017 and 2016:
	Year Ended December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(In thousands)
Commercial	2	$40	$40
Commercial real estate	3	208	188
	Year Ended December 31, 2017
	Interest Only	Term	Combination	Total Modification
	(In thousands)
Commercial	$––	$40	$––	$40
Commercial real estate	––	188	––	188
	Year Ended December 31, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(In thousands)
Commercial	1	$17	$17
Commercial real estate	3	116	116

	Year Ended December 31, 2016
	Interest Only	Term	Combination	Total Modification
	(In thousands)
Commercial	$––	$17	$––	$17
Commercial real estate	––	116	––	116
During the 2017 and 2016, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2017 and 2016 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.
Note 5:
Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:
	2017	2016
	(In thousands)
Land, buildings and improvements	$17,282	$17,025
Furniture and equipment	12,637	12,164
Computer software	2,143	2,116
	32,062	31,305
Less accumulated depreciation	(20,322)	(19,421)
Net premises and equipment	$11,740	$11,884

Note 6:
Time Deposits

Time deposits in denominations of  $250,000 or more were $5.1 million at December 31, 2017 and $1.4 million at December 31, 2016. At December 31, 2017, the scheduled maturities of time deposits are as follows:
Due during the year ending December 31,	(In thousands)
2018	$33,954
2019	14,364
2020	12,473
2021	2,176
2022	758
Thereafter	2,092
$65,817

Note 7:
Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:
	2017	2016
	(In thousands)
Maturities March 2018 through August 2025, primarily at fixed rates ranging from 3.15% to 6.65%, averaging 5.15%	$200	$––
Cash Management advances maturities in March 2018 at floating rates averaging 1.52%	9,822	––
Cash Management advances maturities January 2017 through March 2017 at floating rates averaging 0.74%	––	19,500
Maturities January 2017 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.93%	––	20,355
	$10,022	$39,855

At December 31, 2017 required annual principal payments on Federal Home Loan Bank advances were as follows:
For the year ending December 31,	(In thousands)
2018	$9,919
2019	38
2020	15
2021	15
2022	15
Thereafter	20
$10,022

At December 31, 2017 and 2016, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $94.1 million and $60.8 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2017 and 2016, the Bank had approximately $121.6 million and $122.6 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2017 and 2016, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.
Securities sold under repurchase agreements were approximately $11.0 million and $9.4 million at December 31, 2017 and 2016.
Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:
	2017	2016
	(Dollars in thousands)
Balance outstanding at year end	$10,022	$9,393
Average daily balance during the year	$13,578	$11,058
Average interest rate during the year	0.28%	0.12%
Maximum month-end balance during the year	$17,033	$14,200
Weighted-average interest rate at year end	0.28%	0.12%
All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.
The following table presents the Company’s repurchase agreements accounted for as secured borrowings:
Remaining Contractual Maturity of the Agreement
December 31, 2017	Overnight and Continuous	Up to 30 Days	30 – 90 Days	Greater than 90 Days	Total
	(In thousands)
Repurchase Agreements
U.S government agencies	$10,022	$––	$––	$––	$10,022
Total	$10,022	$––	$––	$––	$10,022

December 31, 2016	Overnight and Continuous	Up to 30 Days	30 – 90 Days	Greater than 90 Days	Total
	(In thousands)
Repurchase Agreements
U.S. government agencies	$9,393	—	—	$—	9,393
Total	$9,393	$—	$—	$—	$9,393

Securities with an approximate carrying value of  $18.4 million and $13.0 million at December 31, 2017 and 2016, respectively, were pledged as collateral for repurchase borrowings.
Note 8:
Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month LIBOR plus 1.35% and is payable quarterly.
Note 9:
Income Taxes

The provision for income taxes includes these components:
	2017	2016
	(In thousands)
Taxes currently payable	$1,499	$1,498
Deferred income taxes	545	82
Income tax expense	$2,044	$1,580

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:
	2017	2016
	(In thousands)
Computed at the statutory rate (34%)	$1,901	$1,755
(Decrease) increase resulting from
Tax exempt interest	(17)	(42)
Earnings on bank-owned life insurance – net	(160)	(160)
Deferred tax re-valuation	216	—
Other	104	27
Actual tax expense	$2,044	$1,580

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:
	2017	2016
	(In thousands)
Deferred tax assets
Allowance for loan losses	$244	$382
Stock based compensation	221	375
Allowance for losses on foreclosed real estate	31	82
Deferred compensation and ESOP	422	690
Intangible assets	65	124
Non-accrual loan interest	52	79
Unrealized losses on securities available for sale	61	164
Total deferred tax assets	1,096	1,896
Deferred tax liabilities
Depreciation	(144)	(199)
Deferred loan costs, net	(86)	(158)
Accretion	—	(1)
FHLB stock dividends	(315)	(510)
Mortgage servicing rights	(9)	(16)
Employee benefit expense	(193)	(162)
Total deferred tax liabilities	(747)	(1,046)
Net deferred tax asset	$349	$850

Note 10:   Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:
	2017	2016
	(In thousands)
Net unrealized loss on securities available-for-sale	$(290)	$(483)
Net unrealized loss for funded status of defined benefit plan liability	(289)	(205)
	(579)	(688)
Tax effect	159	234
Net-of-tax amount	$(420)	$(454)

Note 11:   Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
In July 2013, the Federal Reserve approved final rules, referred to herein as the Basel III Rules, establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and Citizens, as compared to the current U.S. general risk-based capital rules. The Basel III Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the computation of regulatory capital ratios. The Basel III rules added another capital ratio component “Tier 1 Common Capital Ratio” which is a measurement of a bank’s core equity capital compared with its total risk-weighted assets The Basel III Rules also prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes. The Basel III capital rules became effective for the Company and Unified on January 1, 2015, subject to phase-in periods for certain components. The Company’s management believes that the Company and Citizens will be able to meet targeted capital ratios upon implementation of the revised requirements as finalized. The minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 1.250% at December 31, 2017. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.
As of December 31, 2017, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 13.2%, common equity tier 1 ratio of 11.5%, Tier 1 risk-based capital ratio of 12.6% and a Tier 1 leverage ratio of 10.6%.
As of December 31, 2017, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2017
Total Capital (to Risk-Weighted Assets)
Consolidated	$49,590	13.2%	$30,149	8.0%	N/A	N/A
Unified	44,637	11.9	30,026	8.0	$37,532	10.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$43,468	11.5%	$16,959	4.5%	N/A	N/A
Unified	42,515	11.3	16,889	4.5	$24,396	6.5%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$47,468	12.6%	$22,612	6.0%	N/A	N/A
Unified	42,515	11.3	22,519	6.0	$30,026	8.0%
Tier I Capital (to Average Assets)
Consolidated	$47,468	10.6%	$17,904	4.0%	N/A	N/A
Unified	42,515	9.4	18,017	4.0	$22,521	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2016
Total Capital (to Risk-Weighted Assets)
Consolidated	$48,429	13.6%	$28,516	8.0%	N/A	N/A
Unified	41,801	11.8	28,382	8.0	$35,478	10.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$42,088	11.8%	$16,040	4.5%	N/A	N/A
Unified	39,460	11.1	15,965	4.5	$23,061	6.5%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$46,088	12.9%	$21,387	6.0%	N/A	N/A
Unified	39,460	11.1	21,287	6.0	$28,382	8.0%
Tier I Capital (to Average Assets)
Consolidated	$46,088	11.0%	$16,729	4.0%	N/A	N/A
Unified	39,460	9.3	17,048	4.0	$21,310	5.0%
Note 12:   Related Party Transactions
At December 31, 2017 and 2016, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.
	2017	2016
	(In thousands)
Aggregate balance – January 1	$13,635	$10,546
New loans	189	4,864
Repayments	(828)	(1,775)
Aggregate balance – December 31	$12,996	$13,635

Deposits from related parties held by the Bank at December 31, 2017 and 2016, totaled approximately $691,000 and $1.4 million, respectively.
Note 13:   Benefit Plans
Pension and Other Postretirement Benefit Plans
The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $421,000 to the plan in 2018.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:
	Pension Benefits
	2017	2016
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,926)	$(3,968)
Service cost	(273)	(312)
Interest cost	(198)	(198)
Actuarial (loss) gain	(403)	23
Benefits paid	128	529
End of year	(4,672)	(3,926)
Change in fair value of plan assets
Beginning of year	4,625	4,458
Actual return on plan assets	702	382
Employer contribution	406	314
Benefits paid	(128)	(529)
End of year	5,605	4,625
Funded status at end of year	$933	$699

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:
	Pension Benefits
	2017	2016
	(In thousands)
Unamortized net loss	$1,048	$1,052
Unamortized prior service	(758)	(847)
	$290	$205

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $41,000. The accumulated benefit obligation for the defined benefit pension plan was $4.4 million and $3.8 million at December 31, 2017 and 2016, respectively.
Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:
	December 31,
	2017	2016
	(In thousands)
Projected benefit obligation	$4,672	$3,926
Accumulated benefit obligation	$4,375	$3,756
Fair value of plan assets	$5,605	$4,625

	December 31,
	2017	2016
	(In thousands)
Components of net periodic benefit cost
Service cost	$273	$312
Interest cost	198	198
Expected return on plan assets	(357)	(341)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	63	81
Net periodic benefit cost	$88	$161

Significant assumptions include:
	Pension Benefits
	2017	2016
Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.83%	5.39%
Rate of compensation increase	3.00%	3.00%
Weighted-average assumptions used to determine benefit cost:
Discount rate	4.83%	5.39%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.00%	3.00%
The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2016 to 2017.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2017:
Pension Benefits
(In thousands)
2018	$186
2019	199
2020	843
2021	548
2022	373
2023 – 2027	1,796
Total	$3,945

Plan assets are held by an outside trustee which invests the plan assets in accordance with the provisions of the plan agreement. All equity and fixed income investments are held in various mutual funds with quoted market prices. Mutual fund equity securities primarily include investment funds that are comprised of large-cap, mid-cap and international companies. Fixed income mutual funds primarily include investments in corporate bonds, mortgage-backed securities and U.S. Treasuries. Other types of investments include a prime money market fund.

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2017 and 2016 are as follows:
Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%
At December 31, 2017 and 2016, the fair value of plan assets as a percentage of the total was invested in the following:
	December 31,
	2017	2016
Equity securities	70.1%	68.1%
Debt securities	27.3	29.6
Cash and cash equivalents	2.6	2.3
	100.0%	100.0%

Pension Plan Assets
Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.
Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2017 and 2016, the Plan did not contain Level 2 or Level 3 investments.
The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:
		December 31, 2017 Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual money market	$199	$199	$––	$––
Mutual funds – equities
ETF mutual funds	3,042	3,042	––	––
Large and small Cap	301	301	––	––
International	420	420
Commodities	182	182	––	––
Mutual funds – fixed income
Fixed income	1,145	1,145	––	––
ETF fixed income	316	316	––	––
Total	$5,605	$5,605	$––	$––

		December 31, 2016 Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual money market	$106	$106	$––	$––
Mutual funds – equities
Eft mutual funds	2,561	2,561	––	––
Large and Small Cap	584	584	––	––
Commodies	140	140	––	––
Mutual funds – fixed income
Fixed income	1,022	1,022	––	––
ETF fixed income	212	212	––	––
Total	$4,625	$4,625	$––	$––

Employee Stock Ownership Plan
The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2017 and 2016.
ESOP and 401(k) expense for the years ended December 31, 2017 and 2016 was approximately
$280,000 and $231,000, respectively.
Share information for the ESOP is as follows at December 31, 2017 and 2016:
	2017	2016
Allocated shares at beginning of the year	$333,790	$267,558
Shares released for allocation during the year	23,635	23,635
Net shares acquired on reinvestment of cash or (distributed) due to retirement/diversification	(21,063)	42,597
Unearned shares	70,906	94,541
Total ESOP shares	407,268	428,331
Fair value of unearned shares at December 31st	$943,000	$1,276,000

At December 31, 2017, the fair value of the 336,362 allocated shares held by the ESOP was approximately $4,474,000.
Split Dollar Life Insurance Arrangements
The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.5 million at December 31, 2017 and $1.5 million at December 31, 2016.
Note 14:   Restricted Stock Plan
During 2008, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2008 Plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2008 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.
The Company believes that such awards better align the interests of its employees with those of its stockholders. Stock options are generally granted with an exercise price, and restricted stock awards are valued, equal to the market price of the Company’s stock at the date of grant; stock option awards generally vest within 9.25 years of continuous service and have a 9.5 year contractual term. Restricted stock awards generally vest over a 9.5 year contractual term, or over the period to retirement, whichever is shorter. Restricted stock awards have no post-vesting restrictions. Restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the Plans).
A summary of the status of the Company’s nonvested restricted shares as of December 31, 2017, and changes during the year then ended, is presented below:
	Shares	Weighted-Average Grant-Date Fair Value
Nonvested, beginning of year	170,000	$8.75
Granted	10,000	11.99
Vested	(5,000)	8.40
Forfeited	—	—
Nonvested, end of year	175,000	$8.95

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2017 and 2016 was $163,000 and $147,000, respectively. The recognized tax benefits related thereto were $55,000 and $50,000, for the years ended December 31, 2017 and 2016, respectively.
As of December 31, 2017 and 2016, there was $728,000 and $660,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.7 years.

Note 15:   Earnings Per Share
Earnings per share (EPS) were computed as follows:
	Year Ended December 31, 2017
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$3,546
Dividends on non-vested restricted stock	(31)
Net income allocated to stockholders	3,515
Basic earnings per share
Income available to common stockholders	––	4,861,942	$0.72
Effect of dilutive securities
Restricted stock awards	––	123,857
Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,515	4,985,799	$0.71

	Year Ended December 31, 2016
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$3,580
Dividends on non-vested restricted stock	(31)
Net income allocated to stockholders	3,549
Basic earnings per share
Income available to common stockholders	––	4,907,799	$0.72
Effect of dilutive securities
Restricted stock awards	––	108,521
Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,549	5,016,320	$0.71

Note 16:   Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities
The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company also utilizes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy.
The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:
		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$44,959	$––	$44,959	$––
		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$38,514	$––	$38,514	$––
State and political subdivisions	1,252	––	1,252	––
Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Impaired Loans (Collateral Dependent)
Collateral dependent impaired loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, impaired loans are classified within Level 3 of the hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Company’s Chief Lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Company’s Chief Lender by comparison to historical results.

Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed, and current and past offers for the other real estate under evaluation. Due to the nature of the valuation inputs, foreclosed assets held for sale are classified within Level 3 of the hierarchy.
Appraisals of other real estate owned (OREO) are obtained when the real estate is acquired and subsequently as deemed necessary by the Company’s Chief Lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender and are selected from the list of approved appraisers maintained by management.
The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:
		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$336	$––	$––	$336
Foreclosed assets held for sale	34	––	––	34
		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$3,435	$––	$––	$3,435
Foreclosed assets held for sale	249	––	––	249
Unobservable (Level 3) Inputs
The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.
	Fair Value at 12/31/17	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$333	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	34	Market comparable properties	Marketability discount	10% – 35%
	Fair Value at 12/31/16	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$3,435	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	249	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2017.
The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2017
Financial assets
Cash and cash equivalents	$14,315	$14,315	$––	$––
Loans, net of allowance	366,467	––	––	368,033
Federal Home Loan Bank stock	4,164	––	4,164	––
Accrued interest receivable	993	––	993	––
Financial liabilities
Deposits	385,966	––	358,722	––
Short term borrowings	11,085	––	11,085	––
Federal Home Loan Bank advances	10,022	––	10,012	––
Subordinated debentures	4,124	––	3,590	––
Interest payable	70	––	70	––
The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2016 in the following table have not been audited. The fair value has been derived from the December 31, 2016 audited consolidated financial statements.
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2016
Financial assets
Cash and cash equivalents	$11,541	$11,541	$––	$––
Loans, net of allowance	354,380	––	––	355,753
Federal Home Loan Bank stock	4,164	––	4,164	––
Accrued interest receivable	840	––	840	––
Financial liabilities
Deposits	338,803	––	312,240	––
Short term borrowings	9,393	––	9,393	––
Federal Home Loan Bank advances	39,855	––	40,120	––
Subordinated debentures	4,124	––	3,435	––
Interest payable	111	––	111	––

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock
The carrying amounts approximate fair value.
Loans
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.
Interest Payable
The carrying amount approximates fair value.
Short-term Borrowings, Federal Home Loan Bank Advances and Subordinated Debentures
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2017 and 2016.
Note 17:   Significant Estimates and Concentrations
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.
Note 18:   Commitments and Credit Risk
At December 31, 2017 and 2016, total commercial and commercial real estate loans made up 76.0% and 74.6%, respectively, of the loan portfolio. Installment loans account for 3.4% and 4.0%, respectively, of the loan portfolio. Real estate loans comprise 20.6% and 21.4% of the loan portfolio as of December 31, 2017 and 2016, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.
Included in cash and due from banks as of December 31, 2017 and 2016, is $9.5 million and $7.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
At December 31, 2017 and 2016, the Company had outstanding commitments to originate variable rate loans aggregating approximately $15.4 million and $12.3 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.
Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2017 or 2016.
Standby Letters of Credit
Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.
The Company did not have any total outstanding standby letters of credit at December 31, 2017 and 2016. At both December 31, 2017 and 2016, the Company had no deferred revenue under standby letter of credit agreements.
Lines of Credit and Other
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
At December 31, 2017, the Company had granted unused lines of credit to borrowers aggregating approximately $25.8 million and $36.9 million for commercial lines and open-end consumer lines, respectively. At December 31, 2016, the Company had granted unused lines of credit to borrowers aggregating approximately $20.9 million and $35.6 million for commercial lines and open-end consumer lines, respectively.
Note 19:   Recent Accounting Pronouncements
ASU No. 2018-02 was issued in February 2018 to provide guidance to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Act and will improve usefulness of information reported to financial statement users. The amendments in this ASU will also require certain disclosures about stranded tax effects and is effective for fiscal years beginning after December 31, 2018. The impact of this guidance is not material to the Company’s financial statements.
ASU No. 2017-09 was issued in May 2017 and provides guidance about which changes to the terms or condition of a share-based payment award require and entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company has adopted ASU 2017-09 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
ASU No. 2017-07 was issued in March 2017 and applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost, as defined, are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The amendments in ASU No. 2017-07 are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this update are to be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement. The Company has adopted ASU 2017-07 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-15 “Statement of Cash Flows (Topic 230) — Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 provides cash flow statement classification guidance for certain transactions including how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company has adopted ASU 2016-15 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 eliminate the probable incurred loss recognition in current GAAP and reflect an entity’s current estimate of all expected credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.
For purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (“PCD assets”) that are measured at amortized cost, the initial allowance for credit losses is added to the purchase price rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses on PCD assets are recognized through the statement of income as a credit loss expense.
Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security.
ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to work with an outside vendor to begin developing and implementing processes during the next two years to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.
ASU No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”
ASU No. 2016-01 was issued in January 2016 and applies to all entities that hold financial assets or owe financial liabilities. ASU 2016-01 is intended to improve the recognition and measurement of financial instruments by requiring equity investments to be measured at fair value with changes in fair value recognized in net income; requiring public entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured and amortized at cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 is effective for annual periods and interim periods within those periods, beginning after December 15, 2017. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity instruments that exist as of the date of adoption. The Company is currently evaluating the impact of these amendments, but does not expect them to have a material effect on the Company’s financial position or results of operations since it does not have any equity securities or a valuation allowance. However, the amendments will have an impact on certain items that are disclosed at fair value that are not currently utilizing the exit price notion when measuring fair value. The Company has adopted ASU 2016-01 on January 1, 2018 and it did not have a material effect on its fair value disclosures and other disclosure requirements. For additional information on fair value of assets and liabilities, see Note 16.
In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 — Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. Originally, the amendments in ASU 2014-09 were effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. In July 2015, the FASB extended the implementation date to annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. Transitional guidance is included in the update. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim periods within that reporting period. The Company’s revenue is comprised of net interest income, which is explicitly excluded from the scope of ASU 2014-09, and non interest income. The Company has adopted ASU 2014-09 on January 1, 2018 and it did not identify any changes in the timing of revenue recognition when considering the amended accounting guidance. The Company will have additional disclosures beginning in the first quarter of 2018 as required by the guidance.

On February 25, 2016, the FASB issued ASU 2016-02 “Leases (Topic 842).” ASU 2016-02 is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organization that lease assets such as real estate, airplanes, and manufacturing equipment.
Under the current accounting model, an organization applies a classification test to determine the accounting for the lease arrangement:
(a)
Some leases are classified as capital where by the lessee would recognize lease assets and liabilities on the balance sheet.

(b)
Other leases are classified as operating leases whereby the lessee would not recognize lease assets and liabilities on the balance sheet.

Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.
However, unlike current GAAP — which requires only capital leases to be recognized on the balance sheet — the new ASU will require both types of leases to be recognized on the balance sheet.
For public companies, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Thus, for a calendar year company, it would be effective January 1, 2019. The impact is not expected to have a material effect on the Company’s financial position or results of operations since the Company does not have a material amount of lease agreements.
Note 20:   Condensed Financial Information (Parent Company Only)
Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:
Condensed Balance Sheets
	December 31,
	2017	2016
	(In thousands)
Assets
Cash and cash equivalents	$2,771	$4,644
Investment in the Bank	42,286	39,141
Corporate owned life insurance	—	7
Other assets	3,042	2,973
Total assets	$48,099	$46,765
Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	80	—
Stockholders’ equity	43,895	42,641
Total liabilities and stockholders’ equity	$48,099	$46,765

Condensed Statements of Income and Comprehensive Income
	Years Ended December 31,
	2017	2016
	(In thousands)
Operating Income
Dividends from subsidiary	$2,035	$4,701
Interest and dividend income from securities and federal funds	1	7
Total operating income	2,036	4,708
General, Administrative and Other Expenses	1,961	1,651
Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	75	3,057
Income Tax Benefits	416	484
Income Before Equity in Undistributed Income of Subsidiary	491	3,541
Equity in Undistributed Income of Subsidiary	3,055	39
Net Income	$3,546	$3,580
Comprehensive Income	$3,578	$3,307

Condensed Statements of Cash Flows
	Years Ended December 31,
	2017	2016
	(In thousands)
Operating Activities
Net income	$3,546	$3,580
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(3,055)	(39)
Amortization of ESOP and share-based compensation plans	443	378
Net change in other assets and other liabilities	(38)	(190)
Net cash provided by operating activities	896	3,729
Financing Activities
Dividends paid to stockholders	(2,769)	(2,540)
Net cash used in financing activities	(2,769)	(2,540)
Net Change in Cash and Cash Equivalents	(1,873)	1,189
Cash and Cash Equivalents at Beginning of Year	4,644	3,455
Cash and Cash Equivalents at End of Year	$2,771	$4,644

Note 21:   Quarterly Financial Data (Unaudited)
The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2017 and 2016.
	Three Months Ended
2017:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Total interest income	$4,184	$4,290	$4,586	$4,591
Total interest expense	438	438	449	439
Net interest income	3,746	3,852	4,137	4,152
Provision for loan losses	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494
Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712
Net income	$850	$916	$1,000	$780
Earnings per share
Basic	$0.17	$0.18	$0.20	$0.17
Diluted	$0.17	$0.18	$0.20	$0.16

	Three Months Ended
2016:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Total interest income	$4,038	$4,187	$4,166	$4,244
Total interest expense	475	437	432	440
Net interest income	3,563	3,750	3,734	3,804
Provision (credit) for loan losses	71	105	131	(6)
Other income	867	902	1,056	856
General, administrative and other expense	3,141	3,251	3,345	3,333
Income before income taxes	1,218	1,296	1,314	1,333
Federal income taxes	373	389	386	432
Net income	$845	$907	$928	$901
Earnings per share
Basic	$0.18	$0.18	$0.18	$0.18
Diluted	$0.17	$0.18	$0.18	$0.18

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

UNITED BANCORP, INC.

and

POWHATAN POINT COMMUNITY BANCSHARES, INC.

Dated as of June 14, 2018

Exhibits
Exhibit A — Bank Merger Agreement
Exhibit B — Voting Agreement

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2018 (this “Agreement”), by and between United Bancorp, Inc., an Ohio corporation (“United Bancorp”), and Powhatan Point Community Bancshares, Inc., an Ohio corporation (“Powhatan Point”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of United Bancorp and Powhatan Point have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Powhatan Point will, subject to the terms and conditions set forth herein, merge with and into United Bancorp (the “Merger”), so that United Bancorp is the surviving company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1 The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Powhatan Point will merge with and into United Bancorp. United Bancorp will be the Surviving Company in the Merger, and will continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Powhatan Point will terminate.
1.2 Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof  (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.3 Effective Time.   Subject to the terms and conditions of this Agreement, on or before the Closing Date, United Bancorp will file a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State (the “Ohio Secretary”). The Merger will become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).
1.4 Effects of the Merger.   At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the OGCL.
1.5 Conversion of Powhatan Point Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of United Bancorp, Powhatan Point or the holder of any of the following securities:
(a) Subject to paragraph (b) of this Section 1.5 and to Sections 1.6 and 2.2, each share of the common stock, without par value, of Powhatan Point issued and outstanding immediately prior to the Effective Time (“Powhatan Point Share”), except for Powhatan Point Shares owned by Powhatan Point as treasury stock or otherwise owned by Powhatan Point or United Bancorp (in each case other than Powhatan Point Shares (i) held in any Powhatan Point Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and Dissenting Shares, will be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 6.9233 shares (the “Stock Consideration”) of the common stock of United Bancorp (the “United Bancorp Shares”) and $38.75 in cash (the “Cash Consideration”) (collectively, the “Merger Consideration”).
(b) The aggregate amount of Cash Consideration payable under paragraph (a) of this Section 1.5 shall be: (I) reduced dollar for dollar by the sum of  (A) 50% of the Powhatan Point Transaction-Related Expenses up to $1.0 million and all amounts of the Powhatan Point Transaction-Related Expenses in excess of  $1.0 million (the “Excess TRE Adjustment”), (B) any required compensation expense accruals incidental to the Merger (the “Required Accruals”), including, but not necessarily limited to, the 2018 Powhatan Point Bonus Payments payable to William Busick and Theresa Stillion (but excluding the 2018 Powhatan Point Bonus Payments payable to employees other than William Busick and Theresa Stillion) prorated through the Effective Date and any additional accruals necessary to correct prior period errors or inaccuracies, and (C) the amount, if any, by which Powhatan Point’s Total Shareholders’ Equity is below $5.0 million; and (II) increased dollar for dollar by an amount equal to the value of any after-tax benefit likely to be realized by United Bancorp that arises directly from tax deductions applicable to the Excess TRE Adjustment and the Required Accruals (collectively, the “Cash Consideration Adjustment”). The value of any after-tax benefit applicable to the Excess TRE Adjustment will be calculated based upon the total value of any after-tax benefit for the current tax year likely to be realized by United Bancorp that arises directly from tax deductions applicable to the aggregate amount of the Powhatan Point Transaction-Related Expenses and prorated accordingly, and such amount shall be calculated by United Bancorp, in consultation with its independent auditors, and agreed to by Powhatan Point in consultation with its independent auditors, which agreement shall not be unreasonably withheld, no later than the close of business on the second business day prior to the Closing Date, using reasonable estimates through the Closing Date where actual amounts are not yet available. “Powhatan Point Transaction-Related Expenses” means all transaction costs of Powhatan Point and its Subsidiaries necessary to consummate the Merger, including, but not necessarily limited to: (i) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors; (ii) aggregate vendor contract termination fees; (iii) data processing deconversion expenses; (iv) all costs and expenses of printing and mailing the Proxy Statement in excess of  $15,000; and (v) all other costs and expenses, in each case incurred or to be incurred by Powhatan Point or any Subsidiary through the Effective Time in connection with this Agreement and the Merger, but excluding the Required Accruals. “Total Shareholders’ Equity” means the total consolidated shareholders’ equity of Powhatan Point, calculated as of the close of business on the Closing Date in accordance with GAAP and reflecting the required recognition of, or accrual for, all expenses paid or incurred or projected to be paid or incurred by Powhatan Point or any of its Subsidiaries as required under GAAP, excluding, for purposes of this paragraph, all Powhatan Point Transaction-Related Expenses and the Required Accruals.
(c) No certificate or scrip representing a fractional United Bancorp Share shall be issued in the Merger. Each holder of Powhatan Point Shares who would otherwise be entitled to receive a fractional United Bancorp Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional United Bancorp Share interest to which such holder (after taking into account all Powhatan Point Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $13.06, adjusted as necessary to incorporate the impact of a Cash Consideration Adjustment.
(d) Any treasury shares held by Powhatan Point and any Powhatan Point Shares owned by United Bancorp for its own account will be cancelled and retired at the Effective Time, and no consideration will be issued in exchange.
(e) All of the Powhatan Point Shares converted into the right to receive the Merger Consideration pursuant to this Article I will no longer be outstanding and will automatically be cancelled and cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Powhatan Point Shares) previously representing any such Powhatan Point Shares will thereafter represent only the right to receive the Merger Consideration described in this Section 1.5. Old Certificates previously representing Powhatan Point Shares that are to receive the Stock Consideration will be exchanged for certificates or, at United Bancorp’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing whole United Bancorp Shares as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding Powhatan Point Shares or United Bancorp Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Powhatan Point Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit United Bancorp or Powhatan Point to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(f) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Powhatan Point Shares that are owned by Powhatan Point or United Bancorp (in each case other than the Exception Shares) or by any direct or indirect Powhatan Point Subsidiary prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.
1.6 Dissenters Rights.   Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Powhatan Point Shares held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the right of holders of Powhatan Point Shares to require payment of the fair cash value of such Powhatan Point Shares (the “Dissenting Shares”), in accordance with Sections 1701.84 and 1701.85 of the OGCL, will not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, each of such Dissenting Shareholder’s Powhatan Point Shares will be converted into the right to receive the Merger Consideration. Powhatan Point will promptly notify United Bancorp of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, Powhatan Point will keep United Bancorp reasonably informed of, and will consult with United Bancorp before voluntarily making any payment or commitment or agreement to make any payment, or settling or committing or offering to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.
1.7 United Bancorp Shares.   At and after the Effective Time, each United Bancorp Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and not be affected by the Merger.
1.8 Articles of Incorporation of Surviving Company.   At the Effective Time, the Articles of Incorporation of United Bancorp (the “United Bancorp Articles”), as in effect at the Effective Time, will be the Articles of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law.
1.9 Code of Regulations of Surviving Company.   At the Effective Time, the Code of Regulations of United Bancorp (the “United Bancorp Code of Regulations”), as in effect immediately prior to the Effective Time, will be the Code of Regulations of the Surviving Company until thereafter amended in accordance with applicable law.
1.10 Tax Consequences.   It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, if the aggregate value of the United Bancorp Shares to be issued in connection with the Merger (for the avoidance of doubt, excluding the value of fractional shares for which cash is to be paid pursuant to Section 1.5(c)), based upon the closing price of the United Bancorp Shares as reported on The NASDAQ Capital Market (the “NASDAQ”) on the trading day immediately preceding the Effective Time (the “Total Stock Consideration”), would be less than forty percent (40%) of the sum of  (i) the Total Cash Consideration (as defined below) and (ii) the Total Stock Consideration (collectively, the “Total Consideration”), then the Stock Consideration shall be increased and the Cash Consideration (including the amount of cash payable in lieu of fractional United Bancorp Shares pursuant to Section 1.5(c)) shall be decreased proportionately and to the minimum extent necessary for the Total Stock Consideration to be equal to forty percent (40%) of the Total Consideration (calculated using such increased Total Cash Consideration and decreased Total Stock Consideration). For purposes of this Agreement, the “Total Cash Consideration” shall be the sum of  (i) the aggregate amount of Cash Consideration payable under Section 1.5(a), (ii) the aggregate amount of cash payable in lieu of fractional United Bancorp Shares pursuant to Section 1.5(c), and (iii) the aggregate amount of cash payable to holders of Dissenting Shares pursuant to Section 1.6.
1.11 Bank Merger.   Immediately following the Merger, or at such later time as United Bancorp may determine in its sole discretion, The First National Bank of Powhatan Point (“First National”), a nationally chartered bank and a wholly owned Subsidiary of Powhatan Point, will merge (the “Bank Merger”) with and into Unified Bank (“Unified Bank”), an Ohio bank and a wholly owned Subsidiary of United Bancorp. Unified Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First National will cease. On the date of this Agreement, Unified Bank and First National entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). Prior to the Effective Time, Powhatan Point will cause First National, and United Bancorp will cause Unified Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (the “Bank Merger Certificates”).
ARTICLE II
EXCHANGE OF SHARES
2.1 United Bancorp to Make Shares and Cash Available.   At or prior to the Effective Time, United Bancorp will deposit the Merger Consideration, or will cause it to be deposited, with Unified Bank (in this capacity, the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held in trust for holders of Powhatan Point Shares until distributed to such holders pursuant to this Agreement.
2.2 Exchange of Powhatan Point Certificates.
(a) Within five (5) business days following the Effective Time, the Exchange Agent will mail to each holder of record of Powhatan Point Shares a form letter of transmittal and instructions for use in surrendering for exchange the Old Certificates. The letter of transmittal will specify that the risk of loss and title to the Old Certificates will pass only upon delivery of such certificates as specified in the letter of transmittal and include information concerning procedures in the case of lost, stolen or destroyed Old Certificates.
(b) All payments made upon the surrender of Old Certificates pursuant to this Agreement will be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Old Certificates.
(c) If any Old Certificate has been lost, stolen or destroyed (each, a “Lost Certificate”), upon the making of an affidavit of that fact by the person making such claim (each, a “Claimant”) and, if required by the Exchange Agent or United Bancorp in their sole discretion, either the execution and delivery by the Claimant of an agreement of indemnity for the benefit of United Bancorp or the posting thereby of a bond in such amount as United Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Lost Certificate, the Exchange Agent will issue in exchange for such Lost Certificate the cash and/or United Bancorp Shares (and cash in lieu of fractional United Bancorp Share interests, if any) deliverable in respect thereof. The Exchange Agent and United Bancorp agree that no indemnity bond will be required pursuant to this paragraph from any single Claimant with respect to Lost Certificates beneficially owned thereby which, prior to the consummation of the Merger, represented twenty (20) or fewer Powhatan Point Shares in the aggregate.
(d) As soon as reasonably practicable following the Effective Time, the Exchange Agent will deliver to each holder of Powhatan Point Shares of record immediately prior to the Effective Time (other than Dissenting Shares) who has surrendered Old Certificates (and to all holders of uncertificated Powhatan

Point Shares) and who has properly completed and submitted to the Exchange Agent all documentation reasonably required thereby in order for the release of the Merger Consideration, the Merger Consideration and any applicable dividends or distributions pursuant to subsection (f) below to which such holder is entitled. For certificated Powhatan Point Shares, no payment will be made until the Old Certificate(s) representing such Powhatan Point Shares are surrendered or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. After the Effective Time and until surrendered, an Old Certificate will represent only the right to receive the Merger Consideration to which the holder is entitled pursuant to Section 1.5, and any applicable dividends or distributions pursuant to subsection (f) below. If any New Certificate representing United Bancorp Shares is to be issued in a name other than that in which the Old Certificate(s) surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Old Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing United Bancorp Shares in any name other than that of the registered holder of the Old Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e) Notwithstanding anything herein to the contrary, none of United Bancorp, Powhatan Point, the Exchange Agent, the Surviving Company, or any other person will be liable to any former holder of Powhatan Point Shares for any payment of the Merger Consideration, any cash in lieu of a fractional United Bancorp Share interest or any dividends or distributions with respect to United Bancorp Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(f) No dividends or other distributions declared after the Effective Time with respect to United Bancorp Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an Old Certificate, the record holder will be entitled to receive from United Bancorp any dividends or other distributions, without any interest thereon, that became payable to the holders of record after the Effective Time with respect to any United Bancorp Shares represented by such Old Certificate.
(g) After the Effective Time, there will be no further registration or transfer of Powhatan Point Shares on the stock transfer books of Powhatan Point. In the event that, after the Effective Time, Powhatan Point Shares (or the Old Certificates representing them) are presented for transfer, they will be cancelled and exchanged as provided in this Article II.
(h) United Bancorp or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as United Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment required under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by United Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Powhatan Point Shares.
(i) Any portion of the Exchange Fund that remains unclaimed by the former shareholders of Powhatan Point for one (1) year after the Effective Time shall be paid to the Surviving Company. Any former shareholders of Powhatan Point who have not exchanged their Old Certificates pursuant to this Article II may look only to the Surviving Company for payment of the Merger Consideration, cash in lieu of any fractional United Bancorp Shares and any unpaid dividends and distributions on the United Bancorp Shares deliverable in respect of each former Powhatan Point Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(j) The Surviving Company may from time to time waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions; and no such waiver will constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF POWHATAN POINT
Except as disclosed in the disclosure schedule delivered by Powhatan Point to United Bancorp concurrently herewith (the “Powhatan Point Disclosure Schedule”), Powhatan Point hereby represents and warrants to United Bancorp the statements contained in this Article III; provided, Powhatan Point shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification contained in any representation or warranty); provided, further, that the mere inclusion of an item in the Powhatan Point Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Powhatan Point that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect; provided, further, that any disclosures made with respect to a section of this Article III shall be deemed to qualify (a) any other section of this Article III specifically referenced or cross-referenced and (b) any other sections of this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure applies to such other sections (notwithstanding the absence of a specific cross-reference). As used in this Agreement, the term “Material Adverse Effect” means, with respect to United Bancorp, Powhatan Point or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect will not be deemed to include the impact of  (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party or its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of United Bancorp, in the case of Powhatan Point, or Powhatan Point, in the case of United Bancorp; except, with respect to subclauses (A), (B), and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
3.1 Corporate Organization.
(a) Powhatan Point is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Powhatan Point has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Powhatan Point is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the Articles of Incorporation of Powhatan Point (the “Powhatan Point Articles”) and the Code of Regulations of Powhatan Point (the “Powhatan Point Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available by Powhatan Point to United Bancorp.

(b) Each Subsidiary of Powhatan Point (a “Powhatan Point Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Powhatan Point to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Powhatan Point that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Powhatan Point, threatened. Section 3.1(b) of the Powhatan Point Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Powhatan Point as of the date hereof.
3.2 Capitalization.
(a) The authorized capital stock of Powhatan Point consists only of 80,000 Powhatan Point Shares, without par value. As of the date of this Agreement, no shares of capital stock or other voting securities of Powhatan Point are issued, reserved for issuance or outstanding, other than 52,955 Powhatan Point Shares issued and outstanding with no Powhatan Point Shares held in treasury and no Powhatan Point Shares reserved for issuance under any Powhatan Point Benefit Plans. All of the issued and outstanding Powhatan Point Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Powhatan Point may vote are issued or outstanding. No trust preferred or subordinated debt securities of Powhatan Point are issued or outstanding. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Powhatan Point to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Powhatan Point or any of the Powhatan Point Subsidiaries has a contractual obligation with respect to the voting or transfer of Powhatan Point Shares or other equity interests of Powhatan Point. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Powhatan Point or any of its Subsidiaries) are outstanding.
(c) Powhatan Point owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Powhatan Point Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Powhatan Point Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Powhatan Point Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3 Authority; No Violation.
(a) Powhatan Point has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Powhatan Point. The Board of Directors of Powhatan Point has approved the Merger and transactions contemplated by this Agreement, and has directed that this Agreement and the transactions contemplated hereby be submitted to Powhatan Point’s shareholders for adoption at a meeting of such shareholders, and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding Powhatan Point Shares (the “Requisite Powhatan Point Vote”), no other corporate proceedings on the part of Powhatan Point are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Powhatan Point and (assuming due authorization, execution and delivery by United Bancorp) constitutes a valid and binding obligation of Powhatan Point, enforceable against Powhatan Point in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).
(b) Subject to the receipt of the Requisite Powhatan Point Vote, neither the execution and delivery of this Agreement by Powhatan Point nor the consummation by Powhatan Point of the transactions contemplated hereby, nor compliance by Powhatan Point with any of the terms or provisions hereof, will (i) violate any provision of the Powhatan Point Articles or the Powhatan Point Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Powhatan Point or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Powhatan Point or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Powhatan Point or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.4 Consents and Approvals.   Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings, waivers and/or notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the Ohio Division of Financial Institutions (the “ODFI”) in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (including any amendments or supplements thereto, the “S-4”) filed by United Bancorp to register with the SEC the United Bancorp Shares that make up the Stock Consideration, which also will include Powhatan Point’s proxy statement seeking the adoption by its shareholders of this Agreement and a prospectus regarding the United Bancorp Shares that make up the Stock Consideration (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, (v) the filing of the Certificate of Merger with the ODFI for filing with the Ohio Secretary, (vi) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary or advisable, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the United Bancorp Shares pursuant to this Agreement, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Powhatan Point of this Agreement or (B) the consummation by Powhatan Point of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Powhatan Point is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.   Powhatan Point and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, (the “Powhatan Point Reports”) that they were required to file (or furnish, as applicable) since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii) and with the ODFI, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign jurisdiction, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Powhatan Point and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Powhatan Point, investigation into the business or operations of Powhatan Point or any of its Subsidiaries since January 1, 2015. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Powhatan Point or any of its Subsidiaries.
3.6 Financial Statements.
(a) The financial statements of Powhatan Point and its Subsidiaries included (or incorporated by reference) in the Powhatan Point Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Powhatan Point and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Powhatan Point and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to year-end adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Powhatan Point and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No accounting firm engaged by Powhatan Point or any Subsidiary has resigned (or informed Powhatan Point that it intends to resign) or been dismissed as a result of or in connection with any disagreements with Powhatan Point or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Neither Powhatan Point nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Powhatan Point, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Powhatan Point or Subsidiary included in a Powhatan Point Report for the fiscal quarter ended March 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, and controls of Powhatan Point and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the direct control of Powhatan Point or its Subsidiaries or accountants (including all means of access thereto and therefrom).
(d) Since January 1, 2015, (i) neither Powhatan Point nor any of its Subsidiaries, nor, to the knowledge of Powhatan Point, any director, officer, auditor, accountant or representative of Powhatan Point or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Powhatan Point, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Powhatan Point or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Powhatan Point or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Powhatan Point or any of its Subsidiaries, whether or not employed by

Powhatan Point or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Powhatan Point or any of its officers, directors or employees to the Board of Directors of Powhatan Point or any committee thereof or, to the knowledge of Powhatan Point, to any director or officer of Powhatan Point.
3.7 Broker’s Fees.   Neither Powhatan Point nor any Powhatan Point Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than CAMELS Consulting Group, LLC, an Ohio limited liability company (“CAMELS”).
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Powhatan Point.
(b) Since December 31, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Powhatan Point and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
3.9 Legal Proceedings.
(a) Neither Powhatan Point nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Powhatan Point, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Powhatan Point or any of its Subsidiaries (i) that would reasonably be expected to be material to Powhatan Point, or (ii) of a material nature challenging the validity or propriety of this Agreement.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Powhatan Point, any of its Subsidiaries or the assets of Powhatan Point or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to United Bancorp or any of its affiliates) that would reasonably be expected to be material to either Powhatan Point or any of its Subsidiaries.
3.10 Taxes and Tax Returns.
(a) Each of Powhatan Point and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Powhatan Point nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Powhatan Point and its Subsidiaries that are due have been fully and timely paid. Each of Powhatan Point and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid to the appropriate taxing authorities as required by law to be withheld and paid. Neither Powhatan Point nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the audit of a Tax Return or the assessment of Tax applicable to any material Tax that remains in effect. The federal income Tax Returns of Powhatan Point and its Subsidiaries for the six years up to and including December 31, 2016 have not been audited by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Since January 1, 2011, no deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against Powhatan Point or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Powhatan Point and its Subsidiaries or the assets of Powhatan Point and its Subsidiaries. In the last six years, neither Powhatan Point nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Powhatan Point or any of its Subsidiaries was required to file any Tax Return that was not filed. Powhatan Point has made available to United Bancorp true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Powhatan Point or any of its Subsidiaries. Neither Powhatan Point nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Powhatan Point and its Subsidiaries). Neither Powhatan Point nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Powhatan Point) or (B) has any liability for the Taxes of any person (other than Powhatan Point or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Powhatan Point nor any of its Subsidiaries has been, within the past two years part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Powhatan Point nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has Powhatan Point been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Powhatan Point has made available to United Bancorp true and correct copies of the United States federal income Tax Returns filed by Powhatan Point and its Subsidiaries for each of the three (3) most-recent Tax years. The accruals, liabilities and reserves for Taxes reflected in the financial statements of Powhatan Point and its Subsidiaries included (or incorporated by reference) in the Powhatan Point Reports are, in the reasonable belief of Powhatan Point’s management, adequate for the periods covered and, since the date of the most recent financial statements included in the Powhatan Point Reports, any changes in such accruals, liabilities and reserved have occurred in the ordinary course of business consistent with past practices. Neither Powhatan Point nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes. Neither Powhatan Point nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Powhatan Point or any of its Subsidiaries is a party that could be treated as a partnership for Tax purposes. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employees and Employee Benefit Plans.
(a) Section 3.11(a) of the Powhatan Point Disclosure Schedule lists all Powhatan Point Benefit Plans. For purposes of this Agreement, “Powhatan Point Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements, whether written or unwritten, that are currently effective or were in effect at any time in the prior three years, to or with respect to which Powhatan Point or any Subsidiary or any trade or business of Powhatan Point or any of its Subsidiaries, whether or not incorporated, all of which together with Powhatan Point would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Powhatan Point ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Powhatan Point or any of its Subsidiaries or any Powhatan Point ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Powhatan Point or any of its Subsidiaries or any Powhatan Point ERISA Affiliate.

(b) Powhatan Point has made available to United Bancorp true and complete copies of each of the Powhatan Point Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Powhatan Point Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, or IRS opinion letter relating to any such Powhatan Point Benefit Plan, and (iv) the most recently prepared actuarial report for each such Powhatan Point Benefit Plan (if applicable) for each of the last two years.
(c) To the knowledge of Powhatan Point, each Powhatan Point Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Powhatan Point nor any of its Subsidiaries has, within the prior three years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Powhatan Point Benefit Plan, and neither Powhatan Point nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program. There is no pending investigation or enforcement action by the IRS, Department of Labor or any other Governmental Entity with respect to any Powhatan Point Benefit Plan.
(d) Each Powhatan Point Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Powhatan Point Qualified Plans”) has received a favorable determination or opinion letter from the IRS, which letter has not been revoked (nor, to the knowledge of Powhatan Point, has revocation been threatened), and, to the knowledge of Powhatan Point, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Powhatan Point Qualified Plan or the related trust or materially increase the costs relating thereto. All contributions to the Powhatan Point Qualified Plans have been timely made.
(e) Neither Powhatan Point nor any of its Subsidiaries maintains any Powhatan Point Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder (the “Powhatan Point Non-qualified Plans”). Each Powhatan Point Non-qualified Plan that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(f) Neither Powhatan Point, any of its Subsidiaries or any Powhatan Point ERISA Affiliates currently maintains or has formerly maintained any Powhatan Point Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, and (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Powhatan Point or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Powhatan Point Benefit Plan, (vi) to the knowledge of Powhatan Point, the most recent actuarial report for such Powhatan Point Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
(g) None of Powhatan Point and its Subsidiaries nor any Powhatan Point ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001 (a) (3) of ERISA (a “Multiemployer Plan”). None of Powhatan Point and its Subsidiaries nor any Powhatan Point ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of Powhatan Point and its Subsidiaries nor any Powhatan Point ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Neither Powhatan Point nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any equivalent state law regarding continuation health coverage for employees of small employers.
(i) None of Powhatan Point and its Subsidiaries nor any Powhatan Point ERISA Affiliate nor, to the knowledge of Powhatan Point, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Powhatan Point Benefit Plans or their related trusts, Powhatan Point, any of its Subsidiaries, any Powhatan Point ERISA Affiliate or any person that Powhatan Point or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Neither Powhatan Point nor any of its Subsidiaries has engaged in a transaction or failed to take any action with respect to any Powhatan Point Benefit Plan that would result in the imposition, directly or indirectly, of a material tax or penalty imposed by Sections 4980B or 4980D of the Code.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Powhatan Point or any of its Subsidiaries, or result in any limitation on the right of Powhatan Point or any of its Subsidiaries or Powhatan Point ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Powhatan Point Benefit Plan or related trust. Without limiting the generality of the foregoing, except as described in Section 3.11(j) of the Powhatan Point Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Powhatan Point or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k) To the extent Powhatan Point or any of its Subsidiaries are “applicable large employers” subject to the shared responsibility excise tax under Section 4980H of the Code, they each provide substantially all of their full-time employees with the opportunity to enroll in minimum essential coverage under an eligible employer-sponsored plan (as defined in Section 5000A(f)(2) of the Code) for each calendar month beginning on or after January 1, 2016.
(l) There are no pending or, to the knowledge of Powhatan Point, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Powhatan Point or any of its Subsidiaries, or any strikes or other material labor disputes against Powhatan Point or any of its Subsidiaries. Neither Powhatan Point nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Powhatan Point or any of its Subsidiaries, and, to the knowledge of Powhatan Point, there are no organizing efforts by any union or other group seeking to represent any employees of Powhatan Point or any of its Subsidiaries.
3.12 Compliance with Applicable Law.   Powhatan Point and each of its Subsidiaries hold, and have at all times since December 31, 2015 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Powhatan Point, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened (in writing). Powhatan Point and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Powhatan Point or any of its Subsidiaries, including, but not limited to, (to the extent applicable to Powhatan Point or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the

Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and any and all agency requirements relating to the origination, sale and servicing of commercial, mortgage and consumer loans. First National has a Community Reinvestment Act rating of  “satisfactory” or better. Neither Powhatan Point nor its Subsidiaries engage in the type of activity subject to 12 U.S.C. §1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the FDIC (together, the “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”).
3.13 Certain Contracts.
(a) As of the date hereof, neither Powhatan Point nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Powhatan Point Benefit Plan, of the following types (each a “Powhatan Point Contract”), and no such contract or agreement is presently being negotiated:
(i) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of  $5,000 in any one case or $10,000 in the aggregate in any period of 12 consecutive months;
(ii) any contract relating to any direct or indirect indebtedness of Powhatan Point or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase agreements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit, but excluding outstanding put options with respect to loans sold into the secondary market, certificates of deposit, government bonds and other deposit accounts issued to customers), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of  $5,000 in any one case or $10,000 in the aggregate in any period of 12 consecutive months;
(iii) any contract containing covenants limiting the freedom of Powhatan Point or any of its Subsidiaries to compete in any line of business or with any person or in any area or territory;
(iv) any partnership, joint venture, limited liability company arrangement or similar agreement;
(v) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Powhatan Point’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
(vi) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to non-negotiable standard form or “shrink wrap” license agreement;
(vii) any contract with any insider of Powhatan Point or any of its Subsidiaries or any arrangement under which Powhatan Point or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(viii) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(ix) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets (other than cash or cash equivalents), properties or securities of Powhatan Point or any of its Subsidiaries in excess of  $25,000;
(x) any contract that requires the payment of royalties;

(xi) any contract pursuant to which Powhatan Point or any of its Subsidiaries has any obligation to share revenues or profits derived from Powhatan Point or any of its Subsidiaries with any other person;
(xii) any contract between (i) Powhatan Point or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Powhatan Point or any of its Subsidiaries, on the other hand, and (ii) Powhatan Point or any of its Subsidiaries, on the one hand, and any affiliate of any director or executive officer of Powhatan Point, on the other hand; and
(xiii) any other legally binding contract not of the type covered by any of the other items of this Section 3.13(a) having an obligation by Powhatan Point or any of its Subsidiaries in excess of  $10,000 in the aggregate in any period of 12 consecutive months.
(b) (i) Each Powhatan Point Contract is valid and binding on Powhatan Point or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Powhatan Point and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Powhatan Point Contract, (iii) to the knowledge of Powhatan Point, each third-party counterparty to each Powhatan Point Contract has performed all obligations required to be performed by it to date under such Powhatan Point Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Powhatan Point or any of its Subsidiaries under any such Powhatan Point Contract.
3.14 Agreements with Regulatory Agencies.   Neither Powhatan Point nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Powhatan Point Disclosure Schedule, a “Powhatan Point Regulatory Agreement”); provided, however, that Powhatan Point Regulatory Agreement shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Agency prohibiting its disclosure to third parties under applicable law, rule or regulation. Neither Powhatan Point nor any of its Subsidiaries is aware, since January 1, 2015, of any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Powhatan Point Regulatory Agreement.
3.15 Risk Management Instruments.   Neither Powhatan Point nor any of its Subsidiaries has entered into any rate swaps, caps, floors, option agreements, futures or forward contracts or other similar derivative transactions or risk management arrangements, whether entered into for the account of Powhatan Point or any of its Subsidiaries or for the account of a customer of Powhatan Point or one of its Subsidiaries.
3.16 Environmental Matters.   To the knowledge of Powhatan Point, Powhatan Point and its Subsidiaries (including but not limited to real property previously owned during the last six (6) years or currently owned or operated by them and real property that is mortgage collateral securing loans made by them) are in compliance and have complied with all applicable federal, state or local laws, regulations, orders, decrees, permits, authorizations or legal requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions or, to the knowledge of Powhatan Point, any private environmental investigations or remediation activities or governmental investigations of any nature, which impose, or seek to impose, or that could reasonably be likely to result in the imposition, on Powhatan Point or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law, concluded, pending or, to the knowledge of Powhatan Point, threatened against Powhatan Point, and Powhatan Point has not received any written notice (the substance of which has not been materially resolved) that alleges Powhatan Point is in violation of, or has liability for, any breach or violation under any Environmental Laws. To the knowledge of Powhatan Point, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. Powhatan Point is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law. To the knowledge of Powhatan Point, Powhatan Point has not participated in the management and has not otherwise exercised control over any borrower such that Powhatan Point would be subject to liability with respect to environmental matters in connection with any security interest, any borrower’s operations, or any borrower’s property, and has not foreclosed on a Loan or taken over operations of any borrower’s property in a manner that would result in liability under applicable Environmental Laws. To the knowledge of Powhatan Point, Powhatan Point has no liability for any clean-up or remediation under any Environmental Laws with respect to any real property presently owned or leased by Powhatan Point.
3.17 Investment Securities.
(a) Each of Powhatan Point and its Subsidiaries has good title to all securities owned by it, free and clear of any Lien, except (i) as set forth in the financial statements included in the Powhatan Point Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Powhatan Point or its Subsidiaries. Such securities are valued on the books of Powhatan Point in accordance with GAAP in all material respects.
(b) Powhatan Point and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of their respective businesses, and Powhatan Point and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.
3.18 Real Property.
(a) Section 3.18(a) of the Powhatan Point Disclosure Schedule sets forth all real property owned by Powhatan Point or a Powhatan Point Subsidiary (the “Powhatan Point Owned Properties”). Neither Powhatan Point nor its Subsidiaries lease any real property. Powhatan Point or a Powhatan Point Subsidiary has good and marketable title to all Powhatan Point Owned Properties free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially adversely affect the value or present use of the properties or assets subject thereto or affected thereby or otherwise materially adversely impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially adversely affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”). There are no material pending or, to the knowledge of Powhatan Point, threatened condemnation proceedings against any Powhatan Point Real Property.
(b) All buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems at each Powhatan Point Real Property are in good operating condition and repair, ordinary wear and tear excepted, and no material expenditures are currently required or anticipated by Powhatan Point or a Powhatan Point Subsidiary with respect to the foregoing.
(c) Neither Powhatan Point nor any Powhatan Point Subsidiary has received written notice of, or has any knowledge of, any material uncured violation by Powhatan Point or a Powhatan Point Subsidiary of any of the Permitted Encumbrances.
3.19 Intellectual Property.   Powhatan Point and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Powhatan Point and its Subsidiaries does not, to the knowledge of Powhatan Point, infringe, misappropriate or otherwise violate the rights of any person, and no person has asserted to Powhatan Point in writing that Powhatan Point or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To the knowledge of Powhatan Point, no person is challenging, infringing on or otherwise violating any right of Powhatan Point or any of its Subsidiaries with respect to any Intellectual Property owned by Powhatan Point or its Subsidiaries. Neither Powhatan Point nor any Powhatan Point Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Powhatan Point or any Powhatan Point Subsidiary. Since January 1, 2015, no third party has, to the knowledge of Powhatan Point, gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Powhatan Point and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.20 Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Powhatan Point or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Powhatan Point or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Powhatan Point Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Powhatan Point), on the other hand, of the type required to be reported in any Powhatan Point Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
3.21 State Takeover Laws.   The Board of Directors of Powhatan Point has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, including the voting agreement attached hereto as Exhibit B (the “Voting Agreement”), any applicable provisions of the takeover laws of the State of Ohio, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
3.22 Reorganization.   Powhatan Point and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23 Opinion.   Prior to the execution of this Agreement, the Board of Directors of Powhatan Point has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from CAMELS, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger consideration (defined in such opinion as the aggregate Cash Consideration and the aggregate Stock Consideration, taken together) is fair, from a financial point of view, to the holders of Powhatan Point Shares. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24 Powhatan Point Information.   The information relating to Powhatan Point and its Subsidiaries that is provided by Powhatan Point or its representatives specifically for inclusion in (a) the Proxy Statement/Prospectus on the date it (or any amendment or supplement thereto) is first mailed to holders of Powhatan Point Shares or at the time of the Powhatan Point Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, or (c) any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus and the S-4 relating to Powhatan Point and its Subsidiaries and other portions within the reasonable control of Powhatan Point and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Powhatan Point with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus or the S-4 based on information provided or supplied by or on behalf of United Bancorp or its Subsidiaries for inclusion therein.

3.25 Loan Portfolio.
(a) As of the date hereof, neither Powhatan Point nor any of its Subsidiaries is a party to any (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Powhatan Point or any Subsidiary of Powhatan Point is a creditor which as of March 31, 2018 was over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Powhatan Point or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). There is no Loan which was made by Powhatan Point or any of its Subsidiaries and which is reflected as an asset of Powhatan Point or its Subsidiaries that (i) has been classified by examiners (regulatory or internal) or by management of Powhatan Point or its Subsidiaries as “substandard,” “doubtful,” “loss” or “special mention,” or (ii) has been identified by accountants or auditors (regulatory or internal) as having significant risk of uncollectibility. The reserves, the allowance for loan losses (the “ALLL”) and the carrying value for OREO of Powhatan Point and its Subsidiaries as shown as of the dates noted in the latest balance sheets in the financial statements filed with the applicable Regulatory Agencies are adequate in all material respects under GAAP and applicable bank regulatory requirements and guidelines to provide for possible losses as of such date on items for which such reserves, allowances and values were established. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Powhatan Point Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Powhatan Point and its Subsidiaries that, as of March 31, 2018, were classified by Powhatan Point as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Each outstanding Loan of Powhatan Point and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Powhatan Point and its Subsidiaries as secured Loans, has been secured by valid Liens and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Each outstanding Loan of Powhatan Point and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Powhatan Point and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which Powhatan Point or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).
(e) There are no outstanding Loans made by Powhatan Point or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Powhatan Point or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither Powhatan Point nor any of its Subsidiaries is now, nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26 Insurance.   Powhatan Point and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Powhatan Point reasonably has determined to be prudent, and neither Powhatan Point nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Powhatan Point and its Subsidiaries, Powhatan Point or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.26 of the Powhatan Point Disclosure Schedule lists all material insurance policies of Powhatan Point.
3.27 No Investment Adviser Subsidiary.   Neither Powhatan Point nor any Powhatan Point Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.
3.28 Books and Records.   Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Powhatan Point minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of Powhatan Point and its Subsidiaries, all of which have been made available to United Bancorp, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Powhatan Point and its Subsidiaries; and (ii) the minute books of Powhatan Point and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Powhatan Point Board of Directors and the governing bodies of its Subsidiaries and committees of the Powhatan Point Board of Directors and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Powhatan Point Board of Directors and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
3.29 Prohibited Payments.   Powhatan Point and its Subsidiaries have not, directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund asset for any purpose or made any false entries on the books and records of Powhatan Point or its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office, or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Powhatan Point or any of its Subsidiaries, which Powhatan Point or its Subsidiaries knows or has reason to believe may have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
3.30 Absence of Undisclosed Liabilities.   Neither Powhatan Point nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) except as disclosed in the financial statements in Powhatan Point.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF UNITED BANCORP
Except as disclosed in the disclosure schedule delivered by United Bancorp to Powhatan Point concurrently herewith (the “United Bancorp Disclosure Schedule”), United Bancorp hereby represents and warrants to Powhatan Point the statements contained in this Article IV; provided, United Bancorp shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification contained in any representation or warranty); provided, further, that the mere inclusion of an item in the United Bancorp Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by United Bancorp that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect; provided, further, that any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) any other sections of this Article IV to the extent it is reasonably apparent from a reading of the disclosure that such disclosure applies to such other sections (notwithstanding the absence of a specific cross-reference).
4.1 Corporate Organization.
(a) United Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and a bank holding company duly registered under the BHC Act. United Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. United Bancorp is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the United Bancorp Articles and United Bancorp Code of Regulations, as in effect as of the date of this Agreement, have previously been made available to Powhatan Point.
(b) Each Subsidiary of United Bancorp (a “United Bancorp Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of United Bancorp to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of United Bancorp that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of United Bancorp, threatened. Section 4.1(b) of the United Bancorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of United Bancorp as of the date hereof.
4.2 Capitalization.
(a) The authorized capital stock of United Bancorp consists of 10,000,000 United Bancorp Shares and 2,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of United Bancorp are issued, reserved for issuance or outstanding, other than 5,560,304 United Bancorp Shares issued and outstanding, 5,744 United Bancorp Shares held in treasury, 300,000 United Bancorp Shares reserved for issuance upon the settlement of outstanding restricted stock awards granted under the United Bancorp 2008 Stock Incentive Plan and the United Bancorp 2018 Stock Incentive Plan (collectively, the “United Bancorp Restricted Stock Awards”), 168,928 United Bancorp Shares reserved for issuance upon the vesting and settlement of outstanding deferred stock accounts under the United Bancorp Deferred Compensation Plan (the “United Bancorp Deferred Stock Accounts”), 407,268 United Bancorp Shares reserved for issuance upon the vesting and settlement of United Bancorp contributions under the United Bancorp Employee Stock Ownership Plan (the “United Bancorp ESOP Contributions”) and 500,000 additional United Bancorp Shares reserved for issuance upon the issuance of all future awards under the United Bancorp Stock Plans. As used herein, the “United Bancorp Stock Plans” shall mean all employee and director equity incentive plans of United Bancorp in effect as of the date of this Agreement and agreements for equity awards in respect of United Bancorp Shares granted by United Bancorp under the inducement grant exception, and shall include: (i) the United Bancorp 2008 Stock Incentive Plan; (ii) the United Bancorp 2018 Stock Incentive Plan; (iii) the United Bancorp Deferred Compensation Plan; and (iv) the United Bancorp Employee Stock Ownership Plan. All of the issued and outstanding United Bancorp Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of United Bancorp may vote are issued or outstanding. As of the date of this Agreement, the United Bancorp Statutory Trust I, a Delaware statutory trust and affiliate of United Bancorp, has 4,000 Trust Preferred Securities issued and outstanding, each having a liquidation value of

$1,000.00, which securities were issued pursuant to the terms of an Amended Restated Trust Agreement dated November 17, 2005. As of the date of this Agreement, no other trust preferred or subordinated debt securities of United Bancorp are issued or outstanding. Other than United Bancorp Restricted Stock Awards, United Bancorp ESOP Contributions and United Bancorp Deferred Stock Accounts, in each case, awarded or issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating United Bancorp to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which United Bancorp or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the United Bancorp Shares or other equity interests of United Bancorp.
(c) United Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each United Bancorp Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to United Bancorp Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No United Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3 Authority; No Violation.
(a) United Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger has been duly and validly approved by the Board of Directors of United Bancorp. The Board of Directors of United Bancorp has approved the Merger and the transactions contemplated by this Agreement, and has adopted a resolution to the foregoing effect. Except for the adoption of resolutions to give effect to the provisions of Section 6.10 in connection with the Closing, no other corporate proceedings on the part of United Bancorp are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by United Bancorp and (assuming due authorization, execution and delivery by Powhatan Point) constitutes a valid and binding obligation of United Bancorp, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The United Bancorp Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of United Bancorp will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by United Bancorp, nor the consummation by United Bancorp of the transactions contemplated hereby, nor compliance by United Bancorp with any of the terms or provisions hereof, will (i) violate any provision of the United Bancorp Articles or the United Bancorp Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United Bancorp, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of United Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4 Consents and Approvals.   Except for (i) the filing of applications, filings, and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings, waivers and/or notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings, waivers and notices,

(iii) the filing of applications, filings, waivers and/or notices, as applicable, with the FDIC, ODFI and the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings, waivers and/or notices, (iv) the filing with the SEC of the S-4, which also will include the Proxy Statement/Prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing by the ODFI of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act, if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the United Bancorp Shares pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by United Bancorp of this Agreement or (B) the consummation by United Bancorp of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, United Bancorp is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 SEC Filings.   United Bancorp has timely filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects with all legal requirements relating thereto under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.6 Financial Statements.
(a) The financial statements of United Bancorp and its Subsidiaries included (or incorporated by reference) in each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by United Bancorp pursuant to the Securities Act or Exchange Act since January 1, 2015 (including the related notes, where applicable) (the “United Bancorp Reports”): (i) have been prepared from, and are in accordance with, the books and records of United Bancorp and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of United Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of United Bancorp and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2014, no accounting firm engaged by United Bancorp or any Subsidiary has resigned (or informed United Bancorp that it intends to resign) or been dismissed as a result of or in connection with any disagreements with United Bancorp on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Neither United Bancorp nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of United Bancorp, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of United Bancorp included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017 or (iii) in connection with this Agreement and the transactions contemplated hereby.
(c) Since March 31, 2018, (i) United Bancorp and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to United Bancorp or any of its Subsidiaries.

(d) United Bancorp and each of its Subsidiaries maintains a system of  “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by United Bancorp in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to United Bancorp’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of United Bancorp required under the Exchange Act with respect to such reports. United Bancorp has disclosed, based on its most recent evaluation prior to the date of this Agreement, to United Bancorp’s outside auditors and the audit committee of the United Bancorp Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect United Bancorp’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in United Bancorp’s internal controls over financial reporting. Since January 1, 2015, (i) neither United Bancorp nor any of its Subsidiaries, nor, to the knowledge of United Bancorp, any director, officer, auditor, accountant or representative of United Bancorp or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of United Bancorp, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of United Bancorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that United Bancorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
4.7 Broker’s Fees.   Neither United Bancorp nor any United Bancorp Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than ProBank Austin, LLC and Investment Bank Services, Inc.
4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on United Bancorp.
(b) Since December 31, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, United Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
4.9 Legal Proceedings.
(a) Neither United Bancorp nor any of its Subsidiaries is a party to any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against United Bancorp or any of its Subsidiaries (i) that would reasonably be expected to be material to United Bancorp, or (ii) of a material nature challenging the validity or propriety of this Agreement.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon United Bancorp, any of its Subsidiaries or the assets of United Bancorp or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to United Bancorp or any of its affiliates) that would reasonably be expected to be material to either United Bancorp or any of its Subsidiaries, taken as a whole.
4.10 Taxes and Tax Returns.   Each of United Bancorp and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of United Bancorp and its Subsidiaries that are due have been fully and timely paid. Each of United Bancorp and its Subsidiaries have withheld and paid, or will timely pay, all material Taxes required to have been withheld and paid to the appropriate taxing authorities as required by law to be withheld and paid. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against United Bancorp or any of its Subsidiaries. The accruals and reserves for Taxes reflected in such financial statements are, in the reasonable belief of United Bancorp’s management, adequate for the periods covered. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of United Bancorp and its Subsidiaries.
4.11 Compliance with Applicable Law.   United Bancorp and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of United Bancorp, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened (in writing). United Bancorp and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to United Bancorp or any of its Subsidiaries, including (to the extent applicable to United Bancorp or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Unified Bank has a Community Reinvestment Act rating of “satisfactory” or better. United Bancorp and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule.
4.12 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which United Bancorp or any of its Subsidiaries is a party or by which United Bancorp or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by United Bancorp, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “United Bancorp Contract”), and neither United Bancorp nor any of its Subsidiaries knows of, or has received notice of, any violation of any United Bancorp Contract by any of the other parties thereto.
(b) (i) Each United Bancorp Contract is valid and binding on United Bancorp or one of its Subsidiaries, as applicable, and in full force and effect, (ii) United Bancorp and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each United Bancorp Contract, (iii) to the knowledge of United Bancorp, each third-party counterparty to each United Bancorp Contract has performed all obligations required to be performed by it to date under such United Bancorp Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of United Bancorp or any of its Subsidiaries under any such United Bancorp Contract.
4.13 Agreements with Regulatory Agencies.   Neither United Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the United Bancorp Disclosure Schedule, a “United Bancorp

Regulatory Agreement”); provided, however, that United Bancorp Regulatory Agreement shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Agency prohibiting its disclosure to third parties under applicable law, rule or regulation. Neither United Bancorp nor any of its Subsidiaries is aware of any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such United Bancorp Regulatory Agreement.
4.14 Information Technology.   Since January 1, 2015, no third party has, to the knowledge of United Bancorp, gained unauthorized access to any information technology networks controlled by and material to the operation of the business of United Bancorp and its Subsidiaries.
4.15 Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between United Bancorp or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of United Bancorp or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding United Bancorp Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of United Bancorp), on the other hand, of the type required to be reported in any United Bancorp Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
4.16 State Takeover Laws.   The Board of Directors of United Bancorp has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable Takeover Statutes.
4.17 Reorganization.   United Bancorp and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.18 United Bancorp Information.   The information relating to United Bancorp and its Subsidiaries that is provided by United Bancorp or its representatives specifically for inclusion in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to holders of Powhatan Point Shares or at the time of the Powhatan Point Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of United Bancorp incorporated by reference in the Proxy Statement/Prospectus, the S-4 or any amendment or supplement thereto, (d) any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or (e) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to United Bancorp and its Subsidiaries and other portions within the reasonable control of United Bancorp and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by United Bancorp with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Powhatan Point or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the S-4.
4.19 Loans; Certain Transactions.   As of the date hereof, all loans owned by Unified Bank, or in which Unified Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the Board of Directors of Unified Bank and, to the knowledge of Unified Bank, comply in all material respects with all laws, rules, and regulations, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder.

4.20 Allowance for Loan Losses.   The reverses and allowance for loan losses reflected on the financial statements of United Bancorp and its Subsidiaries included (or incorporated by reference) in United Bancorp Reports (including the related notes, where applicable) was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to United Bank and its Subsidiaries and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable bank regulatory requirements and guidelines to provide for possible losses as of such dates on items for which such reserves and allowances were established. To the knowledge of Unified Bank, neither United Bancorp nor its Subsidiaries has been notified by the FDIC, ODFI or United Bancorp’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Unified Bank in establishing its reserves for the periods reflected in such financial statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, ODFI or United Bancorp’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Unified Bank.
4.21 Financing.   United Bancorp has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder, whether internally sourced or secured through a financing arrangement with an unaffiliated third party, and United Bancorp acknowledges that United Bancorp’s obligations under this Agreement are not subject to any financing contingency.
4.22 United Bancorp Shares Matters.   There are a sufficient number of authorized but unissued United Bancorp Shares to satisfy United Bancorp’s obligation to issue United Bancorp Shares under this Agreement. The United Bancorp Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the S-4, and (iii) listed for trading on the NASDAQ.
4.23 Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in United Bancorp minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of United Bancorp and its Subsidiaries, which have been made available to Powhatan Point, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of United Bancorp and its Subsidiaries; and (ii) the minute books of United Bancorp and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the United Bancorp Board of Directors and the governing bodies of its Subsidiaries, and committees of the United Bancorp Board of Directors and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, United Bancorp Board of Directors and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by law, regulation or order of a Governmental Entity or as consented to in writing by the other party hereto, (a) each of United Bancorp and Powhatan Point shall, and shall cause its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of United Bancorp and Powhatan Point shall and shall cause its respective Subsidiaries to take no action that is intended to or would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Powhatan Point Vote or to perform its respective covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.
5.2 Powhatan Point Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, or as required by law, regulation or order of a Governmental Entity, Powhatan Point shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of United Bancorp (such consent not to be unreasonably withheld or delayed):
(a) in each case, other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Powhatan Point);
(b)
(i) adjust, split, combine or reclassify any capital stock;
(ii) except for the payment of  (A) its regular semi-annual cash dividend of not more than $1.50 per share payable consistent with past practice for the half-year period prior to the half-year in which the Effective Date shall occur and (B) a special cash dividend in an amount not to exceed $1.50 per share during the half-year in which the Effective Date occurs, (the parties agree to coordinate their respective dividend declaration dates and amounts for the half-year in which the Merger shall occur such that the shareholders of Powhatan Point will receive a dividend from Powhatan Point, prorated accordingly with respect to the applicable quarter-end, or United Bancorp, but not from both), make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Powhatan Point to Powhatan Point or any of its wholly owned Subsidiaries);
(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;
(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment that would be material to Powhatan Point and its Subsidiaries on a consolidated basis either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Powhatan Point;
(e) (i) terminate any Powhatan Point Contract or amend, modify, renew or waive in any material way any Powhatan Point Contract, other than normal renewals in the ordinary course of business, (ii) make any change in any instrument or agreement governing the terms of any of its securities, or (iii) enter into any new contract, except in the ordinary course of business, that would constitute a Powhatan Point Contract if it were in effect on the date of this Agreement;
(f) except as provided in Section 6.6(f), as otherwise noted, or as required under the terms of any Powhatan Point Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Powhatan Point Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Powhatan Point Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Powhatan Point Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Powhatan Point Benefit Plan if in effect as of the date hereof), other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) other than in the ordinary course of business consistent with past practice increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (iv) other than in the ordinary course of business consistent with past practice pay or award, or commit to pay or award, any bonuses or incentive compensation (so long as the total amount of bonuses and incentive compensation paid by Powhatan Point and all of its Subsidiaries for 2018 (the “2018 Powhatan Point Bonus Payments”) does not exceed the amount of bonuses and incentive compensation paid by Powhatan Point and its Subsidiaries for 2017), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, or (viii) hire any officer, employee, independent contractor or consultant, other than as replacements for positions existing on the date of this Agreement;
(g) except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of  $25,000 individually or $50,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Powhatan Point or any of its Subsidiaries in respect thereof) or that would impose any material restriction on the business of it or its Subsidiaries or United Bancorp;
(h) amend the Powhatan Point Articles, the Powhatan Point Code of Regulations, or comparable governing documents of its Subsidiaries;
(i) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(j) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity, or requested by United Bancorp;
(l) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;
(m) (i) make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan, other than in the ordinary course of business and consistent with past practice and in any case with dollar amounts in excess of the amounts for originations set forth in subsection (p) of this Section 5.2; provided, however, that United Bancorp will not unreasonably withhold or delay its consent regarding an exception to this subsection (m);
(n) take any action that would change Powhatan Point’s ALLL in a manner that is not in compliance with Powhatan Point’s policy on the date of this Agreement and past practices consistently applied and in material compliance with GAAP, and in no event permit Powhatan Point’s ALLL to fall below $177,000;
(o) make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceed $30,000;
(p) (i) establish any new lending programs or make any changes in the policies of any Powhatan Point Subsidiary concerning which persons may approve loans, (ii) price or reprice any loans inconsistent with Powhatan Point current pricing methodology, or (iii) originate or issue any: (A) loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer loans in excess of  $5,000; (2) individual commercial loans in excess of  $80,000; or (3) construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or SBA loans, to any one borrower in excess of  $50,000 in the aggregate; provided, however, that United Bancorp will not unreasonably withhold or delay its consent regarding an exception to this subsection (p) and will respond to Powhatan Point’s requests within three (3) business days after receipt thereof;

(q) (i) make, change or revoke any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, (vii) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (viii) fail to pay any Tax due (required to be shown on any such Tax Returns), (ix) consent to the extension or waiver of any statute of limitations with respect to Taxes, or (x) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or to file any amended Tax Return;
(r) (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) other than in consultation with United Bancorp, make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;
(s) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (a “Phase I”) thereon that indicates that the property does not contain any “Recognized Environmental Conditions” (as defined in the ASTM-E1527-13 standard for Phase I assessments) regarding pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Powhatan Point or First National, upon reasonable investigation, determines that such real property may pose an unreasonable risk for acquisition due to the potential for liability related to Environmental Laws;
(t) incur any financial obligation to any financial advisor, valuation expert or similar consultant if Powhatan Point or any Subsidiary will be liable for the fees payable to any such consultant; provided, however, that nothing contained in this Agreement shall prevent the retention by Powhatan Point or any Subsidiary of any such advisor or consultant which is currently engaged thereby so long as any fees or expenses associated therewith are paid on or before the Closing Date and are included in the Powhatan Point Transaction-Related Expenses; or
(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3 United Bancorp Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, or as required by law, regulation or order of a Governmental Entity, United Bancorp shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Powhatan Point (such consent not to be unreasonably withheld or delayed):
(a) amend the United Bancorp Articles or the United Bancorp Code of Regulations in a manner that would adversely affect the former holders of Powhatan Point Shares following the consummation of the Merger, or adversely affect the former holders of Powhatan Point Shares relative to other holders of United Bancorp Shares following the consummation of the Merger;
(b) adjust, split, combine or reclassify any capital stock of United Bancorp;
(c) merge or consolidate itself or any of its Subsidiaries with any other person (i) where it or its Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed; or
(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
5.4 Tax Treatment.   Each of United Bancorp and Powhatan Point agrees not to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the

Code, and each of United Bancorp and Powhatan Point agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Officers of United Bancorp and Powhatan Point shall execute and deliver to Shumaker, Loop & Kendrick, LLP, as tax counsel to United Bancorp, tax representation letters (the “Tax Representation Letters”) substantially in such form as agreed to by the parties at such time as may be reasonably requested by Shumaker, Loop & Kendrick, LLP in connection with its delivery of opinion pursuant to Sections 7.1(f) of this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly allow United Bancorp to prepare and file with the SEC the S-4 which also includes the Proxy Statement/Prospectus. United Bancorp shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Powhatan Point shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders. United Bancorp shall also obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement in accordance with applicable law, and Powhatan Point shall furnish all information concerning itself and the holders of Powhatan Point Shares as may be reasonably requested in connection with any such action. The S-4 shall be subject to the approval of Powhatan Point prior to filing with the SEC.
(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to, within 45 days of this Agreement, allow United Bancorp and its Subsidiaries to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. United Bancorp and Powhatan Point shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, waivers and filings required in order to obtain the Requisite Regulatory Approvals. United Bancorp and Powhatan Point shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. United Bancorp and Powhatan Point shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Powhatan Point or United Bancorp, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of Powhatan Point that is necessary for United Bancorp to prepare and file any applications, notices, waivers and filings required in order to obtain the Requisite Regulatory Approvals; provided, that United Bancorp shall request confidential treatment of any such information, permit Powhatan Point to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without Powhatan Point s prior written consent). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
(c) United Bancorp and Powhatan Point shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of United Bancorp, Powhatan Point or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of United Bancorp and Powhatan Point agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the shareholders of Powhatan Point and at the time of the Powhatan Point Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices, waivers and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of United Bancorp and Powhatan Point further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4, the Proxy Statement/Prospectus, or any applications, notices, waivers and filings filed in order to obtain the Requisite Regulatory Approvals, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4, the Proxy Statement/Prospectus, or the application, notice, waiver or filing.
(d) United Bancorp and Powhatan Point shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2 Access to Information.
(a) Upon reasonable notice and subject to applicable laws, each of United Bancorp and Powhatan Point, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of United Bancorp and Powhatan Point shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither United Bancorp nor Powhatan Point nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of United Bancorp’s or Powhatan Point’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, or fiduciary duty currently in effect or any binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of United Bancorp and Powhatan Point shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of each of the confidentiality agreement dated March 28, 2018 between United Bancorp and Powhatan Point (the “Confidentiality Agreement”).
6.3 Powhatan Point Shareholder Approval.
(a) Powhatan Point shall take, in accordance with applicable law and the Powhatan Point Articles and the Powhatan Point Code of Regulations, all actions necessary to convene a meeting of its shareholders (the “Powhatan Point Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Powhatan Point Vote required in connection with this Agreement and the Merger. Except in the case of an Adverse Recommendation Change, the Board of Directors of Powhatan Point shall use its reasonable best efforts to obtain from the shareholders of Powhatan Point the Requisite Powhatan Point Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Powhatan Point, after receiving the advice of its legal counsel, determines in good faith that it is reasonably required for the Board of Directors of Powhatan Point in order to comply with its fiduciary duties to the shareholders of Powhatan Point to withhold or withdraw or modify its recommendation, then the Board of Directors of Powhatan Point may withhold or withdraw or modify its recommendation to the shareholders of Powhatan Point or may submit this Agreement for consideration by the shareholders of Powhatan Point without recommendation (each, an “Adverse Recommendation Change”), in which event the Board of Directors of Powhatan Point may communicate the basis for its Adverse Recommendation Change to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Powhatan Point may not take any actions under this sentence unless (i) it gives United Bancorp at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Powhatan Point in response to an Acquisition Proposal, the latest material terms and conditions of any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Powhatan Point takes into account any amendment or modification to this Agreement proposed by United Bancorp and after receiving the advice of its legal counsel, determines in good faith that it is reasonably required for the Board of Directors of Powhatan Point in order to comply with its fiduciary duties to continue to withhold or withdraw or modify its recommendation. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.
(b) Except in the case of an Adverse Recommendation Change, Powhatan Point shall postpone or seek the approval of its shareholders to adjourn the Powhatan Point Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient Powhatan Point Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Powhatan Point has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Powhatan Point Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Powhatan Point Meeting shall be convened and this Agreement shall be submitted to the shareholders of Powhatan Point at the Powhatan Point Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Powhatan Point of such obligation. Powhatan Point shall only be required to postpone or seek the approval of its shareholders to adjourn the Powhatan Point Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).
(c) Each member of the Powhatan Point Board of shall execute and deliver to United Bancorp a Voting Agreement concurrently with the execution of this Agreement.

6.4 Title Policies.
At United Bancorp’s expense, Powhatan Point will provide to United Bancorp evidence of title in the form that is customary for the respective jurisdiction for each Powhatan Point Real Property within 15 days after the execution of this Agreement, which evidence of title shall be provided by a party mutually agreed upon by United Bancorp and Powhatan Point. United Bancorp shall have the right pursuant to Article VIII and Section 7.2(d) hereof, to terminate this Agreement by providing written notice to Powhatan Point if  (i) in the reasonable judgment of United Bancorp, such evidence of title identifies a breach regarding the representations and warranties contained in Section 3.18 above with respect to ownership of any Powhatan Point Real Property with an individual or aggregate fair market value in excess of  $100,000 and (ii) Powhatan Point is unwilling or unable to cure such breach within 60 days.
6.5 Stock Exchange Listing.   United Bancorp shall cause the United Bancorp Shares to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance prior to the Effective Time.
6.6 Employee Matters.
(a) United Bancorp will review all of the Powhatan Point Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Powhatan Point are changed or terminated by United Bancorp, in whole or in part, United Bancorp shall provide the employees of Powhatan Point and its Subsidiaries who become United Bancorp or Unified Bank employees as of the Effective Time (the “Continuing Employees”) with benefits that are, in the aggregate, substantially the same as the benefits provided to similarly situated employees of United Bancorp; provided, that until such time as United Bancorp fully integrates the Continuing Employees into its plans, participation in the Powhatan Point Benefit Plans shall be deemed to satisfy the foregoing standard, it being understood that the Continuing Employees may commence participating in the plans of United Bancorp on different dates following the Effective Time with respect to different benefit plans. Without limiting the foregoing, United Bancorp shall pay to each Continuing Employee who is employed with United Bancorp or any of its Subsidiaries as of December 1, 2018 (but excluding William Busick and Theresa Stillion) a 2018 annual bonus in an amount not less than one month’s salary of such employee, with such bonuses prorated accordingly based on full months of service with respect to any Continuing Employee who was not employed by Powhatan Point as of January 1, 2018.
(b) With respect to any employee benefit plans of United Bancorp or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), United Bancorp and its Subsidiaries shall (i) use its best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Powhatan Point Benefit Plan, and (ii) recognize all service of such employees with Powhatan Point and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Powhatan Point Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accruals under any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.
(c) Powhatan Point shall cause any 401(k) plan sponsored or maintained by Powhatan Point (the “Powhatan Point 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. The Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by United Bancorp or one of its Subsidiaries (a “United Bancorp 401(k) Plan”). Powhatan Point and United Bancorp shall take any and all actions as may be required, including amendments to the Powhatan Point 401(k) Plan and/or United Bancorp 401(k) Plan to permit Continuing Employees who are then actively employed to make rollover contributions to the United Bancorp 401(k) Plan of  “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Powhatan Point shall provide United Bancorp with evidence that the Powhatan Point

401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(d); provided, that prior to amending or terminating the Powhatan Point 401(k) Plan, Powhatan Point shall provide the form and substance of any applicable resolutions or amendments to United Bancorp for review and approval.
(d) On and after the date hereof, any notices or communication materials (including any website posting) directed by Powhatan Point to Continuing Employees with respect to employment, compensation or benefits matters addressed in this Agreement or directly related to the transactions contemplated by this Agreement shall be subject to the prior prompt review and approval of United Bancorp (which approval shall not be unreasonably withheld or delayed).
(e) It is the intention of United Bancorp to retain, as at-will employees, all full-time employees of Powhatan Point and its Subsidiaries who are actively employed as of the date of this Agreement, subject to the standard application review and background checks required by applicable law. Nothing in this Agreement shall confer upon any such employee, or any officer, director or consultant of Powhatan Point or any of its Subsidiaries or affiliates, any right to continue in the employ or service of the Surviving Company, Powhatan Point, United Bancorp, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Powhatan Point, United Bancorp or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Powhatan Point or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Powhatan Point Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the United Bancorp or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Powhatan Point Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Powhatan Point or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f) United Bancorp shall pay to each employee of Powhatan Point or First National who (i) is an employee of Powhatan Point or First National immediately before the Effective Time, (ii) has been an employee of Powhatan Point or First National for at least six months prior to the Effective Time, and (iii) is not offered continued employment at a similar rate of compensation by United Bancorp or any of its Subsidiaries for at least six months after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with Powhatan Point or First National, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay and the maximum severance payment shall not exceed 26 weeks of base pay; provided, further, that the base pay for any hourly employee shall be determined based on such employee’s rate of pay at the Effective Time and the average hours worked by such employee over the 12 months preceding the Effective Time, or such shorter period of time that such employee was employed by Powhatan Point or First National; provided, further, that such employee is not terminated for cause. Such severance pay shall be paid in a lump sum within 30 days following the termination of such employee. In exchange for the aforementioned severance pay, terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against United Bancorp and its Affiliates.
(g) United Bancorp shall negotiate in good faith with William Busick and Theresa Stillion toward the execution prior to or at the Effective Time of written employment agreements, the terms of which shall be reasonably acceptable to the respective parties thereto.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, each of United Bancorp and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Powhatan Point Articles and the Powhatan Point Code of Regulations, each present director and officer of Powhatan Point and First National (in each case, when acting in such capacity) (collectively, the “Powhatan Point Indemnified Parties”) for a period of six years following the Effective Time. No Powhatan Point Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such person materially fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against United Bancorp, Powhatan Point or any of their Subsidiaries arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of United Bancorp, Powhatan Point or any of their Subsidiaries, or (iii) if such person fails to deliver such notices (within such person’s control) as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy; provided, however, that any such indemnification by United Bancorp shall be subject to compliance with the provisions of applicable state and federal laws, but any such compliance shall not prevent or limit any indemnification available under the terms of the policies provided for under Section 6.7(b) below, subject to the specific terms of such policies.
(b) For a period of six years after the Effective Time, United Bancorp shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Powhatan Point or its Subsidiaries and any similar policies covering fiduciaries under the Powhatan Point Benefit Plans (provided, that United Bancorp may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Powhatan Point or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that United Bancorp shall not be obligated to expend, on an annual basis, an amount in excess of 125% of the current annual premium paid as of the date hereof by Powhatan Point for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then United Bancorp shall cause to be maintained policies of insurance that, in United Bancorp’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Powhatan Point, in consultation with, but only upon the consent of United Bancorp, may (and at the request of United Bancorp, Powhatan Point shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Powhatan Point’ existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the Powhatan Point Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap. If a “tail policy” is purchased as provided above, United Bancorp shall maintain in full force and effect and not cancel such “tail policy,” and the expense associated with such “tail policy” shall be excluded from the definition of Powhatan Point Transaction-Related Expenses for purposes of Section 1.5(b).
6.8 Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest United Bancorp or the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, then the current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.9 Advice of Changes.   United Bancorp and Powhatan Point shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.
6.10 Additional Director.   United Bancorp shall take all appropriate action, as of the Effective Time, to cause the appointment of one (1) current outside director of Powhatan Point, to be selected by United Bancorp in consultation with Powhatan Point, to the boards of directors of both United Bancorp and Unified Bank, which appointments shall be subject to all qualifications and restrictions generally applicable to the members serving on such boards.

6.11 Acquisition Proposals.   Powhatan Point shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite Powhatan Point Vote, in the event Powhatan Point receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its legal counsel) that such action is reasonably required for the Powhatan Point Board of Directors to comply with its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provision, Powhatan Point shall have provided such information to United Bancorp, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Powhatan Point. Powhatan Point will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than United Bancorp with respect to any Acquisition Proposal. Powhatan Point will promptly (and in any event within two (2) business days) advise United Bancorp following receipt of any Acquisition Proposal, and the substance thereof  (including the material terms and conditions of such Acquisition Proposal), and will keep United Bancorp reasonably apprised of any material developments, discussions and negotiations on a current basis, including any material amendments to or revisions of the terms of such Acquisition Proposal. Powhatan Point shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Powhatan Point, to enforce any existing confidentiality or standstill agreement to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Until the termination of this Agreement, Powhatan Point shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Powhatan Point and its Subsidiaries or 25% or more of any class of equity or voting securities of Powhatan Point or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Powhatan Point, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Powhatan Point or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Powhatan Point, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving Powhatan Point or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Powhatan Point, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.
6.12 Public Announcements.   Powhatan Point and United Bancorp shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.12, (iv) communications permitted by Section 6.3 or Section 6.11 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, Powhatan Point and United Bancorp agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13 Change of Method.   United Bancorp may at any time change the method of effecting the Merger if and to the extent requested by United Bancorp, and Powhatan Point agrees to enter into such amendments to this Agreement as United Bancorp may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Powhatan Point’s shareholders, including by causing the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or (iv) otherwise adversely affect the Powhatan Point shareholders.
6.14 Takeover Statutes.   Neither Powhatan Point nor United Bancorp shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of United Bancorp and Powhatan Point shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of United Bancorp and Powhatan Point will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.15 Accounting and Other Adjustments.   Subject to all applicable legal requirements, Powhatan Point agrees that it shall, and shall cause its Subsidiaries to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to ALLL; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Powhatan Point, on a consolidated basis at the Effective Time, in any case as United Bancorp shall reasonably and in good faith request; provided, however, that neither Powhatan Point or its Subsidiaries shall be obligated to take any such requested action until immediately prior to the Closing and at such time as United Bancorp shall confirm in writing that all conditions precedent and obligations under Article VII under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and that there are no facts or circumstances which would prevent United Bancorp from consummating the Merger; provided, further, that neither Powhatan Point or its Subsidiaries shall be obligated to take any such requested action if the primary purpose of such action is to reduce the aggregate Merger Consideration.
6.16 Litigation and Claims.   Each of United Bancorp and Powhatan Point shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of United Bancorp or Powhatan Point, as applicable, threatened against United Bancorp, Powhatan Point or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by United Bancorp, Powhatan Point, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Powhatan Point shall give United Bancorp the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Powhatan Point and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement with any shareholder shall be agreed without United Bancorp’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except litigation with respect to dissenter’s rights under Sections 1701.84 and 1701.85 of the OGCL.
6.17 No Control of Other Party’s Business.   Nothing contained in this Agreement shall give United Bancorp, directly or indirectly, the right to control or direct the operations of Powhatan Point or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Powhatan

Point, directly or indirectly, the right to control or direct the operations of United Bancorp or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of United Bancorp and Powhatan Point shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval.   This Agreement shall have been adopted by the shareholders of Powhatan Point by the Requisite Powhatan Point Vote.
(b) Stock Exchange Listing.   The United Bancorp Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ.
(c) S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d) No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
(e) Regulatory Approvals.   All regulatory authorizations, consents, waivers, orders or approvals (x) from the Federal Banking Agencies, (y) required under the HSR Act, and (z) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on United Bancorp or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). The Requisite Regulatory Approvals will not contain (i) any conditions, restrictions or requirements that the Board of Directors of United Bancorp reasonably determines would either, before or after the Effective Time, have a Material Adverse Effect on United Bancorp and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals for such type and which the Board of Directors of United Bancorp reasonably determines would either before or after the Effective Time be unduly burdensome.
(f) Federal Tax Opinion.   United Bancorp and Powhatan Point shall have received the opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably satisfactory to the parties, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and United Bancorp and Powhatan Point shall supply, the Tax Representation Letters.
7.2 Conditions to Obligations of United Bancorp.   The obligation of United Bancorp to effect the Merger is also subject to the satisfaction or waiver by United Bancorp, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties.   The representations and warranties of Powhatan Point set forth in this Agreement shall not be in breach, subject to the standard set forth in Article III, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. United Bancorp shall have received a certificate signed on behalf of Powhatan Point by the Chief Executive Officer of Powhatan Point to the foregoing effect.

(b) Performance of Obligations of Powhatan Point.   Powhatan Point shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and United Bancorp shall have received a certificate signed on behalf of Powhatan Point by the Chief Executive Officer of Powhatan Point to such effect.
(c) Real Estate.   United Bancorp shall not have terminated this Agreement pursuant to Section 6.4 of this Agreement.
(d) Consents.   Powhatan Point shall have obtained the consent or approval of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Company.
(e) FIRPTA Certification.   United Bancorp shall have received a statement executed on behalf of Powhatan Point, dated as of the Effective Time, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to United Bancorp certifying that Powhatan Point is a U.S. person, and that the Powhatan Point Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.
(f) Dissenting Shares.   The holders of not more than 10% of the outstanding Powhatan Point Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(g) No Material Adverse Effect.   From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Powhatan Point.
7.3 Conditions to Obligations of Powhatan Point.   The obligation of Powhatan Point to effect the Merger is also subject to the satisfaction or waiver by Powhatan Point at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties.   The representations and warranties of United Bancorp set forth in this Agreement shall not be in breach, subject to the standard set forth in Article IV, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Powhatan Point shall have received a certificate signed on behalf of United Bancorp by the Chief Executive Officer and the Chief Financial Officer of United Bancorp to the foregoing effect.
(b) Performance of Obligations of United Bancorp.   United Bancorp shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Powhatan Point shall have received a certificate signed on behalf of United Bancorp by the Chief Executive Officer and the Chief Financial Officer of United Bancorp to such effect.
(c) No Material Adverse Effect.   From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on United Bancorp.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1 Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Powhatan Point:
(a) by mutual consent of United Bancorp and Powhatan Point in a written instrument duly executed by both parties;
(b) by either United Bancorp or Powhatan Point if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c) by either United Bancorp or Powhatan Point if the Merger shall not have been consummated on or before March 15, 2019 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d) by either United Bancorp or Powhatan Point, at any time prior to the Effective Time, by written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Article III or Article IV), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect;
(e) by United Bancorp, if  (i) prior to such time as the Requisite Powhatan Point Vote is obtained, Powhatan Point or the Board of Directors of Powhatan Point (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.11; or (ii) a tender offer or exchange offer for 25% or more of the outstanding Powhatan Point Shares is commenced (other than by United Bancorp or a Subsidiary thereof), and the Board of Directors of Powhatan Point recommends that the shareholders of Powhatan Point tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or
(f) Intentionally Omitted.
(g) by United Bancorp if Powhatan Point’s or First National’s ALLL is less than $177,000 (the “Final ALLL”).
(h) Calculation.   For all purposes of this Agreement, Powhatan Point’s Total Shareholders’ Equity and the Final ALLL shall each be calculated by Powhatan Point consistent with past practices, in consultation with and as agreed to by United Bancorp and Powhatan Point’s and United Bancorp’s independent auditors, in any case with such agreement not to be unreasonably withheld, as of the close of business on the Closing Date, using reasonable estimates of revenues and expenses through the Closing Date where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing by United Bancorp’s independent auditors, which approval shall not be unreasonably withheld.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is affected.

8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either United Bancorp or Powhatan Point as provided in Section 8.1, this Agreement will become void and have no effect, and none of United Bancorp, Powhatan Point, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither United Bancorp nor Powhatan Point shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to Powhatan Point or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) a bona fide Acquisition Proposal with respect to Powhatan Point and (A) thereafter this Agreement is terminated by either United Bancorp or Powhatan Point pursuant to Section 8.1(c) without the Requisite Powhatan Point Vote having been obtained or (B) thereafter this Agreement is terminated by United Bancorp pursuant to Section 8.1(d), and (C) prior to the date that is six (6) months after the date of such termination, Powhatan Point enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, Powhatan Point shall, on the earlier of the date of execution of such definitive agreement or the date of consummation of such transaction, pay United Bancorp, by wire transfer of same day funds, a fee equal to $300,000 (the “Termination Fee”).
(ii) In the event that this Agreement is terminated by United Bancorp pursuant to Section 8.1(e), then Powhatan Point shall pay United Bancorp, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within ten (10) business days thereafter).
(b) Each of United Bancorp and Powhatan Point acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Powhatan Point fails promptly to pay the Termination Fee due pursuant to this Section 8.2, and, in order to obtain such payment, United Bancorp commences a suit which results in a judgment against Powhatan Point for the Termination Fee or any portion thereof, Powhatan Point shall pay the costs and expenses of United Bancorp (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Powhatan Point fails to pay the amounts payable pursuant to this Section 8.2, then Powhatan Point shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Powhatan Point pursuant to Section 8.2(a) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of United Bancorp in the event of a termination of this Agreement specified in such section.
ARTICLE IX
GENERAL PROVISIONS
9.1 Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2 Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Powhatan

Point; provided, however, that after the adoption of this Agreement by the shareholders of Powhatan Point, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
9.3 Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Powhatan Point, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4 Expenses.   Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
9.5 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Powhatan Point, to:
Powhatan Point Community Bancshares, Inc.
345 Highway 7 North
Powhatan Point, Ohio 43942
Attention:   William V. Busick, President
Facsimile:    (740) 795-4652
Email:        fnbpp@1st.net
With a copy (which shall not constitute notice) to:
Dinsmore & Shohl LLP
191 West Nationwide Blvd, Suite 300
Columbus, OH 43215
Attention:   Christian Gonzalez, Esq.
Direct:        (614) 628-6921
Facsimile:    (614) 628-6890
Email:        christian.gonzalez@dinsmore.com
and
If to United Bancorp, to:
United Bancorp, Inc.
201 South Fourth Street
Martins Ferry, Ohio 43935
Attention:   Scott A. Everson, CEO and President
Facsimile:   (740) 633-1448
Email:        severson@unifiedbank.com

With a copy (which shall not constitute notice) to:
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604
Attention:   David J. Mack, Esq.
Direct:        (419) 321-1396
Facsimile:    (419) 241-6894
Email:        dmack@slk-law.com
9.6 Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Powhatan Point means the knowledge of any officer of Powhatan Point or First National with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, or Chief Lending Officer, and the “knowledge” of United Bancorp means the knowledge of any officer of United Bancorp or Unified Bank with the title of Chief Executive Officer, President, Chief Financial Officer, or Executive Vice President. An officer shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Martins Ferry or Powhatan Point, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Powhatan Point Disclosure Schedule and the United Bancorp Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law, regulation and/or bank regulatory guidance. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.7 Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8 Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Ohio (the “Ohio Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Ohio Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Ohio Courts, (iii) waives any objection that the Ohio Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10 Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Powhatan Point Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.
9.12 Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof  (including the parties’ obligation to consummate the

Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13 Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14 Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
UNITED BANCORP, INC.
By:
/s/ Scott A. Everson

Name: Scott A. Everson
Title:  President and Chief Executive Officer
POWHATAN POINT COMMUNITY BANCSHARES, INC.
By:
/s/ William V. Busick

Name: William V. Busick
Title:   President

EXHIBIT A

AGREEMENT OF MERGER
THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of June 14, 2018, by and between Unified Bank (“Unified Bank”), an Ohio bank, and The First National Bank of Powhatan Point (“First National”), a nationally chartered commercial bank.
R E C I T A L S:
WHEREAS, Unified Bank is a wholly owned subsidiary of United Bancorp, Inc. (“United Bancorp”), an Ohio corporation, and First National is a wholly owned subsidiary of Powhatan Point Community Bancshares, Inc. (“Powhatan Point”), an Ohio corporation;
WHEREAS, United Bancorp and Powhatan Point have entered into an Agreement and Plan of Merger dated June 14, 2018, (the “Parent Merger Agreement”), which provides for the merger of Powhatan Point with and into United Bancorp and the subsequent merger of First National with and into Unified Bank; and
WHEREAS, the Boards of Directors of each of the parties hereto have authorized, adopted and approved this Agreement;
NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:
ARTICLE I

THE MERGER
Section 1.01.   At the Effective Time (as defined in Article III below), First National shall merge with and into Unified Bank (the “Merger”) pursuant to Ohio Rev. Code §§1115.11 and 1701.78, and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”) and the Office of the Comptroller of the Currency (“OCC”). Upon consummation of the Merger, the separate corporate existence of First National shall cease and Unified Bank shall continue as the surviving institution (the “Surviving Institution”).
Section 1.02.   The name of the Surviving Institution shall be Unified Bank.
ARTICLE II

CONVERSION OF SECURITIES
Section 2.01.   Unified Bank Stock.   The shares of common stock of Unified Bank issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.
Section 2.02.   First National Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Unified Bank or First National, all of the common shares of First National, $25.00 par value per share, that are issued and outstanding immediately prior thereto shall thereupon be canceled.
ARTICLE III

EFFECTIVE TIME
Section 3.01.   The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article I of the Parent Merger Agreement) at the date and time specified in the Certificate of Merger to be filed by the Division with the Ohio Secretary of State (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) Powhatan Point shall have been merged with and into
Ex A-1

United Bancorp; (b) the sole shareholders of Unified Bank and First National shall have adopted this Agreement; (c) the Merger shall have been approved by all regulatory authorities, including the Division; and (d) all applicable regulatory waiting periods shall have expired.
ARTICLE IV

ARTICLES OF INCORPORATION AND CODE OF REGULATIONS
OF SURVIVING INSTITUTION
Section 4.01.   The Articles of Incorporation and Code of Regulations of Unified Bank as in effect at the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Institution at and after the Effective Time.
ARTICLE V

EXECUTIVE OFFICERS OF SURVIVING INSTITUTION
Section 5.01.   The executive officers of Unified Bank immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.
ARTICLE VI

DIRECTORS OF RESULTING INSTITUTION
6.01 Subject to Section 6.10 of the Parent Merger Agreement, the board of directors of Unified Bank immediately before the Effective Time shall serve in the same capacities as the board of directors of the Surviving Institution at and after the Effective Time.
ARTICLE VII

EFFECTS OF MERGER
Section 7.01.   At the Effective Time, First National shall merge with and into Unified Bank, with Unified Bank as the Surviving Institution. The business of the Surviving Institution shall be that of an Ohio-chartered bank, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Unified Bank and First National shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.
Section 7.02.   The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Unified Bank and First National, respectively.
Section 7.03.   The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Unified Bank and First National immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Unified Bank and First National, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Unified Bank or First National. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Unified Bank or First National shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.
Ex A-2

ARTICLE VIII

OFFICES OF SURVIVING INSTITUTION
Section 8.01.   After the Effective Time, the principal office of the Surviving Institution will be located at 201 South Fourth Street, Martins Ferry, Ohio 43935. The other offices of the Surviving Institution shall be the existing offices of Unified Bank and First National, and such other branches as may be duly authorized and established from time to time.
ARTICLE IX

OTHER TERMS
Section 9.01.   All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Parent Merger Agreement.
Section 9.02.   Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.03.   This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Parent Merger Agreement pursuant to Article VIII thereof.
Section 9.04.   This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.
Section 9.05.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.
Ex A-3

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
ATTEST:	Unified Bank
Name: Title:	By: Scott A. Everson President and Chief Executive Officer
ATTEST:	The First National Bank of Powhatan Point
Name: Title:	By: William V. Busick President
Ex A-4

EXHIBIT B

VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is entered into as of June 14, 2018, by and among United Bancorp, Inc., a bank holding company incorporated under Ohio law (“United Bancorp”), and each of the undersigned shareholders (collectively, the “Shareholders”) of Powhatan Point Community Bancshares, Inc., a bank holding company incorporated under Ohio law (“Powhatan Point”).
WHEREAS, the Shareholders collectively own, either solely or jointly, or otherwise control the power to vote, 7,931 shares of common stock, no par value, of Powhatan Point (such common shares, together with all shares of Powhatan Point which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);
WHEREAS, United Bancorp and Powhatan Point propose to enter into an Agreement and Plan of Merger, dated as of the date hereof  (the “Merger Agreement”), which provides, among other things, that Powhatan Point will merge with and into United Bancorp pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and
WHEREAS, United Bancorp and Powhatan Point have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Voting of Shares
1.1 Voting Agreement.   Each Shareholder, individually and not jointly, solely in such Shareholder’s capacity as a shareholder, hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of Powhatan Point, however called, and in any action by consent of the shareholders of Powhatan Point, such Shareholder will be present (in person or by proxy) at such meeting so that all of their Shares will be counted for the purpose of determining the presence of a quorum and will vote their Shares (except Shares held in a fiduciary capacity): (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Powhatan Point or any of its Subsidiaries and any person or entity other than United Bancorp or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Powhatan Point under the Merger Agreement or that would result in any of the conditions to the obligations of Powhatan Point under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Powhatan Point or First National with respect to any matter.
ARTICLE 2
Representations and Warranties
Each of the Shareholders, individually and not jointly, hereby represents and warrants to United Bancorp as follows:
2.1 Authority Relative to this Agreement.   He or she has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.
Ex B-1

2.2 No Conflict.
(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him or her will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him or her or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him or her pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he or she is a party or by which he or she or any Shares of him or her are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.
(b) The execution and delivery of this Agreement by him or her does not, and the performance of this Agreement by him or her will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.
2.3 Title to the Shares.   Such Shareholder is the owner of the number and class of Shares specified as owned by such Shareholder on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Such Shareholder has sole voting power with respect to his or her Shares, except as otherwise specified on Annex I.
ARTICLE 3
Additional Covenants
3.1 Transfer of the Shares.   Each of the Shareholders, individually and not jointly, hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of United Bancorp, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares that are owned by the Shareholder (except Shares held in a fiduciary capacity) or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.
ARTICLE 4
Miscellaneous
4.1 Termination.   This Agreement will terminate on the earlier to occur of  (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.
4.2 Specific Performance.   The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that United Bancorp shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
4.3 Entire Agreement.   This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.
4.4 Amendment.   This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.
4.5 Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such
Ex B-2

determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
4.6 Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
4.7 Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
4.8 Assignment.   This Agreement shall not be assigned by operation of law or otherwise.
4.9 Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
4.10 Transfers, Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
4.11 Spousal Consent.   If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall request the Shareholder’s spouse to execute and deliver to Powhatan Point a consent of spouse in the form of Annex II hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties.
Ex B-3

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.
SHAREHOLDERS	UNITED BANCORP, INC.
H. Melvin Bigler, Jr.	By: Scott A. Everson, President & CEO
William V. Busick
Dennis D. Hendershot
Dr. Carl A. Novak, DDS
Theresa L. Stillion
Ex B-4

ANNEX I
Shareholder	Address	Number of Shares (Include all shares over which Shareholder has sole or shared ownership or voting control)
H. Melvin Bigler, Jr.		560
William V. Busick		453
Dennis D. Hendershot		3,750
Dr. Carl A. Novak, DDS		2,943
Theresa L. Stillion		250
Ex B-5

ANNEX II

CONSENT OF JOINT-OWNER
I, [    ], spouse of, or joint-owner of shares with, [    ], acknowledge that I have read the Voting Agreement, dated as of June 14, 2018, to which this Consent is attached as Annex II (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Powhatan Point Community Bancshares, Inc. which my spouse or co-owner may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of Powhatan Point Community Bancshares, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of Powhatan Point Community Bancshares, Inc. shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.
Dated:
Signature
Print Name
Ex B-6

ANNEX B
June 12, 2018
Board of Directors
Powhatan Point Community Bancshares, Inc.
345 Highway 7 North
Powhatan Point, Ohio 43942
Re: Fairness Opinion, specific to the Agreement and Plan of Merger by and between United Bancorp, Inc. an Ohio corporation and Powhatan Point Community Bancshares, Inc., an Ohio corporation.
Members of the Board:
CAMELS Consulting Group, LLC (“CAMELS”) is providing an opinion at your request as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Powhatan Point Community Bancshares, Inc. (“Powhatan Point”) of the consideration (the “Merger Consideration”) to be received by Powhatan Point with and into United Bancorp, Inc., (United Bancorp”) specific to the Agreement and Plan of Merger by and between United Bancorp and Powhatan Point (the “Agreement”).
According to the terms of the Agreement and Plan of Merger, United Bancorp transaction is based on a combination of both an exchange of shares (identified formula) and cash on a per share basis. Specifically, the Merger Consideration identifies that each share of Powhatan Point common stock (52,955) is to be exchanged for 6.9233 shares of United Bancorp plus $38.75 cash for each share of Powhatan Point to complete described Merger Consideration. Total Merger Consideration is calculated at $6,840,180 for 133 percent of Powhatan Point shareholder’s equity of  $5,143,000, as of December 31, 2017/$129.17 per share.
Possible Merger Consideration adjustment:
•
The aggregate amount of Cash Consideration of the transaction is subject to off-setting of a certain portion of expenses associated with the transaction equal to 50% of identified transaction expenses up to $1.0 million and all amounts of the Powhatan Point Transaction Related Expenses (“TRE Adjustment”) over $1.0 million. Specific details in Agreement and Plan of Merger.

•
Inclusion of additional TREs of Powhatan Point transaction (subject to finalization of compensation expense accruals and after-tax transaction benefits) could impact the cash component of the Total Merger Consideration reducing payout to Powhatan Point shareholders. Analysis based on increased TREs is calculated based on an estimated additional $250,000 of TREs above the determined $1.0 million would effectively lower Total Merger Consideration to 118 percent (TREs expensed against transaction cash) (reduction of 11.0 percent of negotiated initial Merger Consideration) of Powhatan Point shareholder equity providing for a per share payout of  $115.00.

•
Quantitative analysis of Midwest whole bank M&A transactions over the past two years of similar asset size ranges of Powhatan Point price to book ranges from 108% to 130%. Average deal value of 119%/$56.8 million in assets.

•
Provided analysis notes that based on existing M&A market transactions the calculated Total Merger Consideration range of 118 to 133 percent to Powhatan shareholders are both deemed equitable payouts.

As directed by the board, this opinion in conjunction with our review of the proposed transaction, CAMELS has among other things:
•
Reviewed the terms of the Agreement including the Merger Consideration;

•
Reviewed certain publicly available financial statements, both audited (based on availability) and un-audited, and related financial information of First National Bank of Powhatan Point (“FNBPP”) and Unified Bank, including those included in their respective annual reports/annual statements for the past two years and their respective quarterly reports for the same period;

Board of Directors
Powhatan Point Community Bancshares, Inc.
•
Reviewed the historical financial performance, current financial position and general prospects of each of United Bancorp and Powhatan Point and reviewed certain financial records of United Bancorp and Powhatan Point as well had discussions with the respective management teams of United Bancorp and Powhatan Point.

•
Reviewed and analyzed the stock performance and trading history of publicly traded United Bancorp (trading symbol. NASDAQ: UBCP and privately held Powhatan Point;

•
Determined the financial and market benefits to United Bancorp and to shareholders of Powhatan Point based on acquisition of Powhatan Point;

•
Met and communicated with members of executive and senior management and financial advisor of United Bancorp and executive management of Powhatan Point concerning the past and current financial results of operations of each respective company and including future prospects;

•
Reviewed various aspects of the financial performance of United Bancorp and compared such financial performance of United Bancorp with similar data available for other financial institutions with specific review of their publicly traded securities;

•
Reviewed the financial terms of other merger transactions, based on publicly available information, involving financial institutions and financial institution holding companies of similar size, markets, and operating performance deemed appropriate;

•
Prepared and reviewed the pro-forma financial analysis of the impact of the merger on United Bancorp; and

•
Conducted such other financial analyses and considered such other factors as CAMELS deemed appropriate.

In providing this fairness opinion, CAMELS has assumed and relied, without independent verification upon the accuracy and completeness of all of the financial and other information that has been provided by Powhatan Point and United Bancorp, and their respective representatives, and of the publicly available information that has been reviewed in support of this merger. CAMELS is not an expert in the evaluation of allowances for loan losses and have not independently verified such allowances. CAMELS assumes that the aggregate allowance for loan losses set forth in the financial statements of Unified Bank and that of and FNBPP identified in the financial statements of Unified Bank and FNBPP is adequate to cover such losses and institutions complied with applicable law, regulatory policy and sound banking practices, as of the date of respective financial statements. CAMELS was not retained to and did not conduct a physical inspection of any of the properties or facilities of United Bancorp and/or Unified Bank, nor make any independent evaluation or appraisal of the assets, liabilities or prospects of United Bancorp or was CAMELS provided with any such evaluation or appraisal, and did not review any individual credit files.
CAMELS opinion is based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this fairness opinion. Accordingly, it is important to note that although subsequent developments may affect provided opinion, CAMELS does not have any obligation to further update, revise, or affirm provided opinion. CAMELS expresses no opinion on matters of a legal, regulatory, tax or accounting perspective regarding the identified merger, as detailed in the Agreement and Plan of Merger to be completed. CAMELS offers no opinion as to whether any alternative transaction might be more favorable to holders of Powhatan Point common stock than the Merger.
CAMELS, as part of its financial advisory services to community banks is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, in connection with mergers and acquisitions and valuations for other purposes. In providing this fairness opinion, CAMELS has acted on behalf of the Board of Directors of Powhatan Point and will receive a fee for this service, which is payable, upon delivery of this opinion and is not tied to the success of this merger transaction.

Board of Directors
Powhatan Point Community Bancshares, Inc.
CAMELS fairness opinion as expressed is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Powhatan Point common stock in the Merger and does not address Powhatan Point’s underlying decision to proceed with the Merger. CAMELS has been retained on behalf of the Board of Directors of Powhatan Point, and CAMELS opinion does not constitute a recommendation to any director of Powhatan Point as to how such director should vote with respect to the amount or nature of any compensation, to any officers, directors, or employees of Powhatan Point, or any class of such persons relative to the consideration to be received by the holders of common stock of Powhatan Point in the transaction or with respect to the fairness of any such compensation.
CAMELS, prior to the issuance of this opinion, provided stock valuation services and financial advisory services to Powhatan Point for which it was paid a fee for its services. Prior to the referenced services provided Powhatan point CAMELS had not been engaged by Powhatan Point.
Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third part or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgement. This letter is addressed and directed to the Board of Directors of Powhatan Point in your consideration of the Agreement and Plan of Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Agreement and Plan of Merger.
Specific to this opinion summation and based on CAMELS experience in performing stock valuations for community banks both publicly and privately held, performing financial advisory services to community banks and other factors deemed relevant, CAMELS is of the opinion as of this date hereof that the Merger Consideration to be received by the holders of Powhatan Point common stock is fair, from a financial point of view.
Sincerely,
/s/ Edward E. Schmidt

Edward E. Schmidt
President and CEO

ANNEX C

Dissenters’ Rights Under Section 1701.85 of the Ohio Revised Code

R.C. §1701.85
Qualifications of and procedures for dissenting shareholders
(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.
(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:
(a)
A copy of this section;

(b)
A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c)
A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.
(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.
(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.
(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.
(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701. 80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:
(a)
Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b)
Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:
(a)
Immediately before the effective time of a merger or consolidation;

(b)
Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c)
Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
(a)
The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)
The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)
The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d)
The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II
Item 20.   Indemnification of Directors and Officers
United Bancorp Amended and Restated Code of Regulations
Section 29 of United Bancorp’s Amended and Restated Articles of Incorporation provides that the corporation shall indemnify any current or former director or officer and any such director or officer who is or has served at the request of the corporation as a director, officer or trustee of another entity against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law.
Ohio General Corporation Law
The OGCL provides broad authority for an Ohio corporation to indemnify its current or former directors, officers, employees or agents. Section 1701.13(E) of the Ohio Revised Code more specifically provides:
(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c) By the shareholders;
(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in whom the corporation has a financial interest.
(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
Insurance
United Bancorp has purchased insurance coverage under policies that insure directors and officers against certain liabilities that they may incur in their capacities as directors and officers.

Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits
Exhibit No.	Description
2	Agreement and Plan of Merger dated as of June 14, 2018, by and between United Bancorp, Inc. and Powhatan Point Community Bancshares, Inc. (included as Annex A to the Prospectus/Proxy Statement included in this Registration Statement)†
3.1	Amended Articles of Incorporation (Incorporated by reference to Appendix B to the registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 14, 2001)
3.2	Amended and Restated Code of Regulations of United Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2016)
4	Instruments Defining the Rights of Security Holders (See Exhibits 3.1 and 3.2)
5	Opinion of Shumaker, Loop & Kendrick, LLP regarding legality of the United Bancorp stock being registered (filed herewith)
8	Opinion of Shumaker, Loop & Kendrick, LLP as to federal income tax matters (filed herewith)
10.1	Change in Control agreement with Randall M. Greenwood (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchange Commission on March 27, 2003)
10.2	Change in Control agreement with Scott A. Everson (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchange Commission on March 27, 2003)
10.3	Change in Control agreement with Matthew F. Branstetter (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2014)
10.4	United Bancorp, Inc. and Subsidiaries Director Supplemental Life Insurance Plan (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchange Commission on March 29, 2004)
10.5	United Bancorp, Inc. and Subsidiaries Senior Executive Supplemental Life Insurance Plan (Incorporated by reference to Exhibit 10.9 to the registrant’s 10-K filed with the Securities and Exchange Commission on March 29, 2004)
10.6	Amended and Restated United Bancorp, Inc. and United Bancorp, Inc. Affiliate Banks Directors and Officers Deferred Compensation Plan (Incorporated by reference to Exhibit 10.10 to the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2014)
10.7	Amended and Restated Trust Agreement among United Bancorp, Inc. as Depository, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and Administrative Trustees, dated as of November 17, 2005 (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchanges Commission on March 30, 2006)
10.8	Junior Subordinated Indenture between United Bancorp, Inc. and Wilmington Trust Company, as Trustee, dated as of November 17, 2005 (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchanges Commission on March 30, 2006)
10.9	Guaranty Agreement between United Bancorp, Inc., as Guarantor, and Wilmington Trust Company, as Guarantee Trustee, dated as of November 17, 2005 (Incorporated by reference to the registrant’s 10-K filed with the Securities and Exchanges Commission on March 30, 2006)

Exhibit No.	Description
10.10	United Bancorp, Inc. 2008 Stock Incentive Plan (Incorporated by reference to the registrant’s 8-K filed with the Securities and Exchange Commission on April 22, 2008)
10.11	United Bancorp, Inc. 2018 Stock Incentive Plan (Incorporated by reference to the registrant’s 10-Q filed with the Securities and Exchange Commission on August 14, 2018)
21	Subsidiaries of United Bancorp (filed herewith)
23.1	Consent of BKD, LLP (filed herewith)
23.2	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibits 5 and 8)
24	Director’s Power of Attorney (filed herewith)
99.1	Form of Proxy for Powhatan Point Community Bancshares, Inc. (filed herewith)
99.2	Consent of CAMELS Consulting Group LLC (filed herewith)
99.3	Consent of Director Nominee (filed herewith)
EX 101.INS	XBRL Instance Document (filed herewith)
EX 101.SCH	XBRL Taxonomy Extension Schema Document (filed herewith)
EX 101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (filed herewith)
EX 101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (filed herewith)
EX 101.LAB	XBRL Taxonomy Extension Label Linkbase Document (filed herewith)
EX 101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (filed herewith)

†
Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. United Bancorp agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(b) Financial Statement Schedules
All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martins Ferry, State of Ohio, on August 20, 2018.
United Bancorp, Inc.
By:
/s/ Scott A. Everson

Scott A. Everson,
President and
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 20, 2018.
By /s/ Scott A. Everson Scott A. Everson, Director, President and Chief Executive Officer	By /s/ Richard L. Riesbeck* Richard L. Riesbeck, Chairman of the Board
By /s/ Randall M. Greenwood Randall M. Greenwood, Senior Vice President and Chief Financial Officer (Principal Accounting Officer)	By /s/ Gary W. Glessner* Gary W. Glessner, Director
By /s/ John M. Hoopingarner* John M. Hoopingarner, Director

*
For each of the above directors pursuant to power of attorney filed with the Registration Statement